Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-198440

PROPOSED CONVERSION—YOUR VOTE IS VERY IMPORTANT

To the Unitholders of Sanchez Production Partners LLC:

The board of managers of Sanchez Production Partners LLC (the “Company”) approved a Plan of Conversion, including the conversion and agreement of limited partnership contemplated thereby (collectively, the “Plan of Conversion”), dated as of August 25, 2014, providing for the conversion of the Company from a limited liability company organized under the laws of the State of Delaware to a limited partnership organized under the laws of the State of Delaware, subject to the satisfaction of certain closing conditions (including the approval of the Company’s unitholders).

Pursuant to the Plan of Conversion, at the effective time of the conversion, each outstanding common unit of the Company will be converted into one common unit of Sanchez Production Partners LP (“Sanchez LP”), the outstanding Class A units of the Company will be converted into common units of Sanchez LP in a number equal to 2% of the Sanchez LP common units outstanding immediately after the Conversion (after taking into account the conversion of such Class A units) and the outstanding Class Z unit will be cancelled. In addition, an affiliate of Sanchez Oil & Gas Corporation (“SOG”) will become the general partner of Sanchez LP, and incentive distribution rights will be issued by Sanchez LP to another affiliate of SOG. We believe that SOG, due to SOG’s ownership of the general partner of our largest unitholder that also holds all of our Class A units and the Class Z unit, is our affiliate. The transactions contemplated by the Plan of Conversion, including the agreement of limited partnership of Sanchez LP contemplated thereby, are referred to herein collectively as the “Conversion.”

The board of managers of the Company, based on the recommendation of the conflicts committee, (1) has determined that the Plan of Conversion and the transactions contemplated by the Plan of Conversion, including the agreement of limited partnership of Sanchez LP contemplated thereby and the conversion of common units and Class A units of the Company into common units of Sanchez LP in the Conversion, an affiliate of SOG becoming the general partner of Sanchez LP and an affiliate of SOG being issued incentive distribution rights of Sanchez LP, are advisable and in the best interests of the Company and its unitholders and will not adversely affect the unitholders (or any class of unitholders) in any material respect, (2) has approved the Plan of Conversion (including the Conversion and the agreement of limited partnership of Sanchez LP contemplated thereby), (3) has approved an amendment and restatement of the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan as the Sanchez Production Partners LP Long-Term Incentive Plan (the “LTIP Restatement”) and (4) recommends that the unitholders of the Company approve the Plan of Conversion and the LTIP Restatement. The board of managers recommends that you vote FOR the approval of the Plan of Conversion, FOR the approval of the LTIP Restatement and FOR the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies.

Your vote is very important. We cannot complete the Conversion unless, among other things, the holders of a majority of the outstanding common units, Class A units and the Class Z unit of the Company, each voting as separate classes, vote to approve the Plan of Conversion. The Company will hold a special meeting of unitholders to vote on proposals related to the Conversion (the “Special Meeting”). The Special Meeting will be held at the date, time and location set forth below unless adjourned or postponed. Regardless of whether you plan to attend the Special Meeting, please take the time to submit your proxy by completing and mailing the enclosed proxy card. If you hold your common units through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your units.

Special Meeting:

March 6, 2015 at 9:00 a.m. Central Time at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002.

The board of managers recommends that you vote FOR the approval of the Plan of Conversion, FOR the approval of the LTIP Restatement and FOR the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies.

Before casting your vote, please take the time to review carefully this proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 18 for a discussion of the risks relating to the Conversion.

Thank you for voting.

Sincerely,

Richard S. Langdon

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or the transactions described herein, has passed upon the merits or fairness of the transactions described herein, or has passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated February 5, 2015, and is first being mailed to the Company’s unitholders on or about February 5, 2015.

SANCHEZ PRODUCTION PARTNERS LLC

1000 Main Street, Suite 3000

Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To be held on March 6, 2015

To the owners of Units of Sanchez Production Partners LLC:

Notice is hereby given that a Special Meeting of the common, Class A and Class Z unitholders of Sanchez Production Partners LLC, a Delaware limited liability company (the “Company”), will be held on March 6, 2015 at 9:00 a.m., Central Time, at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 (the “Special Meeting”) for the following purposes:

1.	to approve the Plan of Conversion pursuant to which the Company will convert from a Delaware limited liability company into a Delaware limited partnership, a copy of which is attached as Annex A to the proxy statement/prospectus (Proposal No. 1);

2.	to approve an amendment and restatement of the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan as the Sanchez Production Partners LP Long-Term Incentive Plan (the “LTIP Restatement”), a copy of which is attached as Annex C to the proxy statement/prospectus (Proposal No. 2);

3.	to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals (Proposal No. 3); and

4.	to transact any other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Attached to this notice is a proxy statement/prospectus setting forth information with respect to these proposals and certain other information.

The Company’s board of managers has fixed the close of business on February 4, 2015 as the record date for the determination of common unitholders, Class A unitholders and the Class Z unitholder entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Only holders of record of the Company’s common units, Class A units or the Class Z unit at the close of business on the record date are entitled to notice of and to vote at the Special Meeting.

The Company’s board of managers recommends that you vote FOR the Plan of Conversion, FOR the LTIP Restatement and FOR the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies.

Your vote is important. All common unitholders, Class A unitholders and the Class Z unitholder of the Company are cordially invited to attend the Special Meeting. Regardless of whether you plan to attend the Special Meeting, please sign, date and return the enclosed proxy card as promptly as possible in the envelope provided, using the procedures in the voting instructions provided to you. No postage is required if mailed in the United States. Should you receive more than one proxy card because your units are registered in different names and addresses, each proxy card should be signed and returned to ensure that all your units will be voted. Your proxy may be revoked at any time prior to the time it is voted at the Special Meeting.

Stephen R. Brunner

President, Chief Executive Officer

and Chief Operating Officer

Houston, Texas

February 5, 2015

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about the Company from other documents filed with the Securities and Exchange Commission (the “SEC”) that are not included or delivered with this proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 131 for a list of the documents incorporated by reference into this proxy statement/prospectus.

Documents incorporated by reference are available to you without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers.

Sanchez Production Partners LLC

1000 Main Street, Suite 3000

Houston, Texas 77002

Attention: Corporate Secretary

Telephone number: (713) 783-8000

http://www.sanchezpp.com

To receive timely delivery of the requested documents in advance of the Special Meeting, you should make your request no later than February 27, 2015.

You may also obtain free copies of the documents filed by the Company with the SEC at the SEC’s web site at www.sec.gov. You may also read and copy any reports, statements or other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for additional information on its public reference room.

Information contained on the Company’s website and any other website is not incorporated by reference herein.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Company (File No. 333-198440), constitutes a prospectus of the Company under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the common units of Sanchez LP to be issued to the Company’s common unitholders and the Class A unitholder in connection with the Conversion. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting, at which the Company’s unitholders will be asked to consider and vote upon certain proposals, including a proposal to approve the Conversion and the related transactions, as well as other matters described herein.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated February 5, 2014. The information contained in this document is accurate only as of that date or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither our mailing of this document to the Company’s unitholders nor the conversion by the Company of its common units and Class A units into Sanchez LP common units in connection with the Conversion will create any implication to the contrary.

Unless otherwise stated or the context otherwise implies, references in this proxy statement/prospectus to “we,” “us,” “our” and “the Company” refer to Sanchez Production Partners LLC.

i

COMPARISON OF RIGHTS OF SANCHEZ LP COMMON UNITHOLDERS AND COMPANY COMMON UNITHOLDERS	78
Purpose and Term of Existence	78
Distributions of Available Cash	78
Merger, Consolidation, Conversion, Sale or Other Disposition of Assets	79
Dissolution	80
Transfer of General Partner Interest	81
Withdrawal or Removal of the General Partner	81
Limited Call Right	83
Amendment of Governing Agreement	84
Liquidation	88
Management; Election of Board Members	88
Meetings; Voting	90
Indemnification	92
Transfer of Units	92
Non-Taxpaying Assignees and Non-Citizen Assignees; Redemption	93
PRICE RANGE OF COMMON UNITS	95
RATIO OF EARNINGS TO FIXED CHARGES	95
MANAGEMENT	96
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	99
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CONVERSION	101
Assumptions Related to the U.S. Federal Income Tax Treatment of the Conversion	101
U.S. Federal Income Tax Treatment of the Conversion	102
Tax Consequences of the Conversion to the Company	102
Tax Consequences of the Conversion to the Company’s Common Unitholders	102
Tax Basis and Holding Period of the Sanchez LP Common Units Received	103
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF SANCHEZ LP COMMON UNIT OWNERSHIP	104
Partnership Status	105
Common Unitholder Status	106
Tax Consequences of Unit Ownership	106
Tax Treatment of Operations	112
Disposition of Units	116
Uniformity of Units	118
Tax-Exempt Organizations and Other Investors	118
Administrative Matters	119
Recent Legislative Developments	121
State, Local and Other Tax Considerations	122
APPRAISAL RIGHTS	123
CONVERSION COSTS AND EXPENSES	123
PROPOSAL NO. 2: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CONSTELLATION ENERGY PARTNERS LLC 2009 OMNIBUS INCENTIVE COMPENSATION PLAN AS THE SANCHEZ PRODUCTION PARTNERS LP LONG-TERM INCENTIVE PLAN	124
Purpose and Key Features of the LTIP	124
Number of Sanchez LP Common Units Subject to the LTIP	124
Administration	125
Eligibility	125
Term of the LTIP	125
Types of Awards	125
Miscellaneous	128
U.S. Federal Income Tax Aspects of the LTIP	128
Inapplicability of ERISA	130

QUESTIONS AND ANSWERS ABOUT THE CONVERSION

Important Information and Risks: The following are brief answers to some questions that you may have regarding the proposed Conversion and the proposals being considered at our Special Meeting of unitholders. We urge you to read and consider carefully the remainder of this proxy statement/prospectus, including the Risk Factors beginning on page 18 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this proxy statement/prospectus.

Your vote is very important. You are encouraged to submit a proxy as soon as possible.

Q:	What is the Conversion?

A:	Our board of managers has approved a Plan of Conversion, dated as of August 25, 2014, pursuant to which we will convert from a limited liability company formed under the laws of the State of Delaware into a limited partnership formed under the laws of the State of Delaware and change our name to Sanchez Production Partners LP. The holders of a majority of our outstanding common units, Class A units and the Class Z unit, each voting as a separate class, must approve the Plan of Conversion before the Conversion can occur.

Q:	Why is the Conversion being proposed?

A:	Our board of managers believes that the Conversion is in the best interests of our unitholders because, among other reasons, the limited partnership structure is the more traditional organizational structure for businesses such as ours, our affiliate, SOG, has demonstrated its commitment to being our sponsor and we will be better positioned to cooperate with SOG and its affiliates in prospective business acquisitions as a result of its affiliates’ ownership of the general partner interests and incentive distribution rights of Sanchez LP, and such alignment with SOG and its affiliates and potential asset acquisitions by Sanchez LP from such entities could result in more available cash for distribution to unitholders. We, SOG, Sanchez Energy Partners I, LP (“SEPI”), an affiliate of SOG, SP Holdings, LLC (“SP Holdings”), an affiliate of SOG through common ownership, and Messrs. Sanchez III and Willinger believe that the Plan of Conversion is fair to our unaffiliated unitholders.

Q:	What will unitholders receive as a result of the Conversion?

A:	At the effective time of the Conversion, each outstanding common unit of the Company will be converted into one common unit of Sanchez LP, the outstanding Class A units of the Company will be converted into common units of Sanchez LP in a number equal to 2% of the Sanchez LP common units outstanding immediately after the Conversion (after taking into account the conversion of such Class A units), and the outstanding Class Z unit will be cancelled.

Q:	How will the business and control of the Company change as a result of the Conversion?

A:	We do not anticipate that the business of Sanchez LP will be materially different from the business of the Company. However, control over our operations will change as a result of SP Holdings owning the general partner of Sanchez LP, with the general partner controlling the business and operations of Sanchez LP. Unlike the unitholders of the Company who have the right to elect members to the board of managers of the Company, the common unitholders of Sanchez LP will not have the right to elect members to the board of directors of the general partner of Sanchez LP, as they will be elected by SP Holdings.

Although we currently anticipate that the persons who are currently managers and officers of the Company will become directors and officers of the general partner of Sanchez LP after the effectiveness of the Conversion, no assurance can be provided that SP Holdings, as owner of the general partner of Sanchez LP, will not appoint new directors or that new officers will not be appointed.

Q:	When does the Company expect to complete the Conversion?

A:	We are working to complete the Conversion as quickly as possible. We currently expect to complete the Conversion promptly following the Special Meeting. However, we are not able to predict the exact timing of the completion of the Conversion because it is subject to conditions both within and beyond our control. See “Proposal No. 1: Approval of the Plan of Conversion—Conditions to the Conversion,” beginning on page 37.

Q:	What conditions are required to be fulfilled to complete the Conversion?

A:	We are not required to complete the Conversion unless certain specified conditions, as described in the Plan of Conversion, are satisfied or waived. These conditions include, but are not limited to:

•	obtaining approval by the holders of a majority of our outstanding common units, Class A units and Class Z unit, each voting as a separate class;

•	the registration statement, of which this proxy statement/prospectus is a part, having been declared effective by the SEC;

•	the common units representing limited partner interests in Sanchez LP being admitted to trading on the NYSE MKT, subject to official notice of issuance;

•	any waivers, consents or amendments needed under the Company’s contracts, licenses and permits in connection with the Conversion being obtained;

•	our board of managers not having revoked its recommendation that the unitholders vote in favor of the Plan of Conversion;

•	our having received all other required regulatory approvals, other than approvals the absence of which would not have a material adverse effect on us; and

•	the absence of any statute, order or injunction prohibiting the Conversion.

We cannot assure you that the required conditions will be satisfied. For a more complete description of the conditions that must be satisfied or waived prior to the effective time of the Conversion, see “Proposal No. 1: Approval of the Plan of Conversion—Conditions to the Conversion,” beginning on page 37.

Q:	Are the Company’s unitholders entitled to appraisal rights?

A:	Holders of our units will not have the right to seek appraisal of the fair value of their units in connection with the Conversion.

Q:	What are the expected U.S. federal income tax consequences to the Company’s common unitholders as a result of the Conversion?

A:	It is anticipated that no gain or loss will be recognized by a Company common unitholder solely as a result of the Conversion, other than to the extent a net decrease, if any, in such common unitholder’s share of partnership liabilities pursuant to Section 752 of the Internal Revenue Code of 1986, as amended (the “Code”), exceeds such common unitholder’s adjusted tax basis in its Company common units at the closing of the Conversion. See “Material U.S. Federal Income Tax Consequences of the Conversion” beginning on page 101.

Q:	Are there risks associated with the Conversion that I should consider in deciding how to vote?

A:	Yes. You should carefully read the detailed description of the risks associated with the Conversion and the differences that arise from owning interests in a limited partnership rather than a limited liability company, as described under the heading “Risk Factors” beginning on page 18 and “Comparison of the Rights of Sanchez LP Common Unitholders and Company Common Unitholders” beginning on page 78.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	Why am I receiving this proxy statement/prospectus?

A:	Our unitholders are being asked to approve the Plan of Conversion of Sanchez Production Partners LLC from a Delaware limited liability company into Sanchez LP, a Delaware limited partnership. In addition, our unitholders are being asked to approve a new long-term incentive plan for Sanchez LP.

Q:	When and where will the Special Meeting take place?

A:	The Special Meeting will be held on March 6, 2015, at 9:00 a.m., Central Time, at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002.

Q:	Who can attend and vote at the unitholder’s meeting?

A:	All holders of our common units, Class A units or Class Z unit of record, as of the close of business on February 4, 2015, the record date for the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting.

Q:	What proposals are to be considered and voted upon at the Special Meeting?

A:	Our unitholders are being asked to consider and vote on:

(1)	a proposal to approve the Plan of Conversion and the transactions described in the Plan of Conversion (“Proposal No. 1”),

(2)	a proposal to approve the LTIP Restatement (“Proposal No. 2”), and

(3)	a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Plan of Conversion and/or the LTIP Restatement (“Proposal No. 3”).

These proposals are more fully described in the section “The Special Meeting,” beginning on page 33.

Q:	How does the Company’s board of managers recommend that Company’s unitholders vote?

A:	Our board of managers, based on the recommendation of the conflicts committee, recommends that our unitholders vote FOR the approval of the Plan of Conversion and FOR the approval of the LTIP Restatement. Our board of managers also recommends that our unitholders vote FOR the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies.

For a more complete description of the recommendations of our board of managers, see “Special Factors—Recommendation of the Company’s Board of Managers and Its Reasons for the Conversion,” beginning on page 12.

Q:	What is the vote required to approve the proposal related to the Conversion?

A:	The affirmative vote of the holders of a majority of the outstanding common units, a majority of the outstanding Class A units and the Class Z unit, each voting as a separate class, and entitled to vote at the Special Meeting, at which a quorum is present, is required to approve the proposal related to the Conversion. Abstentions and broker non-votes will have the same effect as a vote against the proposal related to the Conversion. We believe that each of our managers and officers, as well as SEPI and SP Holdings, will vote in favor of the Plan of Conversion. As of the record date, our managers and executive officers and their affiliates (including SEPI and SP Holdings) owned 6,634,363 common units, all of the outstanding Class A units and the Class Z unit, which constitutes 23%, 100% and 100%, respectively, of the votes needed to approve the Plan of Conversion. See also “Security Ownership of Certain Beneficial Owners and Management” on page 99.

Q:	What is the vote required to approve the proposal related to the LTIP Restatement?

A:	The affirmative vote of the holders of a majority of the votes cast by the holders of common units and Class A units, voting together as a single class, and the Class Z unit, voting as a separate class, and entitled to vote at the Special Meeting, at which a quorum is present, is required to approve the proposal related to the LTIP Restatement. Abstentions and broker non-votes will not be counted either in favor of or against the approval of the LTIP Restatement.

Q:	What is the vote required to approve the proposal to adjourn the Special Meeting?

A:	The affirmative vote of the holders of a majority of the votes cast by the holders of common units and Class A units, voting together as a single class, and the Class Z unit, voting as a separate class, and entitled to vote at the Special Meeting, at which a quorum is present, is required to approve the proposal to adjourn the Special Meeting. Abstentions and broker non-votes will not be counted either in favor of or against the proposal to adjourn the Special Meeting.

Q:	How do I vote my units?

A:	After you have carefully read this proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope as soon as possible.

Please refer to your proxy card or the information forwarded by your broker, bank or other nominee to see which options are available to you.

The method you use to submit a proxy will not limit your right to vote in person at the Special Meeting if you later decide to attend the meeting. If your units are held in the name of a broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote in person at the Special Meeting.

Q:	How are abstentions and broker non-votes treated?

A:	Abstentions and broker non-votes count for purposes of determining the presence of a quorum. “Broker non-votes” occur when a bank, broker or other holder of record holding units for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. For Proposal No. 1, abstentions and broker non-votes will have the same effect as a vote against the Proposal. For Proposal No. 2 and Proposal No. 3, abstentions and broker non-votes will not be counted either in favor of or against approval of either of the Proposals.

Q:	How do I vote?

A:	You may cause your units to be voted by any of the following methods:

•	By Telephone or Internet—If you have telephone or Internet access, you may submit your proxy vote by following the instructions provided on your proxy card or voting instruction form.

•	By Mail—You may submit your proxy vote by mail by signing a proxy card if your units are registered or, for units held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your units will be voted as you have instructed.

•

In Person at the Special Meeting—If your units are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those units, the unitholder of record. As the unitholder of record, you have the right to vote in person at the Special Meeting. If your units are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of units held in street name. As the beneficial owner, you are also invited to attend the Special Meeting. Because a beneficial owner is not the unitholder of record, you may not vote these units in person at the Special Meeting unless you obtain a “legal proxy” from your broker, trustee or nominee that holds your units, giving you the right to vote the units at the Special Meeting. If you plan on attending the Special Meeting in person and need directions to the meeting site, please contact the Corporate Secretary at (713) 783-8000.

Q:	If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

A:	No.

Q:	If my units are held in “street name” by my broker, will my broker vote my units for me?

A:	If your units are held in a brokerage account, you will receive a full meeting package, including a voting instructions form to vote your units. Your brokerage firm may permit you to provide voting instructions by telephone or by the Internet.

Under the rules of the NYSE MKT, we anticipate that Proposal No. 1 and Proposal No. 2 in this proxy statement will be non-discretionary matters for which specific voting instructions from beneficial owners are required. As a result, brokers and other nominees subject to NYSE MKT rules will not be allowed to vote with respect to these proposals on behalf of a beneficial owner if the beneficial owner does not provide specific voting instructions on these proposals. We urge you to respond to your brokerage firm so that your vote will be cast in accordance with your instructions.

Q:	What is a proxy?

A:	A proxy is another person you authorize to vote on your behalf. We solicit proxy cards that are used to instruct the proxy how to vote so that all units may be voted at the Special Meeting even if the holders do not attend the Special Meeting in person.

Q:	How will my proxy vote my units?

A:	If you properly sign and return your proxy card or voting instructions form, your units will be voted as you direct. If you sign and return your proxy card or voting instructions form, but do not specify how you want your units voted, they will be voted:

•	“FOR” the approval of the Plan of Conversion;

•	“FOR” the approval of the LTIP Restatement; and

•	“FOR” approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Plan of Conversion or to approve the LTIP Restatement.

However, if your units are held in “street name” and you do not instruct your broker or other nominee on how to vote your units, your proxy will not be voted as our board of managers recommends.

Q:	How do I vote using my proxy card?

A:	There are three steps.

1. Vote on each of the matters as follows:

•	Proposal No. 1. Check the box “FOR” or “AGAINST” or “ABSTAIN” (to not cast a vote);

•	Proposal No. 2. Check the box “FOR” or “AGAINST” or “ABSTAIN” (to not cast a vote); and

•	Proposal No. 3. Check the box “FOR” or “AGAINST” or “ABSTAIN” (to not cast a vote).

2.	Sign and date your proxy card. If you do not sign and date your proxy card and do not submit a proxy by telephone or Internet, your votes cannot be counted.

3.	Mail your proxy card in the pre-addressed, postage-paid envelope.

Please	check the box on your proxy card if you plan to attend the Special Meeting.

Q:	Can I vote by proxy even if I plan to attend the Special Meeting?

A:	Yes. If you vote by proxy and decide to attend the Special Meeting in person, you do not need to fill out a ballot at the Special Meeting, unless you want to change your vote.

Q:	Why might I receive more than one proxy card? Should I vote on each proxy card I receive?

A:	First, you may have various accounts with us that are registered differently, perhaps in different names or with different social security or federal tax identification numbers. Second, you may also own units indirectly through your broker. Your broker will send you a proxy card or voting instructions form for these units. You should vote on each proxy card or voting instructions form you receive and mail it to the address shown on the applicable proxy card or form.

Q:	How do I change my vote or revoke my proxy?

A:	You may change your vote or revoke your proxy at any time before the Special Meeting by:

•	notifying the Corporate Secretary in writing received prior to the commencement of the Special Meeting at Sanchez Production Partners LLC, 1000 Main Street, Suite 3000, Houston, Texas 77002, that you are changing your vote or revoking your proxy; or

•	completing and sending in another proxy card or voting instructions form with a later date, which proxy card or voting instructions form is received prior to the closing of the polls at the Special Meeting; or

•	attending the Special Meeting and voting in person by ballot.

Q:	Who is soliciting my proxy, how is it being solicited, and who pays the cost?

A:	Sanchez Production Partners LLC, on behalf of the board of managers, through its managers, officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, electronically or by telephone, facsimile, press release, the Internet or advertisements. No additional compensation will be paid to our board members, officers or employees for such services. The Company has also retained Georgeson, Inc. to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $20,000 plus reimbursement of expenses. We will pay the cost of soliciting proxies. We will also reimburse brokers, nominees, banks and other fiduciaries for their expenses in sending these materials to you and receiving your voting instructions.

Q:	Where will the Sanchez Production Partners LLC Special Meeting be held?

A:	The Special Meeting will be held on March 6, 2015, at 9:00 a.m. local time at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002.

SUMMARY

The following is a summary that highlights information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the Conversion and the related transactions, we encourage you to read carefully this entire proxy statement/prospectus, including the attached Annexes and the Risk Factors beginning on page 18.

The Company

We are currently a limited liability company formed in 2005. We are focused on the acquisition, development and production of oil and natural gas properties, as well as midstream assets. Our proved reserves are located in the Cherokee Basin in Oklahoma, the Woodford Shale in the Arkoma Basin in Oklahoma, the Central Kansas Uplift in Kansas and in Texas and Louisiana. Our primary business objective is to create long-term value and to generate stable cash flows allowing us to invest in our business to grow our reserves and production.

The Conversion

Our board of managers has approved a plan to convert the company from a limited liability company formed under the laws of the State of Delaware to a limited partnership formed under the laws of the State of Delaware. The Plan of Conversion is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. We encourage you to read the Plan of Conversion in its entirety because it is the legal document that governs the Conversion.

Risk Factors

There are risks associated with the Conversion and the limited partner interests that you would receive in connection with the Conversion, including the following:

•	The general partner of Sanchez LP and its affiliates will have conflicts of interest with us and limited duties to the Sanchez LP unitholders, and they may favor their own interests to the detriment of us and the other unitholders.

•	The Sanchez LP partnership agreement will restrict the remedies available to holders of Sanchez LP common units for actions taken by the general partner that might otherwise constitute breaches of fiduciary duty.

•	Holders of Sanchez LP common units will have limited voting rights and will not be entitled to elect the general partner or its directors.

•	In certain circumstances, holders of Company common units may recognize some income or gain for U.S. federal income tax purposes as a result of the Conversion.

•	The tax treatment of Sanchez LP will depend on Sanchez LP’s status as a partnership for U.S. federal income tax purposes, as well as it not being subject to a material amount of entity level taxation by individual states.

•	The unitholders of Sanchez LP will have Sanchez LP’s income taxable to them for U.S. federal income tax purposes even if they do not receive any cash distributions from Sanchez LP.

Please read “Risk Factors” beginning on page 18.

Treatment of Equity Awards

The treatment of equity awards outstanding pursuant to the Constellation Energy Partners LLC Long-Term Incentive Plan and the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan is discussed under the heading “Proposal No. 1: Approval of the Plan of Conversion—Treatment of Equity Awards” beginning on page 37.

Recommendation of the Board of Managers

Our board of managers, based on the recommendation of the conflicts committee, (1) has determined that the Plan of Conversion and the transactions contemplated by the Plan of Conversion, including the agreement of limited partnership of Sanchez LP and the conversion of common units and Class A units of the Company into common units of Sanchez LP in connection with the Conversion, having an affiliate of SOG become the general partner of Sanchez LP, and issuing incentive distribution rights of Sanchez LP to an affiliate of SOG are advisable and in the best interests of the Company and its unitholders and will not adversely affect the unitholders (or any class of unitholders) in any material respect, (2) has approved the Plan of Conversion, (3) has approved the LTIP Restatement and (4) recommends that the unitholders of the Company approve the Plan of Conversion and the LTIP Restatement. Our board of managers recommends that you vote FOR the approval of the Plan of Conversion, FOR the approval of the LTIP Restatement and FOR the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies.

Unitholders Entitled to Vote; Vote Required for Approval

Record date: Unitholders can vote at the Special Meeting if they owned common units, Class A units or the Class Z unit at the close of business on February 4, 2015, which is referred to as the record date. On the record date, there were 28,792,584 common units outstanding and entitled to vote at the Special Meeting, held by approximately 55 unitholders of record, there were 484,505 Class A units outstanding and entitled to vote at the Special Meeting, held by SEPI, and there was one Class Z unit outstanding and entitled to vote at the Special Meeting, held by SEPI. A unitholder may cast one vote for each unit owned on the record date.

Quorum required: A quorum is the presence at the Special Meeting in person or by proxy of a majority of each class of unitholders then outstanding and entitled to vote. We must have a quorum of the common units, the Class A units and the Class Z unit to conduct any business at the Special Meeting. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Special Meeting. “Broker non-votes” occur when a bank, broker or other holder of record holding units for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Votes required: With respect to Proposal No. 1 regarding approval of the Plan of Conversion, the affirmative vote of the holders of a majority of the outstanding common units, a majority of the outstanding Class A units and the Class Z unit, each voting as a separate class, and entitled to vote at the Special Meeting, at which a quorum is present, is required to approve the Plan of Conversion. With respect to Proposal No. 2 and Proposal No. 3 regarding approval of the LTIP Restatement and any adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies, the affirmative vote of the holders of a majority of the votes cast by the holders of common units and Class A units, voting together as a single class, and the holder of the Class Z unit, voting as a separate class, and entitled to vote at the Special Meeting, at which a quorum is present, is required to approve such proposals. For Proposal No. 1, abstentions and broker non-votes will have the same effect as a vote against the Proposal. For Proposal No. 2 and Proposal No. 3, abstentions and broker non-votes will not be counted either in favor of or against approval of either of the Proposals.

Your vote is very important. You are encouraged to vote as soon as possible. If you do not indicate how your units should be voted, units represented by your properly completed proxy will be voted as our board of managers recommends and therefore will be voted FOR the Plan of Conversion, FOR the LTIP Restatement and FOR the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies. However, if your units are held in “street name” and you do not instruct your broker or other nominee on how to vote your units, your proxy will not be voted as our board of managers recommends.

Ownership of the Company

If the Conversion had occurred on the record date, SEPI and SP Holdings would collectively own approximately 20.5% of the outstanding common units of Sanchez LP, the current members of the board of managers and executive officers of the Company would own approximately 4.1% of the outstanding common units of Sanchez LP, and the remaining holders of common units of the Company would own approximately 75.1% of the outstanding common units of Sanchez LP. In addition, Sanchez Production Partners GP LLC (“Sanchez GP”), a wholly-owned subsidiary of SP Holdings and an affiliate of SOG, would own a non-economic general partner interest in Sanchez LP, and SP Holdings would own all of the incentive distribution rights in Sanchez LP.

The following charts illustrate the ownership of the Company before the Conversion and Sanchez LP after the Conversion, as if the Conversion had occurred on the record date:

Appraisal Rights in the Conversion

Pursuant to the Second Amended and Restated Operating Agreement of the Company, as amended to date, our unitholders are not entitled to appraisal rights in connection with the Conversion.

Conditions to the Completion of the Conversion

A number of conditions must be satisfied or waived, where legally permissible, before the proposed Conversion can become effective. These include, among others:

•	obtaining approval of our common unitholders, Class A unitholders and the Class Z unitholder;

•	the registration statement, of which this proxy statement/prospectus is a part, having been declared effective by the SEC;

•	the common units representing limited partner interests in Sanchez LP being admitted to trading on the NYSE MKT, subject to official notice of issuance;

•	any waivers, consents or amendments needed under the Company’s contracts, licenses and permits in connection with the Conversion being obtained;

•	our board of managers not having revoked their recommendation that the unitholders vote in favor of the Conversion;

•	our having received all other required regulatory approvals, other than approvals the absence of which would not have a material adverse effect on us; and

•	the absence of any statute, order or injunction prohibiting the Conversion.

We cannot assure you when or if all or any of the conditions to the Conversion will be either satisfied or waived or whether the Conversion will occur as intended.

Tax Consequences of the Conversion

The U.S. federal income tax consequences of the Conversion to a common unitholder of the Company will depend, in part, on such common unitholder’s own personal tax situation. The tax discussions contained herein focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the United States that hold their Company common units as capital assets, and these discussions have only limited application to other unitholders, including those subject to special tax treatment. The Company’s common unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the Conversion that will be applicable to them.

In connection with the Conversion, the Company expects that a holder of the Company’s common units will not recognize gain as a result of the Conversion except to the extent any net reduction in such common unitholder’s share of liabilities for purposes of Section 752 of the Code exceeds such common unitholder’s adjusted tax basis in its Company common units immediately prior to the closing of the Conversion. Please read “Material U.S. Federal Income Tax Consequences of the Conversion” for a more complete discussion of the U.S. federal income tax consequences of the Conversion.

Payment of Distributions

The Company suspended payment of distributions in June 2009. Upon such time as the board of managers of Sanchez LP’s general partner determines that Sanchez LP has sufficient “available cash,” Sanchez LP intends to make a minimum quarterly distribution of at least $0.05 per unit ($0.20 per unit on an annualized basis) on all of its units. As of the date of this proxy statement/prospectus, we do not anticipate that Sanchez LP will have sufficient available cash to be able to make any distributions on its units during the next 12 months unless it consummates a significant acquisition that generates sufficient available cash, which is a strategy that we are pursuing. The amount of the available cash shortfall during the next twelve months is anticipated to be at least the full amount of the approximately $1.5 million that would be needed to make a distribution in each quarter. We cannot assure you on the timing or amount of distributions that will be made by Sanchez LP, if any. Please see page 43 for a discussion of the risks involved in our being able to make distributions.

Comparison of Rights of Sanchez LP Common Unitholders and Company Common Unitholders

In connection with the effectiveness of the Conversion, our common units and Class A units will automatically convert into common units representing limited partner interests in Sanchez LP. The rights of holders of our limited liability company interests differ from the rights of holders of limited partner interests under the limited partnership agreement of Sanchez LP, as more fully described under the section entitled “Comparison of Rights of Sanchez LP Common Unitholders and Company Common Unitholders,” beginning on page 78.

Executive Offices

The principal executive office of the Company is 1000 Main Street, Suite 3000, Houston, Texas 77002. The telephone number is (713) 783-8000, and the website address is www.sanchezpp.com. Information on our website is provided for informational purposes only and is not incorporated by reference into this proxy statement/prospectus.

SPECIAL FACTORS

The following is a description of the material aspects of the Conversion. While the Company believes that the following description covers the material aspects of the Conversion, this description may not contain all of the information that is important to unitholders. The Company encourages its unitholders to carefully read this entire proxy statement/prospectus, including the Plan of Conversion and the form of Sanchez LP partnership agreement attached as Annex A and Annex B, respectively, to this proxy statement/prospectus and incorporated herein by reference, along with the other information contained or incorporated by reference into this proxy statement/prospectus, for a more complete understanding of the Conversion.

General Description and Effects of the Conversion

Our board of managers has approved the Plan of Conversion providing for the Conversion of the Company from a limited liability company formed under the laws of the State of Delaware into Sanchez LP, a limited partnership formed under the laws of the State of Delaware. Upon completion of the Conversion, all of the rights, privileges and obligations of the Company prior to the Conversion will be held by Sanchez LP after the Conversion.

The Plan of Conversion provides that each outstanding common unit of the Company will be converted into one common unit of Sanchez LP, the outstanding Class A units of the Company will be converted into common units of Sanchez LP in a number equal to 2% of the Sanchez LP common units outstanding immediately after the Conversion (after taking into account the conversion of such Class A units), and the outstanding Class Z unit of the Company will be cancelled. In addition, a non-economic general partner interest in Sanchez LP will be issued to Sanchez GP, and the incentive distribution rights of Sanchez LP will be issued to SP Holdings.

At the effective time of the Conversion, the certificate of formation and operating agreement of the Company will be terminated, and a new certificate of formation and partnership agreement of Sanchez LP will be in effect. For a description of the terms of the partnership agreement, and the rights of the unitholders of Sanchez LP thereunder, see “The Partnership Agreement” and the form of partnership agreement of Sanchez LP attached as Annex B to this proxy statement/prospectus.

Background of the Conversion and Relationship with SOG

Our board of managers and management regularly evaluate strategies to improve returns on capital and generation of distributable cash flow in an effort to increase unitholder value. Among other such strategies, we have been looking for a sponsor willing to support our business activities and growth prospects, including one that has, or has significant contact with persons who have, assets available for acquisition by us that could support our return to making distributions to our unitholders that we otherwise suspended in June 2009.

In August 2013, we entered into a contribution agreement with SEPI, an affiliate of SOG, pursuant to which we acquired oil and natural gas properties located in Oklahoma and Texas for $30.4 million. As a result of our issuing equity as partial consideration in connection with the transaction, SEPI acquired a controlling interest in our Class A units and 4,724,407 common units (or $2.01102 per common unit), or approximately 16.6% of our then-outstanding common units, along with our Class Z unit. In connection therewith, we entered into a registration rights agreement with SEPI pursuant to which we granted SEPI, among other things, demand registration rights with respect to the preparation and filing with the SEC of one or more registration statements for the purpose of registering the resale of the common units received as consideration in connection with the transaction.

In August 2013, Constellation Energy Partners Management LLC (“CEPM”), the former owner of all of our outstanding Class A units, filed a lawsuit in the Chancery Court of the State of Delaware against us, certain of our officers and then-existing managers, SOG and SEPI in connection with the foregoing asset acquisition. CEPM contended, among other things, that the issuance of Class A units to SEPI in connection with the acquisition was not permitted under the Company’s operating agreement, that the individuals appointed by CEPM to our board of managers should not have been removed as managers, and that SEPI, SOG and our then-existing Class A managers participated in the bad faith conduct of the other defendants and interfered with CEPM’s contractual rights under our operating agreement. The lawsuit was settled in March 2014, and in April 2014, SEPI acquired from CEPM all of the remaining Class A units not held by SEPI together with additional common units of the Company. The ownership of the Class A units has allowed SEPI the right to appoint two members to our five-person board of managers. In December 2014, pursuant to the terms of the settlement agreement, CEPM paid $239,631 to SP Holdings for the account of SEPI and transferred 224,851 common units to SP Holdings for the account of SEPI.

In May 2014, we entered into several agreements with our affiliates, SOG and SP Holdings, in order to provide significant integration of technical as well as general and administrative functions between the Company and SOG. These agreements were:

•	a Shared Services Agreement (“Services Agreement”), pursuant to which SP Holdings provides the services that we require to operate our business, including overhead, technical, administrative, marketing, accounting, operational, information systems, financial, compliance, insurance, professionals and acquisition, disposition and financing services. In connection with providing the services under the Services Agreement, SP Holdings will receive compensation consisting of: (i) a quarterly fee equal to 0.375% of the value of our properties other than our assets located in the Mid-Continent region, (ii) a $1,000,000 administrative fee, which has been paid, (iii) reimbursement for all allocated overhead costs as well as any direct third-party costs incurred, and (iv) for each asset acquisition, asset disposition and financing, a fee not to exceed 2% of the value of such transaction. Each of the foregoing fees (not including the reimbursement of costs) will be paid in cash unless SP Holdings elects for such fee to be paid in equity of the Company. In addition, upon the first acquisition of assets, we are required to amend our operating agreement and issue to SP Holdings the incentive distribution rights described in this proxy statement/prospectus. The Services Agreement has a ten-year term and will be automatically renewed for an additional 10 years unless both SP Holdings and we provide notice to terminate the agreement; the agreement will renew for one-year terms thereafter unless either party provides notice to terminate the agreement. The Services Agreement can be terminated early (i) by either party at any time after July 1, 2016 with six months’ notice to the other party, (ii) by either party if there is an uncured material breach thereunder by the other party, (iii) by us if there is a change in control of SP Holdings and we pay the termination payment discussed below or (iv) by SP Holdings at any time after the Transition Agreement ends with six months’ notice to us. If there is a termination of the Services Agreement other than by either party at the end of the agreement’s term or by us for a breach by SP Holdings, then we will owe a termination payment to SP Holdings equal to $5,000,000 plus 5% of the transaction value of all asset acquisitions theretofore consummated; if we terminate after July 1, 2016 upon six months’ notice, we will also owe to SP Holdings all costs and expenses of SP Holdings that result from such termination;

•	a Contract Operating Agreement (“Operating Agreement”) pursuant to which SOG provides all services to develop, manage and operate our oil and gas properties or to engage a third-party operator to do so, other than with respect to our properties in the Mid-Continent region. In connection with providing the services under the Operating Agreement, SOG will be reimbursed for all direct charges incurred under COPAS. The Operating Agreement will continue in existence until termination or expiration of the Services Agreement or the Transition Agreement (described below). The Operating Agreement can be terminated early by either party at any time after July 1, 2016 with six months’ notice to the other party or by either party if there is an uncured material breach thereunder by the other party. If we terminate after July 1, 2016 upon six months’ notice, we will also owe SOG all costs and expenses of SOG that result from such termination, to the extent not duplicative with the Services Agreement;

•	a Transition and Assistance Agreement (“Transition Agreement”) pursuant to which we make available to SOG and SP Holdings certain of our employees for them to provide services under the Services

Agreement and Operating Agreement. No compensation is paid by any party for the provision or use of employees under the Transition Agreement. All employees remain under our day-to-day control, and we retain the right to terminate employees and have no obligation to hire new employees. SOG has the right to hire any of our employees (which SOG has done with respect to most employees that were resident in our Houston office) and thereafter, SOG will be responsible for all costs and expenses of such employees. The Transition Agreement will continue in existence until termination or expiration of both the Services Agreement and the Operating Agreement. The Transition Agreement can be terminated early by any party if there is an uncured material breach by another party, and SOG and SP Holdings have the right to terminate the Transition Agreement, with respect to their obligations only, upon the expiration or termination of the Operating Agreement or Services Agreement, respectively; and

•	a Geophysical Seismic Data Use License Agreement (the “License Agreement”) pursuant to which SOG provides to us a non-exclusive, royalty-free license to use seismic, geophysical and geological information relating to our oil and gas properties that is proprietary to SOG and not restricted by agreements that SOG has with landowners or seismic data vendors. The License Agreement continues in effect until termination or expiration of the Services Agreement or such earlier date if we are acquired. SOG also has the right to terminate the License Agreement if there is an uncured material breach by us thereunder.

None of SOG, SP Holdings or their affiliates required or requested that we convert from a limited liability company to a limited partnership, with the incentive distribution rights already having been agreed upon in the Services Agreement as being issued to SP Holdings in connection with an acquisition, notwithstanding our Conversion. Although two of the managers on our board of managers are affiliated with SOG, such managers’ decisions regarding the Conversion were in their capacities as managers of the Company moreso than in connection with their relationships to SOG and its affiliates. Although SP Holdings, as the owner of the proposed general partner of Sanchez LP, has participated in organizational matters regarding the general partner, the Company and its counsel have taken the lead in structuring the Conversion and preparing the applicable documentation, including this proxy statement/prospectus.

In June 2014, we repurchased our outstanding Class C membership interests and Class D membership interests for $1.65 million from the holder thereof in settlement of outstanding litigation, and we subsequently cancelled those interests, thereby simplifying our capital structure.

On July 1, 2014, the “in-service date” occurred under the Services Agreement and the provision of services thereunder commenced without the prior conditions and limitations.

On July 14, 2014, our board of managers and our management began discussions about potentially converting the Company into a limited partnership. Our board of managers directed management to prepare the documentation needed for its review in connection with the Conversion. The sequence of events that had occurred made such time appropriate for converting the Company; namely, we consummated a successful acquisition with an affiliate of SOG, we entered into the Services Agreement, Operating Agreement, Transition Agreement and License Agreement with SP Holdings and SOG, and SP Holdings and SOG had commenced providing the services under these agreements.

On August 25, 2014, the conflicts committee of our board of managers held a special meeting in person, including its legal advisor, Andrews Kurth LLP. The conflicts committee discussed the benefits of the Conversion and unanimously approved the Plan of Conversion in the form attached to this proxy statement/prospectus in Annex A, including the form of partnership agreement attached to this proxy statement/prospectus in Annex B, and recommended the Plan of Conversion for approval by our board of managers.

On August 25, 2014, our board of managers held a special meeting in person, including its legal advisor, Andrews Kurth LLP. Our board of managers discussed the benefits of the Conversion and unanimously approved the Plan of Conversion in the form attached to this proxy statement/prospectus in Annex A, including the form of partnership agreement attached to this proxy statement/prospectus in Annex B, and recommended the Plan of Conversion for approval by our unitholders. Our board of managers has not retained an unaffiliated representative to act solely on behalf of unaffiliated unitholders for purposes of negotiating the Plan of Conversion or preparing a report on the fairness of the Conversion, nor has the Company, SEPI, SOG, SP Holdings or Messrs. Sanchez III or Willinger received any report, opinion or appraisal from a third party related to the Conversion. None of the Company, SOG, SEPI, SP Holdings or Messrs. Sanchez III or Willinger have made any special provision in connection with the Conversion to grant unaffiliated unitholders access to their respective files or obtained counsel or appraisal services at our or their expense.

We believe that each of our managers and officers, as well as SEPI and SP Holdings, will vote in favor of the Plan of Conversion for the reasons stated in the next section below. As of the record date, our managers and executive officers and their affiliates (including SEPI and SP Holdings) owned 6,634,363 common units, all of the outstanding Class A units and the Class Z unit, which constitutes 23%, 100% and 100%, respectively, of the votes needed to approve the Plan of Conversion.

Recommendation of Our Board of Managers and Its Reasons for the Conversion

After careful consideration, at a special meeting held on August 25, 2014, the conflicts committee and our board of managers, upon recommendation by the conflicts committee, each unanimously determined that the Plan of Conversion and the other transactions contemplated by the Plan of Conversion were advisable and in the best interests of the Company and its unitholders and will not adversely affect the unitholders (or any class of unitholders) in any material respect, approved the Plan of Conversion and the transactions contemplated thereby and directed that the Plan of Conversion be submitted for approval by our unitholders at the Special Meeting. Our board of managers considered both the substantive and procedural fairness of the Conversion and believe that the Conversion is fair to our unaffiliated unitholders. Accordingly, our board of managers recommends that our unitholders vote FOR approval of the Plan of Conversion.

In reaching its determination to approve and recommend the Plan of Conversion for approval by our unitholders, the conflicts committee and our board of managers each consulted with management as well as our legal counsel. In view of the wide variety of factors considered in connection with the Conversion, our board of managers did not consider it practicable to assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of our board of managers may have given different weight to different factors. Our board of managers considered this information and these factors as a whole and, overall, considered the relevant information and factors to be favorable to, and in support of, its recommendation.

Our board of managers considered the following factors as generally supporting its decision to recommend that our unitholders approve the Plan of Conversion:

•	with the one-to-one conversion of all common units of the Company into Sanchez LP common units and the conversion of Class A units of the Company into 2% of the outstanding common units of Sanchez LP immediately after the Conversion (after taking into account the conversion of such Class A units), the economic consequences to our common unitholders are the same under a limited partnership structure as they are under our limited liability company structure;

•	the limited partnership structure is the more traditional organizational structure for master limited partnerships and a business such as ours, which certain investor groups may more favorably view as an investment alternative;

•	our affiliate, SOG, has demonstrated its commitment to being our sponsor through the provision of substantially all of the services that we require to operate our business, directly or indirectly through SP Holdings, and ongoing discussions about asset acquisition opportunities, such that transferring control over our operations to an affiliate of SOG through the issuance of the general partner interests to Sanchez GP would more appropriately align SOG’s interests with those of our company;

•	as a result of such alignment with SOG, Sanchez LP will be better positioned to cooperate with SOG and its affiliates in prospective business acquisitions and combinations;

•	with potentially lower general and administrative costs as a result of the Conversion and the enhanced alignment with a sponsor that has, or has affiliates with, assets to contribute to Sanchez LP, Sanchez LP may have more available cash for distribution to unitholders;

•	Sanchez GP will continue to have a conflicts committee that is available to evaluate any conflict of interest transaction between Sanchez LP and SOG and its affiliates, should our general partner elect to refer a conflict transaction to the conflicts committee; and

•	the Conversion is not generally expected to be taxable for U.S. federal income tax purposes to holders of the Company’s common units.

Risks and Challenges of the Conversion

The conflicts committee and our board of managers also considered the following potential risks related to the Conversion, but concluded that the anticipated benefits from the Conversion were likely to outweigh these risks:

•	unlike the members of our board of managers, who are elected by our unitholders, the unitholders of Sanchez LP will not elect members to the board of directors of Sanchez GP;

•	we will incur substantial transaction costs associated with the Conversion, even if the Conversion does not occur;

•	the market’s reaction to the Conversion could cause the price of our common units or the common units of Sanchez LP to decline; and

•	other matters described under “Risk Factors,” beginning on page 18.

Although the preceding list of factors considered is not intended to be exhaustive, in the judgment of our board of managers, the potential benefits of the Conversion outweigh the risks and the potential disadvantages. In view of the variety of factors considered in connection with its evaluation of the proposed Conversion and the terms of the Plan of Conversion, our board of managers did not quantify or assign relative weight to the factors considered in reaching its conclusion. Rather, our board of managers views its recommendation as being based on the totality of the information presented to and considered by it. In addition, individual managers may have given different weight to different factors.

It should be noted that this explanation of the reasoning of our board of managers and all other information presented in this section is forward-looking in nature and therefore should be read in light of the factors discussed under the heading “Note Regarding Forward-Looking Statements,” beginning on page 32.

Affiliate Considerations

Each of SOG, SEPI, SP Holdings and Messrs. Sanchez III and Willinger considered the same factors and risks that were considered by our board of managers as discussed above under “—Recommendation of Our Board of Managers and Its Reasons for the Conversion” in believing that the Plan of Conversion is fair to our unaffiliated unitholders. Each of them considered both the substantive and procedural fairness of the Conversion. In view of the wide variety of factors considered in connection with the Conversion, none of SOG, SEPI, SP Holdings or Messrs. Sanchez III or Willinger considered it practicable to assign relative weights to the specific material factors that were considered in reaching a decision. Each of them considered the information and factors as a whole and, overall, considered the relevant information and factors to be favorable in believing that the Plan of Conversion is fair to our unaffiliated unitholders.

Benefits and Detriments

The following table summarizes the benefits and detriments of the Conversion, as described above and elsewhere in this proxy statement/prospectus, to each of the Company, SOG and its affiliates, and our unaffiliated unitholders:

Stakeholder	Benefits	Detriments
Company	• more traditional capital structure • expands investor base • aligns SOG’s interests with the Company • potentially lower general and administrative costs	• incurrence of substantial transaction costs • potentially adverse market reaction

SOG and its affiliates	• same economic consequences as existing structure • control election of Sanchez GP board members • increases likelihood of distributions • no taxation consequences anticipated	• enhances potential liability as owner of the general partner of Sanchez LP

Unaffiliated unitholders	• same economic consequences as existing structure • increases likelihood of distributions • potential enhancement of common unit liquidity • no taxation consequences anticipated	• eliminates election of managers by unitholders

Listing of Sanchez LP Common Units

Upon consummation of the Conversion, the common units of the Company will be delisted from the NYSE MKT. The Company anticipates that the Sanchez LP common units will trade on the NYSE MKT under the ticker symbol “SPP” upon the effective time of the Conversion.

RISK FACTORS

Before deciding how to vote, you should carefully consider the risks described below, in addition to the risks and uncertainties and all other information contained or incorporated by reference in this proxy statement/prospectus, including the matters addressed under “Note Regarding Forward-Looking Statements,” on page 32, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well any other risks discussed in our Quarterly Reports on Form 10-Q filed with the SEC subsequent to such Annual Report, all of which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference,” on page 131.

As used in this section, references to “we,” “us” and “our” refer to Sanchez LP. Unless the context otherwise requires, references in this section to any class of units refer to the units of Sanchez LP to be issued and outstanding upon consummation of the Conversion, and references to any unitholders refer to the unitholders of Sanchez LP.

Risks Relating to the Conversion

The date that the Company’s unitholders will receive Sanchez LP common units is uncertain.

The completion of the Conversion is subject to certain approvals and the satisfaction or waiver of certain other conditions. While it is currently anticipated that the Conversion will become effective promptly following the Special Meeting, the effective time might be later than expected due to delays in satisfying such conditions. Accordingly, we cannot provide you with a definitive date on which you will receive the Sanchez LP common units.

Any delay in completing the Conversion may reduce the benefits expected to be obtained from the Conversion.

The Conversion is subject to a number of conditions that are beyond the control of the Company and that may prevent, delay, or otherwise materially adversely affect its completion. See “Proposal No. 1: Approval of the Plan of Conversion—Conditions to the Conversion.” We cannot predict whether or when the conditions to closing will be satisfied. Any delay in completing the Conversion may reduce the benefits that we expect to achieve in the Conversion.

The Conversion may not be completed on a timely basis or at all. Failure to complete the Conversion could negatively impact the Company’s common unit price and the Company’s future business and financial results.

We cannot assure you that the Plan of Conversion will be approved by our unitholders or that the other conditions to the consummation of the Conversion will be satisfied. If the Conversion is not completed, the Company will not receive any of the expected benefits of the Conversion and will be subject to risks and/or liabilities, including the following:

•	failure to complete the Conversion might be followed by a decline in the market price of the Company’s common units;

•	certain costs relating to the Conversion (such as legal and accounting fees) will be payable by us regardless of whether the Conversion is completed; and

•	the proposed Conversion may disrupt the Company’s business and distract its management and employees from day-to-day operations, because work related to the Conversion requires substantial time and resources, which could otherwise have been devoted to other business opportunities for the benefit of the Company.

The rights of the Company’s unitholders who become Sanchez LP unitholders upon the effective time of the Conversion will be governed by Sanchez LP’s certificate of formation and agreement of limited partnership.

The Company’s unitholders who receive Sanchez LP common units in the Conversion will become subject to the Delaware Act, and they will be governed by Sanchez LP’s certificate of limited partnership and agreement of limited partnership, rather than the Company’s certificate of formation and operating agreement. As a result, there will be material differences between the current rights of the Company’s unitholders, as compared to the rights they will have as Sanchez LP common units. For more information, see “Comparison of Rights of Sanchez LP Common Unitholders and Company Common Unitholders,” beginning on page 78.

The Company’s common unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the Conversion.

The Company’s common unitholders who receive Sanchez LP common units in the Conversion will become limited partners of Sanchez LP for U.S. federal income tax purposes and will be allocated a share of Sanchez LP’s nonrecourse liabilities. Each common unitholder of the Company will be treated as receiving a deemed cash distribution equal to the excess, if any, of such common unitholder’s share of nonrecourse liabilities of the Company immediately before the Conversion over such common unitholder’s share of nonrecourse liabilities of Sanchez LP immediately following the Conversion. If the amount of any deemed cash distribution received by a common unitholder of the Company exceeds the common unitholder’s basis in his Company common units immediately prior to the Conversion, such common unitholder will recognize gain in an amount equal to such excess. While there can be no assurance, the Company does not expect that any common unitholders of the Company will recognize gain in this manner. The amount and effect of any gain that may be recognized by a common unitholder of the Company will depend on such common unitholder’s particular situation, including the ability of such common unitholder to utilize any suspended passive losses. For additional information, please read “Material U.S. Federal Income Tax Consequences of the Conversion.”

Risks Inherent in an Investment in Sanchez LP Common Units

Our general partner and its affiliates, including SOG, SP Holdings and SEPI, will have conflicts of interest with us. They will not owe any fiduciary duties to us or our common unitholders, but instead will owe us and our common unitholders limited contractual duties, and they may favor their own interests to the detriment of us and our other common unitholders.

After the Conversion, SP Holdings will own and control our general partner and will appoint all of the directors of our general partner. Although our general partner has a duty to manage us in a manner that is not adverse to us and our unitholders, the directors and officers of our general partner will have a fiduciary duty to manage our general partner in a manner that is beneficial to SP Holdings and its affiliates. Conflicts of interest will arise between SOG, SP Holdings, SEPI and their affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of SP Holdings and its affiliates over our interests and the interests of our unitholders. These conflicts include the following situations, among others:

•	Neither our partnership agreement nor any other agreement will require SP Holdings and its affiliates to pursue a business strategy that favors us or utilizes our assets. The directors and officers of SP Holdings and its affiliates have a fiduciary duty to make these decisions in the best interests of the members of SP Holdings and its affiliates, which may be contrary to our interests. SP Holdings and its affiliates may choose to shift the focus of its investment and growth to areas not served by our assets.

•	Our general partner is allowed to take into account the interests of parties other than us, such as SOG, SP Holdings, SEPI and their affiliates, in resolving conflicts of interest.

•	SP Holdings and its affiliates may be constrained by the terms of their respective debt instruments from taking actions, or refraining from taking actions, that may be in our best interests.

•	Our partnership agreement will replace the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limit our general partner’s liabilities and restrict the remedies available to our unitholders for actions that, without such limitations, might constitute breaches of fiduciary duty.

•	Except in limited circumstances, our general partner will have the power and authority to conduct our business without unitholder approval.

•	Disputes may arise under our commercial agreements with SP Holdings, SOG and their affiliates.

•	Our general partner will determine the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership units and the creation, reduction or increase of cash reserves, each of which can affect the amount of cash available for distribution to our unitholders.

•	Our general partner will determine the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which will reduce operating surplus, or an expansion or investment capital expenditure, which will not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders.

•	Our general partner will determine which costs incurred by it are reimbursable by us, the amount of which is not limited by the Sanchez LP agreement of limited partnership.

•	Our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make incentive distributions.

•	Our partnership agreement will permit us to classify up to $20.0 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions to SP Holdings as the holder of the incentive distribution rights.

•	Our partnership agreement will not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

•	Our general partner intends to limit its liability regarding our contractual and other obligations.

•	Our general partner and its controlled affiliates may exercise their right to call and purchase all of the common units not owned by them if they own more than 80% of the common units.

•	Our general partner will control the enforcement of the obligations that it and its affiliates owe to us, including the obligations of SOG and its affiliates under their commercial agreements with us.

•	Our general partner will decide whether to retain separate counsel, accountants or others to perform services for us.

•	Our general partner may elect to cause us to issue common units to SP Holdings in connection with a resetting of the target distribution levels related to our incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Please read “Conflicts of Interest and Fiduciary Duties.”

SOG and its affiliates may compete with us.

SOG and its affiliates may compete with us. As a result, SOG and its affiliates have the ability to acquire and operate assets that directly compete with our assets.

SP Holdings may not allocate corporate opportunities to us.

Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including SP Holdings and its executive officers and directors. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our common unitholders. Please read “Conflicts of Interest and Fiduciary Duties.”

Our partnership agreement permits our general partner to redeem any partnership interests held by a limited partner who is an ineligible holder.

If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us or our subsidiaries, or we become subject to federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, our general partner may redeem the units held by the limited partner at their current market price. In order to avoid any material adverse effect on rates charged or cancellation or forfeiture of property, our general partner may require each limited partner to furnish information about his U.S. federal income tax status or nationality, citizenship or related status. If a limited partner fails to furnish information about his U.S. federal income tax status or nationality, citizenship or other related status after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible holder, our general partner may elect to treat the limited partner as an ineligible holder. An ineligible holder assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation. Please read “The Partnership Agreement—Non-Taxpaying Holders; Redemption” and “The Partnership Agreement—Non-Citizen Assignees; Redemption.”

There is no existing market for the common units, and a trading market that will provide you with adequate liquidity may not develop. Following the Conversion, the market price of our common units may fluctuate significantly, and you could lose all or part of your investment.

Although the Company’s common units are currently publicly traded, there is currently no public market for the Sanchez LP common units. After the Conversion, SEPI and SP Holdings will collectively own              common units, representing an aggregate approximately 20.5% limited partner interest in us, in each case based on the number of the Company’s common units outstanding as of the record date. We do not know the extent to which investor interest will result in the continuation of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the price per common unit of the Company on the Conversion date. In addition, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The market price of our common units may be influenced by many factors, some of which are beyond our control, including:

•	the level of our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions, including interest rates and governmental policies impacting interest rates;

•	the failure of securities analysts to cover our common units or changes in financial estimates by analysts;

•	future sales of our common units; and

•	other factors described in this proxy statement/prospectus and the documents incorporated herein.

Our partnership agreement will replace our general partner’s fiduciary duties to holders of our common units with contractual standards governing its duties.

Our partnership agreement will contain provisions that eliminate the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law and replace those duties with several different contractual standards. For example, our partnership agreement will permit our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our unitholders other than the implied contractual covenant of good faith and fair dealing, which means that a court will fill gaps under the partnership agreement to enforce the reasonable expectations of the partners, but only where the language in the partnership agreement does not provide for a clear course of action. This provision entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

•	how to allocate business opportunities among us and its other affiliates;

•	whether to exercise its limited call right;

•	whether to seek approval of the resolution of a conflict of interest by the conflicts committee of the board of directors of our general partner; and

•	whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

At the time the Conversion becomes effective, our unitholders will be deemed to have agreed to become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties.”

Our partnership agreement will restrict the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

The effect of eliminating fiduciary standards in our partnership agreement is that the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law will be significantly restricted. For example, our partnership agreement will provide that:

•	whenever our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) makes a determination or takes, or declines to take, any other action in their respective capacities, our general partner, the board of directors of our general partner and any committee thereof (including the conflicts committee), as applicable, is required to make such determination, or take or decline to take such other action, in good faith, and under our partnership agreement, a determination, other action or failure to act by our general partner and any committee thereof (including the conflicts committee) will be deemed to be in good faith unless the general partner, the board of directors of the general partner or any committee thereof (including the conflicts committee) believed that such determination, other action or failure to act was adverse to the interests of the partnership or, with regard to certain determinations by the board of directors of our general partner relating to the conflict transactions described below, the board of directors of our general partner did not believe that the specified standards were met, and, except as specifically provided by our partnership agreement, neither our general partner, the board of directors of our general partner nor any committee thereof (including the conflicts committee) will be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•	our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith;

•	our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	our general partner will not be in breach of its obligations under the partnership agreement (including any duties to us or our unitholders) if a transaction with an affiliate or the resolution of a conflict of interest is:

•	approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates;

•	determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner or the conflicts committee must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee and the board of directors of our general partner determine that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest satisfies either of the standards set forth in the third and fourth sub-bullets above, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Furthermore, if any limited partner, our general partner or any person holding any beneficial interest in us brings any claims, suits, actions or proceedings described in “The Partnership Agreement—Applicable Law; Forum, Venue and Jurisdiction” (including, but not limited to, those asserting a claim of breach of a fiduciary duty) and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such limited partner, our general partner or person holding any beneficial interest in us shall be obligated to reimburse us and our “affiliates,” as defined in Section 1.1 of Sanchez LP’s partnership agreement included in Annex B (including our general partner, the directors and officers of our general partner, SOG, SP Holdings, SEPI and Messrs. Sanchez III and Willinger) for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorney’s fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding. Please read “Conflicts of Interest and Fiduciary Duties” and “The Partnership Agreement.”

Our partnership agreement includes exclusive forum, venue and jurisdiction provisions and limitations regarding claims, suits, actions or proceedings. By taking ownership of a common unit, including by way of the Conversion, a limited partner is irrevocably consenting to these provisions and limitations regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of Delaware courts.

Our partnership agreement is governed by Delaware law. Our partnership agreement includes exclusive forum, venue and jurisdiction provisions designating Delaware courts as the exclusive venue for most claims, suits, actions and proceedings involving us or our officers, directors and employees and limitations regarding claims, suits, actions or proceedings. Please see “The Partnership Agreement—Applicable Law; Forum, Venue

and Jurisdiction.” By taking ownership of a common unit, including by way of the Conversion, a limited partner is irrevocably consenting to these provisions and limitations regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of Delaware courts. If a dispute were to arise between a limited partner and us or our officers, directors or employees, the limited partner may be required to pursue its legal remedies in Delaware, which may be an inconvenient or distant location and which is considered to be a more corporate-friendly environment. Furthermore, if any limited partner, our general partner or person holding any beneficial interest in us brings any claims, suits, actions or proceedings described in “The Partnership Agreement—Applicable Law; Forum, Venue and Jurisdiction” (including, but not limited to, those asserting a claim of breach of a fiduciary duty) and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such limited partner, our general partner or person holding any beneficial interest in us shall be obligated to reimburse us and our “affiliates,” as defined in Section 1.1 of Sanchez LP’s partnership agreement included in Annex B (including our general partner, the directors and officers of our general partner, SOG, SP Holdings, SEPI and Messrs. Sanchez III and Willinger) for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding. This provision may have the effect of increasing a unitholder’s cost of asserting a claim and therefore, discourage lawsuits against us and our general partner’s directors and officers. Because fee-shifting provisions such as these are relatively new developments in corporate and partnership law, the enforceability of such provisions are uncertain; in addition, future legislation could restrict or limit this provision of our partnership agreement and its effect of saving us and our affiliates from fees, costs and expenses incurred in connection with claims, actions, suits or proceedings.

Holders of our common units will have limited voting rights and will not be entitled to elect our general partner or its directors.

Unlike the Company’s common unitholders, Sanchez LP’s unitholders will only have limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s and our general partner’s decisions regarding our business. Common unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. Rather, the board of directors of our general partner will be appointed by SP Holdings. Furthermore, if common unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price. Our partnership agreement will also contain provisions limiting the ability of common unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the common unitholders’ ability to influence the manner or direction of management.

Our partnership agreement will restrict the voting rights of common unitholders owning 20% or more of our common units.

Common unitholders’ voting rights are further restricted by a provision of our partnership agreement providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. SEPI and its affiliates will not be restricted by this provision in our partnership agreement.

Our general partner interest or the control of our general partner may be transferred to a third-party without unitholder consent.

Our general partner will be able to transfer its general partner interest to a third-party in a merger or in a sale of all or substantially all of any assets it may own without the consent of the common unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of SP Holdings to transfer its membership interest in our general partner to a third party. The new members of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and to control the decisions taken by the board of directors and officers.

The incentive distribution rights held by SP Holdings may be transferred to a third party without unitholder consent.

SP Holdings will be able to transfer its incentive distribution rights to a third party at any time without the consent of our common unitholders. If SP Holdings transfers its incentive distribution rights to a third party but retains its ownership interest in our general partner, our general partner may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if SP Holdings had retained ownership of the incentive distribution rights. For example, a transfer of incentive distribution rights by SP Holdings could reduce the likelihood of SOG or its affiliates accepting offers made by us relating to assets owned by it or its affiliates, as they would have less of an economic incentive to grow our business, which in turn would impact our ability to grow our asset base.

We will be able issue additional units without common unitholder approval, which would dilute unitholder interests.

Our partnership agreement will not limit the number of additional limited partner interests, including limited partner interests that rank senior to the common units, that we may issue at any time without the approval of our common unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our existing limited partners’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each limited partnership interest may decrease;

•	because the amount payable to holders of incentive distribution rights is based on a percentage of the total cash available for distribution, the distributions to holders of incentive distribution rights will increase even if the per unit distribution on common units remains the same;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding limited partner interest may be diminished; and

•	the market price of the common units may decline.

SEPI, SP Holdings and their affiliates may sell limited partner interests in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

Immediately after the Conversion, based on the number of the Company’s units held on the record date, SEPI and SP Holdings will collectively hold 6,011,362 common units. In addition, we have agreed to provide SEPI with certain registration rights. The sale of these units in the public or private markets could have an adverse impact on the trading price of the common units.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement will permit our general partner to limit its liability, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

SP Holdings, or any transferee holding a majority of the incentive distribution rights, may elect to cause us to issue common units to it in connection with a resetting of the minimum quarterly distribution and the target distribution levels related to the incentive distribution rights, without the approval of the conflicts committee of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

The holder or holders of a majority of the incentive distribution rights, which will initially be SP Holdings, will have the right, at any time when such holders have received incentive distributions at the highest level to which they are entitled (35.5%) for each of the prior four consecutive fiscal quarters (and the amount of each such distribution did not exceed adjusted operating surplus for each such quarter), to reset the minimum quarterly distribution and the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution. SP Holdings has the right to transfer the incentive distribution rights at any time, in whole or in part, and any transferee holding a majority of the incentive distribution rights shall have the same rights as SP Holdings with respect to resetting target distributions.

In the event of a reset of the minimum quarterly distribution and the target distribution levels, the holders of the incentive distribution rights will be entitled to receive, in the aggregate, the number of common units equal to that number of common units which would have entitled the holders to an average aggregate quarterly cash distribution in the prior two quarters equal to the distributions on the incentive distribution rights in the prior two quarters. We anticipate that SP Holdings would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not otherwise be sufficiently accretive to cash distributions per common unit. It is possible, however, that SP Holdings or a transferee could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued common units rather than retain the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then-current business environment. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued common units to SP Holdings in connection with resetting the target distribution levels. Please read “Provisions of the Partnership Agreement Relating to Cash Distributions—SP Holdings’ Right to Reset Incentive Distribution Levels.”

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership will be organized under Delaware law, and we will conduct business in and outside of Delaware. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we will do business. You could be liable for any and all of our obligations as if you were a general partner if a court or government agency were to determine that:

•	we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•	your right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

For a discussion of the implications of the limitations of liability on a unitholder, please read “The Partnership Agreement—Limited Liability.”

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Transferees of common units are liable both for the obligations of the transferor to make contributions to the partnership that were known to the transferee at the time of transfer and for those obligations that were unknown if the liabilities could have been determined from the partnership agreement. Neither liabilities to partners on account of their partnership interest nor liabilities that are non-recourse to the partnership are counted for purposes of determining whether a distribution is permitted.

The NYSE MKT does not require a publicly traded limited partnership like us to comply with certain of its corporate governance requirements.

We anticipate that our common units will trade on the NYSE MKT after the Conversion. Because we will be a publicly traded limited partnership, the NYSE MKT does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE MKT corporate governance requirements.

Tax Risks to the Common Unitholders of Sanchez LP

Unitholders may be required to pay taxes on income from us, including their share of ordinary income and any capital gains on dispositions of properties by us, even if they do not receive any cash distributions from us.

Unitholders are required to pay U.S. federal income and other taxes and, in some cases, state and local income taxes, on their share of our taxable income, whether or not they receive cash distributions from us. Generally, should we generate taxable income for a particular tax year and not pay any cash distributions, our unitholders will be required to pay the actual U.S. federal income tax liability that results from their share of such taxable income even though they received no cash distributions from us.

For example, during 2013, we did not pay any cash distributions on our units. Since we generated taxable income allocable to our unitholders for the 2013 tax year, unitholders who held our common units during 2013 did not receive cash distributions from us sufficient to pay any actual tax liability that resulted from their share of such 2013 taxable income. Further, if we generate taxable income from either operations or the sale of assets in future years and do not distribute the resulting cash, our unitholders may not receive sufficient cash distributions to pay the actual tax liability that results from their allocable share of our taxable income. The majority of the proceeds generated in 2013 from the sale of our properties in the Black Warrior Basin was used to pay down debt and did not result in sufficient distributions to unitholders to pay any actual tax liability of each unitholder attributable to such sale.

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by states and localities. If the Internal Revenue Service (“IRS”) were to treat us as a corporation for U.S. federal income tax purposes or if we were to become subject to a material amount of entity-level taxation for state or local tax purposes, then our cash available for distribution would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on us being treated as a partnership for U.S. federal income tax purposes. A publicly traded partnership such as us may be treated as a corporation for U.S. federal income tax purposes unless it satisfies a “qualifying income” requirement. Based on our current operations we believe that we satisfy the qualifying income requirement and will continue to be treated as a partnership. Failing to meet the qualifying income requirement or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity. We have not requested, and do not plan to request, a ruling from the IRS with respect to our treatment as a partnership for U.S. federal income tax purposes.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate income tax rates, which is currently at a maximum marginal rate of 35%, and would likely pay state and local income tax at varying rates. Distributions to unitholders would generally be taxed as corporate distributions, and no income, gains, losses, deductions or credits would flow through to the unitholders. Because a tax would be imposed on us as a corporation, our cash available for distribution to our unitholders would be reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders likely causing a substantial reduction in the value of our common units.

The Sanchez LP partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the Target Distributions (as defined in our partnership agreement) will be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could adversely affect an investment in our common units.

At the state level, changes in current state law may subject us to additional entity-level taxation by individual states. Due to widespread state budget deficits and for other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may materially reduce the cash available for distribution to our unitholders.

Certain federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of future legislation.

Legislation has been proposed that would, if enacted into law, make significant changes to U.S. tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities and (iv) an extension of the amortization period for certain geological and geophysical expenditures. Other proposed changes could affect our ability to remain taxable as a partnership for U.S. federal income tax purposes. The passage of any legislation with similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of an investment in our common units.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for U.S. federal income tax purposes.

We will be considered to have technically terminated our existing partnership and having formed a new partnership for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income for the year of termination. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for U.S. federal income tax purposes, but instead we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we were unable to determine in a timely manner that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief procedure whereby, if a publicly traded partnership that has a technical termination request, the partnership will only have to provide one Schedule K-1 to unitholders for the year, and the IRS grants special relief among other things, notwithstanding two partnership tax years resulting from the technical termination.

A successful IRS contest of the U.S. federal income tax positions we take may adversely affect the market for our common units, and the costs of any contest will reduce cash available for distribution.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for U.S. federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take and a court may disagree with some or all of those positions. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

Tax-exempt entities and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from U.S. federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and may be taxable to such a unitholder. Distributions to non-U.S. persons will be reduced by withholding taxes imposed at the highest effective applicable tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of our taxable income.

We will treat each purchaser of our common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units, we will adopt depletion, depreciation and amortization positions that may not conform with all aspects of existing U.S. Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders’ tax returns.

Tax gain or loss on the disposition of our common units could be more or less than expected because prior distributions in excess of allocations of income will decrease a unitholder’s tax basis in his common units.

If a common unitholder sells common units, the unitholder will recognize gain or loss equal to the difference between the amount realized and the tax basis in those common units. Because distributions in excess of a unitholder’s allocable share of our net taxable income decrease the unitholder’s tax basis in its common units, the amount if any, of such prior excess distributions with respect to the common units a unitholder sells will, in effect, become taxable income to the unitholder if it sells such common units at a price greater than its tax basis in those common units, even if the price received is less than its original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to the unitholder. In addition, because the amount realized may include a unitholder’s share of our nonrecourse liabilities, a unitholder that sells common units may incur a tax liability in excess of the amount of cash received from the sale.

Unitholders may be subject to state and local taxes and return filing requirements in states where they do not live as a result of an investment in our common units.

In addition to U.S. federal income taxes, our unitholders are likely subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if they do not reside in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. It is the responsibility of each unitholder to file all U.S. federal, state and local tax returns that may be required of such unitholder.

We have adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the holders of incentive distribution rights and the common unitholders. The IRS may challenge this treatment, which could adversely affect the value of our common units.

When we issue additional units or engage in certain other transactions, we determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders, including holders of our incentive distribution rights. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain common unitholders and the holders of our incentive distribution rights, which may be unfavorable to such common unitholders. Moreover, under our current valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets and our allocations of income, gain, loss and deduction between the holders of our incentive distribution rights and certain of our common unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our common unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

We prorate our items of income, gain, loss and deduction between transferors and transferees of common units each month based upon the ownership of the common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. The IRS may challenge this treatment, which could change the allocation of income, gain, loss and deduction among our unitholders.

We prorate our items of income, gain, loss and deduction between transferors and transferees of common units each month based upon the ownership of the common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. The use of this proration method may not be permitted under existing or proposed Treasury regulations. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

A unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because a common unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of the loaned units, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan to the short seller, and he may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult with their tax advisor about whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained and incorporated by reference in this proxy statement/prospectus contains “forward-looking statements” as defined by the SEC that are subject to a number of risks and uncertainties, many of which are beyond our control. These statements may include discussions about our and Sanchez LP’s:

•	business strategy;

•	acquisition strategy;

•	financial strategy;

•	ability to resume, maintain and grow distributions;

•	drilling locations;

•	oil, natural gas and natural gas liquids reserves;

•	realized oil, natural gas and natural gas liquids prices;

•	production volumes;

•	lease operating expenses, general and administrative expenses and developmental costs;

•	future operating results; and

•	plans, objectives, expectations, forecasts, outlook and intentions.

All of these types of statements, other than statements of historical fact included or incorporated by reference in this proxy statement/prospectus, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained and incorporated by reference in this proxy statement/prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained and incorporated in this proxy statement/prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section and elsewhere in this proxy statement/prospectus. The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

THE SPECIAL MEETING

Date, Time, Place and Purposes of the Special Meeting

The Special Meeting will be held on March 6, 2015, at 9:00 a.m., Central Time, at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 for the following purposes:

1.	to approve the Plan of Conversion of the Company from a limited liability company to a limited partnership, as set forth in the Plan of Conversion, a copy of which is attached as Annex A to the proxy statement/prospectus (Proposal No. 1);

2.	to approve the LTIP Restatement, a copy of which is attached as Annex C to the proxy statement/prospectus (Proposal No. 2);

3.	to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Plan of Conversion (Proposal No. 3); and

4.	to transact any other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Our board of managers recommends that unitholders vote FOR Proposal No. 1, Proposal No. 2 and Proposal No. 3.

For the reasons for these recommendations, see “Special Factors—Recommendation of Our Board of Managers and Its Reasons for the Conversion,” beginning on page 15.

Who Can Vote at the Special Meeting

Unitholders can vote at the Special Meeting if they owned common units, Class A units or the Class Z unit at the close of business on February 4, 2015, which is referred to as the record date. On the record date, there were 28,792,584 common units outstanding and entitled to vote at the Special Meeting, held by approximately 55 unitholders of record, there were 484,505 Class A units outstanding and entitled to vote at the Special Meeting, held by SEPI, and there was one Class Z unit outstanding and entitled to vote at the Special Meeting, held by SEPI. A unitholder may cast one vote for each unit owned on the record date.

Votes Required for Approval

With respect to Proposal No. 1 regarding approval of the Plan of Conversion, the affirmative vote of the holders of a majority of the outstanding common units, a majority of the outstanding Class A units and the Class Z unit, each voting as a separate class, and entitled to vote at the Special Meeting, at which a quorum is present, is required to approve the Plan of Conversion. With respect to Proposal No. 2 and Proposal No. 3 regarding approval of the LTIP Restatement and any adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies, the affirmative vote of the holders of a majority of the votes cast by the holders of common units and Class A units, voting together as a single class, and the Class Z unit, voting as a separate class, and entitled to vote at the Special Meeting, at which a quorum is present, is required to approve such proposals. No separate vote of our unaffiliated unitholders is required with respect to Proposal No. 1, Proposal No. 2 or Proposal No. 3.

For Proposal No. 1, abstentions and broker non-votes will have the same effect as a vote against the Proposal. For Proposal No. 2 and Proposal No.  3, abstentions and broker non-votes will not be counted either in favor of or against approval of either of the Proposals.

Quorum

A quorum will be present at Special Meeting if a majority of each class of unitholders then outstanding and entitled to vote is present in person or by proxy. Because there were 28,792,584 common units outstanding and eligible to vote on February 4, 2015, the presence in person or by proxy of 14,396,293 common units is required to constitute a quorum with respect to the common units. Because there were 484,505 Class A units outstanding and eligible to vote on February 4, 2015, the presence in person or by proxy of 242,253 Class A units is required to constitute a quorum with respect to the Class A units. The holder of the Class Z unit must be present in person or by proxy in order to constitute a quorum with respect to the Class Z unit.

Abstentions and broker non-votes will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. We must have a quorum with respect to each of the common units, the Class A units and the Class Z unit to conduct any business at the meeting.

Adjournments

If a quorum with respect to any of the common units, Class A units or the Class Z unit is not present in person or represented by proxy at the Special Meeting, the Special Meeting may be adjourned by the affirmative vote of the holders of a majority of the votes cast by the holders of common units and Class A units, voting together as a single class, and the Class Z unit, voting as a separate class, and entitled to vote at the Special Meeting. In addition, if the adjournment proposal is approved, adjournments of the Special Meeting may be made for the purpose of soliciting additional proxies in favor of Proposal No. 1 or Proposal No. 2.

Manner of Voting

We refer to a unitholder who holds units in the unitholder’s own name (as opposed to being held in the name of their broker, bank or other nominee) as a “holder of record.” Holders of record may vote in person at the Special Meeting or by proxy. We recommend that holders of record vote by proxy even if they plan to attend the Special Meeting. Holders of record can always revoke their proxy and change their votes at the Special Meeting.

Proxy Voting by Holders of Record

Voting instructions are attached to your proxy card. If you properly submit your proxy to us in time to vote, one of the individuals named as your proxy will vote your units at the Special Meeting as you have directed. You may vote for or against any or all of the proposals submitted at the Special Meeting or abstain from voting.

If you are a holder of record, please vote your proxy by mail as provided below. Your submission of proxy authorizes Stephen R. Brunner and Charles C. Ward, or each of them, with or without the other, proxies, with full power of substitution and re-substitution, to vote all common units that you are entitled to vote at the Special Meeting.

To submit your proxy by mail, there are three steps:

1.	Vote on each of the matters as follows:

•	Proposal No. 1. Check the box “FOR” or “AGAINST” or “ABSTAIN” (to not cast a vote);

•	Proposal No. 2. Check the box “FOR” or “AGAINST” or “ABSTAIN” (to not cast a vote); and

•	Proposal No. 3. Check the box “FOR” or “AGAINST” or “ABSTAIN” (to not cast a vote).

2.	Sign and date your proxy card. If you do not sign and date your proxy card and do not submit a proxy by telephone or Internet, your votes cannot be counted.

3.	Mail your proxy card in the pre-addressed, postage-paid envelope.

Please check the box on your proxy card if you plan to attend the Special Meeting.

Only the latest dated proxy received from you will be voted at the Special Meeting.

Voting of Units Held in “Street Name”

If your units are not held in your own name but rather by your broker, bank or another nominee, we refer to your units as being held in “street name” by your nominee.

If your units are held in “street name” and you wish to attend the Special Meeting and personally vote your units held in street name, you must obtain a legally sufficient proxy from your nominee authorizing you to vote your units held in street name. If your units are held in a brokerage account, you will receive a full meeting package, including a voting instructions form to vote your units. If you do not receive a request for voting instructions from your nominee well in advance of the Special Meeting, we recommend that you directly contact your nominee to determine how to cause your units to be voted as you wish. Your brokerage firm may permit you to provide voting instructions by telephone or by the Internet.

Under the rules of the NYSE MKT, we anticipate that Proposal No. 1 and Proposal No. 2 in this proxy statement/prospectus will be non-discretionary matters for which specific voting instructions from beneficial owners are required. As a result, brokers and other nominees subject to NYSE MKT rules will not be allowed to vote with respect to any proposal on behalf of a beneficial owner if the beneficial owner does not provide specific voting instructions on that proposal. Your units held in street name will, however, be counted for purposes of determining whether a quorum is present at the Special Meeting. We urge you to respond to your brokerage firm so that your vote will be cast in accordance with your instructions.

How Proxies Will Be Voted

All units entitled to vote and represented by properly completed proxies received prior to the Special Meeting (unless properly revoked) will be voted at the Special Meeting as instructed on the proxies.

If holders of record who submit a properly completed proxy do not indicate how their units should be voted on a matter, the units represented by their proxy will be voted (unless properly withdrawn) as our board of managers recommends and therefore will be voted:

•	FOR the proposal to approve the Plan of Conversion,

•	FOR the proposal to approve the LTIP Restatement, and

•	FOR the proposal to adjourn the Special Meeting to a later date or date, if necessary or appropriate, to allow for the solicitation of additional proxies.

However, if your units are held in “street name” and you do not instruct your broker or other nominee on how to vote your units, your proxy will not be voted as our board of managers recommends.

Revoking a Proxy

You may revoke your proxy at any time prior to its exercise by:

•	notifying the Company’s Corporate Secretary in writing received prior to the commencement of the Special Meeting at Sanchez Production Partners LLC, 1000 Main Street, Suite 3000, Houston, Texas 77002, that you are changing your vote or revoking your proxy; or

•	completing and sending in another proxy card or voting instructions form with a later date, which proxy card or voting instructions form is received prior to the closing of the polls at the Special Meeting; or

•	attending the Special Meeting and voting in person by ballot.

Your attendance at the Special Meeting in person without voting will not automatically revoke your proxy. If you revoke your proxy during the Special Meeting, this will not affect any vote previously taken. If you hold units in street name and you desire to revoke your proxy, you should follow the instructions provided by your nominee.

Solicitation of Proxies and Expenses

Sanchez Production Partners LLC, on behalf of its board of managers, through its board members, officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, electronically or by telephone, facsimile, press release, the Internet or advertisements. No additional compensation will be paid to our managers, officers or employees for such services. The Company has also retained Georgeson, Inc. to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $20,000 plus reimbursement of expenses. We will pay the cost of soliciting proxies. We will also reimburse brokers, nominees, banks and other fiduciaries for their expenses in sending these materials to you and receiving your voting instructions.

Questions About Voting or the Special Meeting

If you have any questions or need further assistance in voting your units, please call the Company’s Investor and Media Relations at (877) 843-0009 (toll-free).

PROPOSAL NO. 1: APPROVAL OF THE PLAN OF CONVERSION

The following summary describes material provisions of the Plan of Conversion, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. This summary may not contain all of the information about the Plan of Conversion that is important to you. You are encouraged to carefully read the Plan of Conversion in its entirety for a more complete understanding of the terms and conditions of the Conversion.

Structure of the Conversion

Subject to the conditions of the Plan of Conversion, the Company will convert from a limited liability company formed under the laws of the State of Delaware to a limited partnership formed under the laws of the State of Delaware. Upon the effectiveness of the Conversion, the converted entity’s name will change to Sanchez Production Partners LP.

Effective Time of the Conversion

Consummation of the Conversion is expected to occur, subject to the satisfaction or waiver of all closing conditions, promptly following the Special Meeting. The Conversion will become effective, assuming satisfaction or waiver of all other closing conditions, immediately when the certificate of Conversion is accepted for filing by the Secretary of State of Delaware (or such later time as set forth in the certificate of Conversion). In this proxy statement/prospectus, the time when the Conversion becomes effective is referred to as the effective time of the Conversion.

Conversion of Units; Conversion Procedures

Conversion of Units

The Plan of Conversion provides that each outstanding common unit of the Company will be converted into one common unit of Sanchez LP, the outstanding Class A units of the Company will be converted into common units of Sanchez LP in a number equal to 2% of the Sanchez LP common units outstanding immediately after the Conversion (after taking into account the conversion of such Class A units), and the outstanding Class Z unit will be cancelled. In addition, a non-economic general partner interest will be issued to Sanchez GP, and the incentive distribution rights of Sanchez LP will be issued to SP Holdings.

At the effective time of the Conversion, the certificate of formation and operating agreement of the Company will be terminated, and a new certificate of formation and partnership agreement of Sanchez LP will be in effect. For a description of the terms of the partnership agreement, and the rights of the unitholders of Sanchez LP thereunder, see “The Partnership Agreement” and the form of partnership agreement of Sanchez LP attached as Annex B to this proxy statement/prospectus.

Conversion Procedures

All Sanchez LP common units issued in connection with the Conversion will be uncertificated. Sanchez LP will register, or cause to be registered in book-entry form, the Sanchez LP common units into which each uncertificated Company unit is converted as a result of the Conversion.

As soon as reasonably practicable after the effective time of the Conversion, Sanchez LP will send a letter of transmittal to each person who was a record owner of the Company’s units at the effective time of the Conversion and holds a certificate. This mailing will contain instructions on how to surrender any certificates formerly representing common units or Class A units of the Company in order for the common units of Sanchez LP received in the Conversion to be registered in book-entry form (or cancelled in the case of the Class Z unit).

Until each certificate of the Company’s units is surrendered, such certificate or book-entry unit (other than such certificated or book-entry unit representing the Class Z unit) will be deemed at any time after the effective time of the Conversion to represent common units of Sanchez LP.

Lost Unit Certificates

If a certificate formerly representing common units or Class A units of the Company has been lost, stolen or destroyed, Sanchez LP will register in book-entry form the Sanchez LP common units issued in connection with the Conversion upon receipt of an affidavit as to that loss, theft or destruction, and, if required by Sanchez LP, the posting of a bond in such reasonable amount as Sanchez LP will direct as indemnity, with such assurances as Sanchez LP may reasonably require.

Distributions with Respect to Unexchanged Company Units

Distributions, if any, that are made to holders of the Company’s units prior to the effective time of the Conversion will be paid to such holders regardless whether such payment is made before or after the effective time of the Conversion and regardless whether such unitholder transmitted its Company unit certificate for book-entry registration of its Sanchez LP common units.

Appraisal Rights

The unitholders of the Company will not have any appraisal rights in connection with the Conversion.

Treatment of Equity Awards

The Company has two equity incentive plans pursuant to which awards are outstanding: the Constellation Energy Partners LLC Long-Term Incentive Plan and the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan.

As contemplated by Proposal No. 2, Sanchez LP proposes to amend and restate the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan and merge the Constellation Energy Partners LLC Long-Term Incentive Plan into such restated plan. Under the LTIP Restatement, awards under the Company’s existing plans will continue in effect in accordance with their terms, except that the right to receive the Company’s common units thereunder instead will represent the right to receive Sanchez LP common units.

If Proposal No. 2 is not approved by our unitholders, then a “change in control” will have been deemed to occur under each of the Company’s existing plans and each of the equity awards outstanding immediately prior to the effectiveness of the Conversion will be immediately vested and become free of any conditions or restrictions and will be treated in the Conversion equally with each Company common unit that is not subject to any such restrictions or conditions.

Conditions to the Conversion

Consummating the Conversion is subject to the satisfaction or waiver of the following conditions:

•	obtaining approval of our common unitholders, Class A unitholders and the Class Z unitholder;

•	the registration statement, of which this proxy statement/prospectus is a part, having been declared effective by the SEC;

•	the common units representing limited partner interests in Sanchez LP being admitted to trading on the NYSE MKT, subject to official notice of issuance;

•	any waivers, consents or amendments needed under the Company’s contracts, licenses and permits in connection with the Conversion being obtained;

•	our board of managers not having revoked their recommendation that the unitholders vote in favor of the Conversion;

•	our having received all other required regulatory approvals, other than approvals the absence of which would not have a material adverse effect on us; and

•	the absence of any statute, order or injunction prohibiting the Conversion.

No federal or state regulatory requirements must be complied with or approval must be obtained in connection with the Conversion, other than filing a certificate of conversion and certificate of limited partnership with the Secretary of State of the State of Delaware.

Interests of Our Managers and Officers in the Conversion

Although we currently anticipate that the persons who are currently managers and executive officers of the Company will become directors and executive officers of Sanchez GP upon the effectiveness of the Conversion, no assurance can be provided that SP Holdings, as the owner of Sanchez GP, will not appoint new directors or that new officers will not be appointed. See “Management.”

Each of our chief executive officer and chief financial officer has an employment agreement with us pursuant to which, upon a “change of control” and the subsequent termination of such executive’s employment by us without cause or by the executive for good reason within two years following such change of control, we will be required to:

•	make a cash payment of (i) two times the executive’s then-current annual compensation, which includes (A) the target level bonus plus (B) the greater of the annual base salary in effect on the date of such termination, the annual base salary in effect 180 days prior to such termination, or the annual base salary in effect immediately prior to the change of control, plus (ii) the performance award and target-based grants payable under our incentive plans for the then-current year, paid as if the target-level performance was achieved for the entire year, prorated based on the number of whole or partial months completed at the time of such termination;

•	cause any unvested awards granted under our incentive plans to become immediately vested and cause any and all nonqualified deferred compensation to become immediately non-forfeitable;

•	cause a continuation of medical and dental benefits for one year following the change of control; and

•	provide for a full tax gross-up in connection with any excise tax levied on the items described in the preceding three bullets.

Although a change of control under the employment agreements has already occurred on June 17, 2014 upon the election of two new Class B members to our board of managers, a further change of control is anticipated to occur upon the effective time of the Conversion, which will thereby extend the two-year change of control period under which our executive officers may receive enhanced severance benefits if their employment is terminated by us without cause or by the executive for good reason.

If Proposal No. 2 is not approved by our unitholders for Sanchez LP to adopt the new LTIP Restatement and the Conversion nevertheless is consummated, then a “change in control” will have been deemed to occur under each of the Company’s existing incentive plans and each of the equity awards outstanding immediately prior to the effectiveness of the Conversion will be immediately vested and become free of any conditions or restrictions and will be treated in the Conversion equally with each Company common unit that is not subject to any such restrictions or conditions. As of the record date, our managers and officers held an aggregate of 62,292 awards, the vesting of which would be accelerated if Proposal No. 2 is not approved by our unitholders.

The following table sets forth the maximum compensation that would be payable under certain circumstances to the Company’s Chief Executive Officer and Chief Financial Officer related to consummating the Conversion, if approved by our unitholders:

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Tax Reimbursement(5)	Other	Total
Steven R. Brunner	$2,280,000	$3,198,516	—	$22,300	—	—	$5,500,816
President, Chief Executive Officer & Chief Operating Officer

Charles C. Ward	$1,365,375	$1,066,181	—	$22,300	—	—	$2,453,856
Chief Financial Officer, Chief Accounting Officer, Treasurer & Secretary

(1)	Based on the compensation arrangements established as of January 26, 2015, this cash compensation would be payable under the executive’s employment agreement if his employment with us is terminated in 2015 other than for cause, death or disability.
(2)	Represents the value of the unvested equity awards outstanding as of January 26, 2015 that would be accelerated based on a per common unit price of $3.92, which is the average closing price of the Company’s common units over the first five business days following the first public announcement of the Conversion. These awards would be accelerated either if the new LTIP Restatement is not approved by our unitholders or the executive’s employment with us is terminated other than for cause.
(3)	We do not have any pension or deferred compensation plans.
(4)	Represents the cost of COBRA continuation coverage required to be provided under the executive’s employment agreement if the executive’s employment with us is terminated other than for cause, disability or death.
(5)	Payable under the executive’s employment agreement if the executive’s employment with us is terminated other than for cause, disability or death and the termination payment under the employment agreement results in an excise tax payable by the executive.

Stock Exchange Listing

We anticipate that the Sanchez LP common units will trade under the ticker symbol “SPP” upon the effective time of the Conversion.

Vote Required

The affirmative vote of the holders of a majority of the outstanding common units, a majority of the outstanding Class A units and the Class Z unit, each voting as a separate class, and entitled to vote at the Special Meeting, at which a quorum is present, is required to approve Proposal No. 1. Abstentions and broker non-votes will have the same effect as votes against Proposal No. 1.

Board Recommendation

Our board of managers recommends that the unitholders vote FOR Proposal No. 1 to approve the Plan of Conversion.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS OF SANCHEZ LP

You should read the following discussion of the cash distribution policy of Sanchez LP in conjunction with the specific assumptions included in this section. In addition, you should read “Note Regarding Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical results of operations, you should refer to our historical Condensed Consolidated Financial Statements and the notes to those financial statements included elsewhere in this prospectus.

As used in this section, references to “we,” “us” and “our” refer to Sanchez LP. Unless the context otherwise requires, references in this section to any class of units references to the units of Sanchez LP to be issued and outstanding upon consummation of the Conversion, and references to any unitholders refer to the unitholders of Sanchez LP.

General

Rationale for Our Cash Distribution Policy

Upon such time as the board of managers of our general partner determines that we have sufficient “available cash,” we intend to make a minimum quarterly distribution of at least $0.05 per unit ($0.20 per unit on an annualized basis) on all of our units. As of the date of this proxy statement/prospectus, we do not anticipate having sufficient available cash to be able to make any distributions on our units during the next 12 months unless we consummate a significant acquisition that generates sufficient available cash, which is a strategy that we are pursuing. The amount of the available cash shortfall during the next twelve months is anticipated to be at least the full amount of the approximately $1.5 million that would be needed to make a distribution in each quarter.

We expect that if we are successful in executing our business strategy, we will grow our business in a steady and sustainable manner and distribute to our unitholders a portion of any increase in our earnings resulting from such growth. Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing rather than retaining a substantial amount of the cash derived from our earnings. However, since it will be our policy to set our distributions based on the level of success of our operations, the actual amount of cash that we distribute on our common units will depend principally on the amount of earnings that we can generate from our operations. In addition, as we discuss below, our ability to pay distributions is subject to various restrictions, as well as other factors.

The Company established the minimum quarterly distribution of $0.05 per unit in connection with entering into the Services Agreement with SP Holdings in May 2014. At that time, the Company’s common unit price had historically been trading on the NYSE MKT around $2.00 per common unit. The Company desired to have an approximate yield of 10% on its common units, which is the midpoint of the range for typical master limited partnership yields.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that we will make quarterly cash distributions to our unitholders. We do not have a legal or contractual obligation to pay quarterly distributions at our minimum quarterly distribution rate or at any other rate. Our cash distribution policy is subject to certain restrictions and may be changed at any time. The reasons for such uncertainties in our stated cash distribution policy include the following factors:

•	Our ability to make cash distributions may be limited by certain covenants in our revolving credit facility. Should we be unable to satisfy these covenants, we will be unable to make cash distributions notwithstanding our cash distribution policy.

•	Our general partner will have the authority to establish cash reserves for the prudent conduct of our business, including for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels that we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

•	Prior to making any distribution on the common units, and pursuant to the Services Agreement, we will pay SP Holdings an administrative fee and reimburse our general partner and its affiliates, including SP Holdings, for all direct and indirect expenses they incur on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. We currently estimate that the aggregate amount of fees and reimbursed expenses pursuant to the Services Agreement will be $3.9 million annually. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce our ability to pay distributions to our unitholders.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions that we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

•	If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read “Provisions of the Partnership Agreement Relating to Cash Distributions—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” We do not anticipate that we will make any distributions from capital surplus.

•	Our ability to make distributions to our unitholders depends on the performance of our assets and subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state limited liability company laws and other laws and regulations.

Our Ability to Grow may be Dependent on Our Ability to Access External Expansion Capital

We expect to generally distribute a significant percentage of our cash from operations to our unitholders on a quarterly basis, after the establishment of cash reserves and payment of our expenses. Therefore, our growth may not be as fast as businesses that reinvest most or all of their cash to expand ongoing operations. Moreover, our future growth may be slower than our historical growth. We expect that we will rely primarily upon external financing sources, including bank borrowings and issuances of debt and equity interests, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

Our Minimum Quarterly Distribution

Pursuant to our distribution policy, upon such time as our board of managers determines that we have sufficient available cash, we intend to declare a minimum quarterly distribution of $0.05 per unit for each complete quarter, or $0.20 per unit on an annualized basis. The payment of the full minimum quarterly distribution on all of the common units to be outstanding upon consummation of the Conversion based on the number of units of the Company outstanding as of January 26, 2015 would require us to have earnings providing amounts available for distribution of approximately $1.5 million per quarter, or $5.9 million per year. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”

The table below sets forth the amount of common units that will be outstanding immediately after the effective time of the Conversion based on the number of units of the Company outstanding as of August 18, 2014, and the earnings needed to pay the aggregate minimum quarterly distribution on all of such units for a single fiscal quarter and a four quarter period:

	Number of Units	Distributions
		One Quarter	Annualized
		(in thousands)
Publicly held common units	23,368,826	$1,168	$4,673
Common units held by affiliates of SOG	6,011,362	301	1,202

Total	29,380,188	$1,469	$5,876

SP Holdings will be the initial holder of the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 35.5%, of the cash we distribute in excess of $0.0875 per unit per quarter.

We expect to pay our distributions on or about the last day of each of February, May, August and November to holders of record on or about the 15th day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution, if any, for the period after the effective time of the Conversion through March 31, 2015 based on the actual length of the period.

For each of the seven quarters ended September 30, 2014, the Company had no cash available to make a distribution on its common units, with the shortfall being at least the full amount of the approximate $1.5 million that would have been needed to make a distribution in each such quarter. We do not anticipate being able to make the minimum quarterly distribution on the Sanchez LP common units until we acquire assets that generate cash, sell existing assets for cash or undertake a recapitalization event that results in us having additional available cash, none of which we anticipate occurring before March 31, 2015. In addition to the limitations on our availability to make distributions discussed above under “—General,” please also see “Item 1A. Risk Factors—Risk Related to Our Distributions to Unitholders” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 included herein regarding the risks involved in our being able to make distributions, including:

•	our having insufficient cash flow from operations;

•	our reserve-based credit facility, which may limit our ability to make distributions;

•	significant declines in natural gas prices that reduce our ability to invest in new drilling opportunities which would generate cash flow to make distributions;

•	our incurrence of substantial capital expenditures that reduce cash available for distribution;

•	estimating maintenance capital expenditures higher than actual capital expenditures, which would reduce the cash available for distribution;

•	hedging activities that result in financial losses and reduced cash flow to make distributions; and

•	the lack of acquisitions, which may limit any increases in distributions.

PROVISIONS OF THE PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of Sanchez LP’s partnership agreement that relate to cash distributions.

As used in this section, references to “we,” “us” and “our” refer to Sanchez LP. Unless the context otherwise requires, references in this section to any class of units references to the units of Sanchez LP to be issued and outstanding upon the effective time of the Conversion, and references to any unitholders refer to the unitholders of Sanchez LP.

Distributions of Available Cash

General

Our partnership agreement requires that, on or about the last day of each of February, May, August and November, beginning with the quarter in which the Conversion is consummated, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the amount of our distribution for the period from and including the effective time of the Conversion through the end of the quarter in which the Conversion becomes effective based on the actual length of the period.

Definition of Available Cash

Available cash generally means, for any quarter, all cash on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including cash reserves for our future capital expenditures and anticipated future debt service requirements subsequent to that quarter);

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units);

•	plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to unitholders, and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

Operating Surplus and Capital Surplus

General

Any distributions that we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

In determining operating surplus and capital surplus, we will only take into account our proportionate share of our consolidated subsidiaries, provided they are not wholly owned, and our proportionate share of entities accounted for under the equity method.

Operating Surplus

We define operating surplus as:

•	$20.0 million (as described below); plus

•	all of our cash receipts, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be amortized in operating surplus in equal quarterly installments over the remaining scheduled term of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in connection with consummating the Company’s initial public offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the replacement, improvement, addition, expansion, acquisition, construction or development of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in connection with the Company’s initial public offering, to pay interest on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to in the prior bullet; less

•	all of our operating expenditures (as defined below); less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $20.0 million of cash we receive in the future from non-operating sources such an asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) issuances of equity securities and (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, amounts paid under the Services Agreement, reimbursements of expenses of our general partner and its affiliates, director, officer and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its settlement or termination date specified therein will be amortized in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of a rate hedge contract or a commodity hedge contract will be amortized over the life of such rate hedge contract or commodity hedge contract), estimated maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	actual maintenance capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to our partners; or

•	repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans).

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•	sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of the initial public offering of the Company equals the operating surplus from the closing of the initial public offering of the Company through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating capacity, operating income or asset base over the long term. Examples of expansion capital expenditures include the construction, development or acquisition of assets associated with the upstream and midstream business to the extent such capital expenditures are expected to expand our operating capacity, our operating income or our asset base. Expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the replacement, improvement, addition, expansion acquisition, construction, development or capital contribution of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of.

Maintenance capital expenditures are cash expenditures made to maintain, over the long-term, our operating capacity, operating income or asset base. Examples of maintenance capital expenditures are expenditures to develop and replace our oil and natural gas reserves as well as the repair, refurbishment and replacement of gathering and transportation assets, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

Because our maintenance capital expenditures can be very large and irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus and cash available for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus. As a result, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement requires that an estimate of the average quarterly maintenance capital expenditures necessary to maintain our asset base over the long-term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year. The estimate is made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our future estimated maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The use of estimated maintenance capital expenditures in calculating operating surplus has the following effects:

•	it reduces the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it increases our ability to distribute as operating surplus cash we receive from non-operating sources;

•	it is more difficult for us to raise our distribution above the minimum quarterly distribution and pay distributions on our incentive distribution rights; and

•	it reduces the likelihood that a large maintenance capital expenditure during one quarterly distribution period will prevent the payment of a distribution on the incentive distribution rights in respect of any quarterly distribution period since the effect of an estimate is to spread the expected expense over several periods, thereby mitigating the effect of the actual payment of the expenditure on any single period.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but that are not expected to expand our operating capacity or operating income over the long term.

Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive increasing percentages (13.0%, 23.0% and 35.5%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. SP Holdings will hold the incentive distribution rights, but may transfer these rights at any time.

If, for any quarter, we have distributed cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution, then we will make additional distributions from operating surplus for that quarter among the unitholders and SP Holdings (as the holder of our incentive distribution rights) in the following manner:

•	first, 100% to all unitholders, pro rata, until each unitholder receives a total of $0.0575 per unit for that quarter (the “first target distribution”);

•	second, 87.0% to all common unitholders, pro rata, and 13.0% to the holders of our incentive distribution rights, until each unitholder receives a total of $0.0625 per unit for that quarter (the “second target distribution”);

•	third, 77.0% to all common unitholders, pro rata, and 23.0% to the holders of our incentive distribution rights, until each unitholder receives a total of $0.0875 per unit for that quarter (the “third target distribution”); and

•	thereafter, 64.5% to all common unitholders, pro rata, and 35.5% to the holders of our incentive distribution rights.

Percentage Allocations of Distributions from Operating Surplus

The following table illustrates the percentage allocations of distributions from operating surplus between the common unitholders and SP Holdings (as the holder of our incentive distribution rights) based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of SP Holdings (as the holder of our incentive distribution rights) and the common unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Common Unit.” The percentage interests shown for our common unitholders and SP Holdings (as the holder of our incentive distribution rights) for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assume that SP Holdings has not transferred its incentive distribution rights.

	Total Quarterly Distribution Per Common Unit	Marginal Percentage Interest in Distributions
		Common Unitholders	SP Holdings (as Holder of Incentive Distribution Rights)
Minimum Quarterly Distribution	up to $0.05	100.0%	0.0%
First Target Distribution	above $0.05 up to $0.0575	100.0%	0.0%
Second Target Distribution	above $0.0575 up to $0.0625	87.0%	13.0%
Third Target Distribution	above $0.0625 up to $0.0875	77.0%	23.0%
Thereafter	above $0.0875	64.5%	35.5%

SP Holdings’ Right to Reset Incentive Distribution Levels

SP Holdings, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the target distribution levels upon which the incentive distribution payments to SP Holdings would be set. If SP Holdings transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that SP Holdings holds all of the incentive distribution rights at the time that a reset election is made. The right to reset the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for the prior four consecutive fiscal quarters. The reset target distribution levels will be higher than the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following the reset event increase as described below. We anticipate that SP Holdings would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to SP Holdings.

In connection with the resetting of the target distribution levels and the corresponding relinquishment by SP Holdings of incentive distribution payments based on the target cash distributions prior to the reset, SP Holdings will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the cash distributions related to the incentive distribution rights received by SP Holdings for the two quarters prior to the reset event as compared to the average cash distribution per common unit in such quarters.

The number of common units that SP Holdings would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the amount of cash distributions received by SP Holdings in respect of its incentive distribution rights for the two fiscal quarters ended immediately prior to the date of such reset election by (y) the average amount of cash distributed per common unit with respect to such quarters. SP Holdings would be entitled to receive distributions in respect of these common units pro rata in subsequent periods.

Following a reset election, a baseline minimum quarterly distribution amount will be calculated as an amount equal to the average of the cash distributions paid per common unit for the two full fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would make distributions from operating surplus for each quarter thereafter as follows:

•	first, 100% to all common unitholders, pro rata, until each such unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•	second, 87.0% to all common unitholders, pro rata, and 13.0% to SP Holdings, until each such unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•	third, 77.0% to all common unitholders, pro rata, and 23.0% to SP Holdings, until each such unitholder receives an amount per unit equal to 175.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 64.5% to all common unitholders, pro rata, and 35.5% to SP Holdings.

The following table illustrates the percentage allocation of distributions from operating surplus among our unitholders and SP Holdings (as the holder of our incentive distribution rights) at various distribution levels (1) pursuant to the distribution provisions of our partnership agreement in effect upon consummation of the Conversion, as well as (2) following a hypothetical reset of the target distribution levels based on the assumption that the quarterly distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.0875.

	Quarterly Distribution per Unit Prior to Reset	Common Unitholders	SP Holdings (as Holder of our Incentive Distribution Rights)	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	up to $0.05	100.0%	0.0%	up to $0.0875(1)
First Target Distribution	above $0.05 up to $0.0575	100.0%	0.0%	above $0.0875 up to $0.1006(2)
Second Target Distribution	above $0.0575 up to $0.0625	87.0%	13.0%	above $0.1006 up to $0.1094(3)
Third Target Distribution	above $0.0625 up to $0.0875	77.0%	23.0%	above $0.1094 up to $0.1531(4)
Thereafter	above $0.0875	64.5%	35.5%	above $0.1531

(1)	This amount is equal to the hypothetical reset minimum quarterly distribution.
(2)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.
(4)	This amount is 175.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of distributions from operating surplus that would be distributed to our unitholders and SP Holdings (as the holder of our incentive distribution rights), in respect of its incentive distribution rights, based on the amount distributed for the quarter immediately prior to the reset. The table assumes that immediately prior to the reset there would be 29,380,188 common units outstanding and the distribution to each common unit would be $0.0875 per quarter for the quarter prior to the reset.

	Quarterly Distribution Per Unit Prior to Reset	Cash Distributions Prior to Reset
		Common Units	Incentive Distribution Rights	Total
		(in thousands)
Minimum Quarterly Distribution	up to $0.05	$1,469	$—	$1,469
First Target Distribution	above $0.05 up to $0.0575	220	—	220
Second Target Distribution	above $0.0575 up to $0.0625	147	22	169
Third Target Distribution	above $0.0625 up to $0.0875	735	219	953
Thereafter	above $0.0875	—	—	—

		$2,571	$241	$2,812

The following table illustrates the total amount of distributions from operating surplus that would be distributed to our unitholders and SP Holdings (as the holder of our incentive distribution rights) in respect of its incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be 32,138,453 common units outstanding and the distribution to each common unit would be $0.0875. The number of common units to be issued to SP Holdings upon the reset was calculated by dividing (1) the amount received by SP Holdings in respect of its incentive distribution rights for the two quarters prior to the reset as shown in the table above, or $482,000 in the aggregate, by (2) the average cash distributed on each common unit for the two quarters prior to the reset, as shown in the table above, or $0.1750 per unit in the aggregate.

	Quarterly Distribution Per Unit After Reset	Cash Distributions After Reset
		Common Units	Incentive Distribution Rights	Total
(in thousands, except per unit amounts)
Minimum Quarterly Distribution	up to $0.0875	$2,812	$—	$2,812
First Target Distribution	above $0.0875 up to $0.1006	—	—	—
Second Target Distribution	above $0.1006 up to $0.1094	—	—	—
Third Target Distribution	above $0.1094 up to $0.1531	—	—	—
Thereafter	above $0.1531	—	—	—

		$2,812	$—	$2,812

SP Holdings (as the holder of our incentive distribution rights) will be entitled to cause the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

•	first, to all common unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below; and

•	thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution From Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the Company’s initial public offering, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for SP Holdings to receive incentive distributions. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once we reduce the minimum quarterly distribution and target distribution levels to zero, all future distributions will be made such that 64.5% is paid to all unitholders, pro rata, and 35.5% is paid to the holder or holders of incentive distribution rights, pro rata.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the initial unit price, as described below under “—Distributions of Cash Upon Liquidation.”

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if as a result of a change in law or interpretation thereof, we are or any of our subsidiaries is treated as an association taxable as a corporation or are otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by unitholders for their units in the Company’s initial public offering, which we refer to as the “initial unit price” for each unit. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of SP Holdings.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. We will generally allocate any gain to the partners in the following manner:

•	first, 100% to the general partner until the amount allocated under this paragraph equals the amount of losses allocated to the general partner;

•	second, 100% to the common unitholders, pro rata, until the capital account for each common unit is equal to: (A) the sum of (1) the initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs reduced by any distribution made from operating surplus in satisfaction of the minimum quarterly distribution with respect to such common unit for such quarter; and (3) the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (B) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we have distributed to the unitholders, pro rata, for each quarter of our existence;

•	third, 87.0% to all unitholders, pro rata, and 13.0% to SP Holdings (as the holder of our incentive distribution rights), until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 87.0% to the unitholders, pro rata, and 13.0% to SP Holdings (as the holder of our incentive distribution rights) for each quarter of our existence;

•	fourth, 77.0% to all unitholders, pro rata, and 23.0% to SP Holdings (as the holder of our incentive distribution rights), until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 77.0% to the unitholders, pro rata, and 23.0% to SP Holdings (as the holder of our incentive distribution rights) for each quarter of our existence; and

•	thereafter, 64.5% to all unitholders, pro rata, and 35.5% to SP Holdings (as the holder of our incentive distribution rights).

The percentage interests set forth above for SP Holdings assume SP Holdings has not transferred the incentive distribution rights.

Manner of Adjustments for Losses

We will generally allocate any loss to our to our common unitholders in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero and thereafter, to our general partner.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we generally will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the common unitholders and the holders of our incentive distribution rights in the same manner as we allocate gain or loss upon liquidation.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

As used in this section, references to “we,” “us” and “our” refer to Sanchez LP. Unless the context otherwise requires, references in this section to any class of units references to the units of Sanchez LP to be issued and outstanding upon consummation of the Conversion, and references to any unitholders refer to the unitholders of Sanchez LP.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including SP Holdings, SOG and SEPI, on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to SP Holdings. At the same time, our general partner has a duty to manage our partnership in a manner that it believes is not adverse to our interests. Our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Revised Uniform Limited Partnership Act (“Delaware Act”) provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or our limited partners, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all of our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval;

•	approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates;

•	determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to, or available from, unrelated third parties; or

•	determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then our partnership agreement provides that it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors that it determines in good faith to consider when resolving a conflict. An independent third-party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be “in good faith,” unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interests of the partnership.

Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	entry into and repayment of current and future indebtedness;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of enabling our general partner or its affiliates to receive distributions on the incentive distribution rights.

In addition, our general partner may use an amount, initially equal to $20.0 million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on the incentive distribution rights. All of these actions may affect the amount of cash or equity distributed to our unitholders and our general partner. Please read “Provisions of the Partnership Agreement Relating to Cash Distributions.”

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. Please read “Provisions of the Partnership Agreement Relating to Cash Distributions—Operating Surplus and Capital Surplus—Operating Surplus.”

The directors and officers of Sanchez GP have a fiduciary duty to make decisions in the best interests of the owners of Sanchez GP, which may be contrary to our interests.

Because it is anticipated that, following the Conversion, certain officers and/or certain directors of our general partner may also be directors, managers and/or officers of affiliates of our general partner, including SP Holdings, SOG, SEPI and certain of their affiliates, they have fiduciary duties to such entities that may cause them to pursue business strategies that disproportionately benefit them or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as SP Holdings, SOG, SEPI and their affiliates, in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by Delaware fiduciary duty law as permitted by the Delaware Act. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation.

Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•	our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning that it believed that the decision was not adverse to the interests of our partnership;

•	our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or, in the case of a criminal matter, acted with knowledge that its conduct was criminal; and

•	in resolving conflicts of interest, it will be presumed that in making its decision the general partner, the board of directors of the general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By taking ownership of a common unit, including by way of the Conversion, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “—Fiduciary Duties.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business, including, but not limited to, the following actions:

•	expending, lending or borrowing money, assuming, guaranteeing or otherwise contracting for indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•	preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating, granting a security interest in or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyance or other instruments;

•	distributing cash;

•	selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•	forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;

•	controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•	purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing, purchasing or otherwise acquiring additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

•	entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Common units are subject to our general partner’s call right.

If at any time our general partner and its controlled affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of common units.

Attorneys, independent accountants and others who perform services for us may be retained by our general partner after the Conversion. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business other than those incidental to its ownership of interests in us. However, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, and may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

The holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

The holder or holders of a majority of our incentive distribution rights (initially SP Holdings) have the right, at any time when they have received incentive distributions at the highest level to which they are entitled (35.5%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that SP Holdings would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, SP Holdings may transfer the incentive distribution rights at any time. It is possible that SP Holdings or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the incentive distribution rights expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the incentive distribution rights may be experiencing, or may expect to experience, declines in the cash distributions that it receives related to the incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for them to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the incentive distribution rights in connection with resetting the target distribution levels. Please read “Provisions of the Partnership Agreement Relating to Cash Distributions—Incentive Distribution Rights.”

Fiduciary Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be problematic under otherwise applicable state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties (including it and its affiliates) involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. However, modifying the fiduciary duty standards represents a detriment to our public unitholders because it restricts the recourse otherwise available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards replace the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our common unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its duties to the limited partners.

The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement.

By taking ownership of our common units, including by way of the Conversion, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was criminal. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

As used in this section, references to “we,” “us” and “our” refer to Sanchez LP. Unless the context otherwise requires, references in this section to any class of units references to the units of Sanchez LP to be issued and outstanding upon consummation of the Conversion, and references to any unitholders refer to the unitholders of Sanchez LP.

The Units

The common units are a separate class of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read this section and “Provisions of the Partnership Agreement Relating to Cash Distributions.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. is anticipated to serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or a successor has not accepted its appointment, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Annex B. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions, please read “Provisions of the Partnership Agreement Relating to Cash Distributions”;

•	with regard to the duties of, and standard of care applicable to, our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences of Sanchez LP Common Unit Ownership.”

As used in this section, references to “we,” “us” and “our” refer to Sanchez LP. Unless the context otherwise requires, references in this section to any class of units are references to the units of Sanchez LP to be issued and outstanding upon consummation of the Conversion, and references to any unitholders refer to the unitholders of Sanchez LP.

Organization and Duration

Sanchez Production Partners LP will be created upon the effective time of the Conversion of the Company. Sanchez Production Partners LP will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Although our general partner has the ability to cause us and our current or future subsidiaries to engage in activities other than the business of engaging in oil and natural gas exploration and production activities, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to SP Holdings in respect of its incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of the Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the common units.

In voting their common units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2024 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units, unless otherwise required by law or approved by the board of directors of our general partner. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. In addition, each party to such claims, suits, actions or proceedings irrevocably waives the right to trial by jury.

If any limited partner, our general partner or any person holding any beneficial interest in Sanchez LP (whether through a broker, dealer, bank, trust company or clearing corporation) brings any of the claims, suits, actions or proceedings described in the bullets above and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount (if the extent of such achievement is disputed, then as determined by the Court of Chancery of the State of Delaware or such other court with subject matter jurisdiction of such claim, suit, action or proceeding), the full remedy sought, then such limited partner, our general partner or person holding any beneficial interest in Sanchez LP shall be obligated to reimburse Sanchez LP and its affiliates (including our general partner, the directors of our general partner and the owner of our general partner) for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorney’s fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding. Sanchez LP and its “affiliates,” as defined in Section 1.1 of Sanchez LP’s partnership agreement included in Annex B (including our general partner, the directors and officers of our general partner, SOG, SP Holdings, SEPI and Messrs. Sanchez III and Willinger) would be entitled to recover all of their fees, costs and expenses in any such action, and such losing party would be severally liable for all such fees, costs and expenses.

By taking ownership of a common unit, including by way of the Conversion, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings. We intend to apply a broad interpretation to each of the foregoing provisions in our partnership agreement in order to apply the fee-shifting provision broadly.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiary or any subsidiaries we may have in the future, or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units that we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our current or future subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 75.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon the effective time of the Conversion, SEPI and SP Holdings will collectively own approximately 20.5% of our outstanding common units, based on the number of the Company’s units owned as of the record date.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

•	a change in our fiscal year or taxable year and related changes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the

Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or (“ERISA”) whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance in certain circumstances; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement;

•	are necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership securities; or

•	are required to effect the intent of the registration statement of which this proxy statement/prospectus forms a part or the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. Any amendment relating to special unitholder meetings, notices of unitholder meetings, quorum and voting requirements, actions without a meeting and the amendment provisions in the LP Agreement require approval of 75% of the outstanding Sanchez LP units. No amendments to our partnership agreement, other than those the general partner can adopt without unitholder approval or in connection with a merger or consolidation, will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction. If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement and the Delaware Act. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership;

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor; or

•	any other dissolution event as required by applicable Delaware law.

Upon a dissolution under the penultimate clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•	neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of the Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2024 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may appoint a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of a unit majority. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. Upon the effective time of the Conversion, based on the number of the Company’s units outstanding on the record date, SEPI and SP Holdings will collectively own 20.5% of our outstanding common units.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value; if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, then the departing general partner’s general partner interest and all of its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due to the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owners of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third-party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

By transfer of incentive distribution rights in accordance with our partnership agreement, each transferee of incentive distribution rights will be admitted as a limited partner with respect to the incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred incentive distribution rights.

Until an incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Sanchez GP as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its controlled affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days preceding the date that is three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences of Sanchez LP Common Unit Ownership—Disposition of Units.”

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us or our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or appropriate to:

•	obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines that we are subject to U.S. federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (and their beneficial owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the common units as a single class, and such incentive distribution rights shall be treated in all respects as common units when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the common units will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•	any person who is or was serving at the request of a general partner, any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all direct and indirect expenses they incur or payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner and its affiliates in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder with information reasonably required for U.S. federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his U.S. federal and state tax liability and in filing his U.S. federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13(a) of the Exchange Act); and

•	any other information regarding our affairs that our general partner determines is just and reasonable.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees, including SEPI, if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

COMPARISON OF RIGHTS OF SANCHEZ LP COMMON UNITHOLDERS AND COMPANY COMMON UNITHOLDERS

The following is a summary of the material differences between the common units of the Company under the Company’s operating agreement (the “LLC Agreement”) and the common units of Sanchez LP under its agreement of limited partnership (the “LP Agreement”). While the Company believes that this summary covers the material differences between the Company’s common units, on the one hand, and the Sanchez LP common units, on the other hand, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete description of the respective rights of the Company’s common unitholders and Sanchez LP common unitholders and is qualified in its entirety by reference to the Delaware Revised Uniform Limited Partnership Act, the LLC Agreement and the LP Agreement that is included as Annex B to this proxy statement/prospectus.

Purpose and Term of Existence

Sanchez LP	Company

Sanchez LP’s purpose is limited to any business activity that is approved by its general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that its general partner shall not cause it to take any action that the general partner determines would be reasonably likely to cause it to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Sanchez LP’s existence as a limited partnership will continue until dissolved pursuant to the terms of the LP Agreement.

Under the LLC Agreement, the Company is permitted to engage, directly or indirectly, in any activity that its board of managers approves and that a limited liability company organized under Delaware law lawfully may conduct; provided that its board of managers shall not cause it to engage, directly or indirectly, in any business activities that the board determines would cause the Company to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

The Company’s existence as a limited liability company will continue until dissolved pursuant to the terms of the LLC Agreement.

Distributions of Available Cash

Sanchez LP	Company

On or about the last day of the second month after the end of each quarter, Sanchez LP will distribute all of its available cash to common unitholders.

Available cash is defined in the LP Agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•     less the amount of cash reserves established by the general partner to:

•     provide for the proper conduct of the business (including cash reserves for future capital expenditures and anticipated future debt service requirements subsequent to that quarter);

•     comply with applicable law, any of Sanchez LP’s debt instruments or other agreements; or

•     provide funds for distributions to Sanchez LP’s unitholders for any one or more of the

Within 45 days after the end of each quarter, the Company is required to distribute all of its available cash to unitholders of record on the applicable record date.

Available cash is defined in the LLC Agreement and generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

•     less the amount of cash reserves established by the Company’s board of managers to:

•     provide for the proper conduct of its business (including reserves for future capital expenditures and credit needs);

•     comply with applicable law, any of its debt instruments, or other agreements; or

•     provide funds for distributions to the Company’s unitholders for any one or more of the next four quarters;

Sanchez LP	Company

next four quarters (provided that Sanchez LP’s general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent it from distributing the minimum quarterly distribution on all common units);

•     plus if Sanchez LP’s general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

Please read “Provisions of the Partnership Agreement Relating to Cash Distributions—Distributions of Available Cash.”

•     plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under the reserve-based credit facility or another arrangement and in all cases are used solely for working capital purposes or to pay distributions to unitholders.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

Sanchez LP	Company

A merger, consolidation or conversion of Sanchez LP requires the prior consent of Sanchez LP’s general partner. However, the general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to Sanchez LP or the limited partners, including any duty to act in good faith or in the best interest of it or the limited partners.

In addition, the LP Agreement generally prohibits Sanchez LP’s general partner, without the prior approval of the holders of a unit majority, from causing Sanchez LP to sell, exchange or otherwise dispose of all or substantially all of Sanchez LP’s assets in a single

The Company’s board of managers is generally prohibited, without the prior approval of a common unit majority and a Class A unit majority from causing the Company to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on its behalf the sale, exchange or other disposition of all or substantially all of the assets of its subsidiaries, provided that the Company’s board of managers may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of its assets without that approval. The Company’s board of managers transaction or a series of related transactions, including by way of merger, consolidation or other combination. Sanchez LP’s general partner may, however, mortgage, pledge, encumber, hypothecate or grant a security interest in all or substantially all of Sanchez LP’s assets without such approval. Sanchez LP’s general partner may also sell all or substantially all of Sanchez LP’s assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, Sanchez LP’s general partner may consummate any merger without the prior approval of the Sanchez LP unitholders if Sanchez LP is the surviving entity in the transaction, the general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the LP Agreement (other than an amendment that the general partner could adopt without may also sell all or substantially all of the Company’s assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in the LLC Agreement are satisfied, the Company’s board of managers may merge the Company or any of its subsidiaries into, or convey all of its assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in legal form into another limited liability entity. In addition, the Company may convert into any “other entity” as defined in the Delaware Limited Liability Company Act, whether such entity is formed under the laws of the State of Delaware or any other state in the United States. The Company’s unitholders are not entitled to dissenters’ rights of appraisal under the LLC Agreement or

Sanchez LP	Company
the consent of other partners), each of the Sanchez LP units will be an identical unit of the partnership following the transaction and the partnership securities to be issued do not exceed 20% of Sanchez LP’s outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction. If the conditions specified in the LP Agreement are satisfied, Sanchez LP’s general partner may convert Sanchez LP or any of its subsidiaries into a new limited liability entity or merge its or any of its subsidiaries into, or convey all of its assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in its legal form into another limited liability entity, Sanchez LP has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the LP Agreement. Sanchez LP’s unitholders are not entitled to dissenters’ rights of appraisal under the LP Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of its assets or any other similar transaction or event.	applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of the Company’s assets or any other transaction or event.

Dissolution

Sanchez LP	Company

Sanchez LP will continue as a limited partnership until dissolved under the LP Agreement. It will dissolve upon:

•     the election of Sanchez LP’s general partner to dissolve it, if approved by the holders of units representing a unit majority;

•     there being no limited partners, unless Sanchez LP is continued without dissolution in accordance with applicable Delaware law;

•     the entry of a decree of judicial dissolution of the partnership;

•     the withdrawal or removal of Sanchez LP’s general partner or any other event that results in the general partner ceasing to be general partner other than by reason of a transfer of its general partner interest in accordance with the LP Agreement or its withdrawal or removal following the approval and admission of a successor; or

•     any other dissolution event as required by Delaware law.

Upon a dissolution under the penultimate clause above, the holders of a unit majority may also elect, within specific time limitations, to continue Sanchez LP’s business on

The Company will continue as a company until terminated under the LLC Agreement. The Company will dissolve upon:

•     the election of its board of managers to dissolve, if approved by a common unit majority and a Class A unit majority;

•     the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company and its subsidiaries; or

•     the entry of a decree of judicial dissolution of the Company.

Sanchez LP	Company

the same terms and conditions described in the LP Agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to Sanchez LP’s receipt of an opinion of counsel to the effect that:

•     the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•     neither Sanchez LP nor any of its subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Transfer of General Partner Interest

Sanchez LP	Company
At any time, Sanchez LP’s general partner may transfer all or any of its general partner interest to another person without the approval of the Sanchez LP common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the general partner, agree to be bound by the provisions of the LP Agreement and furnish an opinion of counsel regarding limited liability and tax matters.	The Company is governed by its board of managers, and therefore the LLC Agreement does not contain provisions regarding transfer of the managing interest in the Company. After the Conversion, Sanchez LP unitholders will not have the right to elect the board of directors of Sanchez LP’s general partner. See “—Meetings; Voting” and “The Partnership Agreement—Voting Rights.”

Withdrawal or Removal of the General Partner

Sanchez LP	Company
Except as described below, Sanchez LP’s general partner has agreed not to withdraw voluntarily as general partner prior to September 30, 2024 without obtaining the approval of the holders of at least a majority of the outstanding Sanchez LP common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2024, Sanchez LP’s general partner may withdraw as general partner without first obtaining approval of any Sanchez LP unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the LP Agreement. Notwithstanding the foregoing, Sanchez LP’s general partner may withdraw without Sanchez LP unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding Sanchez LP common units are held or controlled by one person and its affiliates, other than the general partner and its affiliates.	The Company is governed by its board of managers, and therefore the LLC Agreement does not contain provisions regarding transfer of the managing interest in the Company. After the Conversion, Sanchez LP unitholders will not have the right to elect the board of directors of Sanchez LP’s general partner. See “—Meetings; Voting” and “The Partnership Agreement—Voting Rights.”

Sanchez LP	Company

In addition, the LP Agreement permits Sanchez LP’s general partner to sell or otherwise transfer all of its general partner interest in Sanchez LP without the approval of the Sanchez LP unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of the general partner under any circumstance, other than as a result of a transfer by the general partner of all or a part of its general partner interest in Sanchez LP, the holders of a unit majority may appoint a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Sanchez LP will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue its business and to appoint a successor general partner. Please read “—Dissolution.”

The general partner may not be removed unless that removal is approved by the vote of the holders of at least 66 2/3% of the outstanding Sanchez LP units, voting together as a single class, including units held by the general partner and its affiliates, and Sanchez LP receives an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of a unit majority, including common units held by the general partner and affiliates. The ownership of more than 33 1/3% of the outstanding Sanchez LP units by the general partner and its affiliates gives them the ability to prevent the general partner’s removal. Upon the effective time of the Conversion, based on the number of the Company’s units outstanding on the record date, SEPI and SP Holdings will collectively own 20.5% of Sanchez LP’s outstanding common units.

In the event of the removal of the general partner under circumstances where cause exists or withdrawal of the general partner where that withdrawal violates the LP Agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where the general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing

Sanchez LP	Company

general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days after withdrawal or removal, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value; if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, then the departing general partner’s general partner interest and all of its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, Sanchez LP will be required to reimburse the departing general partner for all amounts due to the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for Sanchez LP’s benefit by the departing general partner or its affiliates.

Limited Call Right

Sanchez LP	Company

If at any time the general partner and its controlled affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to Sanchez LP, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by Sanchez LP’s general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•     the highest price paid by Sanchez LP’s general partner or any of its affiliates for any limited partner interests of the class purchased within the

If at any time any person owns more than 80% of the then-issued and outstanding Company common units, it will have the right, which it may assign in whole or in part to any of its affiliates or to the Company, to acquire all, but not less than all, of the remaining Company common units held by unaffiliated persons as of a record date to be selected by the Company’s board of managers, on at least 10 days’ but not more than 60 days’ notice. The Company’s common unitholders are not entitled to dissenters’ rights of appraisal under the LLC Agreement or applicable Delaware law if this limited call right is exercised. The purchase price in the event of this purchase is the greater of:

Sanchez LP	Company

90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests; and

•     the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days preceding the date that is three days before the date the notice is mailed.

As a result of the general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a Sanchez LP unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that Sanchez LP unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences of Sanchez LP Common Unit Ownership—Disposition of Units.”

•     the highest cash price paid by such person for any Company common units purchased within the 90 days preceding the date on which such person first mails notice of its election to purchase the remaining common units; and

•     the closing market price of the Company’s common units as of the date three days before the date the notice is mailed.

As a result of this limited call right, a holder of the Company’s common units may have his limited liability company interests purchased at an undesirable time or price. The tax consequences to a Company common unitholder of the exercise of this call right are the same as a sale by such common unitholder of its common units in the market.

Amendment of Governing Agreement

Sanchez LP	Company

General

Amendments to the LP Agreement may be proposed only by Sanchez LP’s general partner. However, the general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to Sanchez LP or the limited partners, including any duty to act in good faith or in the best interests of Sanchez LP

General

Amendments to the LLC Agreement may be proposed only by or with the consent of the Company’s board of managers. To adopt a proposed amendment, other than the amendments discussed below, the Company’s board of managers is required to seek written approval of the holders of the number of units of the Company required to approve the or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, Sanchez LP’s general partner is required to seek written approval of the holders of the number of Sanchez LP units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•     enlarge the obligations of any limited partner without his consent, unless approved by at least a amendment or call a meeting of the Company’s unitholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a common unit majority and a Class A unit majority.

Prohibited Amendments

No amendment may be made that would:

•     enlarge the obligations of any Company unitholder without its consent, unless approved by at least a majority of the type or class of member interests so affected;

•     provide that the Company is not dissolved upon an election to dissolve the Company by its board

Sanchez LP	Company

majority of the type or class of limited partner interests so affected; or

•     enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by Sanchez LP to, the general partner or any of its affiliates without the consent of the general partner, which consent may be given or withheld in its sole discretion.

The provision of the LP Agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 75.0% of the outstanding Sanchez LP units, voting as a single class (including units owned by the general partner and its affiliates). Upon the effective time of the Conversion, SEPI and SP Holdings will collectively own approximately 20.5% of the outstanding common units, based on the number of the Company’s units owned as of the record date.

No Unitholder Approval

Sanchez LP’s general partner may generally make amendments to the LP Agreement without the approval of any limited partner to reflect:

•     a change in Sanchez LP’s name, the location of its principal place of business, its registered agent or its registered office;

•     the admission, substitution, withdrawal or removal of partners in accordance with the LP Agreement;

•     a change that Sanchez LP’s general partner determines to be necessary or appropriate to qualify or continue Sanchez LP’s qualification as a limited partnership or other entity in which the limited of managers that is approved by a common unit majority and a Class A unit majority;

•     entitle members holding the Company’s common units and/or Class A units to more or fewer than one vote per unit;

•     prohibit the holders of Class A units from acting without a meeting;

•     change the procedures for notice to members of business to be brought before a meeting and nominations to the board of managers;

•     require some percentage other than a majority of votes cast affirmatively or negatively by members holding units for approval of matters submitted for a member vote;

•     allow the calling of a special meeting by other than a majority of the board of managers;

•     change the term of existence of the Company;

•     give any person the right to dissolve the Company other than its board of managers’ right to dissolve the Company with the approval of a common unit majority and a Class A unit majority; or

•     enlarge the size of the Company’s board of managers without the approval of the holders of 66 2/3% of the Class A units.

The provision of the LLC Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 75% of the outstanding Company common units, voting together as a single class, and 75% of the outstanding Class A units, voting together as a single class.

partners have limited liability under the laws of any state or to ensure that neither Sanchez LP nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

•     an amendment that is necessary, in the opinion of Sanchez LP’s counsel, to prevent Sanchez LP or its general partner or its general partner’s directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers

No Unitholder Approval

The Company’s board of managers may generally make amendments to the LLC Agreement without unitholder approval to reflect:

•     a change in the Company’s name, the location of its principal place of its business, its registered agent or its registered office;

•     the admission, substitution, withdrawal or removal of members in accordance with the LLC Agreement;

Sanchez LP	Company

Act of 1940 or “plan asset” regulations adopted under ERISA whether or not substantially similar to plan asset regulations currently applied or proposed;

•     an amendment that Sanchez LP’s general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•     any amendment expressly permitted in the LP Agreement to be made by Sanchez LP’s general partner acting alone;

•     an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the LP Agreement;

•     any amendment that Sanchez LP’s general partner determines to be necessary or appropriate for the formation by Sanchez LP of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the LP Agreement;

•     a change in Sanchez LP’s fiscal year or taxable year and related changes;

•     conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•     any other amendments substantially similar to any of the matters described in the clauses above.

In addition, Sanchez LP’s general partner may make amendments to the LP Agreement, without the approval of any limited partner, if its general partner determines that those amendments:

•     do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

•     are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•     are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any

•     a change that the Company’s board of managers determines to be necessary or appropriate for the Company to qualify or continue its qualification as a company in which its members have limited liability under the laws of any state or to ensure that neither the Company, its operating subsidiaries nor any of their subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•     the merger of the Company or any of its subsidiaries into, or the conveyance of all of the Company’s assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in legal form into another limited liability entity;

•     an amendment that is necessary, in the opinion of the Company’s counsel, to prevent the Company, members of its board, or its officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under ERISA whether or not substantially similar to plan asset regulations currently applied or proposed;

•     an amendment that the Company’s board of managers determines to be necessary or appropriate for the authorization of additional securities or rights to acquire securities;

•     any amendment expressly permitted in the LLC Agreement to be made by the Company’s board of managers acting alone;

•     an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the LLC Agreement;

•     any amendment that the Company’s board of managers determines to be necessary or appropriate for the formation by the Company of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the LLC Agreement;

•     a change in the Company’s fiscal year or taxable year and related changes;

•     a merger, conversion or conveyance effected in accordance with the LLC Agreement; and

Sanchez LP	Company

securities exchange on which the limited partner interests are or will be listed for trading;

•     are necessary or appropriate for any action taken by Sanchez LP’s general partner relating to splits or combinations of units under the provisions of the LP Agreement;

•     are necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership securities; or

•     are required to effect the intent of the registration statement of which this proxy statement/prospectus forms a part or the provisions of the LP Agreement or are otherwise contemplated by the LP Agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that Sanchez LP’s general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that the general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding Sanchez LP units in relation to other classes of Sanchez LP units will require the approval of at least a majority of the type or class of Sanchez LP units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of Sanchez LP unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding Sanchez LP units constitute not less than the voting requirement sought to be reduced. For amendments of the type not requiring unitholder approval, the general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in Sanchez LP being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. Any amendment relating to special unitholder meetings, notices of unitholder meetings, quorum and voting requirements, actions without a meeting and the amendment provisions in the LP Agreement require approval of 75% of the outstanding Sanchez LP units. No amendments to the LP Agreement, other than those the general partner can adopt without unitholder

•     any other amendments substantially similar to any of the matters described in the clauses above.

In addition, the Company’s board of managers may make amendments to the LLC Agreement without approval of the Company’s unitholders if the board of managers determines that those amendments:

•     do not adversely affect the Company’s unitholders (including any particular class of unitholders as compared to other classes of unitholders) in any material respect;

•     are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•     are necessary or appropriate to facilitate the trading of the Company’s common units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Company’s common units are or will be listed for trading, compliance with any of which the Company’s board of managers deems to be in the best interests of the Company and its common unitholders;

•     are necessary or appropriate for any action taken by the Company’s board of managers relating to splits or combinations of units under the provisions of the LLC Agreement; or

•     are required to effect the intent of the provisions of the LLC Agreement or are otherwise contemplated by the LLC Agreement.

Opinion of Counsel and Unitholder Approval

The Company’s board of managers is not required to obtain an opinion of counsel that an amendment of the LLC Agreement will not result in a loss of limited liability to the Company’s unitholders or result in the Company being treated as an entity for federal income tax purposes if one of the amendments described above under “—Company—No Unitholder Approval” should occur. No other amendments to the LLC Agreement will become effective without the approval of holders of at least 90% of the Company’s common units and Class A units unless the Company

Sanchez LP	Company
approval or in connection with a merger or consolidation, will become effective without the approval of holders of at least 90% of the outstanding Sanchez LP units, voting as a single class, unless Sanchez LP first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of the limited partners.

obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any Company unitholder.

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding Company units in relation to other classes of Company units will require the approval of at least a majority of the type or class of Company units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of the Company’s unitholders whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Liquidation

Sanchez LP	Company
Upon the dissolution of Sanchez LP, unless its business is continued, the liquidator authorized to wind up its affairs will, acting with all of the powers of Sanchez LP’s general partner that are necessary or appropriate, liquidate its assets and apply the proceeds of the liquidation as described in “Provisions of the Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of Sanchez LP’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to Sanchez LP’s partners.	Upon the dissolution of the Company, the liquidator authorized to wind up the Company’s affairs will, acting with all of the powers of the Company’s board of managers that the liquidator deems necessary or desirable in its judgment, liquidate the Company’s assets and apply the proceeds of the liquidation as provided in the LLC Agreement. The liquidator may defer liquidation or distribution of the Company’s assets for a reasonable period of time or distribute assets to the Company’s unitholders in kind if it determines that a sale would be impractical or would cause undue loss to the Company’s unitholders.

Management; Election of Board Members

Sanchez LP	Company

The general partner will conduct, direct and manage all of Sanchez LP’s activities. Except as specifically granted in the LP Agreement, all management powers over the business and affairs of Sanchez LP will be exclusively vested in the general partner, and no limited partner or assignee will have any management power over the business and affairs of Sanchez LP. Subject to certain restrictions contained in the LP Agreement, the general partner has full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of Sanchez LP.

At the first annual meeting of the holders of the Company’s Class A units and the Company’s common unitholders following the Company’s initial public offering:

•     two members of the Company’s board of managers were elected by Constellation Energy Partners Management, LLC, as the holder of all of the Company’s Class A units; and

•     three members of the Company’s board of managers were elected by the Company’s common unitholders.

Sanchez LP	Company
The limited partners of Sanchez LP will not have the ability to vote in the election of the directors of Sanchez LP’s general partner. In addition, the limited partners are limited in their ability to remove the general partner. See “The Partnership Agreement—Withdrawal or Removal of Our General Partner.”

The board of managers is subject to re-election on an annual basis in this manner at the annual meeting of the holders of the Company’s Class A units and the Company’s common unitholders.

Removal of Members of the Board of Managers

Any manager elected by the holder of the Company’s Class A units may be removed, with or without cause, by the holders of 66 2/3% of the outstanding Class A units then entitled to vote at an election of managers. Any manager elected by the holders of the Company’s common units may be removed, with or without cause, by the holders of at least a majority of the outstanding Company common units then entitled to vote at an election of managers.

Increase in the Size of the Board of Managers

The size of the Company’s board of managers may increase only with the approval of the holders of 66 2/3% outstanding Class A units. If the size of the board of managers is so increased, the vacancy created thereby shall be filled by a person appointed by the board of managers or a nominee approved by a majority vote of the Company’s common unitholders, unless such vacancy is specified by an amendment to the LLC Agreement as a vacancy to be filled by the Class A unitholders, in which case such vacancy shall be filled by a person approved by the Class A unitholders.

Elimination of Special Voting Rights of Class A Units

The holders of Class A units have the right, voting as a separate class, to elect two of the five members of the Company’s board of managers and any replacement of either of such members, subject to the matters described above under “—Increase in the Size of the Board of Managers.” This right can be eliminated only upon a proposal submitted by or with the consent of the Company’s board of managers and the vote of the holders of not less than 66 2/3% of the outstanding Company common units. If such elimination is so approved and the Company and its affiliates do not vote their Company common units in favor of such elimination, the Class A units will be converted into common units on a one-for-one basis.

Meetings; Voting

Sanchez LP	Company

Voting Rights of Limited Partner Interests other than Incentive Distribution Rights

Except as described below regarding a person or group owning 20% or more of any class of Sanchez LP units then outstanding, record holders of Sanchez LP units on the record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which approvals may be solicited.

Sanchez LP’s general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the Sanchez LP unitholders may be taken either at a meeting of the Sanchez LP unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of Sanchez LP units necessary to authorize or take that action at a meeting. Meetings of the Sanchez LP unitholders may be called by Sanchez LP’s general partner or by Sanchez LP unitholders owning at least 20% of the outstanding Sanchez LP units of the class for which a meeting is proposed. Sanchez LP unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding Sanchez LP units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the Sanchez LP unitholders requires approval by holders of a greater percentage of the Sanchez LP units, in which case the quorum will be the greater percentage.

Each record holder of a Sanchez LP unit has a vote according to his percentage interest in Sanchez LP, although additional limited partner interests having special voting rights could be issued. Please read “The

All notices of meetings of the Company’s unitholders shall be sent or otherwise given in accordance with Sections 11.4 and 14.1 of the LLC Agreement not less than 10 days nor more than 60 days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual meeting, those matters which the board of managers, at the time of giving the notice, intends to present for action by the unitholders (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which managers are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the board of managers intends to present for election. Any previously scheduled meeting of the Company’s unitholders may be postponed, and any special meeting of the Company’s unitholders may be cancelled, by resolution of the board of managers upon public notice given prior to the date previously scheduled for such meeting of the Company’s unitholders.

The Company’s units that are owned by an assignee who is a record holder, but who has not yet been admitted as a member, shall be voted at the written direction of the record holder by a proxy designated by the Company’s board of managers. Absent direction of this kind, the Company’s units will not be voted, except that the Company’s units held by the Company on behalf of non-citizen assignees will be voted in the same ratios as the votes of the Company’s unitholders on other Company units are cast.

Partnership Agreement—Issuance of Additional Interests.” However, if at any time any person or group, other than Sanchez LP’s general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates and purchasers specifically approved by the general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of Sanchez LP unitholders, calculating required votes, determining the presence of a

Any action required or permitted to be taken by the Company’s common unitholders must be effected at a duly called annual or special meeting of the Company’s unitholders and may not be effected by any consent in writing by such common unitholders.

Special meetings of the Company’s unitholders may only be called by a majority of the Company’s board of managers. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding Company units for which a meeting has been called represented in person or by proxy

Sanchez LP	Company

quorum or for other similar purposes. Sanchez LP common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under the LP Agreement will be delivered to the record holder by Sanchez LP or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by Sanchez LP’s general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by the general partner.

If less than a majority of the incentive distribution rights are held by Sanchez LP’s general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of Sanchez LP unitholders, other than amendments and other matters that the general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the Sanchez LP common units as a single class, and such incentive distribution rights shall be treated in all respects as Sanchez LP common units when sending notices of a meeting of the limited partners to vote on any matter (unless otherwise required by law), calculating required shall constitute a quorum unless any action by the Company’s unitholders requires approval by holders of a greater percentage of the Company’s units, in which case the quorum shall be the greater percentage.

Each record holder of a Company unit has a vote according to his percentage interest in the Company, although additional units having special voting rights could be issued. The Company’s units held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of the Company’s units under the LLC Agreement will be delivered to the record holder by the Company or by the transfer agent.

The LLC Agreement also restricts the voting rights of the Company’s common unitholders by providing that any Company units held by a person that owns 20% or more of any class of Company units then outstanding, other than the Company, SOG, SEPI, Constellation Energy Partners Management, LLC, their affiliates or transferees and persons who acquire such Company units with the prior approval of the board of managers, cannot vote on any matter.

votes, determining the presence of a quorum or for other similar purposes under the LP Agreement. The relative voting power of the holders of the incentive distribution rights or Sanchez LP common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Indemnification

Sanchez LP	Company

Under the LP Agreement, in most circumstances, Sanchez LP will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•     its general partner;

•     any departing general partner;

•     any person who is or was an affiliate of its general partner or any departing general partner;

•     any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of Sanchez LP, its subsidiaries, its general partner, any departing general partner or any of their affiliates;

•     any person who is or was serving at the request of a general partner, any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to Sanchez LP or its subsidiaries;

•     any person who controls its general partner or any departing general partner; and

•     any person designated by its general partner.

Any indemnification under these provisions will only be out of Sanchez LP’s assets. Unless it otherwise agrees, Sanchez LP’s general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to Sanchez LP to enable Sanchez LP to effectuate, indemnification. Sanchez LP may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless whether it would have the power to indemnify the person against liabilities under the LP Agreement.

Under the LLC Agreement and subject to specified limitations, the Company will indemnify to the fullest extent permitted by law from and against all losses, claims, damages or similar events any person who is or was the Company’s manager or officer, or while serving as its manager or officer, is or was serving as a tax matters member or, at the Company’s request, as a manager, officer, tax matters member, employee, partner, fiduciary or trustee of the Company or any of its subsidiaries. In addition, the Company will indemnify to the fullest extent permitted by law and authorized by its board of managers, from and against all losses, claims, damages or similar events, any person who is or was an employee or agent (other than an officer) of the Company.

Any indemnification under the LLC Agreement will only be out of the Company’s assets. The Company is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether the Company would have the power to indemnify the person against liabilities under the LLC Agreement.

Transfer of Units

Sanchez LP	Company

Upon the transfer of a Sanchez LP common unit in accordance with the LP Agreement, the transferee of the Sanchez LP common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in Sanchez LP’s books and records. Each transferee:

By transfer of the Company’s common units in accordance with the LLC Agreement, each transferee of the Company’s common units shall be admitted as a unitholder of the Company with respect to the common units transferred when such transfer and admission is reflected on the Company’s books and

Sanchez LP	Company

•     represents that the transferee has the capacity, power and authority to become bound by the LP Agreement;

•     automatically becomes bound by the terms and conditions of the LP Agreement; and

•     gives the consents, waivers and approvals contained in the LP Agreement.

Sanchez LP’s general partner will cause any transfers to be recorded on its books and records no less frequently than quarterly.

Sanchez LP shall treat the nominee holder of a Sanchez LP common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Sanchez LP common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in Sanchez LP for the transferred common units.

Until a Sanchez LP common unit has been transferred on its books, Sanchez LP and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

records. In addition, each transferee of the Company’s common units:

•     becomes the record holder of the common units;

•     automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, the LLC Agreement;

•     represents that the transferee has the capacity, power and authority to enter into the LLC Agreement;

•     grants powers of attorney to the Company’s officers and any liquidator of the Company as specified in the LLC Agreement; and

•     makes the consents and waivers contained in the LLC Agreement.

A transferee will become a Company unitholder of the transferred common units upon the recording of the name of the transferee on the Company’s books and records.

Until a Company common unit has been transferred on its books, the Company and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Non-Taxpaying Assignees and Non-Citizen Assignees; Redemption

Sanchez LP	Company
If Sanchez LP’s general partner, with the advice of counsel, determines that (i) Sanchez LP’s status other than as an association taxable as a corporation for U.S. federal income tax purposes or the failure of Sanchez LP otherwise to be subject to an entity-level tax for U.S. federal, state or local income tax purposes, coupled with the tax status of one or more limited partners or their beneficial owners (or lack of proof thereof), has or is reasonably likely to have a material adverse effect on the rates than can be charged to customers by Sanchez LP or its subsidiaries or (ii) Sanchez LP or any of its subsidiaries is subject to U.S. federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property that Sanchez	If the Company or any of its subsidiaries are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the Company’s board of managers, create a substantial risk of cancellation or forfeiture of any property that the Company has an interest in because of the nationality, citizenship or other related status of any unitholder or assignee, the Company may redeem, upon 30 days’ advance notice, the units held by the Company’s unitholder or assignee at their current market price. To avoid any cancellation or forfeiture, the board of managers may require each Company unitholder or assignee to furnish information about his nationality, citizenship or

Sanchez LP	Company

LP or any of its subsidiaries has an interest in because of the nationality, citizenship or other related status of any limited partner, then, in each case, the general partner may adopt such amendments to the LP Agreement as it determines necessary or appropriate to:

•     obtain proof of the U.S. federal income tax status of the limited partners and, if relevant, their beneficial owners, as the general partner determines to be necessary or appropriate to reduce the risk of the occurrence of a material adverse effect on the rates that can be charged to customers by Sanchez LP or its subsidiaries;

•     obtain proof of the nationality, citizenship or other related status of the limited partners (and their beneficial owners, to the extent relevant); and

•     permit Sanchez LP to redeem the units held by any such person. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

In addition to other limitations on the rights of an assignee who is not a substituted limited partner, an ineligible holder does not have the right to direct the voting of his units and may not receive distributions in kind upon Sanchez LP’s liquidation.

related status. If a Company unitholder or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the board of managers determines after receipt of the information that the unitholder or assignee is not an eligible citizen, the unitholder or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted unitholder, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon the Company’s liquidation.

PRICE RANGE OF COMMON UNITS

The following table presents the high and low sales prices for the Sanchez common units during the periods indicated (as reported on the NYSE MKT):

	Price Ranges
	High	Low
2015
First Quarter (through January 22, 2015)	$1.53	$1.27
2014
Fourth Quarter	$3.95	$1.40
Third Quarter	$4.23	$2.63
Second Quarter	$2.74	$2.30
First Quarter	$2.85	$2.17
2013
Fourth Quarter	$2.52	$2.04
Third Quarter	$3.20	$1.82
Second Quarter	$2.20	$1.42
First Quarter	$1.90	$1.16

As of January 22, 2015, the last trading price of our common units as reported on the NYSE MKT was $1.27. As of August 27, 2014, the date immediately before the announcement of the proposed Conversion, the last trading price of our common units as reported on the NYSE MKT was $3.55. As of the record date, there were approximately 55 holders of record of our common units, one holder of record of our Class A units and one holder of record of the Class Z unit.

The Company has not paid any cash distributions in respect of its common units during the past two years.

The book value per common unit of the Company was $3.245 as of September 30, 2014. The Conversion will have no effect on the interest of SOG, SEPI, SP Holdings or Messrs. Sanchez III or Willinger in our net book value or net earnings on both a dollar and percentage basis.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratios of earnings to fixed charges for us for each of the periods indicated. All dollar amounts are reported in thousands

	Nine Months Ended September 30, 2014	Fiscal Year Ended December 31,
		2012	2013
Net Income (loss)(1)	$(2,262)	$(9,405)	$(26,883)
Fixed Charges:
Total Fixed Charges(2)	1,928	7,266	7,258

Total	1,928	7,266	7,258

Earnings (loss)	$(334)	$(2,139)	$(18,623)

Ratio of earnings (loss) to fixed charges(3)	—	—	—

(1)	Net income is the equivalent of income from continuing operations, minus income from equity affiliates that exceeded dividends from affiliates.
(2)	Fixed charges equal the sum of the following: interest expensed and capitalized; amortized premiums, discounts, and capitalized expenses related to indebtedness; and a reasonable approximation of the interest within rent expense.
(3)	Earnings were inadequate to cover fixed charges. The coverage deficiency totaled approximately $2.3 million for the nine months ended September 30, 2014, $9.4 million for the fiscal year ended December 31, 2012, and $25.9 million for the fiscal year ended December 31, 2013.

MANAGEMENT

Our current executive officers and managers and their biographical information are set forth below. We currently anticipate that these persons will become directors and executive officers of Sanchez GP upon the effectiveness of the Conversion. However, no assurance can be provided that SP Holdings, as the owner of Sanchez GP, will not appoint new directors or that new officers will not be appointed.

Richard S. Langdon, Chairman of Board of Managers has been an independent member of our board of managers and our audit, compensation, conflicts and nominating and governance committees since November 2006 and has served as the chairman of our board of managers since October 2011. Mr. Langdon is also currently the President, Chief Executive Officer and Chairman of KMD Operating Company LLC (KMD Operating) (2170 Buckthorne Place, The Woodlands, Texas 77380, 281-298-7690), a position held since November 2011. KMD Operating is a privately held exploration and production company. Mr. Langdon has been serving as the Interim President and Chief Executive Officer of Gasco Energy, Inc. (7979 E. Tufts Avenue, Suite 1150, Denver, Colorado 80237), a publicly traded exploration and production company, since May 2013. Mr. Langdon has also served as a Director of Gasco Energy, Inc. since 2003. Mr. Langdon was the President and Chief Executive Officer of Matris Exploration Company L.P. (2170 Buckthorne Pl, The Woodlands, Texas 77380), a privately held exploration and production company (Matris Exploration), from July 2004 and Executive Vice President and Chief Operating Officer of KMD Operating from August 2009 until the merger of Matris Exploration into KMD Operating in November 2011, which merger was effective January 2011. Mr. Langdon also served as President and Chief Executive Officer of Sigma Energy Ventures, LLC (2170 Buckthorne Pl, The Woodlands, Texas 77380), a privately held exploration and production company, from November 2007 until November 2013. From 1997 until 2002, Mr. Langdon served as Executive Vice President and Chief Financial Officer of EEX Corporation, a publicly traded exploration and production company that merged with Newfield Exploration Company in 2002. Prior to that, he held various positions with the Pennzoil Companies from 1991 to 1996, including Executive Vice President-International Marketing-Pennzoil Products Company; Senior Vice President-Business Development-Pennzoil Company; and Senior Vice President-Commercial & Control-Pennzoil Exploration & Production Company.

Alan S. Bigman has been an independent member of our board of managers since June 2014. Mr. Bigman is currently co-founder and Director of VistaTex Energy LLC (6363 Woodway Dr., Ste 970, Houston, Texas 77057, 713-338-2440), a privately held company created in 2010 to produce oil and natural gas from mature properties in the U.S., and Chairman of the board of directors of White Square Chemicals, Inc. 171 Hood Avenue, Unit 2, Tavernier, Florida 33070, 305-393-1832), a privately held, U.S.-based specialty chemical company. He was most recently Director, Capital Markets and M&A of KCAD Deutag (11757 Katy Freeway, Suite 600, Houston, Texas 77079), an oilfield services company based in Aberdeen, UK, from September 2011 to December 2012, where he was responsible for reorganizing and staffing the company’s finance, corporate development and tax functions. From June 1996 to March 1998, Mr. Bigman was Senior Vice President of Access Industries, a privately held, U.S.-based industrial group with worldwide holdings. From March 1998 until September 2003, Mr. Bigman served as Vice President and Director of Corporate Finance of Tyumen Oil Company (TNK), a major Russian oil and gas producer and refiner, based in Moscow, Russia, and then as Vice President and Director of Corporate Finance for SUAL, a large Russian aluminum smelter, from September 2003 to September 2004. From September 2004 until December 2005, Mr. Bigman rejoined Access Industries as Senior Vice President, Investments and was based in London. In January 2006, Mr. Bigman was appointed Chief Financial Officer of Basell Polyolefins, an international chemicals company based in Hoofddorp, The Netherlands, where he served until January 2008. In January 2008, Mr. Bigman became the Chief Financial Officer of LyondellBasell Industries (1221 McKinney St., Houston, Texas 77010), a successor company to Basell Polyolefins and Lyondell, which had been merged. Mr. Bigman was Chief Financial Officer of LyondellBasell until August 2009, when he took on a consulting role with the company, and exited the company in March 2010. Prior to assuming the role of Chief Financial Officer at Basell Polyolefins, Mr. Bigman was on the company’s board of directors, where he served as a member of the audit and compensation committees.

G. M. Byrd Larberg has been an independent member of our board of managers since June 2014. Mr. Larberg is currently performs consulting services on an individual basis. From 2010 to 2012, Mr. Larberg served as a member of the board of directors of Risco Resources, a small independent exploration company headquartered in Jakarta, Indonesia which was sold in 2012. Mr. Larberg served as a member of the board of directors of 3GIG (1302 Waugh Drive, #124, Houston, Texas 77017, 281-501-1860), an exploration-focused software firm headquartered in Houston, Texas, from 2008 to 2013 and now serves as an advisor to the Board. He is active on the Board of the Houston Metropolitan YMCA (7101 Stella Link Road, Houston, Texas 77025), where he serves on the Financial Development Committee and as Chairman of the annual Partners Campaign. Previously he was a board member of Meridian Resources (1401 Enclave Parkway, Suite 300, Houston, Texas 77077), a Houston-based exploration company, from 2007 until it was acquired by Alta Mesa in 2010. Mr. Larberg began his career at Shell Exploration and Production Company as a geologist in 1976. Over the next twenty-one years, he held various leadership positions within Shell, ending as a Vice President of Exploration and Production, Africa and Latin America for Pecten International, an affiliate of Shell Oil Company, from 1993 to 1996. During his tenure he also served as Exploration Manager for Shell Western E&P Domestic USA Onshore, including the Mid Continent, from 1990 to 1993, and as the Division Exploration Manager for the Gulf Coast Division covering offshore Louisiana from 1987 to 1990. After successfully completing a fourteen month special assignment to the Director of New Business Development for Royal Dutch Shell’s Worldwide Deepwater efforts, Mr. Larberg left Shell and joined Burlington Resources in 1998. From 1998 to 2006, Mr. Larberg held several key positions at Burlington Resources, beginning as Vice President of Exploration for Burlington Resources International. In 2000, Mr. Larberg was elected Executive Vice President and Chief Operating Officer of Burlington Resources International, a position he held until 2003, when he moved to the corporate office as Vice President of Geosciences. In this capacity, he was responsible for technical excellence for the Geology and Geophysical programs across the company, G&G technology business development, and management of the company-wide exploration portfolio, Mr. Larberg retired from Burlington Resources in March 2006 following the company’s purchase by Conoco Phillips.

Antonio R. Sanchez, III has been a member of our board of managers since August 2013 and was appointed by SEPI, as the holder of our Class A units. Mr. Sanchez has served as the President and Chief Executive Officer of Sanchez Energy Corporation (1000 Main St., Suite 3000, Houston, Texas 77002, 713-783-8000), a publicly traded exploration and production company, and has been a member of the company’s board of directors since its formation in August 2011. He has been directly involved in the oil and gas industry for over 12 years. Mr. Sanchez, III is also the President of SOG (1000 Main St., Suite 3000, Houston, Texas 77002, 713-783-8000), which he joined in October 2001, as well as the President of SEP Management I, LLC (1000 Main St., Suite 3000, Houston, Texas 77002, 713-783-8000) and a Managing Director of SEPI (1000 Main St., Suite 3000, Houston, Texas 77002, 713-783-8000). In his capacities as a director and officer of these companies, Mr. Sanchez, III manages all aspects of their daily operations, including exploration, production, finance, capital markets activities, engineering and land management. From 1997 to 1999, Mr. Sanchez, III was an investment banker specializing in mergers and acquisitions with J.P. Morgan Securities Inc. From 1999 to 2001, Mr. Sanchez, III worked in a variety of positions, including sales and marketing, product development and investor relations, at Zix Corporation, a publicly traded encryption technology company. Mr. Sanchez, III was also a member of the board of directors of Zix Corporation (2711 N. Haskell Ave., Suite 2200, Dallas, Texas 75204-2960) from May 2003 to June 2014.

Gerald F. Willinger has been a member of our board of managers since August 2013 and was appointed by SEPI, as the holder of our Class A units. Mr. Willinger is currently a Managing Partner of Sanchez Capital Advisors, LLC (1000 Main St., Suite 3000, Houston, Texas 77002, 713-783-8000) and Manager and Co-founder of Sanchez Resources, LLC (1000 Main St., Suite 3000, Houston, Texas 77002, 713-783-8000), an oil and gas company since February 2010. Mr. Willinger currently serves as a Director of Sanchez Resources. From 1998 to 2000, Mr. Willinger was an investment banker with Goldman, Sachs & Co. Mr. Willinger served in various private equity investment management roles at MidOcean Partners, LLC and its predecessor entity, DB Capital Partners, LLC, from 2000 to 2003 and at the Cypress Group, LLC from 2003 to 2006. Prior to joining Sanchez Capital Advisors, LLC, Mr. Willinger was a Senior Analyst for Silver Point Capital, LLC, a credit-opportunity fund (Two Greenwich Plaza, Greenwich, Connecticut 06830), from 2006 to 2009.

Stephen R. Brunner has served as our President and Chief Executive Officer since March 2008 and our Chief Operating Officer since February 2008. He has also served as a member of our board of managers from December 2008 until August 2011. Mr. Brunner also served as Vice President for Constellation Energy Commodities Group, Inc. from February 2008 to January 2009. From 2001 until November 2007, Mr. Brunner served as Executive Vice President, Operations of Pogo Producing Company, an oil and gas exploration company.

Charles C. Ward has served as our Chief Financial Officer and Treasurer since March 2008. Mr. Ward also served as a Vice President of Constellation Energy Commodities Group, Inc. from November 2005 until December 2008. Prior to that time, he was a Vice President of Enron North America Corp. from March 2002 to November 2005.

None of the Company, our executive officers or managers has been (i) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), or (ii) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of our executive officers and managers is a citizen of the United States.

For information regarding SOG, SP Holdings, SEPI and certain persons related to them, please see Annex F included in this proxy statement/prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our units held by:

•	each unitholder who is a beneficial owner of more than 5% of our outstanding units;

•	each of our managers and executive officers; and

•	our managers and executive officers as a group.

The amounts and percentage of common units and Class A units beneficially owned are reported on the basis of the SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, and/or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Percentage of total units beneficially owned is based on 28,792,584 common units and 484,505 Class A units outstanding as of January 26, 2015. Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise set forth below, the address of all of all beneficial owners is c/o Sanchez Production Partners LLC, 1000 Main Street, Suite 3000, Houston, Texas 77002. Ownership amounts are as of January 26, 2015.

	Common Units Beneficially Owned		Class A Units Beneficially Owned		Percentage of Total Units Beneficially Owned
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Sanchez Energy Partners I, LP(1)	5,364,196	18.6%	484,505	100%	20.0%
Raging Capital Master Fund, Ltd.(2)	4,163,294	14.5%	—	—	14.2%
Bradley Louis Radoff(3)	2,360,000	8.2%	—	—	8.1%
Dorsey R. Gardner(4)	2,146,794	7.5%	—	—	7.3%
SP Holdings(5)	59,562	*	—	—	*
Alan S. Bigman	—	—	—	—	—
Stephen R. Brunner	764,937	2.7%	—	—	2.6%
Richard S. Langdon	55,468	*	—	—	*
G. M. Larberg	—	—	—	—	—
Antonio R. Sanchez, III(1)(5)	5,430,161	18.9%	484,505	100%	20.2%
Charles C. Ward	377,394	1.3%	—	—	1.3%
Gerald F. Willinger	6,403	*	—	—	*
All managers and executive officers as a group (7 persons)	1,210,605	4.2%	—	—	4.1%

*	Less than 1%.
(1)

6,403 common units are held directly by Mr. Sanchez. Ownership data for 5,364,196 common units and 484,505 Class A units as reported on Form 13D/A filed on December 24, 2014 by SEPI, SOG, SEP Management I, LLC, Antonio R. Sanchez, Jr. and Antonio R. Sanchez, III. The business address of each filer is 1000 Main Street, Suite 3000, Houston, Texas 77002. These securities are owned directly by SEPI, which is controlled by its general partner, SEP Management I, LLC, a wholly-owned subsidiary of SOG. SOG is managed by Antonio R. Sanchez, Jr., Antonio R. Sanchez, III and other Sanchez family members as disclosed in Annex F in this proxy statement/prospectus. Each of SEP Management I, LLC, SOG, Antonio R. Sanchez, Jr. and Antonio R. Sanchez, III may be deemed to share voting and dispositive power over the units held by SEPI. Each of SEP Management I, LLC, SOG, Antonio R. Sanchez, Jr. and Antonio R.

Sanchez, III disclaims beneficial ownership of these securities except to the extent of such person’s pecuniary interest therein.
(2)	Ownership data as reported on a Schedule 13G filed on November 10, 2014 by Raging Capital Master Fund, Ltd., Raging Capital Management, LLC and William C. Martin. The principal business address of each of Raging Capital Management, LLC and Mr. Martin is Ten Princeton Avenue, PO Box 228, Rocky Hill, New Jersey 08553; and the principal business address of Raging Capital Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY 1-9007, Cayman Islands. The filings lists each filing person as having shared voting and dispositive power over the units.
(3)	Ownership data as reported on Schedule 13G/A filed on February 14, 2014 by Bradley Louis Radoff. The address of Mr. Radoff is 1177 West Loop South, Suite 1625, Houston, Texas 77027. The filing lists 2,360,000 Class B common units owned by Mr. Radoff, who has sole voting power.
(4)	Ownership data as reported on Schedule 13G/A filed on November 13, 2014 by Dorsey R. Gardner. The address of Mr. Gardner is 401 Worth Avenue, Palm Beach, Florida 33480. The filing lists Mr. Gardner as having sole voting and dispositive power over the common units held by the DRG 2002 Revocable Trust (2,013,009), the DRG Rollover IRA (64,485), William G. Gardner (25,000), the DRG 2012 Trust (41,400) and the Robert O’Neill Trust (2,900).
(5)	59,562 common units are held by SP Holdings, of which Mr. Sanchez is a co-manager of its sole member. See Annex F included in this proxy statement/prospectus for additional information regarding SP Holdings.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CONVERSION

The following is a discussion of the material U.S. federal income tax consequences of the Conversion that may be relevant to the Company’s common unitholders. Unless otherwise noted, the legal conclusions set forth in the discussion relating to the consequences of the Conversion to the Company and its common unitholders are the opinion of Andrews Kurth LLP, counsel to the Company, as to the material U.S. federal income tax consequences relating to those matters. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Conversion. Moreover, the discussion focuses on the Company’s common unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, traders in securities that elect mark-to-market, persons who hold Company common units as part of a hedge, straddle or conversion transaction, persons who acquired the Company’s common units by gift, or directors and employees of the Company that received (or are deemed to receive) the Company’s common units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under a Company equity incentive plan. Also, the discussion assumes that the Company’s common units are held as capital assets at the time of the Conversion (generally, property held for investment).

This discussion assumes that the Conversion will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Plan of Conversion and described in this proxy statement/prospectus. In addition, this discussion and any opinions of Andrews Kurth LLP will be based upon certain factual assumptions and representations made by the officers of the Company and any of its respective affiliates. The Company has not sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. No assurance can be given that the below-described opinions and/or the statements contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Conversion may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Accordingly, the Company strongly urge each common unitholder of the Company to consult with, and depend upon, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences particular to the unitholder of the Conversion.

Assumptions Related to the U.S. Federal Income Tax Treatment of the Conversion

The discussion below assumes that the Company will be classified as a partnership for U.S. federal income tax purposes at the time of the Conversion. Following the Conversion, a common unitholder of the Company that receives Sanchez LP common units will be treated as a partner in Sanchez LP. Please read the discussion of the opinion of Andrews Kurth LLP that Sanchez LP is classified as a partnership for U.S. federal income tax purposes under “Material U.S. Federal Income Tax Consequences of Sanchez LP Common Unit Ownership—Partnership Status” below.

U.S. Federal Income Tax Treatment of the Conversion

Upon the terms and subject to the conditions set forth in the Plan of Conversion, the Company will be converted into Sanchez LP and all Company common units will be converted into Sanchez LP common units. For U.S. federal income tax purposes, the Conversion will be treated as a contribution by the Company’s common unitholders of their interests in the Company to Sanchez LP pursuant to Section 721 of the Code.

The remainder of this discussion, except as otherwise noted, assumes that the Conversion and the transactions contemplated thereby will be treated for U.S. federal income tax purposes in the manner described above.

Tax Consequences of the Conversion to the Company

We will not recognize any income or gain, or loss, for U.S. federal income tax purposes as a result of the Conversion.

We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Although we will be considered to have technically terminated our existing partnership and having formed a new partnership for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period, the Conversion will not be treated as a sale or exchange for purposes of determining whether the 50% threshold has been met. As a result, our taxable year will not end as a result of the Conversion and we will be required to file a single U.S. federal income tax return for the taxable year that includes the effective date of the Conversion. Each Company common unitholder will receive a Schedule K-1 from Sanchez LP for our taxable year that includes the effective date of the Conversion and will be required to include in income its share of income, gain, loss and deduction for this period.

Tax Consequences of the Conversion to the Company’s Common Unitholders

In general, the receipt of Sanchez LP common units pursuant to the Conversion will not result in the recognition of taxable gain or loss to a common unitholder of the Company. However, as discussed below, a deemed distribution of cash resulting from a net reduction in the amount of nonrecourse liabilities allocated to a common unitholder of the Company will result in the recognition of taxable gain if such deemed distribution exceeds the adjusted tax basis in the Company’s common units surrendered in the Conversion.

As a partner in the Company, a Company common unitholder is entitled to include the nonrecourse liabilities of the Company attributable to its Company common units in the tax basis of its Company common units. As a partner in Sanchez LP after the Conversion, a Company common unitholder will be entitled to include the nonrecourse liabilities of Sanchez LP attributable to the Sanchez LP common units received in the Conversion in the tax basis of such units received. A partner in Sanchez LP will not have any share of the Company’s nonrecourse liabilities that are treated as recourse to the general partner following the Conversion. The amount of our liabilities treated as recourse to the general partner following the Conversion and the amount of nonrecourse liabilities attributable to a Company common unit or a Sanchez LP common unit are determined under complex regulations under Section 752 of the Code. It is not expected that the general partner will be allocated any of our liabilities upon the Conversion.

If the nonrecourse liabilities attributable to the Sanchez LP common units received by a Company common unitholder in the Conversion exceed the nonrecourse liabilities attributable to the Company’s common units surrendered by the Company’s common unitholder in the Conversion, the common unitholder’s tax basis in the Sanchez LP common units received will be correspondingly higher than the unitholder’s tax basis in the Company’s common units surrendered. If the nonrecourse liabilities attributable to the Sanchez LP common units received by a Company common unitholder in the Conversion are less than the nonrecourse liabilities attributable to the Company’s common units surrendered by the Company’s common unitholder in the Conversion, such common unitholder’s tax basis in the Sanchez LP common units received will be correspondingly lower than the unitholder’s tax basis in the Company’s common units surrendered. Please read “—Tax Basis and Holding Period of the Sanchez LP Common Units Received” below.

Any reduction in liabilities described in the preceding paragraph will be treated as a deemed cash distribution to the Company’s common unitholder. If the amount of any such deemed distribution of cash to the Company’s common unitholder exceeds such common unitholder’s tax basis in the Company’s common units surrendered, such common unitholder will recognize taxable gain in an amount equal to such excess. While there can be no assurance, the Company does not expect that any common unitholders of the Company will recognize gain in this manner. However, the application of the rules governing the allocation of nonrecourse liabilities in the context of the Conversion is complex and subject to uncertainty. There can be no assurance that a Company common unitholder will not recognize gain as a result of any distribution deemed received as a result of a net decrease in the amount of nonrecourse liabilities allocable to such Company common unitholder as a result of the Conversion.

The amount and effect of any gain that may be recognized by an affected Company common unitholder will depend on the affected Company common unitholder’s particular situation, including the ability of the affected Company common unitholder to utilize any suspended passive losses. Depending on these factors, any particular affected Company common unitholder may, or may not, be able to offset all or a portion of any gain recognized. Each Company common unitholder should consult such unitholder’s own tax advisor in analyzing whether the Conversion causes such unitholder to recognize actual and/or deemed distributions in excess of the tax basis of the Company’s common units surrendered in the Conversion.

Tax Basis and Holding Period of the Sanchez LP Common Units Received

A Company common unitholder’s initial aggregate tax basis in the Sanchez LP common units that the Company common unitholder will receive in the Conversion will be equal to the Company common unitholder’s adjusted tax basis in the Company’s common units received in connection with the Conversion, decreased by any basis attributable to the Company common unitholder’s share of the Company’s nonrecourse liabilities and increased by the Company common unitholder’s share of Sanchez LP’s nonrecourse liabilities immediately after the Conversion.

A Company common unitholder’s holding period in the Sanchez LP common units received in the Conversion will be determined by reference to its holding period in the Company’s common units converted in connection therewith.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF

SANCHEZ LP COMMON UNIT OWNERSHIP

This section summarizes the material federal income tax consequences that may be relevant to individual citizens or residents of the U.S. owning Sanchez LP common units received in the Conversion and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth LLP insofar as it relates to legal conclusions with respect to matters of federal income tax law. This section is based upon current provisions of the Code, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Sanchez LP and our limited liability company operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting Sanchez LP or its unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, Sanchez LP encourages each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable laws.

No ruling has been or will be requested from the IRS regarding any matter affecting Sanchez LP following the Conversion or the consequences of owning Sanchez LP common units received in the Conversion. Instead, Sanchez LP will rely on opinions of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by Sanchez LP’s unitholders and Sanchez LP’s general partner because the costs will reduce the cash available for distribution. Furthermore, the tax treatment of Sanchez LP, or of an investment in Sanchez LP, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific U.S. federal income tax issues:

•	the treatment of a common unitholder whose units are loaned to a short seller to cover a short sale of units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”);

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and

•	whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Partnership Status

Except as discussed in the following paragraph, a partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account his respective share of items of our income, gain, loss and deduction of the partnership in computing his U.S. federal income tax liability, even if no cash distributions are made to him. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of his adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to in this discussion as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation and marketing of natural resources, including oil, natural gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income does not constitute qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us, and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that more than 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status or the status of our operating subsidiaries for U.S. federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Andrews Kurth LLP on such matters. Andrews Kurth LLP is of the opinion, based upon the Internal Revenue Code, its regulations, published revenue rulings, court decisions and factual representations made by us, that we are and will continue to be classified as a partnership, and each of our operating subsidiaries will be disregarded as an entity separate from us, for U.S. federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us. The representations made by us upon which Andrews Kurth LLP has relied include, without limitation:

•	Neither we nor any of our operating subsidiaries have elected or will elect to be treated as a corporation; and

•	For each taxable year, more than 90% of our gross income has been and will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributed that stock to common unitholders in liquidation of their interests in us. This deemed contribution and liquidation would be tax-free to common unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were taxable as a corporation for U.S. federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to common unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a common unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the common unitholder’s tax basis in his units, or taxable capital gain, after the common unitholder’s tax basis in his units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a common unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The remainder of this section assumes that we are and will continue to be classified as a partnership for U.S. federal income tax purposes.

Common Unitholder Status

Common unitholders who become limited partners of Sanchez LP will be treated as partners of Sanchez LP for U.S. federal income tax purposes. Also, common unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of Sanchez LP for U.S. federal income tax purposes. A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.” As there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Andrews Kurth LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

Items of our income, gain, loss, or deduction are not reportable by a common unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a common unitholder who is not a partner for U.S. federal income tax purposes would therefore be fully taxable as ordinary income. These common unitholders are urged to consult their own tax advisors with respect to their status as partners in us for U.S. federal income tax purposes.

The references to “common unitholders” in the discussion that follows are to persons who are treated as partners in Sanchez LP for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections,” neither we nor our subsidiaries pay any U.S. federal income tax. Instead, each common unitholder is be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a common unitholder even if he has not received a cash distribution. Each common unitholder is required to include in income his share of our income, gain, loss and deduction for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions made by us to a common unitholder generally are not be taxable to the common unitholder for U.S. federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Cash distributions made by us to a common unitholder in an amount in excess of his tax basis in his units generally are considered to be gain from the sale or exchange of those units, taxable in accordance with the rules described under “—Disposition of Units” below. To the extent that cash distributions made by us cause a common unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the common unitholder must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

Any reduction in a common unitholder’s share of our liabilities for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that common unitholder.

A decrease in a common unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a common unitholder, regardless of his tax basis in his units, if the distribution reduces the common unitholder’s share of our “unrealized receivables,” including recapture of intangible drilling and development costs, depletion and depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the common unitholder’s realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the common unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Units

A common unitholder’s initial tax basis in his units will equal such unitholder’s adjusted tax basis in the Company’s common units that were converted, decreased by any basis attributable to the unitholder’s share of the Company’s nonrecourse liabilities and increased by the unitholder’s share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by depletion deductions taken by him to the extent such deductions do not exceed his proportionate share of the adjusted tax basis of the underlying producing properties, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A common unitholder’s share of our nonrecourse liabilities will generally be based on his share of our profits. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a common unitholder of his share of our losses is limited to his tax basis in his units and, in the case of an individual, estate, trust or corporate common unitholder (if more than 50% of the value of its stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the common unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a common unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a common unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain is no longer utilizable.

In general, a common unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement, or other similar arrangement and (ii) any amount of money the common unitholder borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to another common unitholder or can look only to the units for repayment. A common unitholder’s at risk amount will increase or decrease as the tax basis of another common unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The at risk limitation applies on an activity-by-activity basis, and in the case of oil and natural gas properties, each property is treated as a separate activity. Thus, a taxpayer’s interest in each oil or gas property is generally required to be treated separately so that a loss from any one property would be limited to the at risk amount for that property and not the at risk amount for all the taxpayer’s oil and natural gas properties. It is uncertain how this rule is implemented in the case of multiple oil and natural gas properties owned by a single entity treated as a partnership for U.S. federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or gas properties we own in computing a common unitholder’s at risk limitation with respect to us. If a common unitholder must compute his at risk amount separately with respect to each oil or gas property we own, he may not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at risk amount with respect to his units as a whole.

The passive loss limitation generally provides that individuals, estates, trusts and some closely held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitation is applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments, a common unitholder’s investments in other publicly traded partnerships, or a common unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a common unitholder’s share of income we generate may only be deducted by the common unitholder in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after certain other applicable limitations on deductions, including the at risk rules and the tax basis limitation.

A common unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitation on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributable to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a common unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit.

Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss limitations, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its common unitholders for purposes of the investment interest expense limitations. In addition, the common unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any common unitholder or any former common unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the common unitholder on whose behalf the payment was made. If the payment is made on behalf of a common unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current common unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a common unitholder in which event the common unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the common unitholders in accordance with their percentage interests in us. If we have a net loss for an entire year, the loss will be allocated to our common unitholders according to their percentage interests in us to the extent of their positive capital account balances.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of our assets at the time we issue common units in an offering, which assets are referred to in this discussion as “Contributed Property.” These allocations are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “book-tax disparity.” The effect of these allocations to a common unitholder who purchases common units in such an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future, Section 704(c) allocations will be made to all holders of common units to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the common unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other common unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c), will generally be given effect for U.S. federal income tax purposes in determining a common unitholder’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a common unitholder’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the common unitholders in profits and losses;

•	the interest of all the common unitholders in cash flow; and

•	the rights of all the common unitholders to distributions of capital upon liquidation.

Treatment of Short Sales

A common unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	none of our income, gain, loss or deduction with respect to those units would be reportable by the common unitholder;

•	any cash distributions received by the common unitholder with respect to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Andrews Kurth LLP has not rendered an opinion regarding the treatment of a common unitholder whose common units are loaned to a short seller. Therefore, common unitholders desiring to assure their status as partners and avoid the risk of gain recognition are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their common units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

Each common unitholder is required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $182,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective common unitholders are urged to consult their tax advisors with respect to the impact of an investment in our common units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest effective U.S. federal income tax rate applicable to ordinary income of individuals currently is 39.6% and the maximum U.S. federal income tax rate for net long-term capital gains (generally, gains from the sale of certain investment assets held for more than one year) of an individual is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) is imposed on certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a common unitholder’s allocable share of our income and gain realized by a common unitholder from a sale of common units. In the case of an individual, the tax is imposed on the lesser of (i) the common unitholder’s net investment income from all investments, or (ii) the amount by which the common unitholder’s modified adjusted gross income exceeds $250,000 (if the common unitholder is married and filing jointly or a surviving spouse) or $200,000 (if the common unitholder is unmarried). In the case of an estate or trust, the tax is imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. That election will generally permit us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment applies to a person who purchases common units in an offering from the selling unitholder, but does not apply to a person who purchases common units directly from us, and it belongs only to the purchaser and not to other common unitholders. Please also read, however, “—Allocation of Income, Gain, Loss and Deduction” above. For purposes of this discussion, a common unitholder’s inside basis in our assets has two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

The timing and calculation of deductions attributable to Section 743(b) adjustments to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Internal Revenue Code Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Internal Revenue Code Section 704(c) principles with respect to an asset to which the adjustment is applicable. Please read “—Allocation of Income, Gain, Loss and Deduction.”

The timing of these deductions may affect the uniformity of our common units. Under our partnership agreement, our board is authorized to take a position to preserve the uniformity of common units even if that position is not consistent with these and any other Treasury Regulations or if the position would result in lower annual depreciation or amortization deductions than would otherwise be allowable to some common unitholders. Please read “—Uniformity of Units.” Andrews Kurth LLP is unable to opine as to the validity of any such alternate tax positions because there is no clear applicable authority. A common unitholder’s basis in a common unit is reduced by his share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the common unitholder’s basis in his common units and may cause the common unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his common units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depletion and depreciation deductions and the transferee’s share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his common units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the fair market value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceeds the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than such purchaser would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each common unitholder is required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a common unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Depletion Deductions

Subject to the limitations on deductibility of losses discussed above, common unitholders are entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and natural gas interests. Although the Internal Revenue Code requires each common unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our common unitholders with information relating to this computation for U.S. federal income tax purposes. Each common unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to common unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the common unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the common unitholder from the property for each taxable year, computed without the depletion allowance. A common unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the common unitholder’s average net daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000 barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a common unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the common unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Common unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the common unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the common unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a common unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the common unitholder of some or all of his common units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the common unitholders. Further, because depletion is required to be computed separately by each common unitholder and not by us, no assurance can be given, and Andrews Kurth LLP is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the common unitholders for any taxable year. Moreover, the availability of percentage depletion may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “—Recent Legislative Developments.” We encourage each prospective common unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Deductions for Intangible Drilling and Development Costs

We elect to currently deduct intangible drilling and development costs (“IDCs”). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, natural gas or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

Although we elect to currently deduct IDCs, each common unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a common unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.

Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and natural gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in oil and natural gas properties and also carries on substantial retailing or refining operations. An oil or gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. In order to qualify as an “independent producer” that is not subject to these IDC deduction limits, a common unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of natural gas) on average for any day during the taxable year or in the retail marketing of oil and natural gas products exceeding $5 million per year in the aggregate.

IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a common unitholder of interests in us. Recapture is generally determined at the common unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read “—Disposition of Units—Recognition of Gain or Loss.”

The election to currently deduct IDCs may be restricted or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “—Recent Legislative Developments.”

Deduction for United States Production Activities

Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, common unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 9% of our qualified production activities income that is allocated to such common unitholder but not to exceed 50% of such common unitholder’s actual or deemed IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each common unitholder will aggregate his share of the qualified production activities income allocated to him from us with the common unitholder’s qualified production activities income from other sources. Each common unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are only taken into account only if and to the extent the common unitholder’s share of losses and deductions from all of our activities is not disallowed by the basis rules, the at-risk rules or the passive activity loss rules. Please read “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses.”

The amount of a common unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the common unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each common unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the common unitholder’s allocable share of our wages that are deducted in arriving at our qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our common unitholders, and thus a common unitholder’s ability to claim the Section 199 deduction may be limited.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 Wages, or how such items are allocated by us to common unitholders. Further, because the Section 199 deduction is required to be computed separately by each common unitholder, no assurance can be given, and Andrews Kurth LLP is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the common unitholders. Moreover, the availability of Section 199 deductions may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “—Recent Legislative Developments.” Each prospective common unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

Lease Acquisition Costs

The cost of acquiring oil and natural gas leaseholder or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read “Tax Treatment of Operations—Depletion Deductions.” The amortization period for certain geological and geographical expenditures may be extended if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposal, please read “—Recent Legislative Developments.”

Geophysical Costs

Geophysical costs paid or incurred in connection with the exploration for, or development of, oil or gas within the United States are allowed as a deduction ratably over the 24-month period beginning on the date that such expense was paid or incurred.

Operating and Administrative Costs

Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses which are reasonable in amount.

Tax Basis, Depreciation and Amortization

The tax basis of our assets, such as casing, tubing, tanks, pumping units and other similar property, will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to any offering subsequent to the Conversion will be borne by our common unitholders as of that time. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by common unitholders might change, and common unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of common units equal to the difference between the common unitholder’s amount realized and the common unitholder’s tax basis for the common units sold. A common unitholder’s amount realized will equal the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a common unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a common unitholder’s tax basis in that unit will, in effect, become taxable income if the common unit is sold at a price greater than the common unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a common unitholder, other than a “dealer” in units, on the sale or exchange of a common unit held for more than one year will generally be taxable as capital gain or loss. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to “unrealized receivables” or “inventory items” that we own. The term “unrealized receivables” includes potential recapture items, including depreciation, depletion, and IDC recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized on the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a common unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations. For individuals, trusts and estates, both ordinary income and capital gain recognized on a sale of common units may be subject to NIIT in certain circumstances. Please read “—Tax Consequences of Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling common unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A common unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A common unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer who enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the common unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the common unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a common unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly-traded partnerships are entitled to rely on those proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until the final Treasury Regulations are issued. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between common unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the common unitholder’s interest, our taxable income or losses might be reallocated among the common unitholders. We are authorized to revise our method of allocation between common unitholders, as well as among common unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A common unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A common unitholder who sells any of his common units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of common units who purchases units from another common unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have constructively terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all common unitholders. In the case of a common unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns for one calendar year and the cost of the preparation of these returns will be borne by all common unitholders. However, pursuant to an IRS relief procedure for publicly traded partnerships that have technically terminated, the IRS may allow, among other things, that we provide a single Schedule K-1 for the tax year in which a termination occurs. We would be required to make new tax elections after a constructive termination, including a new election under Section 754 of the Internal Revenue Code, and a constructive termination would result in a deferral of our deductions for depreciation. A constructive termination could also result in penalties if we were unable to determine that the constructive termination had occurred. Moreover, a constructive termination might either accelerate the application of, or subject us to, any tax legislation enacted before the constructive termination.

Uniformity of Units

Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3), neither of which is anticipated to apply to a material portion of our assets. Any non-uniformity could have a negative impact on the value of the common units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits us to take positions in filing our tax returns that preserve the uniformity of our common units even under circumstances like those described above. These positions may include reducing for some common unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some common unitholders than that to which they would otherwise be entitled. Andrews Kurth LLP is unable to opine as to validity of such filing positions. A common unitholder’s basis in common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the common unitholder’s basis in his common units, and may cause the common unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Disposition of Units—Recognition of Gain or Loss” and “—Tax Consequences of Unit Ownership— Section 754 Election.” The IRS may challenge one or more of any positions we take to preserve the uniformity of common units. If such a challenge were sustained, the uniformity of common units might be affected, and, under some circumstances, the gain from the sale of common units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective common unitholders who are tax-exempt entities or non-U.S. persons should consult their tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income allocated to a common unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign common unitholders. Each foreign common unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate common unitholder is a “qualified resident.” In addition, this type of common unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign common unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized on the sale or disposition of that unit to the extent the gain is effectively connected with a United States trade or business of the foreign common unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in business in the United States by virtue of the ownership of common units, and part or all of that common unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such common unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign common unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their common units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each common unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each common unitholder’s share of income, gain, loss and deduction.

We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth LLP can assure prospective common unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each common unitholder to adjust a prior year’s tax liability and possibly may result in an audit of his own return. Any audit of a common unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement appoints our general partners as our Tax Matters Partner, subject to redetermination by our board of directors from time to time.

The Tax Matters Partner will make some elections on our behalf and on behalf of common unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against common unitholders for items in our returns. The Tax Matters Partner may bind a common unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that common unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the common unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any common unitholder having at least a 1% interest in profits or by any group of common unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each common unitholder with an interest in the outcome may participate in that action.

A common unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a common unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is:

•	a person that is not a United States person,

•	a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority,” or

•	as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of common unitholders could result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for common unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules would apply to an understatement of tax resulting from ownership of units if we were classified as a “tax shelter,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Section 482 of the Internal Revenue Code is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single taxable year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our U.S. federal income tax information return (and possibly a common unitholder’s tax return) is audited by the IRS. Please read “—Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax or a listed transaction, our common unitholders could be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any reportable transactions.

Recent Legislative Developments

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time members of Congress propose consider substantive changes to the existing U.S. federal income tax laws that would affect the tax treatment of certain publicly traded partnerships. We are unable to predict whether such changes, or other proposals, will ultimately be enacted. However, it is possible that a change in law could affect us and may be retroactively applied. Any such changes could negatively impact the value of an investment in our common units

Legislation has been proposed that would, if enacted, make significant changes to U.S. federal income tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our common unitholders and negatively impact the value of an investment in our common units.

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business and own property in multiple states, most of which impose income taxes on individuals, corporations, and other entities. We may also own property or do business in additional states in the future. Although an analysis of those various taxes is not presented here, each prospective common unitholder should consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we may do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a common unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular common unitholder’s income tax liability to the state, generally does not relieve a nonresident common unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to common unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

It is the responsibility of each common unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Andrews Kurth LLP has not rendered an opinion on the state local, or foreign tax consequences of an investment in us. We strongly recommend that each prospective common unitholder consult, and depend on, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each common unitholder to file all tax returns, that may be required of him.

APPRAISAL RIGHTS

Unitholders of the Company will have no appraisal, dissenters’ or similar rights (i.e., the right, instead of receiving units representing limited partner interests in Sanchez LP, to seek a judicial determination of the “fair value” of their units, and to compel the Company to purchase the holder’s units for cash in that amount) under state law or the Company’s Operating Agreement, as amended, nor will such rights be voluntarily accorded to the Company’s unitholders by the Company. If the Company’s unitholders approve the Conversion as provided in this proxy statement/prospectus, all holders of common units, Class A units and the Class Z unit will be bound by such approval although they, individually, may have voted against the Conversion.

CONVERSION COSTS AND EXPENSES

Set forth below are the estimated fees and expenses incurred or expected to be incurred by the Company in connection with the Conversion. With the exception of the filing fees, the amounts set forth below are estimates.

Legal Fees	$370,000
Accounting Fees	125,000
Solicitation, Printing and Mailing Costs	235,000
SEC Filing Fees	11,746
NYSE MKT Fees	75,000
Miscellaneous	10,000

Total	$826,746

PROPOSAL NO. 2: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CONSTELLATION ENERGY PARTNERS LLC 2009 OMNIBUS INCENTIVE COMPENSATION PLAN AS THE SANCHEZ PRODUCTION PARTNERS LP LONG-TERM INCENTIVE PLAN

At the Special Meeting, our unitholders will be asked to approve the amendment and restatement of the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan as the Sanchez Production Partners LP Long-Term Incentive Plan (the “LTIP”), which shall include the merger of the Constellation Energy Partners LLC Long-Term Incentive Plan into such plan. The LTIP is a broad-based incentive plan that provides for granting options, unit appreciation rights, restricted unit awards, performance awards, stock units, bonus units, dividend equivalent rights, other unit-based awards and substitute awards to officers, employees, managers, directors and consultants who provide services to Sanchez LP. Our board of managers believes that Sanchez LP’s success and long-term progress are dependent upon the general partner of Sanchez LP attracting and retaining officers, employees, managers, directors and consultants to manage and operate our business. The LTIP will provide the general partner of Sanchez LP the maximum flexibility to use various forms of incentive awards as part of its overall compensation program.

The LTIP is an amendment and restatement of the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan and will include a merger of the Constellation Energy Partners LLC Long-Term Incentive Plan into such restated plan, with the resulting plan being renamed the Sanchez Production Partners LP Long-Term Incentive Plan (collectively, the “LTIP Restatement”). If the LTIP Restatement is approved, the LTIP will be the only broad-based equity incentive plan maintained by Sanchez LP.

Our board of managers unanimously approved the LTIP Restatement on August 25, 2014, subject to unitholder approval at the Special Meeting. The affirmative vote of at least a majority of the Company’s common units and Class A units cast at the Special Meeting, voting together as a single class, and the Class Z unit, voting as a separate class, is required to approve the LTIP Restatement. If the LTIP Restatement is not approved by the unitholders at the Special Meeting, then the amendment and restatement of the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan as the LTIP, the simultaneous merger of the Constellation Energy Partners LLC Long-Term Incentive Plan into the LTIP and the changing of its name to the Sanchez LP Production Partners LP Long-Term Incentive Plan will not become effective and the Constellation Energy Partners LLC Long-Term Incentive Plan and the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan will continue as currently in effect.

The description of the LTIP set forth below is a summary of material features of the LTIP. This summary, however, does not purport to be a complete description of all the provisions of the LTIP. The summary is qualified in its entirety by reference to the LTIP, a copy of which is attached hereto as Annex C and incorporated herein by reference.

Purpose and Key Features of the LTIP

The LTIP is designed to enable Sanchez LP to provide those individuals who bear the responsibilities of management of Sanchez LP and its affiliates with equity-based incentive and reward opportunities designed to align their interests with those of the equityholders of Sanchez LP, thereby enhancing the profitable growth of Sanchez LP. A further purpose of the LTIP is to provide a means for Sanchez LP to attract and retain such individuals in the service of Sanchez LP and its affiliates.

Number of Sanchez LP Common Units Subject to the LTIP

The maximum number of common units of Sanchez LP that may be delivered under the LTIP with respect to awards will be 15% of the issued and outstanding common units of Sanchez LP at the time the LTIP becomes effective, subject to adjustments for certain unit splits and other events, as provided by the LTIP. Upon issuance of additional common units of Sanchez LP, the number of units that may be delivered under the LTIP with respect to awards will be increased automatically by 15% of such additional common units.

The common units to be delivered under the LTIP may be units acquired in the open market and/or from any person. To the extent that an award terminates or is cancelled prior to and without the delivery of common units (or if an award is forfeited), the units subject to the award may be used again with respect to new awards granted under the LTIP. Common units that cease to be subject to an award because of the exercise or vesting of the award shall no longer be subject to or available for any further grant under the LTIP.

Administration

The LTIP will generally be administered by the board of directors of Sanchez GP or a committee thereof (such administering body, the “Committee”). The Committee has the full authority, subject to the terms of the LTIP, to, among other actions, establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the LTIP, to designate participants under the LTIP, to determine the number of units to be covered by awards, to determine the type or types of awards to be granted to a participant, and to determine the terms and conditions of any award.

Eligibility

All officers, employees, consultants, managers and directors of Sanchez GP, Sanchez LP and affiliates of either of the foregoing (including SOG, SP Holdings and their respective affiliates) and other individuals and entities selected by Sanchez GP (including SOG and SP Holdings) that perform services for Sanchez LP are eligible to be selected to participate in the LTIP. The selection of which eligible individuals will receive awards is within the sole discretion of the Committee. As of January 9, 2015, approximately 180 individuals, including two executive officers, three non-employee managers and 175 other persons, were eligible to receive awards under the LTIP. As of the date of this proxy statement/prospectus, no individuals have been granted awards under the LTIP.

Term of the LTIP

The term of the LTIP will expire on tenth anniversary of the date upon which the LTIP is approved by the unitholders of the Company.

Types of Awards

Common Unit Grants

The LTIP will permit the grant of common units. A common unit grant is a grant of common units that are fully vested at the time of grant. If Sanchez LP issues common units already held by Sanchez LP in connection with the grant of common units, the total number of common units outstanding will increase.

Common Unit Options and Common Unit Appreciation Rights

The LTIP will permit the grant of options covering common units and the grant of common unit appreciation rights. A common unit option is an award that entitles the plan participant to purchase a number of common units at a specified exercise price. A common unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a common unit on the exercise date over the exercise price established for the common unit appreciation right.

The Committee will be able to make grants of common unit options and common unit appreciation rights under the LTIP to LTIP participants containing such terms as the Committee shall determine. Common unit options and common unit appreciation rights may not have an exercise price that is less than the fair market value of the common units on the date of grant. In general, common unit options and common unit appreciation rights granted will become exercisable over a period determined by the Committee.

Unless provided otherwise by the Committee in the applicable award agreement, upon a change in control, as defined in the LTIP, or such time prior thereto as established by the Committee, to the extent that Sanchez GP or Sanchez LP does not survive as an independent organization and any surviving or successor organization and/or any of its affiliates does not assume or continue the unvested common unit options or common unit appreciation rights substantially on the same terms, then, immediately prior to the change in control (or any earlier date related to the change in control and established by the Committee), all outstanding unvested options and rights shall automatically vest and become exercisable in full. Any accelerated payout on account of a change in control will be made in a single payment within 30 days after the date of the change in control.

If a LTIP participant’s employment with or services to Sanchez GP, Sanchez LP or affiliates of either of the forgoing or membership on the board of directors of Sanchez GP terminates for any reason, the LTIP participant’s unvested common unit options and common unit appreciation rights will be automatically forfeited, unless and to the extent the Committee provides otherwise in the applicable award agreement or, in its discretion, waives in whole or in part such forfeiture. Except as otherwise provided in the terms of an award agreement pertaining to common unit options, if the LTIP participant ceases employment with or services to Sanchez GP, Sanchez LP or affiliates of either of the forgoing prior to the expiration of any vested common unit option, the vested common unit option will expire as follows:

(A) Termination Not For Retirement, Disability or Death—any vested common unit option will expire on the earlier of (i) the date that is 90 days after the effective date of any such termination that is not due to the participant’s retirement (as defined in the LTIP), disability (as defined in the LTIP) or death or (ii) the last day of the term of the common unit option; or

(B) Termination for Retirement, Disability or Death—any vested common unit option will expire on the earlier of (i) the date that is 60 months after the effective date of the LTIP participant’s retirement (as defined in the LTIP), disability (as defined in the LTIP) or death or (ii) the last day of the term of the common unit option.

Upon exercise of a common unit option (or a common unit appreciation right settled in common units), Sanchez LP will acquire common units on the open market or directly from any other person, use common units already owned by us, or any combination of the foregoing. If Sanchez LP issues common units already held by Sanchez LP upon exercise of the common unit options (or a common unit appreciation right settled in common units), the total number of common units outstanding will increase, and Sanchez LP will receive the proceeds from an optionee upon exercise of a common unit option.

Restricted Common Units and Notional Common Units

A restricted common unit is a common unit that is subject to forfeiture prior to the vesting of the award. A notional common unit is a notional common unit that entitles the LTIP participant to receive a common unit upon the vesting of the notional common unit or, in the discretion of the Committee, cash equivalent to the value of a common unit. The Committee may determine to make grants under the LTIP of restricted common units and notional common units to LTIP participants containing such terms as the Committee shall determine. The Committee will determine the period over and the terms under which restricted common units and notional common units granted to LTIP participants will vest.

Unless provided otherwise by the Committee in the applicable award agreement, upon a change in control, as defined in the LTIP, or such time prior thereto as established by the Committee, to the extent that Sanchez GP or Sanchez LP does not survive as an independent organization and any surviving or successor organization and/or any of its affiliates does not assume or continue the unvested restricted common units or notional common units substantially on the same terms, then, immediately prior to the change in control (or any earlier date related to the change in control and established by the Committee) all outstanding unvested restricted common units or notional common units shall automatically vest. In this regard, all restricted periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. Unless provided otherwise by the Committee in the applicable award agreement, any time-based restricted common units or notional common units that vest upon a change in control shall be settled by (i) the issuance of unrestricted common units based on the number of common units that were subject to the award on the date of grant of the award or (ii) the payment of cash and/or other property equal to the fair market value, as defined in the LTIP, of a common unit on the payout date for each notional common unit or restricted common unit or (iii) any combination of payouts under clauses (i) and (ii) of this sentence, as determined by the Committee. Unless provided otherwise by the Committee in the applicable award agreement, any performance-based restricted common units or notional common units that vest upon a change in control shall be settled by (i) the issuance of unrestricted common units based on the number of common units that were subject to the award as established on the date of grant of the award, prorated based on the number or complete months of the restricted period that have elapsed as of the payment date, and assuming that maximum performance was achieved or (ii) the payment of cash and/or other property equal to the fair market value of a common unit on the payout date for each notional common unit or restricted common unit which is payable under clause (i) of this sentence or (iii) any combination of payouts under clauses (i) and (ii) of this sentence, as determined by the Committee. Any accelerated payout will be made in a single payment within 30 days after the date of the change in control. If a LTIP participant’s employment with or services to Sanchez GP, Sanchez LP and affiliates of either of the forgoing or membership on the board of directors of Sanchez GP terminates for any reason, the LTIP participant’s unvested restricted common units and notional common units will be automatically forfeited unless, and to the extent, the Committee provides otherwise in the applicable award agreement.

Common units to be delivered in connection with the grant of restricted common units or upon the vesting of notional common units may be common units acquired by Sanchez LP in the open market, common units already owned by Sanchez LP, common units acquired by Sanchez LP from any other person, or any combination of the foregoing. If Sanchez LP issues common units already held by Sanchez LP in connection with the grant of restricted common units or upon vesting of the notional common units, the total number of common units outstanding will increase. The Committee, in its discretion, may grant tandem distribution rights with respect to restricted common units and tandem distribution equivalent rights with respect to notional common units.

Performance Awards

The LTIP will permit the grant of certain performance awards. The Committee, in its discretion, will determine the performance metrics and related performance goals to be achieved during any performance period, the length of any performance period, the vesting criteria, the amount of any performance award and the amount of any payment to be made pursuant to any performance award. Which factor or factors are to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, shall be determined by the Committee, in its sole discretion, at the time of grant.

Performance awards that become vested shall, unless otherwise provided in the award agreement by the Committee, be paid in a single lump sum no later than the 15th day of the third month following the date on which vesting occurs and the restrictions lapse. Such payment(s) may be made in cash or common units as determined by the Committee.

Unless provided otherwise by the Committee in the applicable award agreement, upon a change in control, as defined in the LTIP, or such time prior thereto as established by the Committee, to the extent that Sanchez GP or Sanchez LP does not survive as an independent organization and any surviving or successor organization and/or any of its affiliates does not assume or continue the unvested performance awards on substantially the same terms, then, immediately prior to the change in control (or any earlier date related to the change in control and established by the Committee) all outstanding unvested performance awards shall automatically vest. Except as otherwise provided in the award agreement or determined by the Committee, any performance award that is deemed to have all applicable performance criteria achieved at the target level as of the date of a change in control (or any earlier date related to the change in control and established by the Committee), shall be paid in cash, prorated based on the number of complete months of the performance period that have elapsed as of the payment date, and assuming that target-level performance was achieved. Any accelerated payout will be made in a single payment within 30 days after the date of the change in control. If a LTIP participant’s employment with or services to Sanchez GP, Sanchez LP and affiliates of either of the foregoing or membership on the board of directors of Sanchez GP terminates for any reason, the LTIP participant’s unvested performance awards will be automatically forfeited unless, and to the extent, the Committee provides otherwise in the applicable award agreement. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a LTIP participant’s performance awards, in which case, a prorated portion of such performance awards shall be deemed vested upon termination of employment or service.

Common units to be delivered in connection with the grant of restricted common units or upon the vesting of notional common units may be common units acquired by Sanchez LP in the open market, common units already owned by Sanchez LP, common units acquired by Sanchez LP from any other person, or any combination of the foregoing. If Sanchez LP issues common units already held by Sanchez LP in connection with the vesting of performance awards, the total number of common units outstanding will increase.

Miscellaneous

Sanchez GP’s board of directors may amend or modify the LTIP at any time, although unitholder approval will be obtained for any amendment to the LTIP to the extent necessary to comply with any applicable law, regulation or securities exchange rule. The Committee may amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant.

U.S. Federal Income Tax Aspects of the LTIP

The following discussion is for general information purposes only and is intended to summarize briefly certain U.S. federal income tax consequences to participants arising from participation in the LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of participants in the LTIP may vary depending on their particular circumstances and, therefore, may be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, common unit options or unit appreciation rights that provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), notional units, and certain other awards that may be granted pursuant to the LTIP could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A and the guidance promulgated thereunder.

Common Unit Grants

In general, the fair market value of a common unit will be taxable as ordinary compensation when it is granted to the LTIP participant.

Common Unit Options and Common Unit Appreciation Rights

LTIP participants generally will not realize taxable income upon the grant of a common unit option or a common unit appreciation right. Typically, upon the exercise of a common unit option or a common unit appreciation right, the LTIP participant will recognize ordinary compensation income in an amount equal to the excess of (i) the fair market value of the common units on the date of exercise (or the cash equivalent) over (ii) the exercise price (if any) paid for the common units. A LTIP participant will generally have a tax basis in any common units received pursuant to the exercise of a common unit appreciation right, or pursuant to the cash exercise of a common unit option, that equals the fair market value of the common units on the date of exercise. Subject to the discussion under “—Tax Code Limitations on Deductibility” below, Sanchez LP will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

When a LTIP participant sells the common units acquired as a result of the exercise of a unit option or unit appreciation right, any appreciation (or depreciation) in the value of the common units after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common units must be held for more than 12 months in order to qualify for long-term capital gain treatment.

Notional Common Units, Performance Awards and Restricted Common Units

A LTIP participant generally will not have taxable income at the time of a grant of an award in the form of a notional common unit award or performance award, but rather, will generally recognize ordinary compensation income at the time he receives common units or cash in settlement of the notional common unit award or performance award in an amount equal to the fair market value of the common units or the amount of cash received. In addition, the LTIP participant will be subject to ordinary income tax upon the payment of a contingent right, granted in tandem with a specific notional common unit, to receive an amount in cash equal to, and at the same time as, the cash distributions made by Sanchez LP with respect to a common unit during the period a notional common unit is outstanding (a “DER”).

In general, a LTIP participant will recognize ordinary compensation income as a result of the receipt of common units pursuant to a restricted common unit award in an amount equal to the fair market value of the common units when the common units vest. However, if the common units are not transferable or are subject to a substantial risk of forfeiture when granted, the LTIP participant will recognize ordinary compensation income in an amount equal to the fair market value of common units (i) when the common units first become transferable or are no longer subject to a substantial risk of forfeiture, in cases where a participant does not make an valid election under Section 83(b) of the Internal Revenue Code (“Section 83(b)”) or (ii) when the common units are granted, in cases where a LTIP participant makes a valid election under Section 83(b).

Withholding Taxes

A LTIP participant who is an employee will be subject to withholding for federal, and generally for state and local, income and employment taxes at the time he recognizes income under the rules described above with respect to common units (or cash with respect to a DER) received. Non-employee directors, managers and consultants must make their own arrangements for satisfying any tax obligations they may incur in connection with the receipt of an award under the LTIP. Distributions that are received by a LTIP participant prior to the time that the common units underlying an award are taxed to the LTIP participant under the rules described in the preceding paragraph are taxed as additional compensation, not as distributions on common units. The tax basis in the common units received by a LTIP participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the LTIP participant’s capital gains holding period in those common units will commence on the date of receipt of the common units.

Subject to the discussion immediately below, we will be entitled to a deduction for federal income tax purposes that corresponds in timing and amount with the compensation income recognized by a LTIP participant under the foregoing rules.

Tax Code Limitations on Deductibility

In order for the amounts described above to be deductible by Sanchez LP or one of its affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Limited Partnership Interest

Sanchez LP is not a taxable entity, and as such, Sanchez LP does not incur any federal income tax liability. Instead, each holder of Sanchez LP common units is required to report on his income tax return his share of Sanchez LP income, gains, losses and deductions in computing his federal income tax liability, regardless of whether cash distributions are made to him by us. Distributions by Sanchez LP to a holder of common units are generally not taxable unless the amount of cash distributed is in excess of the holder’s adjusted basis in his interest. Usually at the beginning of each year, Sanchez LP will mail to each partner a Schedule K-1 showing the amounts of income, gains, losses, and deductions that the partner is required to reflect on his federal income tax return as a limited partner for the preceding year. A limited partner will not qualify for using Form 1040EZ or 1040A, and may not file his federal income tax return until he has received his Schedule K-1 and reflected the relevant information contained therein in his tax return.

Inapplicability of ERISA

Based upon current law and published interpretations, we do not believe that the LTIP will be subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

New Plan Benefits

The following table sets forth the awards previously granted by the Company and outstanding as of January 9, 2015 under the existing Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan (which has 88,773 common units available for issuance) and the Constellation Energy Partners LLC Long-Term Incentive Plan (which has 26,990 common units available for issuance). The awards outstanding under these two existing plans will remain outstanding under the LTIP upon the effectiveness of the LTIP. All of the awards set forth in the table below are notional units or restricted common units that vest in 2015, 2016 or 2017.

Sanchez Production Partners LP Long-Term Incentive Plan
Name and Position	Dollar value ($)(1)	Number of units
Stephen R. Brunner	$1,123,077	769,231
Charles C. Ward	374,359	256,410
Executive Group	1,497,436	1,025,641
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

(1)	Based on the last trading price of the Company’s common units as reported on the NYSE MKT on January 9, 2015 of $1.46.

Vote Required

The affirmative vote of the holders of a majority of the votes cast by the holders of common units and Class A units, voting together as a single class, and the Class Z unit, voting as a separate class, and entitled to vote at the special meeting, at which a quorum is present, is required to approve Proposal No. 2. Abstentions and broker non-votes will not be counted either in favor of or against approval of Proposal No. 2.

Board Recommendation

Our board of managers recommends that the unitholders vote FOR Proposal No. 2 to approve the LTIP Restatement.

LEGAL MATTERS

The validity of the Sanchez LP common units to be issued in connection with the Conversion will be passed upon by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2013 and for the year then ended, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm in accounting and auditing. KPMG LLP’s report refers to its audit of the adjustments that were applied to retrospectively adjust the 2012 consolidated financial statements for discontinued operations, as more fully described in Note 2 to the consolidated financial statements. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2012 consolidated financial statements other than with respect to such adjustments.

The consolidated financial statements as of December 31, 2012 and for the year then ended, before the effects of the adjustments to retrospectively reflect the discontinued operations described in Note 2, included in this proxy statement/prospectus have been so included in reliance on the report (which contains an emphasis of matter paragraph relating to the company entering into an asset sale transaction and extending its reserve based credit facility to March 31, 2014) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information included or incorporated by reference in this proxy statement/prospectus regarding our estimated quantities of natural gas reserves was prepared by Netherland, Sewell & Associates, Inc.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

The Company files reports and other information with the SEC. The Company’s unitholders may read and copy these reports, statements or other information filed by the Company at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC filings of the Company are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. The Company’s unitholders also may obtain certain of these documents at the Company’s website, http://www.sanchezpp.com. Information contained on the Company’s website is expressly not incorporated by reference into this proxy statement/prospectus.

The Company has filed a registration statement on Form S-4 to register with the SEC the common units of Sanchez LP to be received by holders of the Company’s common units in connection with the Conversion. This proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus and proxy statement of the Company for its Special Meeting. As allowed by SEC rules, this proxy statement/prospectus, which is part of the registration statement, does not contain all the information unitholders can find in the registration statement or the exhibits to the registration statement. For further information about the Company, please refer to the registration statement, including the exhibits.

The SEC allows the Company to “incorporate by reference” information into this proxy statement/prospectus. This means that the Company can disclose important information to unitholders by referring them to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that the Company has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about the Company and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (filed with the SEC on March 27, 2014);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 (filed with the SEC on May 15, 2014);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014 (filed with the SEC on August 14, 2014);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014 (filed with the SEC on November 13, 2014);

•	Current Reports on Form 8-K filed with the SEC on March 28, 2014, April 1, 2014, April 11, 2014, May 6, 2014, May 8, 2014, June 18, 2014, June 26, 2014, August 28, 2014, September 29, 2014, October 3, 2014, December 11, 2014, December 23, 2014 and January 12, 2015;

•	Proxy Statement on Schedule 14A (filed with the SEC on May 16, 2014); and

•	All other documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus will be deemed to be incorporated by reference into this proxy statement/prospectus and will be a part of this proxy statement/prospectus from the date of filing of the document.

The Company also incorporates by reference the following Annexes attached to this proxy statement/prospectus:

•	the Plan of Conversion attached as Annex A;

•	the form of agreement of limited partnership of Sanchez LP attached as Annex B; and

•	the form of Sanchez Production Partners LP Long-Term Incentive Plan attached as Annex C.

Documents incorporated by reference are available to the Company’s unitholders and the public without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. The Company’s unitholders and the public can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:

Sanchez Production Partners LLC

1000 Main Street, Suite 3000

Houston, Texas 77002

Attention: Corporate Secretary

Telephone number: (713) 783-8000

http://www.sanchezpp.com

In order for the Company’s unitholders to receive timely delivery of the documents in advance of the Special Meeting, the Company should receive requests for documents no later than February 27, 2015.

ANNEX A

PLAN OF CONVERSION

This PLAN OF CONVERSION, dated as of August 25, 2014 (including all of the Exhibits attached hereto, this “Plan of Conversion”), sets forth the terms, conditions and procedures governing the conversion of Constellation Energy Partners LLC, a Delaware limited liability company (the “LLC”) from a Delaware limited liability company to a Delaware limited partnership to be named “Sanchez Production Partners LP” (the “LP”) pursuant to Section 18-216 of the Delaware Limited Liability Company Act (the “LLC Act”) and Section 17-217 of the Delaware Revised Uniform Limited Partnership (the “DRULPA”).

W  I  T  N  E  S  S  E  T  H

WHEREAS, the LLC was formed on February 7, 2005 and has been operating under the Second Amended and Restated Operating Agreement of the LLC, dated as of November 20, 2006, as amended (the “Operating Agreement”);

WHEREAS, upon the terms and subject to the conditions of this Plan of Conversion and in accordance with the LLC Act and the DRULPA, the LLC will be converted to a Delaware limited partnership pursuant to and in accordance with Section 18-216 of the LLC Act and Section 17-217 of the DRULPA (the “Conversion”);

WHEREAS, the Board of Managers (the “Board”) of the LLC, pursuant to Sections 12.12(c) and 11.1 of the Operating Agreement, (i) has determined that the Conversion is advisable and in the best interests of the LLC and its members (the “Members”) and will not adversely affect the Members (or any class of Members) in any material respect, (ii) hereby approves and adopts this Plan of Conversion, the Conversion, and the other documents and transactions contemplated by this Plan of Conversion and (iii) recommends that the Members approve this Plan of Conversion; and

WHEREAS, in connection with the Conversion, (i) each outstanding Common Unit (as defined in the Operating Agreement) of the LLC shall be converted into one (1) Common Unit (as defined in the Partnership Agreement (as defined below)) of the LP (a “Sanchez LP Common Unit”) as provided in this Plan of Conversion, (ii) the outstanding Class A Units (as defined in the Operating Agreement) of the LLC shall be converted into a number of Sanchez LP Common Units equal to 2.0% of the Sanchez LP Common Units outstanding immediately after the Conversion (after taking into account the conversion of such Class A Units), (iii) the Class Z Unit (as defined in the Operating Agreement) (collectively with the Common Units and the Class A Units, the “CEP Units”) shall be cancelled, (iv) Sanchez Production Partners GP LLC, a Delaware limited liability company, shall be issued all of the General Partner Interests (as defined in the Partnership Agreement) of the LP and become the sole general partner of the LP and (v) SP Holdings, LLC, a Delaware limited liability company, shall be issued all of the Incentive Distribution Rights (as defined in the Partnership Agreement) of the LP;

NOW, THEREFORE, in accordance with the LLC Act and the DRULPA, upon the Effective Time (as defined below), the LLC shall be converted to the LP. The mode of carrying the Conversion into effect shall be as described in this Plan of Conversion.

ARTICLE I

THE CONVERSION

SECTION 1.01 The Conversion. At the Effective Time (as defined below), the LLC shall be converted to the LP and, for all purposes of the laws of the State of Delaware, pursuant to the Conversion, the LLC is continuing its existence in the organizational form of a Delaware limited partnership. The Conversion shall not require the LLC to wind up its affairs under Section 18-803 of the LLC Act or pay its liabilities and distribute its assets under Section 18-804 of the LLC Act, and the Conversion shall not constitute a dissolution of the LLC. At the Effective Time, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the LLC, and all property, real, personal and mixed, and all debts due to the LLC, as well as all other things and causes of action belonging to the LLC, shall remain vested in the LP and shall be the property of the LP, and title to any real property vested by deed or otherwise in the LLC shall not revert or be in any way impaired by reason of any provision of the LLC Act; but all rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities and duties of the LLC shall remain attached to the LP, and may be enforced against the LP to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a limited partnership. The rights, privileges, powers and interests in property of the LLC, as well as the debts, liabilities and duties of the LLC, shall not be deemed, as a consequence of the Conversion, to have been transferred to the LP for any purpose of the laws of the State of Delaware.

SECTION 1.02 Effective Time. The Conversion shall become effective (a) after obtaining approval of this Plan of Conversion from (i) the Members holding a majority of the Common Units, (ii) the Members holding a majority of the Class A Units and (iii) the holder of the Class Z Unit, and (b) upon the filing of the Certificate of Conversion in the form attached hereto as Exhibit A (the “Certificate of Conversion”) and the Certificate of Limited Partnership of the LP in the form attached hereto as Exhibit B (the “Certificate of Limited Partnership”) with the Secretary of State of the State of Delaware (the “Secretary of State”) pursuant to Section 17-217(d) of the DRULPA (such time of effectiveness, the “Effective Time”). Notwithstanding the foregoing, each of the Certificate of Conversion and the Certificate of Limited Partnership may provide for the same post-filing effective time as permitted by the LLC Act and the DRULPA, in which case the Effective Time shall be the post-filing effective time stated in the Certificate of Conversion and Certificate of Limited Partnership. The Chief Executive Officer or Chief Financial Officer (such persons, the “Authorized Officers”) on behalf of the LLC, acting singly, shall execute, deliver and file the Certificate of Conversion, and Sanchez Production Partners GP LLC, acting through an authorized agent, shall execute, deliver and file the Certificate of Limited Partnership.

SECTION 1.03 Certificate of Limited Partnership and Partnership Agreement of the LP. At and after the Effective Time, the Certificate of Limited Partnership and Agreement of Limited Partnership of the LP (the “Partnership Agreement”) shall be in the forms attached hereto as Exhibit B and Exhibit C, respectively, until amended in accordance with their terms and the DRULPA. The certificate of formation of the LLC is attached hereto as Exhibit D.

SECTION 1.05 Termination. This Plan of Conversion may be terminated and the Conversion abandoned by action of the Board at any time prior to the Effective Time (a “Termination”). Upon a Termination, if the Certificate of Conversion and the Certificate of Limited Partnership have been filed with the Secretary of State, but have not become effective, any person or entity that was authorized to execute, deliver and file such certificates, including an Authorized Officer, may execute, deliver and file a certificate of termination terminating such certificates.

ARTICLE II

CONVERSION; CERTIFICATES

SECTION 2.01 Conversion of CEP Units. At the Effective Time, by virtue of the Conversion and without any further action on the part of the LLC, the LP or the Members, (a) each outstanding Common Unit shall be converted into one (1) Sanchez LP Common Unit, (b) the outstanding Class A Units shall be converted into a number of Sanchez LP Common Units equal to 2.0% of the Sanchez LP Common Units outstanding immediately after the Conversion (after taking into account the conversion of such Class A Units) and (c) the Class Z Unit shall be cancelled.

SECTION 2.02 Issuance of Sanchez LP Interests. At the Effective Time, by virtue of the Conversion and without any further action on the part of the LLC, the LP or the Members, (a) Sanchez Production Partners GP

LLC, a Delaware limited liability company, shall be issued all of the General Partner Interests of Sanchez LP and shall become the sole general partner of Sanchez LP and (b) SP Holdings, LLC, a Delaware limited liability company, shall be issued all of the Incentive Distribution Rights of Sanchez LP.

SECTION 2.03 Effect of Conversion on Employee Benefit, Incentive Compensation or Other Similar Plans. Upon the terms and subject to the conditions of this Plan of Conversion, at the Effective Time, by virtue of the Conversion and without any further action on the part of the LLC or its Members, each employee benefit plan, incentive compensation plan or other similar plan to which the LLC is a party shall continue to be a plan of the LP. To the extent that any such plan provides for the issuance of CEP Units, upon the Effective Time, such plan shall be deemed to provide for the issuance of Sanchez LP Common Units. A number of Sanchez LP Common Units shall be reserved for issuance under such plan or plans equal to the number of CEP Units so reserved immediately prior to the Effective Time.

SECTION 2.04. Registration of Sanchez LP Common Units.

(a) Registration in Book-Entry. Sanchez LP Common Units issued in connection with the Conversion shall be uncertificated, and the LP shall register, or cause to be registered, such Sanchez LP Common Units into which each outstanding CEP Units shall have been converted as a result of the Conversion in book-entry form.

(b) No Further Rights in CEP Units. The Sanchez LP Common Units issued upon the conversion of the outstanding CEP Units in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such CEP Units, and shall, when issued, be duly authorized, validly issued, fully paid and nonassessable Sanchez LP Common Units, as applicable.

ARTICLE III

GOVERNING LAW

SECTION 3.01 Governing Law. This Plan of Conversion shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

EXHIBIT A

Certificate of Conversion

CERTIFICATE OF CONVERSION

CONVERTING

CONSTELLATION ENERGY PARTNERS LLC,

(A Delaware Limited Liability Company)

TO

SANCHEZ PRODUCTION PARTNERS LP

(A Delaware Limited Partnership)

Pursuant to Section 17-217 of the Delaware Revised Uniform Limited Partnership Act,

6 Del. C. §§ 17-101 et seq. (the “Delaware LP Act”)

This Certificate of Conversion is being filed for the purpose of converting Constellation Energy Partners LLC, a Delaware limited liability company (the “Converting Entity”), to a Delaware limited partnership to be named “Sanchez Production Partners LP” (the “Limited Partnership”).

The undersigned, being an authorized person of the Converting Entity, does hereby certify as follows:

1.	Date and Jurisdiction of Formation of Converting Entity. The date the Converting Entity was first formed is February 7, 2005, and the jurisdiction where the Converting Entity was first formed, which jurisdiction has not changed, is Delaware.

2.	Name and Type of Converting Entity. The name of the Converting Entity when first formed and immediately prior to filing this Certificate of Conversion is “Constellation Energy Partners LLC”. The Converting Entity was a Delaware limited liability company immediately prior to filing this Certificate of Conversion.

3.	Name of Continuing Limited Partnership. The name of the Delaware limited partnership to which the Converting Entity is being converted and the name set forth in the Certificate of Limited Partnership of the Limited Partnership filed in accordance with Section 17-217(b) of the Delaware LP Act is “Sanchez Production Partners LP”.

4.	Effective Time. This Certificate of Conversion shall become effective on , 2014, at .m.

IN WITNESS WHEREOF, the undersigned, being an authorized person of the Converting Entity, has duly executed this Certificate of Conversion as of                             , 2014.

Name: Authorized Person

EXHIBIT B

Certificate of Limited Partnership

CERTIFICATE OF

LIMITED PARTNERSHIP

OF

SANCHEZ PRODUCTION PARTNERS LP

This Certificate of Limited Partnership of Sanchez Production Partners LP (the “Partnership”) is being filed pursuant to Section 17-217 of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq., in connection with the conversion of Constellation Energy Partners LLC, a Delaware limited liability company, to a Delaware limited partnership.

The undersigned, being the sole general partner of the Partnership, does hereby certify as follows:

1.	The name of the Partnership is: Sanchez Production Partners LP.

2.	The address of the Registered Office of the Partnership in Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901. The Partnership’s Registered Agent at that address is Capitol Services, Inc.

3.	The name and business address of the sole general partner is:

Sanchez Production Partners GP LLC

Houston, Texas 77002

4.	This Certificate shall become effective on , 2014, at .m.

In witness whereof, the undersigned, being the sole general partner of the Partnership, has executed this Certificate of Limited Partnership as of the              day of                     , 2014.

SANCHEZ PRODUCTION PARTNERS GP LLC

By:
Name:
Title:

EXHIBIT C

Agreement of Limited Partnership

<See Annex C to proxy statement/prospectus>

EXHIBIT D

Certificate of Formation

CERTIFICATE OF FORMATION

OF

CBM EQUITY IV, LLC

The undersigned, being an authorized person, hereby executes and files this Certificate of Formation to form a limited liability company in the State of Delaware pursuant to Section 18-201 of the Delaware Limited Liability Company Act.

FIRST:	The name of the limited liability company (“Company”) is

CBM Equity IV, LLC

SECOND:	The address of the principal office of the Company is:

750 East Pratt Street 17th Floor Baltimore, MD 21202

THIRD:	The name and address of the registered agent of the Company is:

The Corporation Trust Company 1209 Orange Street New Castle County Wilmington, DE 19801

IN WITNESS WHEREOF, the undersigned authorized person has signed this Certificate of Formation this 7th day of February, 2005.

/s/ Jeffrey Blake Cartwright

Jeffrey Blake Cartwright

Authorized Person

CERTIFICATE OF AMENDMENT

OF

CBM EQUITY IV, LLC

1.	The name of the limited liability company is CBM Equity IV, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

“First: The name of the limited liability company (“Company”) is CBM Equity IV Holdings, LLC.”

3.	This Certificate of Amendment shall be effective on May 25, 2005.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of CBM Equity IV, LLC this 25th day of May, 2005.

/s/ Andrew C. Kidd

Andrew C. Kidd

Authorized Person

CBM EQUITY IV HOLDINGS, LLC

SECOND CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

CBM Equity IV Holdings, LLC (the “Company”), a limited liability company, organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware (the “DLLCA”), having its registered office in the County of New Castle, State of Delaware, hereby certifies pursuant to Section 18-202 of the DLLCA:

FIRST:    That the name of the Company is CBM Equity IV Holdings, LLC. The original Certificate of Formation of the Company, under the name CBM Equity IV, LLC, was filed with the Delaware Secretary of State’s Office on February 7, 2005, and the Certificate of Amendment of Certificate of Formation was filed with the Delaware Secretary of State on May 25, 2005.

SECOND:    The text of the first sentence of ARTICLE FIRST of the Certificate of Formation is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of the limited liability company (“Company”) is Constellation Energy Resources LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Second Certificate of Amendment to the Certificate of Formation as of the 10th day of May, 2006.

CBM Equity IV Holdings, LLC

By: /s/ Felix J. Dawson

Felix J. Dawson,

Authorized Person

CONSTELLATION ENERGY RESOURCES LLC

THIRD CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

Constellation Energy Resources LLC (the “Company”), a limited liability company, organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware (the “DLLCA”), having its registered office in the County of New Castle, State of Delaware, hereby certifies pursuant to Section 18-202 of the DLLCA:

FIRST: That the name of the Company is Constellation Energy Resources LLC. The original Certificate of Formation of the Company, under the name CBM Equity IV, LLC, was filed with the Delaware Secretary of State’s Office on February 7, 2005; the Certificate of Amendment was filed with the Delaware Secretary of State’s Office on May 25, 2005; and the Second Certificate of Amendment was filed with the Delaware Secretary of State’s Office on May 10, 2006.

SECOND: The text of the first sentence in ARTICLE FIRST of the Certificate of Formation is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of the limited liability company (the “Company”) is Constellation Energy Partners LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Third Certificate of Amendment to the Certificate of Formation as of the 18th day of July, 2006.

CONSTELLATION ENERGY RESOURCES LLC

By:	/s/ Felix J. Dawson
Felix J. Dawson Authorized Person

ANNEX B

FORM OF

AGREEMENT OF LIMITED PARTNERSHIP

OF

SANCHEZ PRODUCTION PARTNERS LP

B-i

B-ii

B-iii

AGREEMENT OF LIMITED PARTNERSHIP OF

SANCHEZ PRODUCTION PARTNERS LP

This AGREEMENT OF LIMITED PARTNERSHIP OF SANCHEZ PRODUCTION PARTNERS LP dated as of [—], 2015, is entered into by and between Sanchez Production Partners GP LLC, a Delaware limited liability company, as the General Partner, and any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, however, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership after giving effect to the following adjustments: (a) credit to such Capital Account any amount which such Partner is (i) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (ii) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (b) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.3(d).

“Advisers” is defined in Section 7.10(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of IDR Reset Common Units” is defined in Section 5.8(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such property at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Agreement of Limited Partnership of Sanchez Production Partners LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, member, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less;

(b) the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Partnership Group (including cash reserves for future capital expenditures and for anticipated future debt service requirements of the Partnership Group) subsequent to such Quarter;

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company. If any successor General Partner is a limited partnership, and its general partner is a corporation or limited liability company, the “Board of Directors” shall mean the board of directors or board of managers of the general partner of the General Partner.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means a Revaluation Event that gives rise to a Net Termination Loss.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.3 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means a Revaluation Event that gives rise to a Net Termination Gain.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of New York or Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.3. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributed or contributes to the Partnership or that was or is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) replacement, improvement, addition or expansion of capital assets owned by any Group Member, (b) acquisition of existing or new capital assets (through an asset acquisition, merger, stock acquisition or other form of investment) or construction or development of new capital assets by any Group Member, or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member had or has, or after such capital contribution had or will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of any replacement, improvement, addition or expansion of capital assets or acquisition of existing or new capital assets or construction or development of new capital assets, by such Person, in each case if and to the extent such replacement, improvement, addition, expansion, acquisition, construction or development is made to increase over the long-term, the operating capacity, operating income or asset base of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity, operating income or asset base of the Partnership Group or such Person, as the case may be, existing immediately prior to such replacement, improvement, addition, expansion, acquisition, construction, development or Capital Contribution.

“Capital Surplus” means cash and cash equivalents distributed by the Partnership or SPP LLC in excess of Operating Surplus, as described in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, Simulated Depletion, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.3(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner is liable to the Partnership or any Limited Partner for actual fraud or willful or wanton misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” is defined in Section 4.8(a)(ii).

“claim” (as used in Section 7.12(c)) is defined in Section 7.12(c).

“Class A Units” means “Class A Units” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Class Z Units” means “Class Z Units” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Closing Date” means November 20, 2006, which is the first date on which SPP LLC issued and delivered Predecessor Units.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” is defined in Section 11.3(a).

“Commercial Service Commencement Date” means the date on which a Capital Improvement or capital asset, as applicable, was or is first put into commercial service by a Group Member following, if applicable, completion of construction, acquisition or development and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest having the rights and obligations specified with respect to Common Units in this Agreement.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) is not a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, other than Common Units and awards that are granted to such director under the LTIP and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.3(d), such property or other assets shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Conversion Date” means the effective date and time of the conversion of SPP LLC from a limited liability company to the Partnership.

“Converted Units” means “Class A Units” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Disposed of Adjusted Property” is defined in Section 6.1(d)(xiii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” is defined in Section 4.8(b).

“Eligible Holder” means a Person that satisfies the eligibility requirements established by the General Partner for Partners pursuant to Section 4.8.

“Estimated Incremental Quarterly Tax Amount” is defined in Section 6.8.

“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors of the average quarterly Maintenance Capital Expenditures that the Partnership will need to incur to maintain, over the long-term, the operating capacity, operating income or asset base of the Partnership Group existing at the time the estimate is made. The Board of Directors will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of future Estimated Maintenance Capital Expenditures. The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

“Event of Withdrawal” is defined in Section 11.1(a).

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units, or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Excess Additional Book Basis” is defined in the definition of Additional Book Basis Derivative Items.

“Excess Distribution” is defined in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii)(A).

“Expansion Capital Expenditures” means cash expenditures for Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member entered or enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of (i) the Commercial Service Commencement Date for such Capital Improvement and (ii) the date that such Capital Improvement is abandoned or disposed of. Debt incurred to pay or equity issued to fund the construction period interest payments, or such construction period distributions on equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction of a Capital Improvement and the incremental Incentive Distributions paid relating to newly issued equity to finance the construction of a Capital Improvement. If capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation of such capital expenditures between the amounts paid for each.

“First Liquidation Target Amount” is defined in Section 6.1(c)(i)(B).

“First Target Distribution” means $0.0575 per Unit per Quarter (or, with respect to periods of more or less than one fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.8, Section 6.6 and Section 6.8.

“General Partner” means Sanchez Production Partners GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner and without any reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in the price of hydrocarbons or interest rates, basis differentials or currency exchange rates in their operations or financing activities, in each case, other than for speculative purposes.

“Holder” as used in Section 7.12, is defined in Section 7.12(a).

“IDR Reset Common Unit” is defined in Section 5.8(a).

“IDR Reset Election” is defined in Section 5.8(a).

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

“Incremental Income Taxes” is defined in Section 6.8.

“Indemnified Persons” is defined in Section 7.12(c).

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” is defined in Section 4.8(c).

“Initial Common Units” means the Predecessor Units sold in the Initial Offering.

“Initial Offering” means the initial offering and sale of Predecessor Units to the public.

“Initial Unit Price” means (a) with respect to the Common Units, the initial public offering price per Predecessor Unit at which they were sold on the Closing Date or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Person who holds Predecessor Units or Converted Units on the Conversion Date, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“LTIP” means the Long-Term Incentive Plan of the Partnership, as may be amended, or any equity compensation plan successor thereto.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the replacement, improvement, addition or expansion of the capital assets owned by any Group Member or for the acquisition of existing or new capital assets or the construction or development of new capital assets) by a Group Member if such expenditures are made to maintain, over the long-term, the operating capacity, operating income or asset base of the Partnership Group.

“Member” means “Member” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Member Interest” means “Member Interest” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Merger Agreement” is defined in Section 14.1.

“Minimum Quarterly Distribution” means $0.05 per Unit per Quarter (or with respect to periods of more or less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.8, Section 6.6 and Section 6.8.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.3(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.3 and shall include Simulated Gain but shall not include any items specially allocated under Section 6.1(d) or Section 6.1(e); provided, that the determination of the items that have been specially allocated under Section 6.1(d) or Section 6.1(e) shall be made without regard to any reversal of such items under Section 6.1(d)(xiii).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.3 and shall include Simulated Gain but shall not include any items specially allocated under Section 6.1(d) or Section 6.1(e); provided, that the determination of the items that have been specially allocated under Section 6.1(d) or Section 6.1(e) shall be made without regard to any reversal of such items under Section 6.1(d)(xiii).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.3) that are recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.3(d) on the date of a Revaluation Event; provided, however, that the items included in the determination of Net Termination Gain shall include Simulated Gain, but shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or Section 6.1(e).

“Net Termination Loss” means, for any taxable period, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.3) that are recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.3(d) on the date of a Revaluation Event; provided, however, that the items included in the determination of Net Termination Loss shall include Simulated Gain, but shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or Section 6.1(e).

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(d) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” is defined in Section 15.1(b).

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, amounts paid under the Shared Services Agreement, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under any Hedge Contracts, Board of Directors, officer and employee compensation, repayment of Working Capital Borrowings, debt service payments and Estimated Maintenance Capital Expenditures, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) actual Maintenance Capital Expenditures, (iii) Investment Capital Expenditures, (iv) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (v) distributions to Partners (including in respect of Incentive Distribution Rights) or (vi) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases. If capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation of such capital expenditures between the amounts paid for each; and

(d) (i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be amortized in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $20.0 million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be amortized in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated, (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (iv) the amount of cash distributions paid (including incremental Incentive Distributions) in respect of equity issued, other than equity issued in the Initial Offering, to finance all or a portion of the Expansion Capital Expenditures and paid in respect of the period beginning on the date that the Group Member entered or enters into a binding obligation to commence the replacement, improvement, addition, expansion, acquisition, construction or development of a Capital Improvement and ending on the earlier to occur of the Commercial Service Commencement Date for such Capital Improvement and the date on which such Capital Improvement is abandoned or disposed of (equity issued, other than equity issued in the Initial Offering, to fund the construction period interest payments on debt incurred (including periodic net payments under related interest rate swap agreements), or construction period distributions on equity issued (including incremental Incentive Distributions), to finance the Expansion Capital Expenditures shall also be deemed to be equity issued to finance the replacement, improvement, addition, expansion, acquisition, construction or development of a Capital Improvement for purposes of this clause (iv)); less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves established by the General Partner or SPP LLC (or the Partnership’s or SPP LLC’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within 12 months after having been incurred or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings, and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that the General Partner’s estimates of disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), the General Partner’s estimates of cash received, or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of cash or cash equivalents to be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts. Customer payments that are paid no more than several days after their due date will be treated as paid on their due date.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law or approved by the Board of Directors), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners (and, as applicable, the Members prior to the Conversion Date).

“Partnership” means Sanchez Production Partners LP, a Delaware limited partnership (and, as applicable, SPP LLC prior to the Conversion Date).

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (and, as applicable, Member Interests prior to the Conversion Date).

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” means as of any date of determination as to any Unitholder with respect to Units, the quotient obtained by dividing the number of Units held by such Unitholder, by the total number of Outstanding Units. The Percentage Interest with respect to the General Partner Interest and an Incentive Distribution Right shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Predecessor Units” means “Common Units” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Privately Placed Units” means any Common Units issued for cash or property other than pursuant to a public offering.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage

Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership or, with respect to the fiscal quarter of the Partnership in which the Conversion Date occurs, the portion of such fiscal quarter after the Conversion Date.

“Rate Eligibility Trigger” is defined in Section 4.8(a)(i).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-4 (Registration No. 333-198440) as it has been or as it may be amended or supplemented from time to time, filed by SPP LLC with the Commission under the Securities Act to register the Common Units issued to the holders of the Predecessor Units and Converted Units in connection with the conversion of the Predecessor Units and Converted Units into Common Units.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders, the excess of (a) the Net Positive Adjustments of the Unitholders as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, and (ii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss, deduction, Simulated Depletion or Simulated Loss pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii), Section 6.1(d)(ix) or Section 6.1(d)(x).

“Reset MQD” is defined in Section 5.8(a).

“Reset Notice” is defined in Section 5.8(b).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.3(d).

“Second Liquidation Target Amount” is defined in Section 6.1(c)(i)(C).

“Second Target Distribution” means $0.0625 per Unit per Quarter (or, with respect to periods of more or less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.8, Section 6.6 and Section 6.8.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Shared Services Agreement” means that certain Shared Services Agreement between SP Holdings, LLC and SPP LLC dated May 8, 2014.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (ii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Simulated Basis” means the Carrying Value of any oil and gas property (as defined in Section 614 of the Code).

“Simulated Depletion” means, with respect to an oil and gas property (as defined in Section 614 of the Code), a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of an oil or gas property over the Carrying Value of such property and determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the excess, if any, of the Carrying Value of an oil or gas property over the amount realized from the sale or other disposition of such property and determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“SPP LLC” means Sanchez Production Partners, LLC (formerly known as Constellation Energy Partners LLC), a Delaware limited liability company, which is being continued as of the Conversion Date as the Partnership.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such

Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” is defined in Section 14.2(b)(ii).

“Target Distribution” means each of the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Third Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(D).

“Third Target Distribution” means $0.0875 per Unit per Quarter (or, with respect to periods of more or less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.8, Section 6.6 and Section 6.8.

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Transaction Agreements” means (i) the Shared Services Agreement, (ii) that certain Contract Operating Agreement, dated May 8, 2014, between SPP LLC and Sanchez Oil & Gas Corporation, (iii) that certain Geophysical Seismic Data Use License Agreement, dated May 8, 2014, between SPP LLC, certain subsidiaries thereof and Sanchez Oil & Gas Corporation, and (iv) that certain Transition and Assistance Agreement, dated May 8, 2014, between SPP LLC, SP Holdings, LLC and Sanchez Oil & Gas Corporation.

“transfer” is defined in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unitholders” means the holders of Units.

“Unit Majority” means at least a majority of the Outstanding Common Units and, subject to Section 13.13, the Incentive Distribution Rights together as a single class.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.3(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision, or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement and any action taken pursuant thereto and any determination, in each case, made by the General Partner in good faith shall, in each case, be conclusive and binding on any Limited Partner, any Person who acquires an interest in a Partnership Interest and any other Person who is bound by this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. On the Conversion Date, SPP LLC converted from a limited liability company to the Partnership, with the Partnership continuing in all of the rights, privileges and powers of SPP LLC. This Agreement shall become effective on the Conversion Date. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2 Name. The name of the Partnership shall be “Sanchez Production Partners LP”. The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 1000 Main Street, Suite 3000, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 1000 Main St., Suite 3000, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business and may, in its sole discretion, decline to so propose or approve free of any duty (fiduciary or otherwise) or obligation whatsoever to the Partnership, any Limited Partner or any Person who acquires an interest in the Partnership or is bound by this Agreement and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced on the date of formation of SPP LLC in accordance with the Delaware Limited Liability Company Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such

Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. All actions taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Outside Activities of the Limited Partners. Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to obtain:

(i) true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Securities Exchange Act);

(ii) a current list of the name and last known business, residence or mailing address of each Record Holder;

(iii) a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(iv) information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each Partner and the date on which each became a Partner; and

(v) such other information regarding the affairs of the Partnership as the General Partner determines is just and reasonable.

(b) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(c) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. The Transfer Agent may, and is hereby authorized to, effect any countersignature of any Certificate authorized or required by this Agreement either in manual form or by facsimile signature.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, limited liability company interests, partnership interests or other ownership interests in such Partner and the term “transfer” shall not mean any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

(b) The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c) Upon the receipt of proper transfer instructions from the registered owner of uncertificated Common Units, such uncertificated Common Units shall be cancelled, issuance of new equivalent uncertificated Common Units shall be made to the holder of Common Units entitled thereto and the transaction shall be recorded upon the Partnership’s register.

(d) By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.4, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(f) The General Partner and its Affiliates shall have the right at any time to transfer their Common Units and the General Partner, its Affiliates and any other holder of Incentive Distribution Rights shall have the right at any time to transfer its Incentive Distribution Rights to one or more Persons without Unitholder approval.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) The General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under Delaware law of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Agreement, other than Section 4.7(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(d) The transfer of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.8 shall be subject to the restrictions imposed by Section 6.7.

Section 4.8 Eligibility Certificates; Ineligible Holders.

(a) If at any time the General Partner determines, with the advice of counsel, that:

(i) the Partnership’s status other than as an association taxable as a corporation for U.S. federal income tax purposes or the failure of the Partnership otherwise to be subject to an entity-level tax for U.S. federal, state or local income tax purposes, coupled with the tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their beneficial owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a “Rate Eligibility Trigger”); or

(ii) any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a “Citizenship Eligibility Trigger”);

then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or appropriate to reduce the risk of the occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partner, and to the extent relevant, their beneficial owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate a significant risk of cancellation or forfeiture of any properties or interests therein of a Group Member.

(b) Such amendments may include provisions requiring all Limited Partners to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Limited Partner (any such required certificate, an “Eligibility Certificate”).

(c) Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its beneficial owners’) status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its beneficial owner) is not an Eligible Holder (an “Ineligible Holder”), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner shall be treated as the owner of all Limited Partner Interests owned by an Ineligible Holder and the Limited Partner with respect thereto.

(d) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, cast such votes in the same manner and in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast.

(e) Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Ineligible Holder of the portion of his Limited Partner Interest representing his right to receive his share of such distribution in kind.

(f) At any time after he can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the owner and Limited Partner in respect of such Ineligible Holder’s Limited Partner Interests.

Section 4.9 Redemption of Partnership Interests of Ineligible Holders.

(a) If at any time a Limited Partner fails to furnish an Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.8, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Holder or has transferred his Partnership Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 8% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be an Ineligible Holder.

(c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions. On the Conversion Date, (a) each Predecessor Unit was converted into one Common Unit, (b) the Converted Units were converted into Common Units equal to 2.0% of the outstanding Common Units on the Conversion Date (after giving effect to the conversion of such Converted Units and the conversion of the Predecessor Units), (c) the Class Z Unit of SPP LLC was cancelled, (d) Sanchez Production Partners GP LLC, a Delaware limited liability company, was issued all of the General Partner Interests and (e) the Incentive Distribution Rights were issued to SP Holdings, LLC as contemplated by the Shared Services Agreement.

Section 5.2 Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.3 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss, deduction, Simulated Depletion, Simulated Gain or Simulated Loss that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.3, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.3(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain, and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(v) Any income, gain, loss, Simulated Gain or Simulated Loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.

(vi) Any deductions for depreciation, cost recovery, amortization or Simulated Depletion attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c) (i) Except as provided in this Section 5.3(c), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section 6.7(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph Section 5.3(c)(ii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

(d) (i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of IDR Reset Common Units pursuant to Section 5.8, or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided, further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of the Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time, and the amount of Partnership liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than a distribution made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.4 Issuances of Additional Partnership Interests.

(a) The Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner in its sole discretion shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines in its sole discretion to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.4, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.8, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines in its sole discretion to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.5 Limited Preemptive Right. Except as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.

Section 5.6 Splits and Combinations.

(a) Subject to Section 5.6(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.4(d) and this Section 5.6(d), each fractional Unit shall be rounded to the nearest whole Unit (with fractional Units equal to or greater than 0.5 Unit rounded to the next higher Unit).

Section 5.7 Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

Section 5.8 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.8, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when the Partnership has made a distribution pursuant to Section 6.4(e) for each of the four most recently completed Quarters, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 5.8(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the amount of cash distributions made by the Partnership in respect of the Incentive Distribution Rights for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.8(b)) by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit during each of the two full Quarters immediately preceding the giving of the Reset Notice (the “Reset MQD”) (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority in interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. The making of the IDR Reset Election in the manner specified in Section 5.8(b) shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.8(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.8(c) unless the IDR Reset Election is rescinded pursuant to Section 5.8(d).

(b) To exercise the right specified in Section 5.8(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the 15th Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.8 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Target Distributions shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.8 such that (i) the Minimum Quarterly Distribution shall be reset to be equal to the Reset MQD, (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 175% of the Reset MQD.

(f) Upon the issuance of IDR Reset Common Units pursuant to Section 5.8(a) (or other Partnership Interests as described in Section 5.8(d)), the Capital Account maintained with respect to the Incentive Distribution Rights shall (A) first, be allocated to IDR Reset Common Units (or other Partnership Interests) in an amount equal to the product of (x) the Aggregate Quantity of IDR Reset Common Units (or other Partnership Interests) and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the holder of the Incentive Distribution Rights. In the event that there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (A) of this Section 5.8(f), the IDR Reset Common Units shall be subject to Section 6.1(d)(x)(A) and Section 6.1(d)(x)(B).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss (computed in accordance with Section 5.3(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d) and Section 6.1(e), Net Income for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i) First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods; and

(ii) The balance, if any, 100% to the Unitholders, Pro Rata.

(b) Net Loss. After giving effect to the special allocations set forth in Section 6.1(d) and Section 6.1(e), Net Loss for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i) First, to the Unitholders, Pro Rata; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii) The balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d) and Section 6.1(e), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Gain or Net Termination Loss) for each taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of cash and cash equivalents provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) Subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Gain) shall be allocated:

(A) First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(B) for all previous taxable periods;

(B) Second, to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a) with respect to such Common Unit for such Quarter, and (3) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(b) for such period (the sum of (1), (2), and (3) is hereinafter referred to as the “First Liquidation Target Amount”);

(C) Third, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and 87% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(c) for such period (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(D) Fourth, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 77% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(d) for such period (the sum of (1) and (2) is hereinafter defined as the “Third Liquidation Target Amount”); and

(E) Finally, 35.5% to the holders of the Incentive Distribution Rights, Pro Rata, and 64.5% to all Unitholders, Pro Rata.

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (i) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (ii) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i)) if the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event and the Carrying Value of each Partnership property were equal to zero.

(ii) Net Termination Loss shall be allocated:

(A) First, to all Unitholders, Pro Rata, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(B) Second, the balance, if any, 100% to the General Partner.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period in the following order:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain or Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit within the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(B) After the application of Section 6.1(d)(iii)(A), the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated as determined by the General Partner in accordance with any permissible method under Treasury Regulation Section 1.752-3(a)(3).

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Gain (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.3, and such item of gain, loss, Simulated Gain or Simulated Loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity; Changes in Law.

(A) With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.3(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.8, any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.8 equaling the product of (1) the Aggregate Quantity of IDR Reset Common Units and (2) the Per Unit Capital Amount for an Initial Common Unit.

(B) With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(C) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(C) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1 and Simulated Depletion and Simulated Loss had been included in the definition of Net Income, Net Loss, Net Termination Gain and Net Termination Loss. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Equalization of Capital Accounts With Respect to Privately Placed Units. Net Termination Gain or Net Termination Loss deemed recognized as a result of a Revaluation Event shall first be allocated to the (A) Unitholders holding Privately Placed Units, Pro Rata, or (B) Unitholders holding Common Units, Pro Rata, as applicable, to the extent necessary to cause the Capital Account in respect of each Privately Placed Unit then Outstanding to equal the Capital Account in respect of each Common Unit (other than Privately Placed Units) then Outstanding.

(xiii) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A) The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, Simulated Depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, Pro Rata, and the holders of Incentive Distribution Rights, all in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(c).

(B) If a sale or other taxable disposition of an Adjusted Property (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Net Termination Gain or Net Termination Loss, the General Partner shall allocate (1) items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xiii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xiii)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership Agreement. Any allocation made pursuant to this Section 6.1(d)(xiii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xiii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such a manner, as determined by the General Partner, that to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xiii)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, actual gain or loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

(D) In making the allocations required under this Section 6.1(d)(xiii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xiii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Section 6.1(d)(xiii)(A) through Section 6.1(d)(xiii)(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xiii).

(e) Simulated Depletion and Simulated Loss.

(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(k), Simulated Depletion with respect to each oil and gas property shall be allocated among the Partners, Pro Rata.

(ii) Simulated Loss with respect to the disposition of an oil and gas property shall be allocated among the Partners in proportion to their allocable share of total amount realized from such disposition under Section 6.2(c)(i).

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for U.S. federal income tax purposes separately by the Partners rather than by the Partnership in accordance with Section 613A(c)(7)(D) of the Code. Except as provided in Section 6.2(c)(iii), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Partnership under Section 754 of the Code), the adjusted tax basis of each oil and gas property (as defined in Section 614 of the Code) shall be allocated among the Partners Pro Rata. Each Partner shall separately keep records of his share of the adjusted tax basis in each oil and gas property, allocated as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his gain or loss on the disposition of such property by the Partnership.

(c) Except as provided in Section 6.2(c)(iii), for the purposes of the separate computation of gain or loss by each Partner on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Partnership’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for U.S. federal income tax purposes among the Partners as follows:

(i) first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Partners in the same proportion as the depletable basis of such property was allocated to the Partners pursuant to Section 6.2(b) (without regard to any special allocation of basis under Section 6.2(c)(iii));

(ii) second, the remainder of such amount realized, if any, to the Partners so that, to the maximum extent possible, the amount realized allocated to each Partner under this Section 6.1(c)(ii) will equal such Partner’s share of the Simulated Gain recognized by the Partnership from such sale or disposition.

(iii) The Partners recognize that with respect to Contributed Property and Adjusted Property there will be a difference between the Carrying Value of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time. All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Contributed Property and Adjusted Property shall be allocated among the Partners to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the principles of Treasury Regulation Section 1.704-3(d).

(d) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, other than oil and gas properties pursuant to Section 6.2(c), items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(C)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(e) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(f) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture

Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(g) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(h) Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent the General Partner determines necessary or appropriate to comply with Section 706 of the Code and the regulations or rulings promulgated thereunder or for the proper administration of the Partnership.

(i) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(j) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner may make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3 Distributions; Characterization of Distributions; Distributions to Record Holders.

(a) On or about the last day of each of February, May, August and November following the end of each Quarter, beginning with the Quarter in which the Conversion Date occurs, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of cash and cash equivalents distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions from Operating Surplus. Cash and cash equivalents that are deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.4(b) in respect of additional Partnership Interests issued pursuant thereto:

(a) First, to the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(b) Second, to the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(c) Third, (A) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 87% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(d) Fourth, (A) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 77% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(e) Thereafter, (A) 35.5% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 64.5% to all Unitholders, Pro Rata;

provided, however, that if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash or cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(e).

Section 6.5 Distributions from Capital Surplus. Cash and cash equivalents that are distributed and deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise; (a) First, 100% to Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a) and (b) Thereafter, all cash and cash equivalents that are distributed shall be distributed as if they were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Target Distribution Levels.

(a) The Target Distributions shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests. In the event of a distribution of cash or cash equivalents that is deemed to be from Capital Surplus, the then-applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

(b) The Target Distributions shall also be subject to adjustment pursuant to Section 5.8 and Section 6.8.

Section 6.7 Special Provisions Relating to the Holders of IDR Reset Common Units.

(a) A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.3(c)(ii).

(b) A Unitholder holding an IDR Reset Common Unit shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit to such transferee. In connection with the condition imposed by this Section 6.7(b), the General Partner may apply Section 5.3(c)(ii), Section 6.1(d)(x) and Section 6.7(a) or, to the extent not resulting in a material adverse effect on the Unitholders holding Common Units, take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such IDR Reset Common Units.

Section 6.8 Entity-Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.8. If the General Partner elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Target Distributions, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.8 times (b) the quotient obtained by dividing (i) cash and cash equivalents with respect to such Quarter by (ii) the sum of cash and cash equivalents with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, cash and cash equivalents with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and powers to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation, grant of a security interest in or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of cash or cash equivalents by the Partnership;

(vii) the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance, purchase or other acquisition of options, rights, warrants, appreciation rights, phantom or tracking interests relating to Partnership Interests;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Each of the Partners and each other Person who acquires an interest in a Partnership Interest and each other Person who is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, each Transaction Agreement and the other agreements described in or filed as exhibits to the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform or assume the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, the other Persons who acquire an interest in a Partnership Interest and the Persons who are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery, performance or assumption by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any fiduciary or other duty existing at law, in equity or otherwise that the General Partner may owe the Partnership, the Limited Partners, the other Persons who acquire an interest in a Partnership Interest or the Persons who are otherwise bound by this Agreement.

Section 7.2 Replacement of Fiduciary Duties.

(a) Each Limited Partner and any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, hereby agrees that (i) all fiduciary duties that would or could otherwise be owed to such Persons or to the Partnership by the General Partner, any of its Affiliates or by any Indemnitee under the Delaware Act or any other applicable law are hereby eliminated and (ii) the only duties owed by the General Partner, any of its Affiliates or any Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in any Partnership Interest or any other Person who is bound by this Agreement shall be the duties expressly provided under this Agreement and any duties provided under the Delaware Act or other applicable law that cannot be eliminated by agreement.

(b) Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement purports or is interpreted (a) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner or any other Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, or (b) to constitute a waiver or consent by the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement, restriction or elimination, such provision shall be deemed to have been approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

Section 7.3 Certificate of Limited Partnership. The General Partner shall use all reasonable efforts to cause to be filed such certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

Section 7.4 Restrictions on the General Partner’s Authority. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, encumber, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5 Reimbursement of the General Partner.

(a) The General Partner and its Affiliates, without duplication, shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner), to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group, including the fees and expenses payable by the Partnership pursuant to the Transaction Agreements), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine in good faith the expenses that are allocable to the General Partner or any member of the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee exceeds the amount of such fee.

(b) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof except and to the extent required under the rules of a National Securities Exchange to which the Partnership or its securities are subject), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including the LTIP and other plans, programs and practices involving the issuance of Partnership Interests), or cause the Partnership to issue Partnership Interests (or other awards under the LTIP) in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue or sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(b) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.6 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquisition, ownership or disposition of debt securities or equity interests in any Group Member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member.

(b) Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any Person who is otherwise bound by this Agreement.

(c) Subject to the terms of Section 7.6(a) and Section 7.6(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.6 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary or any other duty existing at law, in equity or otherwise, or obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or any other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any other Person who is otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity information to any Group Member.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on or before the Conversion Date and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, or as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of an Indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership’s activities or such Indemnitee’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the

Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners or any other Persons who have acquired interests in a Partnership Interest or is otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. In the case where an Indemnitee is liable for damages, those damages shall only be direct damages and shall not include punitive damages, consequential damages or lost profits.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, for its reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Standards of Conduct and Modification of Duties.

(a) Whenever the General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliates of the General Partner cause the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination, other action or failure to act by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) will be deemed to be in good faith unless the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) believed such determination, other action or failure to act was adverse to the interests of the Partnership; provided, that if the Board of Directors of the General Partner is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.9(c), then in lieu thereof, such determination or other action or inaction will be deemed to be in good faith for all purposes of this Agreement unless the Board of Directors of the General Partner believed such determination, other action or inaction did not meet the standard set forth in clause (iii) or (iv) of the first sentence of Section 7.9(c), as applicable; provided, further, that if the Board of Directors of the General Partner is making a determination that a director satisfies the eligibility requirements to be a member of a Conflicts Committee, then in lieu thereof, such determination will be deemed to be in good faith for all purposes of this Agreement unless the Board of Directors of the General Partner believed that the director did not satisfy the eligibility requirements to be a member of the Conflicts Committee. In any proceeding brought by the Partnership, any Limited Partner, or any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

(b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (fiduciary or otherwise) hereunder or existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who otherwise is bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its sole discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(c) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement on the other hand, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of the holders of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) determined by the Board of Directors of the General Partner to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors of the General Partner to be fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, seek Unitholder Approval or adopt a resolution or course of action that has not received Special Approval or Unitholder Approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination or taking or declining to take such other action shall be permitted to do so in its sole discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any action by the Board of Directors of the General Partner in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or whether a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors of the General Partner, as applicable, acted in good faith; in all cases subject to the provisions for conclusive determination in Section 7.10(b). Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

(d) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(e) The Partners, each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(f) For the avoidance of doubt, whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee), the officers of the General Partner or any Affiliates of the General Partner make a determination on behalf of the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the General Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights of the General Partner hereunder, including waivers and modifications of duties, protections and presumptions, as if such Persons were the General Partner hereunder.

(g) The Limited Partners expressly acknowledge and agree that none of the General Partner, the Board of Directors or any committee thereof is under any obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that none of the General Partner or any other Indemnitee shall be liable to the Limited Partners for monetary damages or equitable relief or losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.

Section 7.10 Other Matters Concerning the General Partner and Indemnitees.

(a) The General Partner, the Board of Directors (or any committee thereof) and any other Indemnitee may rely upon, and shall be protected from liability to the Partnership, any Partner, any Person who acquires an interest in a Partnership Interest, and any other Person bound by this Agreement in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner, the Board of Directors (or any committee thereof) and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers (collectively, “Advisers”) selected by it, and any act taken or omitted in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion. In furtherance of the foregoing, the Partners, each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, hereby agrees that so long as the advice or opinion (including an Opinion of Counsel) referenced above is of an Adviser as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence, the conclusive good faith presumption will apply irrespective of the matters included in or omitted from any such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of any Group Member.

Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or options, rights, warrants, appreciation rights, phantom or tracking interests relating to Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Article IV and Article X. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, any Partnership Interests or options, rights, warrants, appreciation rights, phantom or tracking interests relating to Partnership Interests that are purchased or otherwise acquired by the Partnership or any Group Member may, in the sole discretion of the General Partner, be canceled or held by the Partnership in treasury and, if so held in treasury, shall no longer be deemed to be Outstanding for any purpose. For the avoidance of doubt, Partnership Interests or Derivative Instruments that are canceled or held by the Partnership in treasury (a) shall not be allocated Net Income (Loss) pursuant to Article VI, (b) shall not be entitled to distributions pursuant to Article VI, and (c) shall neither be entitled to vote nor be counted for quorum purposes.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); provided, further, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, however, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder. During the two-year period set forth in Section 7.12(d), the Partnership shall not grant to any other Person registration rights similar to the rights set forth in this Section 7.12(b) that are superior to such rights without the consent of the General Partner (and any of its Affiliates) that holds rights pursuant to this Section 7.12(b).

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file after such two-year period successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e) The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(f) Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

(g) The Partnership may enter into separate registration rights agreements with the General Partner or any of its Affiliates.

Section 7.13 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c) The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends; provided that, if the 90th day is not a Business Day, then the 90th day shall be deemed to be the next Business Day. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(h) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding; Tax Payments.

(a) The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV or Article V hereof. A Person may become a Record Holder of a Unit without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8. Upon the conversion of Predecessor Units and Converted Units into Common Units on the Conversion Date as described in Article V, the holders thereof will be automatically admitted to the Partnership as Limited Partners in respect of the Common Units issued to them.

(b) The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), Section 11.1(a)(v), Section 11.1(a)(vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 pm, prevailing Eastern Standard Time, on September 30, 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 pm, prevailing Eastern Standard Time, on September 30, 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to carry on the business of the Partnership and the other Group Members. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by a Unit Majority (including Common Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to carry on the business of the Partnership and the other Group Members. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest (which shall, for the avoidance of doubt, include a value for the non-economic General Partner Interest) shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest and taking into account both the value of the Incentive Distribution Rights and the non-economic General Partner Interest. Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b) an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act; or

(e) any other dissolution event as required by the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or Section 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), Section 11.1(a)(v) or Section 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a Unit Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by a Unit Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by a Unit Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.6 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants and appreciation rights relating to the Partnership Interests pursuant to Section 5.4;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. In proposing or approving any amendment that requires a vote of the Unitholders hereunder, to the fullest extent permitted by law, the General Partner may propose and approve any such amendment in its sole discretion and shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement (other than Section 11.2 or Section 13.4) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced, as applicable.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, the approval of Limited Partners (including the General Partner and its Affiliates) holding at least 75% of the Percentage Interests of all Limited Partners shall be required to alter, amend or adopt any provision inconsistent with or repeal this Section 13.3, Section 13.4, Section 13.5, Section 13.9 and Section 13.11.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7 Adjournment. Any meeting may be adjourned by the chairman of the meeting one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting may be adjourned by the chairman of the meeting as to one or more proposals regardless of whether action has been taken on other matters. If a quorum is present with respect to any one or more proposals, the chairman of the meeting may, but shall not be required to, cause a vote to be taken with respect to any such proposal or proposals which vote can be certified as final and effective notwithstanding the adjournment of the meeting with respect to any other proposal or proposals. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the sufficiency of notice, in which case, if notice to such Limited Partner is not in compliance with this Agreement, then attendance by such Limited Partner shall not constitute waiver of notice.

Section 13.9 Quorum and Voting. The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. The Limited Partners holding Outstanding Common Units shall be entitled to one vote per Unit on all matters submitted to the Limited Partners for approval. At any meeting of the Partners at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing. A proxy purporting to be executed by or on behalf of a Limited Partner shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. Subject to the provisions of the Delaware Act or this Agreement, the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, shall govern all matters concerning the giving, voting or validity of proxies, as if the Partnership were a Delaware corporation and the Limited Partners were stockholders of a Delaware corporation.

Section 13.11 Action Without a Meeting. Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13 Voting of Incentive Distribution Rights.

(a) For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution

Rights on any Partnership matter except as may otherwise be required by law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

(b) Notwithstanding anything set forth in this Agreement to the contrary, if less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of the holders of Common Units, other than amendments and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Common Units as a single class, except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Common Units when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Common Units will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

(c) In connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long-term best interest of such holders.

ARTICLE XIV

MERGER OR CONSOLIDATION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or plan of conversion in accordance with this Article XIV.

Section 14.2 Procedure for Merger or Consolidation.

(a) Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any duty (fiduciary or otherwise) or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c) Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger or Consolidation.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its controlled Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any controlled Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its controlled Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its controlled Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the General Partner or any controlled Affiliate of the General Partner elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner or its controlled Affiliate, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date the General Partner or its controlled Affiliate, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner or its controlled Affiliate, as the case may be, on the record books of the Transfer Agent and the General Partner or its controlled Affiliate, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below or any method approved by the National Securities Exchange on which the Partnership Interests are listed. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

Section 16.9 Applicable Law; Forum, Venue and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law;

(vi) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING; and

(vii) agrees that if such Partner or Person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought in any such claim, suit, action or proceeding, then such Partner or Person shall be obligated to reimburse the Partnership and its Affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding.

Section 16.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first set forth above.

GENERAL PARTNER:

SANCHEZ PRODUCTION PARTNERS GP LLC

By:
Name:
Title:

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

SANCHEZ PRODUCTION PARTNERS GP LLC, as general partner

By:
Name:
Title:

HOLDER OF INCENTIVE DISTRIBUTION RIGHTS:

SP HOLDINGS, LLC

By:
Name:
Title:

Signature Page to the

Agreement of Limited Partnership

of

Sanchez Production Partners LP

EXHIBIT A

to the Agreement of Limited Partnership of

Sanchez Production Partners LP

Certificate Evidencing Common Units

Representing Limited Partner Interests in

Sanchez Production Partners LP

No.	Common Units

In accordance with Section 4.1 of the Agreement of Limited Partnership of Sanchez Production Partners LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”), hereby certifies that                     (the “Holder”) is the registered owner of             Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file, and will be furnished without charge on delivery of written request to the Partnership, at the principal office of the Partnership located at 1000 Main Street, Suite 3000, Houston, Texas 77002. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF SANCHEZ PRODUCTION PARTNERS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF SANCHEZ PRODUCTION PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE SANCHEZ PRODUCTION PARTNERS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). SANCHEZ PRODUCTION PARTNERS GP LLC, THE GENERAL PARTNER OF SANCHEZ PRODUCTION PARTNERS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT DETERMINES, WITH THE ADVICE OF COUNSEL, THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE (i) TO AVOID A SIGNIFICANT RISK OF SANCHEZ PRODUCTION PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES OR (ii) TO PRESERVE THE ECONOMIC UNIFORMITY OF THE LIMITED PARTNER INTERESTS (OR ANY CLASS OR CLASSES THEREOF). THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such person when any such transfer or admission is reflected on the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of the Partnership Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into the Partnership Agreement and (iv) makes the consents, acknowledgements and waivers contained in the Partnership Agreement, with or without the execution of the Partnership Agreement by the Holder.

B-A-1

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Sanchez Production Partners LP

Countersigned and Registered by:	By: Sanchez Production Partners GP LLC, its General Partner

Computershare Trust Company, N.A.
As Transfer Agent and Registrar	By:
Name:
Title:

By:
Name:
	Title:	Secretary

B-A-2

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM TEN ENT	- -	as tenants in common as tenants by the entireties	UNIF GIFT/TRANSFERS MIN ACT Custodian
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common	(Cust) (Minor)
Under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF

SANCHEZ PRODUCTION PARTNERS LP

FOR VALUE RECEIVED,             hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of Sanchez Production Partners LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15	(Signature)
(Signature)

B-A-3

ANNEX C

FORM OF

SANCHEZ PRODUCTION PARTNERS LP

LONG-TERM INCENTIVE PLAN

1.	Introduction.

(a) Purpose of Plan. This Sanchez Production Partners LP Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”) by providing directors, officers, employees and consultants of the Partnership, of Sanchez Production Partners GP LLC, a Delaware limited liability company (the “General Partner”) and of their Affiliates, who provide services to the Partnership, a means to develop a sense of ownership and personal involvement in the development and financial success of the Partnership, and to encourage them to remain with and devote their best efforts to the business of the Partnership and, in doing so, advance the interests of the Partnership and its unitholders. The Plan is also contemplated to enhance the ability of the General Partner, the Partnership and their respective Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership.

The Plan is an amendment and restatement of the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan (the “Prior Plan”), which resulted in the name of the Prior Plan being changed to the Sanchez Production Partners LP Long-Term Incentive Plan. As part of this amendment and restatement, the Constellation Energy Partners LLC Long-Term Incentive Plan, as amended, is merged into the Plan.

(b) Effective Date. This amendment and restatement of the Plan (and the merger into the Plan of the Constellation Energy Partners LLC Long-Term Incentive Plan) shall become effective upon both (i) approval of the amendment and restatement by the unitholders of Sanchez Production Partners LLC (predecessor-in-interest to the Partnership) and (b) the effectiveness of the conversion of Constellation Energy Partners LLC from a limited liability company into a limited partnership, with the date that both such conditions being satisfied referred to herein as the “Effective Date.” Except to the extent an Award is to be settled in cash according to its terms, no Award granted hereunder shall be effective unless and until such approval of the Plan occurs; provided, however, that outstanding Awards granted under the Prior Plan and the Constellation Partnership LLC Long-Term Incentive Plan shall continue to be effective regardless of whether such approval occurs.

2.	Construction.

(a) Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of the Plan, Sanchez Oil & Gas Corporation, SP Holdings, LLC and their Affiliates shall be deemed to be an Affiliate of both the General Partner and the Partnership.

“Award” means an Option, Restricted Unit, Unit Grant, Notional Unit, Unit Appreciation Right, Performance Award or Other Unit-Based Award granted under the Plan, and shall include tandem any DERs granted with respect to a Notional Unit.

“Award Agreement” means the written agreement by which an Award shall be evidenced.

“Board” means the Board of Directors of the General Partner.

“Change in Control” means the occurrence of any of the following events:

(i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than the General Partner, the Partnership or an Affiliate of either of the foregoing, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Partnership;

(ii) the equity holders of the Partnership approve, in one or a series of transactions, a program of complete liquidation of the Partnership, respectively;

(iii) the sale or other disposition by the Partnership of all or substantially all of the Partnership’s assets in one or more transactions to any Person other than the General Partner or an Affiliate thereof; or

(iv) a transaction resulting in a Person other than the General Partner or an Affiliate of the General Partner or of the Partnership being the general partner of the Partnership.

Notwithstanding the foregoing, in any circumstance or transaction in which compensation payable pursuant to this Plan or an Award Agreement would be subject to the income tax under the Section 409A Rules if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change in Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under the Section 409A Rules, a transaction or circumstance that satisfies the requirements of both (1) a Change in Control under the applicable clause (i) through (iv) above, and (2) a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and administrative guidance promulgated thereunder.

“Committee” means the Board or such committee of the Board as may be appointed by the Board to administer the Plan.

“Consultant” means a Person, other than an Employee or a Director, providing bona fide services to the Partnership or any of its subsidiaries as a consultant or advisor, as applicable.

“DER” or “Distribution Equivalent Right” means a contingent right, granted in tandem with a specific Notional Unit or Restricted Unit, to receive an amount in cash or Units, as determined by the Committee, which cash or Units shall have a value equal to the cash distributions made by the Partnership with respect to a Unit during the period such tandem Award is outstanding.

“Director” means a member of the Board who is not an Employee.

“Disability” means that a Participant has been determined to be “disabled” under the General Partner’s or the Partnership’s long-term disability plan, as applicable, in effect at the time the Participant ceases to be an Officer, Employee, Consultant or Director, as applicable; provided, however, in any circumstance in which compensation payable pursuant to this Plan or an Award Agreement would be subject to the income tax under the Section 409A Rules if the foregoing definition of “Disability” were to apply, but would not be so subject if the term “Disability” were defined herein to mean a “disability” within the meaning of Treasury Regulation § 1.409A-3(i)(4), then “Disability” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under the Section 409A Rules, a “disability” within the meaning of Treasury Regulation § 1.409A-3(i)(4).

“Eligible Person” means any Officer, Employee, Consultant or Director of the Partnership or the general partner of the Partnership or any of their Affiliates, and any other Person selected by the Committee (including Sanchez Oil & Gas Corporation and SP Holdings, LLC), performing bona fide services for the Partnership or any of its subsidiaries.

“Employee” means any employee of the General Partner, the Partnership or an Affiliate of either of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee using a “reasonable application of a reasonable valuation method” within the meaning of the Section 409A Rules.

“Notional Unit” means a notional Unit granted under the Plan that, upon vesting, entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit. Whether cash or Units are received for Notional Units shall be determined in the sole discretion of the Committee and shall be set forth in the Award Agreement.

“Officer” means any Employee who is or other individual who is an officer of the General Partner, the Partnership or an Affiliate of either of the foregoing.

“Option” means an option to purchase Units granted under the Plan.

“Other Unit-Based Award” means an Award granted pursuant to Section 6(f)(iii) of the Plan that is not otherwise specifically provided for in another paragraph of Section 6.

“Participant” means any Eligible Person (or former Eligible Person) who holds an outstanding Award under the Plan.

“Performance Award” means an Award granted under the Plan that, if earned, shall be payable in cash, Units, or any combination thereof as determined by the Committee.

“Performance Goal” means one or more targeted levels of performance for a performance period based on one or more Performance Metrics.

“Performance Metric” means one or more of the following criteria: (a) total unitholder return; (b) return on assets, return on equity, or return on capital employed; (c) measures of profitability such as earnings per unit, corporate or business-unit net income, net income before extraordinary or one-time items, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization; (d) cash flow from operations; (e) gross or net margins; (f) levels of operating expense or other expense items; (g) annual or multi-year operating plan; (h) safety; (i) annual or multi-year average production growth; (j) efficiency or productivity measures such as annual or multi-year absolute or per-unit operating and maintenance costs; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee; (l) specific performance goals for a particular job; (m) debt ratios or other measures of credit quality or liquidity; (n) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee; (o) distribution growth; (p) efficiencies and results of field operations or drilling programs, including total wells/recompletions drilled, cost of wells, lease operating expenses, cycle time to hook up wells to flow and infrastructure improvements; and (q) any other measure deemed appropriate by the Committee.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan” means the Sanchez Production Partners LP Long-Term Incentive Plan (formerly known as the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan).

“Prior Plan” means the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award is not transferable, remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

“Retirement” means retirement on or after the earliest retirement date permissible under the employee pension benefit plan or plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) that are (i) sponsored or maintained by the Partnership and (ii) intended to qualify for favorable federal income tax treatment under Section 401(a) of the Code.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Section 409A Rules” means Section 409A of the Code and the Treasury Regulations and administrative guidance promulgated thereunder.

“UAR” or “Unit Appreciation Right” means an Award that, upon exercise, entitles the holder to receive the excess of the Fair Market Value of a Unit on the exercise date over the exercise price established for such Unit Appreciation Right. Such excess may be paid in cash and/or in Units as determined in the sole discretion of the Committee and set forth in the Award Agreement.

“UDR” or “Unit Distribution Right” means a distribution made by the Partnership with respect to a Restricted Unit.

“Unit” means a common unit representing a limited partner interest of the Partnership.

“Unit Grant” means an Award of an unrestricted Unit.

(b) Construction. In this Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular section or other subdivision, (b) reference to any section means such section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term.

3.	Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) determine who is an Eligible Person; (ii) designate Participants; (iii) determine the type or types of Awards to be granted to a Participant; (iv) determine the number of Units to be covered by Awards; (v) determine the terms and conditions of any Award (including performance requirements for such Award); (vi) determine whether, to what extent and under what circumstances Awards may be settled, exercised, canceled or forfeited; (vii) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Partnership, any Affiliate of the Partnership, any Participant and any beneficiary of any Award.

4.	Units.

(a) Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the maximum number of Units that may be delivered or reserved for delivery with respect to the Plan or underlying any Award is fifteen percent (15%) of the aggregate number of issued and outstanding Units as of the date of adoption of the Plan plus, upon the issuance of additional Units from time to time, an automatic increase equal to the lesser of (i) fifteen percent (15%) of such additional Units or (ii) such lesser number of Units as determined by the Committee. If any Award to be settled in Units according to its terms expires, is canceled, exercised, paid or otherwise terminates without the delivery of Units (including Units withheld pursuant to Section 8(b)(ii)), then the Units covered by such Award, to the extent of such expiration, cancellation, exercise, payment or termination, shall again be Units with respect to which Awards may be granted. Units that cease to be subject to an Award because of the exercise of the Award, or the vesting of Restricted Units or similar Awards, shall no longer be subject to or available for any further grant under this Plan. Notwithstanding the foregoing, there shall not be any limitation on the number of Awards that are to be settled solely in cash according to the terms of the Award.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units (i) acquired in the open market or (ii) from the General Partner, the Partnership, any Affiliate of either of the foregoing or any other Person, or any combination of the foregoing as determined by the Committee in its sole discretion.

(c) Adjustments. In the event that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Units subject to any Award shall always be a whole number; provided, further, that the Committee shall not take any action otherwise authorized under this subparagraph (c) to the extent that such action would, except as permitted in Section 7(c), materially reduce the benefit to the Participant without the consent of the Participant.

5.	Eligibility.

Any Eligible Persons shall be eligible to be designated a Participant by the Committee and receive Awards under the Plan.

6.	Awards.

(a) Options. The Committee shall have the authority to determine the Eligible Persons to whom Options shall be granted, the number of Units to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted; provided, however, that such purchase price per Unit may not be less than 100% of the Fair Market Value of a Unit as of the date of grant.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, which may include accelerated vesting upon the achievement of specified performance goals, and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include cash, check acceptable to the General Partner or the Partnership, as applicable, a “cashless-broker” exercise through procedures approved by the Committee, with the consent of the Committee, the withholding of Units that would otherwise be delivered to the Participant upon the exercise of the Option, other securities or other property, or any combination thereof, having a fair market value (as determined by the Committee) on the exercise date equal to the relevant exercise price.

(iii) Forfeiture. Except as otherwise provided in the terms of the Award Agreement, upon a Participant ceasing to be an Officer, Employee, Consultant or Director, as applicable and as determined by the Committee, for any reason prior to the date an Option becomes vested, all unvested Options shall automatically be forfeited by the Participant for no consideration on such date. Except as otherwise provided in the terms of the Award Agreement, if the Participant ceases to be an Officer, Employee, Consultant or Director prior to the expiration of the Option, the Option will be forfeited or expire, as applicable, as follows:

(A) Termination Not For Retirement, Disability or Death – any unvested Option will be forfeited on the date the Participant ceases to be an Officer, Employee, Consultant or Director for reasons other than the Participant’s Retirement, Disability or death and any vested Option will expire on the earlier of (i) the date that is 90 days after the effective date of such termination or (ii) the last day of the term of the Option; or

(B) Termination For Retirement, Disability or Death – any unvested Option will be forfeited on the date the Participant ceases to be an Officer, Employee, Consultant or Director due to the Participant’s Retirement, Disability or death and any vested Option will expire on the earlier of (i) the date that is 60 months after the effective date of such termination or (ii) the last day of the term of the Option.

The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options.

(iv) Restrictions on Option Grants. The Committee may grant Options that are intended to comply with Treasury Regulation § 1.409A-l(b)(5)(i)(A) only to Officers, Employees, Consultants and Directors performing direct services for the Partnership or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with the Partnership and ending with the corporation or other entity for which the Officer, Employee, Consultant or Director performs direct services. For purposes of this Section 6(a), “controlling interest” means (1) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock of such corporation entitled to vote or at least 50% of the total value of shares of all classes of stock of such corporation; (2) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (3) in the case of a sole proprietorship, ownership of the sole proprietorship; or (4) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation § 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate. The Committee may grant Options that are otherwise exempt from or compliant with the Section 409A Rules to any Eligible Person.

(b) Restricted Units. The Committee shall have the authority to determine the Eligible Persons to whom Restricted Units shall be granted, the number of Restricted Units to be granted to each such Participant, the Restricted Period relating thereto, the conditions under which the Restricted Units may become vested or forfeited, and such other terms and conditions as the Committee may establish with respect to such Awards.

(i) UDRs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that (A) no UDRs are to be earned or paid with respect to such Restricted Units or (B) distributions made by the Partnership with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. Absent such a restriction on the UDRs in the grant agreement, UDRs shall be paid to the holder of the Restricted Unit without restriction.

(ii) DERs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may include a tandem DER grant, which may provide that such DERs shall be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same forfeiture and other restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(iii) Forfeitures. Except as otherwise provided in the terms of the Award Agreement, upon the Participant ceasing to be an Officer, Employee, Consultant or Director, as applicable and as determined by the Committee, for any reason during the applicable Restricted Period, all outstanding Restricted Units (and any associated UDRs and DERs and amounts accumulated with respect thereto) awarded the Participant shall be automatically forfeited for no consideration on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units (and any associated UDRs and DERs and amounts accumulated with respect thereto).

(iv) Lapse of Restrictions. Upon or as soon as reasonably practical following the vesting of each Restricted Unit, subject to the provisions of Section 8(b), the Participant shall have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit. In addition, settlement shall be made in a single lump sum with respect to UDRs and DERs associated with such Units no later than the fifteenth (15th) day of the third (3rd) month following the date on which vesting occurs and the restrictions lapse. Upon vesting of a Restricted Unit, other than with respect to accumulated amounts to be paid up through the date of such vesting, all UDRs and DERs associated with such Restricted Unit shall automatically expire for no consideration.

(c) Unit Grants. The Committee shall have the authority to make Unit Grants to Eligible Persons. Each Unit Grant shall constitute a transfer of a Unit without other payment therefor and that is not subject to transfer restriction or risk of forfeiture hereunder.

(d) Notional Units. The Committee shall have the authority to determine the Eligible Persons to whom Notional Units shall be granted, the number of Notional Units to be granted to each such Eligible Person, the Restricted Period, the time or conditions under which the Notional Units may become vested or forfeited, which may include the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Notional Units.

(i) DERs. To the extent provided by the Committee, in its discretion, a grant of Notional Units may include a tandem DER grant, which may provide that such DERs shall be credited to a bookkeeping account (with or without interest in the discretion of the Committee), be subject to the same forfeiture and other restrictions as the tandem Award, or be subject to such other provisions or restrictions or no provisions or restrictions, as determined by the Committee in its discretion.

(ii) Forfeitures. Except as otherwise provided in the terms of the Award Agreement, upon a Participant ceasing to be an Officer, Employee, Consultant or Director, as applicable and as determined by the Committee, for any reason during the applicable Restricted Period, all unvested outstanding Notional Units (and any associated DERs and amounts accumulated with respect thereto) awarded the Participant shall be automatically forfeited for no consideration on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Notional Units (and any associated DERs and amounts accumulated with respect thereto).

(iii) Lapse of Restrictions. Upon or as soon as reasonably practical following the vesting of each Notional Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Partnership one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee, in its discretion, along with accumulated DERs with respect thereto. Unless provided otherwise in the Award Agreement, settlement shall be made in a single lump sum no later than the fifteenth (15th) day of the third (3rd) month following the date on which vesting occurs and the restrictions lapse. Upon vesting of a Notional Unit, other than with respect to accumulated amounts to be paid up through the date of such vesting, all DERs associated with such Notional Unit shall automatically expire for no consideration. Should the Participant die before receiving all vested amounts payable hereunder, the balance shall be paid to the Participant’s estate by such date.

(e) Unit Appreciation Rights. The Committee shall have the authority to determine the Eligible Persons to whom Unit Appreciation Rights shall be granted, the number of Units to be covered by each grant and the conditions and limitations applicable to the exercise of the Unit Appreciation Right, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit Appreciation Right shall be not less than 100% of Fair Market Value of a Unit as of the date of grant.

(ii) Vesting/Time of Payment. The Committee shall determine the time or times at which a Unit Appreciation Right shall become vested and exercisable and the time or times at which a Unit Appreciation Right shall be paid in whole or in part.

(iii) Forfeitures. Except as otherwise provided in the terms of the Award Agreement, upon the Participant ceasing to be an Officer, Employee, Consultant or Director, as applicable and as determined by the Committee, for any reason prior to vesting, all unvested Unit Appreciation Rights awarded the Participant shall be automatically forfeited for no consideration on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Unit Appreciation Rights, in which case, such Unit Appreciation Rights shall be deemed vested upon termination of employment or service and paid as soon as administratively practical thereafter.

(iv) Restrictions on UAR Grants. The Committee may grant UARs that are intended to comply with Treasury Regulation § 1.409A-l(b)(5)(i)(A) only to Officers, Employees, Consultants and Directors performing direct services for the Partnership or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with the Partnership and ending with the corporation or other entity for which the Officer, Employee, Consultant or Director performs direct services. For purposes of this Section 6(e), “controlling interest” shall mean “controlling interest” as defined in Section 6(a). The Committee may grant UARs that are otherwise exempt from or compliant with the Section 409A Rules to any Eligible Person.

(f) Performance Awards. The Committee shall have the authority to determine the Eligible Persons to whom Performance Awards shall be granted and the conditions and limitations applicable to the Performance Award, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Metrics and related Performance Goals to be achieved (on an absolute or relative basis) during any performance period, the length of any performance period, the vesting criteria, the amount of any Performance Award and the amount of any payment to be made pursuant to any Performance Award. Which factor or factors are to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, shall be determined by the Committee, in its sole discretion, at the time of grant. Performance Metrics and related Performance Goals need not be the same for all Participants, and Performance Metrics and related Performance Goals may be based on one or more of the business criteria enumerated in the definition of Performance Metrics as determined by the Committee.

(ii) Payment of Performance Awards. Performance Awards that become vested shall, unless provided otherwise in the Award Agreement, be paid in a single lump sum no later than the fifteenth (15th) day of the third (3rd) month following the date on which vesting occurs and the restrictions lapse. Such payment(s) may be made in cash or Units as determined by the Committee.

(iii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant ceasing to be an Officer, Employee, Consultant or Director, as applicable and as determined by the Committee, for any reason prior to vesting, all unvested Performance Awards awarded the Participant shall be automatically forfeited for no consideration on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Performance Awards, in which case, a prorated portion of such Performance Awards shall be deemed vested upon termination of employment or service and paid in accordance with the provisions of Section 6(f)(ii) above.

(g) Other Unit-Based Awards. The Committee may grant to Eligible Persons Other Unit-Based Awards, which shall consist of an Award denominated or payable in, valued in whole or in part by references to or otherwise based on or related to, Units, in each case as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Unit-Based Award. An Other Unit-Based Award may be paid in cash, Units or any combination thereof as determined by the Committee.

(h) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the General Partner, the Partnership or any Affiliate of either of the foregoing. No Award shall be issued in tandem with another Award if the tandem Awards would result in adverse tax consequences under the Section 409A Rules. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the General Partner, the Partnership or any Affiliate of either of the foregoing may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in Section 6(h)(ii)(C) below, each Award shall be exercisable or payable only to the Participant during the Participant’s lifetime, or to the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in Section 6(h)(ii)(C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the General Partner, the Partnership or any Affiliate of either of the foregoing.

(C) To the extent specifically provided by the Committee with respect to an Award, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, but shall not exceed 10 years. Unless the Award Agreement provides otherwise, the term of an Award shall be 10 years. If upon the expiration of the term of an outstanding Award such Award has not either vested or been exercised (if exercisable), then such Award shall immediately expire for no consideration.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws; the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any Award Agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Partnership is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any exercise price or tax withholding) is received by the Partnership.

(vii) Change in Control.

(A) Unless specifically provided otherwise in the Award Agreement, upon a Change in Control or such time prior thereto as established by the Committee, to the extent that (1) the Partnership does not survive as an independent organization and (2) any surviving or successor organization or any of its affiliates does not assume or continue the Awards substantially on the same terms, then, immediately prior to the Change in Control (or any earlier date related to the Change in Control and established by the Committee) all outstanding Awards shall automatically vest or become exercisable in full, as the case may be. In this regard, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the target level.

(B) The Committee shall have the discretion to vary the definition of Change in Control in any Award Agreement.

(C) Except as otherwise provided in the Award Agreement, any positive “spread” (determined based on the Fair Market Value of Units on the payment date) on an Option or UAR that is or becomes fully vested and exercisable as of the date of a Change in Control (or any earlier date related to the Change in Control and established by the Committee) shall be paid in a single payment in Units, or cash or other property, or any combination of Units and cash and other property, as determined by the Committee. Except as otherwise provided in the Award Agreement, any Award of time-based Notional Units or Restricted Units that pursuant to this Section 6(h)(vii) are deemed to have the applicable Restriction Period lapse as of the date of a Change in Control (or any earlier date related to the Change in Control and established by the Committee), shall be settled by (i) issuance of unrestricted Units based on the number of Units that were subject to the Award on the date of grant of the Award or (ii) payment of cash and/or other property equal to the Fair Market Value of a Unit on the payout date for each Notional Unit or Restricted Unit or (iii) any combination of payouts under clauses (i) and (ii) of this sentence, as determined by the Committee. Except as otherwise provided in the Award Agreement, any Award of performance-based Notional Units or Restricted Units that pursuant to this Section 6(h)(vii) are deemed to have the applicable Restriction Period lapse and to have all applicable performance criteria achieved at the target level as of the date of a Change in Control (or any earlier date related to the Change in Control and established by the Committee), shall be settled by (i) issuance of unrestricted Units based on the number of Units that were subject to the Award as established on the date of grant of the Award, prorated based on the number of complete months of the Restricted Period that have elapsed as of the payment date, and assuming that target performance was achieved or (ii) payment of cash and/or other property equal to the Fair Market Value of a Unit on the payout date for each Notional Unit or Restricted Unit that is payable under clause (i) of this sentence or (iii) any combination of payouts under clauses (i) and (ii) of this sentence, as determined by the Committee. Except as otherwise provided in the Award Agreement or determined by the Committee, any Performance Award that pursuant to this Section 6(h)(vii) is deemed to have all applicable performance criteria achieved at the target level as of the date of a Change in Control (or any earlier date related to the Change in Control and established by the Committee), shall be paid in cash, prorated based on the number of complete months of the performance period that have elapsed as of the payment date, and assuming that target-level performance was achieved. Any accelerated payout pursuant to this Section 6(h)(vii) shall be made in a single payment within 30 days after the date of the Change in Control.

To the extent an Option or UAR is not vested or exercisable, or a Notional Unit or Restricted Unit does not vest, pursuant to the preceding provisions of this Section 6(h)(vii) or the Award Agreement therefor upon the Change in Control, the Committee may, in its discretion, cancel such Award or provide for an assumption of such Award or a replacement grant on substantially the same terms; provided, however, that upon any cancellation of an Option or UAR that has a positive “spread” or a Notional Unit or Restricted Unit, the holder shall be paid an amount in Units or cash and/or other property or any combination of cash and other property, as determined by the Committee, equal to (1) such “spread” if an Option or UAR or (2) the Fair Market Value of a Unit, if a Notional Unit or Restricted Unit. Such payment shall be made within 30 days after the date of the Change in Control.

(viii) Payment of DERs and UDRs. Except as otherwise provided in the Award Agreement, DERs and UDRs that are not subject to any restrictions shall be currently paid to the Participant at the time the distribution is made to unitholders. Except as otherwise provided in the Award Agreement, to the extent DERs or UDRs are subject to any restrictions, such amounts shall be paid to the Participant in a single lump sum no later than the fifteenth (15th) day of the third (3rd) month following the date on which vesting occurs and the restrictions lapse. Should the Participant die before receiving all vested amounts hereunder, the balance shall be paid to the Participant’s estate by such date.

(ix) Section 409A Rules. This Plan, the Awards and all Award Agreements are intended to either comply with or be exempt from the Section 409A Rules, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. The General Partner, the Partnership and their respective Affiliates make no representations that the Plan, the administration of the Plan, or the Awards, Award Agreements or amounts payable hereunder comply with, or are exempt from, the Section 409A Rules, and undertake no obligation to ensure such compliance or exemption. For purposes of the Section 409A Rules, each payment or amount due under this Plan shall be considered a separate payment, and a Participant’s entitlement to a series of payments under this Plan shall be treated as an entitlement to a series of separate payments. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” under the Section 409A Rules, except to the extent permitted under the Section 409A Rules, no benefit or payment that is not otherwise exempt from the Section 409A Rules (after taking into account all applicable exceptions to the Section 409A Rules, including to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made to that Participant under the Plan or the affected Award granted thereunder on account of the Participant’s “separation from service,” as defined in the Section 409A Rules, until the later of the date prescribed for payment in the Plan or the affected Award granted thereunder and the first (1st) day of the seventh (7th) calendar month that begins after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant). Unless otherwise provided in the Award Agreement, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest.

7.	Amendment and Termination.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board may amend, alter, suspend, discontinue or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any member, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards Subject to Section 7(a). The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted or Award Agreement related thereto; provided, however, that no change, other than pursuant to Section 7(c), in any Award or Award Agreement related thereto shall materially reduce the benefit to a Participant without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available to Participants under the Plan or such Award.

Notwithstanding the foregoing, (i) with respect to an above event that is an “equity restructuring” event that would be subject to a compensation expense pursuant to ASC Topic 718, or any successor accounting standard, the provisions in Section 4(c) shall control to the extent they are in conflict with the discretionary provisions of this Section 7(c); provided, however, that nothing in this Section 7(c) or Section 4(c) shall be construed as providing any Participant or any beneficiary any rights with respect to the “time value,” “economic opportunity” or “intrinsic value” of an Award or limiting in any manner the Committee’s actions that may be taken with respect to an Award as set forth above or in Section 4(c); and (ii) no action shall be taken under this Section 7(c) which shall cause an Award to fail to comply with the Section 409A Rules, to the extent the Section 409A Rules are applicable to such Award.

8.	General Provisions.

(a) No Rights to Award. No Person shall have any right or claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding.

(i) The General Partner, the Partnership and Affiliates of either of the foregoing are authorized (1) to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon or any payment or transfer under an Award or under the Plan and (2) to take such other action as may be necessary in the opinion of the Partnership to satisfy applicable withholding obligations for the payment of such taxes.

(ii) Unless otherwise provided to the contrary in an Award Agreement, all Units to be issued under an Award shall be net of tax withholding, such that the tax withholding obligation of the Participant in respect of such Units is satisfied through the retention by the General Partner or by the Partnership of such number of Units with a Fair Market Value equal to the tax withholding obligation.

(c) No Right to Employment or Services. The grant of an Award shall not be construed as giving a Participant the right to be retained as an Officer, Employee, Consultant or Director, as applicable, or to otherwise continue to provide services to the General Partner, the Partnership or any Affiliate of either of the foregoing. Furthermore, the General Partner, the Partnership or an Affiliate of either of the foregoing, as applicable, may at any time dismiss a Participant from employment or terminate a consulting or other service relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or any other agreement.

(d) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

(e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the General Partner, the Partnership or an Affiliate of either of the foregoing to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the General Partner or to the Partnership by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the General Partner, the Partnership or any Affiliate of either of the foregoing and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the General Partner, the Partnership or any Affiliate of either of the foregoing pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the General Partner, the Partnership or any Affiliate of either of the foregoing.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner that the Committee may select, and the General Partner, the Partnership and Affiliates of either of the foregoing shall be relieved of any further liability for payment of such amounts.

(k) Participation by Affiliates. In making Awards to Consultants engaged by and Employees employed by an Affiliate of either the General Partner or of the Partnership, the Committee shall be acting on behalf of such Affiliate, and to the extent the General Partner or the Partnership has an obligation to reimburse such Affiliate for compensation paid to Consultants and Employees for services rendered for the benefit of the Partnership, such payments or reimbursement payments may be made by the General Partner or by the Partnership directly to the Affiliate.

(l) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

(m) No Guarantee of Tax Consequences. None of the Board, the General Partner, the Partnership or the Committee makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to any person participating or eligible to participate hereunder or to any person claiming through or on behalf of any such person.

(n) Claw-back Policy. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Units underlying the Award) shall be subject to the provisions of any claw-back policy implemented by, as applicable, the General Partner, the Partnership or any Affiliate of either of the foregoing, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

9.	Term of the Plan.

Once effective pursuant to Section 1(b), the Plan shall remain effective until the tenth (10th) anniversary of the Effective Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

ANNEX D

ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2013

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                     to                     .

Commission File Number 001-33147

Constellation Energy Partners LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3742489
(State of organization)	(I.R.S. Employer Identification No.)

1801 Main Street, Suite 1300 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (832) 308-3700

Securities registered pursuant to Section 12(b) of the Act:

Title of each class		Name of each exchange on which registered
Common Units representing Class B Limited Liability Company Interests	}	NYSE MKT LLC

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer	☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act)    Yes  ☐    No  ☒

Aggregate market value of Constellation Energy Partners LLC Common Units, without par value, held by non-affiliates as of June 28, 2013 was approximately $33,467,455 based upon NYSE MKT LLC closing price.

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date.

Common Units outstanding on March 21, 2014 : 28,399,502 common units.

PART I

Item 1. Business

Overview

We are a limited liability company formed in 2005. We are focused on the acquisition, development and production of oil and natural gas properties, as well as midstream assets. Our proved reserves are located in the Cherokee Basin in Oklahoma, the Woodford Shale in the Arkoma Basin in Oklahoma, the Central Kansas Uplift in Kansas and in Texas and Louisiana. Our primary business objective is to create long-term value and to generate stable cash flows allowing us to invest in our business to grow our reserves and production. We operate our oil and natural gas properties as one business segment: the exploration, development and production of oil and natural gas.

We completed our initial public offering on November 20, 2006 and our Class B common units are listed on the NYSE MKT LLC (NYSE MKT) under the symbol “CEP.”

Unless the context requires otherwise, any reference in this Annual Report on Form 10-K to “Constellation Energy Partners,” “we,” “our,” “us,” “CEP,” or the “Company” means Constellation Energy Partners LLC and its subsidiaries. References in this Annual Report on Form 10-K to “PostRock” and “CEPM” are to PostRock Energy Corporation (NASDAQ: PSTR) and its subsidiary, Constellation Energy Partners Management, LLC, respectively. References in this Annual Report on Form 10-K to “Exelon” and “CEPH” are to Exelon Corporation (NYSE: EXC) and its subsidiary, Constellation Energy Partners Holdings, LLC, respectively. References in this Annual Report on Form 10-K to “SOG” and “SEP I” are to Sanchez Oil & Gas Corporation and its affiliate, Sanchez Energy Partners I, LP, respectively. References in this Annual Report on Form 10-K to “Constellation” are to Constellation Energy Group, Inc.

Business Strategy

Our primary business objective is to create long-term value and to generate stable cash flows allowing us to invest in our business to grow our reserves and production. We plan to achieve our objective by executing our business strategy, which is to:

•	organically grow our business by increasing reserves and production through what we believe to be low-risk development drilling that focuses on capital efficient production growth and oil opportunities on our existing properties in the Mid-Continent region and in Texas and Louisiana;

•	reduce the volatility in our cash flows resulting from changes in oil and natural gas commodity prices and interest rates through efficient hedging programs; and

•	make accretive, right-sized acquisitions of oil and natural gas properties characterized by a high percentage of proved developed oil and natural gas reserves with long-lived, stable production and low-risk drilling opportunities.

Since 2009, our primary focus has been to reduce our outstanding debt while maintaining a limited capital expenditure program to expand our oil production and reserves. As part of this focus, during 2013, we sold our Robinson’s Bend Field assets in the Black Warrior Basin of Alabama and used a portion of the proceeds from that sale to reduce our outstanding debt. As a result of this sale, amounts related to the Robinson’s Bend Field assets have been reported as discontinued operations in 2013 and 2012. All prior year information relating to the Robinson’s Bend Field assets has been restated as discontinued operations, and all information reported or discussed in this Annual Report on Form 10-K reflects the treatment of the Robinson’s Bend Field assets as discontinued operations. We also amended our reserve-based credit facility to extend its maturity to May 2017 and expand our borrowing capacity, and we acquired producing oil and natural gas assets in Texas and Louisiana from SEP I. These actions, along with work completed prior to 2013, have allowed us to reduce our outstanding debt from a high of $220.0 million in 2009 to $50.7 million at December 31, 2013. During 2013, we also increased our oil production by 84.0% and increased our proved oil reserves to approximately 2.1 million barrels. We intend to continue our business strategy to expand our oil production and reserves while actively pursuing opportunities, including merger and acquisitions, which could lead to enhanced unitholder value.

Oil and Natural Gas Properties

Our total estimated proved reserves at December 31, 2013, were approximately 91.3 Bcfe, approximately 86% of which were classified as proved developed, and 85% of which were natural gas and 15% of which were oil. At December 31, 2013, we owned approximately 1,995 net producing wells. Our total average proved reserve-to-production ratio is approximately 9.9 years and our portfolio decline rate is 13% to 15% based on our estimated proved reserves at December 31, 2013 and production for the month ended December 31, 2013.

Below is a description of our operations and our oil and natural gas properties by basin at December 31, 2013:

Cherokee Basin

The Cherokee Basin is located in the Mid-Continent region in southern Kansas, northern Oklahoma and western Missouri, and covers approximately 26,000 square miles. The predominant production is natural gas produced from coals and shales, and natural gas and oil from conventional formations. In 2007, we invested in the Cherokee Basin, pursuing a coalbed methane resource play targeting Pennsylvanian coals. As coalbed methane wells were drilled, oil zones were also found and, when economical, developed. Our investment focus is currently targeting oil development by exploiting Cherokee Basin oil opportunities previously uneconomical due to commodity price levels. Natural gas discovered with oil continues to be a value add, and is handled by our extensive existing natural gas and water gathering infrastructure.

Our production is primarily from the Pennsylvanian coals, shales and sands. Major zones are the Mulky Iron Post Shale, Weir Pitt Coal, and Skinner, Red Fork, and Bartlesville sands. Deeper Mississippian, Woodford (Devonian) and Arbuckle (Ordovician) formations are potentially productive; but currently minimal to our reserve values. The eastward movement of the Mid-Continent horizontal Mississippian drilling into Osage County continues to offer future value to our ownership position in the area if commercial success can be demonstrated.

Average Cherokee Basin well depth is approximately 2,000 feet in the western portion of the Basin (Osage County, Oklahoma) and approximately 1,000 feet in the eastern portion (Nowata County, Oklahoma). Similarly to depth, average well costs are approximately $340,000 in the west and approximately $170,000 in the east. Offsetting our lower drilling costs are the relatively low reserves and low daily production rates per well. Typical coalbed methane wells produce over a period of 20 to over 50 years, and on average have less favorable economic characteristics than conventional natural gas wells. A typical oil completion in these areas declines over one to two years and then produces at a steady rate similar to a coalbed methane well.

At December 31, 2013, we owned approximately 1,948 net producing wells in the Cherokee Basin. The natural gas coming from our wells is low pressure due to the shallow producing formations and compression is needed to move the natural gas to point of sale. We operate in excess of 20 booster compressors and stations to get our natural gas to sales points owned by ONEOK Gas Transportation, L.L.C.; Scissortail Energy, LLC; Enable Oklahoma Intrastate Transmission, LLC; and Southern Star Central Gas Pipeline, Inc. We operate a substantial portion of our production in the Cherokee Basin. We also own a 50% working interest in most wells operated by Bullseye Operating, L.L.C. (Bullseye) and a 50% interest in Bullseye itself. Bullseye operates approximately 500 gross wells in Washington and Nowata Counties in Oklahoma and sells its production through the Cotton Valley producers cooperative, Cotton Valley Compression, L.L.C. Our average gross working interest in our Cherokee Basin properties is approximately 80%, with our average gross working interest in our operated properties being approximately 100% and our average gross working interest in our non-operated Cherokee Basin properties being approximately 50%.

Our estimated proved reserves in the Cherokee Basin at December 31, 2013 were approximately 79.6 Bcfe, approximately 84% of which were classified as proved developed, with 87% being natural gas and 13% being oil.

Woodford Shale

The Woodford Shale is located in the Arkoma Basin in southern Oklahoma. We own 82 well bores, or approximately nine net producing wells, located in Coal and Hughes counties. This area is gas-rich and is characterized by multiple productive zones. The production of natural gas in the Woodford Shale comes from shale rock that has been stimulated through fracturing jobs after a horizontal well has been drilled. Woodford Shale wells are typically 6,000 to 11,000 feet deep and cost approximately $3.3 million on average to drill and complete, with multiple fractures required. The gas-bearing shale section ranges from 120 to 200 feet thick. As of December 31, 2013, our 82 wells had an average gross working interest of 11.3% and an average net revenue interest of 9.1%. Approximately 90% of the wells are operated by affiliates of Devon Energy Corporation (Devon) and Newfield Exploration Mid-Continent, Inc. (Newfield), with the remaining wells operated by three additional companies. We do not have any additional drilling or leasehold rights associated with our Woodford Shale properties and expect declining production rates and limited future capital expenditures for these wells.

Our estimated proved reserves in the Woodford Shale at December 31, 2013 were approximately 3.7 Bcfe, all of which were classified as proved developed and all were natural gas.

Central Kansas Uplift

The Central Kansas Uplift is an oil-prone region located in Kansas and southern Nebraska. As of December 31, 2013, we had a gross acreage position of 3,710 acres, or approximately 893 net acres, and we owned 26 gross wells, or approximately 5 net producing wells. Over 2 billion barrels of oil have been produced in this region from multiple horizons. The Ordovician Age Arbuckle Formation and the Upper Pennsylvanian Age Lansing—Kansas City reservoirs are the primary targets. Multiple completions per wellbore are common and the typical carbonate reservoirs are stimulated with an inexpensive acid treatment. Drilling depth for this region ranges from 3,500 to 4,900 feet depending on targets and location. Wells in this region typically cost approximately $450,000 to drill and complete.

Murfin Drilling Company, Inc., an experienced oil producer in Kansas, operates all of our wells in this region. The average gross working interest in the wells is approximately 20% and the average net revenue interest is approximately 16%.

Our estimated proved reserves in the Central Kansas Uplift at December 31, 2013 were approximately 0.3 Bcfe, approximately 100% of which were classified as proved developed and 95% were oil.

Black Warrior Basin

All of the natural gas properties that we owned in the Black Warrior Basin at December 31, 2012, were sold to a third party on February 28, 2013, and a majority of the sales proceeds were used to reduce our outstanding debt level. These properties have been classified as discontinued operations in our consolidated financial statements.

Onshore Texas and Louisiana Gulf Coast

In August 2013, we acquired oil, natural gas and natural gas liquids assets in the onshore Texas and Louisiana Gulf Coast Region. The acquired assets include 67 producing wells, none of which are operated by us. SOG operates assets located across the southern edge of the Texas coastline. Zachry Exploration, LLC (Zachry) operates assets located in onshore southern Louisiana. Drilled depths range from 9,000 to 12,000 feet mainly targeting the Miocene-Eocene-Paleocene Series sands and cost approximately $1.5 million to $2.0 million to drill and complete. The wells produce a combination of oil, natural gas and natural gas liquids and are typically vertical well bores. At December 31, 2013, there were 67 gross wells, 32 net working interest wells, producing a total of 1,167 barrels of oil equivalent per day. Approximately 75% of the wells are operated by SOG. Since acquisition in August 2013, we have participated in one new SOG operated well and one new Zachry operated well, along with a few recompletions and workovers.

Our estimated proved reserves in Texas and Louisiana at December 31, 2013 were approximately 7.6 Bcfe, approximately 100% of which were classified as proved developed, with 61% being natural gas, 28% being oil and 11% being natural gas liquid.

Proved Oil and Natural Gas Reserves

The following table reflects our estimates of proved oil and natural gas reserves based on the Securities and Exchange Commission (SEC) definitions that were used to prepare our financial statements for the periods presented. The Standardized Measure values shown in the table are not intended to represent the current market values of our estimated proved oil and natural gas reserves.

Reserve data:	2013	2012(b)
Estimated proved reserves:
Oil (MMBbl)	2.2	1.1
Natural gas (Bcf)	78.0	37.1

Total proved reserves (Bcfe)	91.3	43.6
Estimated proved developed reserves:
Oil (MMBbl)	2.0	0.9
Natural gas (Bcf)	66.6	35.5

Total proved reserves (Bcfe)	78.7	40.9
Estimated proved undeveloped reserves:
Oil (MMBbl)	0.2	0.2
Natural gas (Bcf)	11.4	1.6

Total proved reserves (Bcfe)	12.6	2.7
Proved developed reserves as a percent of total reserves	86%	94%
Standardized Measure (in millions)(a)	$143.7	$60.5

(a)	Standardized Measure is the present value of estimated future net revenues to be generated from the production of proved reserves. It is determined using SEC-required prices and costs in effect as of the time of estimation without giving effect to non-property related expenses (such as general and administrative expenses or debt service costs) and discounted using an annual discount rate of 10%. Our Standardized Measure does not include the impact of derivative transactions or future federal income taxes because we are not subject to federal income taxes.
(b)	In February 2013, we sold all of our Black Warrior Basin properties, which are not included in the table.

Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells on which a relatively major expenditure is required to establish production. The SEC provides a complete definition of proved reserves, proved developed reserves and proved undeveloped reserves in Rule 4-10(a) of Regulation S-X.

At December 31, 2013 and 2012, Netherland, Sewell & Associates, Inc. (NSAI), an independent petroleum engineering firm, prepared an estimate of all our proved reserves. We used NSAI’s estimates of our proved reserves to prepare our financial statements. NSAI maintains a degreed staff of highly competent technical personnel. The average experience level of their technical staff of engineers, geoscientists and petro physicists exceeds 20 years, including 5 to 15 years with a major oil company. We maintain an internal technical staff of engineers and geosciences professionals which have an average experience level that exceeds 27 years. Our activities with NSAI are coordinated by a reservoir engineer employed by us who has approximately 30 years of experience in the oil and natural gas industry and an engineering degree from the University of Tennessee and a masters of business administration from the University of New Orleans. He is a member of the Society of Petroleum Engineers. He has prior reservoir engineering and reserves management experience at Exxon Mobil Corporation, Dominion Resources and Hilcorp Energy. He has extensive experience in managing oil and gas reserves processes. He serves as the key technical person on our internal reserves committee, which reviews the reserve reports prepared by NSAI before the reports are reviewed by our audit committee of our board of managers and approved by our board of managers.

We have a successful track record of developing our proved undeveloped reserves. We do not rely on any proprietary technology to drill our development wells. Based on our structure as a limited liability company and our current business plans, our forecasted cash flow over the next five years is expected to be sufficient to fund this type of development drilling program on certain of our proved undeveloped locations. Using the SEC rules for estimating proved reserves, we only recorded proved undeveloped locations that are scheduled to be drilled within the next five years. Any locations that are identified to be drilled beyond five years are classified as probable or possible reserves. We record our proved undeveloped locations typically at one offset location, but we can also record proved undeveloped locations on one section surrounding existing production subject to available infrastructure. We have the right to develop locations under our concession agreement with the Osage Nation in Osage County, Oklahoma, subject to its terms and conditions, until 2020 and we have leasehold availability for our other proved undeveloped locations. During 2014, we currently expect our $20.0 million to $22.0 million capital budget to support a level of drilling activity that we anticipate to be sufficient to develop our 2014 inventory of proved undeveloped locations.

The following table summarizes our inventory of proved undeveloped locations as of December 31, 2013, including those we purchased from SEP I on August 9, 2013:

	Year PUD Is Scheduled To Be Developed
	2014	2015	2016	2017	2018
Number of Locations	61	49	47	32	—
Equivalents-Bcfe	3.7	2.8	4.0	2.2	—
Capital Estimate-$millions	$8.7	$5.0	$4.1	$2.0	$—

Our 2013 estimates of total proved reserves increased 47.7 Bcfe from 2012 due to a higher SEC-required price for natural gas used to calculate our reserves in 2013 and the addition of Texas and Louisiana properties. Our reserve revisions of 44.7 Bcfe are primarily the result of higher natural gas prices. We added 4.8 Bcfe from extensions and discoveries in the Cherokee Basin reserves associated with oil opportunities. The data in all of the above tables represents estimates only. Oil and natural gas reserve engineering is an inherently subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly. The accuracy of any reserve estimate is a function of the quality of available data and engineering, geological interpretation and judgment. Accordingly, reserve estimates may vary from the quantities of oil and natural gas that are ultimately produced. No reserve data has been filed or included with reports to any governmental agency other than the SEC.

Future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. The Standardized Measure shown should not be considered the current market value of our reserves. The 10% discount factor used to calculate present value, which is required, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate.

Oil and Natural Gas Prices

We have generally sold our natural gas production based upon an index price reported in Inside FERC’s Gas Market Report (Inside FERC) or at spot market prices applicable to the location of our natural gas production. Our realized pricing is primarily driven by the Inside FERC prices for Enable Gas Transmission, LLC (East), Natural Gas Pipeline Co. of America (Midcontinent), ONEOK Gas Transportation LLC (Oklahoma), Panhandle Eastern Pipe Line Co. (Texas, Oklahoma) and Southern Star Central Gas Pipeline Inc. (Texas, Oklahoma, Kansas) with respect to our properties in the Cherokee Basin; the Inside FERC price for Enable Gas Transmission, LLC (East) with respect to our properties in the Woodford Shale; the Inside FERC price for Southern Natural Gas Co. (Louisiana) (SONAT Inside FERC price) with respect to the properties we previously owned in the Black Warrior Basin; the Inside FERC price for Tennessee Gas Pipeline Co. (Texas, zone 0), Texas Eastern Transmission Corp. (South Texas zone) and Houston Ship Channel market center with respect to our properties along the Gulf Coast and the applicable monthly average posted oil price with respect to our properties in the Central Kansas Uplift, the Cherokee Basin and the Gulf Coast. The following table summarizes year-end closing prices for the major indexes applicable to our business:

	Prices on January 1,
Market Prices:	2014	2013	2012
Natural gas price—NYMEX (Henry Hub)	$4.41	$3.35	$3.08
Natural gas price—Enable Gas Transmission, LLC (East)(a)	$4.30	$3.24	$2.97
Natural gas price—Natural Gas Pipeline Co. of America (Midcontinent)	$4.37	$3.26	$3.01
Natural gas price—Houston Ship Channel	$4.31	$3.32	$3.04
Natural gas price—ONEOK Gas Transportation LLC (Oklahoma)	$4.31	$3.24	$3.04
Natural gas price—Panhandle Eastern Pipe Line Co. (Texas, Oklahoma)	$4.27	$3.23	$2.99
Natural gas price—Southern Natural Gas Co. (Louisiana)	$4.37	$3.40	$3.09
Natural gas price—Southern Star Central Gas Pipeline Inc. (Texas, Oklahoma, Kansas)	$4.28	$3.20	$3.02
Natural gas price—Tennessee Gas Pipeline Co. (Texas, zone 0)	$4.26	$3.28	$3.03
Natural gas price—Texas Eastern Transmission Corp. (South Texas zone)	$4.29	$3.27	$2.95
Oil price—West Texas Intermediate—Cushing	$98.17	$91.83	$98.83

(a)	Previously called CenterPoint Energy Gas Transmission Co. (East)

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of oil and natural gas price volatility on our cash flow from operations. Currently, we use fixed price swaps to hedge oil and natural gas prices. We also use basis swaps to limit our exposure to differences between the NYMEX natural gas price and the price at the location where we sell our natural gas. By removing the price volatility from a significant portion of our oil and natural gas production, we have mitigated, but not eliminated, the potential effects of fluctuating commodity prices on our cash flow from operations for those periods. All of our commodity derivative positions are outlined in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cash Flow From Operations-Open Commodity Hedge Positions.”

Production and Price History

The following table sets forth information regarding net production of oil and natural gas and certain price and cost information for each of the periods indicated:

	For the Year Ended December 31,
	2013	2012(b)
Net Production:
Natural gas production (MMcf)	6,862	7,482
Oil and liquids production (MBbl)	221	121
Total production (Mmcfe)	8,188	8,205
Average daily production (Mcfe/d)	22,433	22,418
Average Sales Prices:
Natural gas price per Mcf with hedge settlements	$5.78	$5.69
Natural gas price per Mcf without hedge settlements	$3.51	$2.53
Oil and liquids price per Bbl with hedge settlements	$98.18	$105.22
Oil and liquids price per Bbl without hedge settlements	$97.07	$98.97
Total price per Mcfe with hedge settlements	$7.49	$6.73
Total price per Mcfe without hedge settlements	$5.56	$3.76
Average Unit Costs Per Mcfe:
Field operating expenses(a)	$2.62	$2.57
Lease operating expenses	$2.30	$2.37
Production taxes	$0.32	$0.20
General and administrative expenses	$2.57	$1.92
Depreciation, depletion and amortization	$2.32	$1.43
Asset impairments	$0.29	$0.01

(a)	Field operating expenses include lease operating expenses (average production costs) and production taxes.
(b)	In February 2013, we sold all of our Black Warrior Basin properties, which are not included in the table.

Productive Wells

The following table sets forth information at December 31, 2013, relating to the productive wells in which we owned a working interest as of that date. Productive wells consist of producing wells and wells capable of producing commercial quantities of oil or natural gas, including oil and natural gas wells awaiting pipeline connections to commence deliveries. Gross wells are the total number of producing wells in which we have an interest, and net wells are the sum of our fractional working interests owned in gross wells.

	Natural Gas		Oil
	Gross	Net	Gross	Net
Operated	1,586	1,537	224	217
Non-operated	519	224	54	17

Total	2,105	1,761	278	234

Drilling Activity

The following table sets forth information with respect to oil and natural gas wells drilled and completed by us during the years ended December 31, 2013 and 2012, respectively. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that are capable of producing commercial quantities of oil or natural gas, regardless of whether they produce a reasonable rate of return. No exploratory wells were drilled on any of our properties during the years ended December 31, 2013 or 2012, respectively.

	Year Ended December 31,		Wells in Progress at December 31,
	2013	2012	2013
Gross:
Development
Productive	64	50	2
Dry	—	—	—
Recompletions	15	50	4

Total	79	100	6

Net:
Development
Productive	64	50	2
Dry	—	—	—
Recompletions	15	50	4

Total	79	100	6

Developed and Undeveloped Acreage

The following table sets forth information as of December 31, 2013 related to our leasehold acreage.

	Developed Acreage(a)		Undeveloped Acreage(b)
	Gross(c)	Net(d)	Gross(c)	Net(d)
Total	237,226	216,368	28,381	19,795

(a)	Developed acres are acres pooled within or assigned to productive wells/units.
(b)	Undeveloped acres are acres on which wells have not been drilled or acres that have not been pooled into a productive unit.
(c)	A gross acre is an acre in which a working interest is either fully or partially leased. The number of gross acres may include minerals not under lease as a result of leasing some but not all joint mineral owners under any given tract.
(d)	A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Leases

Our leases are concentrated in Oklahoma (82%), Texas (9%), Kansas (7%) and Louisiana (2%). We have approximately 1,623 leases in the Cherokee Basin on approximately 224,017 net acres. Our acreage includes areas leased under a concession agreement that we have with the Osage Nation in Osage County, Oklahoma, which provides us with the exclusive right to lease for coalbed methane on up to 560,000 acres within Osage

County and the exclusive right for a period of 90 days after drilling a coalbed methane well on any such acreage to lease for oil and natural gas on such acreage. Generally, we have the right each year to elect to license up to a certain amount of acreage under the concession agreement for such year for a specified license payment, and a license must be obtained before we then lease the acreage. During the term of the concession agreement, however, we have the exclusive right to lease the acreage covered there under for coalbed methane unless we notify the Osage Nation in writing that we have no intention to lease any particular acreage. Our concession agreement with the Osage Nation is in four phases: (i) Phase I (four year term of January 1, 2005 through December 31, 2008) during which not less than 440 production wells were to have been drilled and completed; (ii) Phase II (four year term of January 1, 2009 through December 31, 2012) during which a cumulative of not less than 680 production wells were to have been drilled and completed; (iii) Phase III (four year term of January 1, 2013 through December 31, 2016) during which a cumulative of not less than 920 production wells shall be drilled and completed; and (iv) Phase IV (four year term of January 1, 2017 through December 21, 2020) during which a cumulative of not less than 1,160 production wells shall be drilled and completed, such that not less than a total of 1,160 production wells shall be drilled in Phases I through IV. Generally, in addition to the drilling and completion of a producing well counting as a “production well,” the drilling of two dry holes are counted as one “production well,” a recompletion of an existing wellbore is counted as one “production well,” a horizontal well is counted as two “production wells” and a salt water disposal well is counted as one “production well” under the concession agreement (hereinafter “production well credits”). As of December 31, 2013, we believe we have earned approximately 788 total production well credits and our total developed and undeveloped leased acreage totaled approximately 64,480 acres. This level of credits was sufficient to achieve the specific drilling targets under the concession agreement through Phase II, which ended December 31, 2012. If the drilling requirement for a particular phase is not met, we have the option to make a payment equal to the shortfall of production wells required to be drilled multiplied by $50,000 per well in order to be deemed to have complied with the requirement for that phase. If the drilling requirement of a particular phase were not met (either through drilling of production wells or payment as described above), the Osage Nation’s sole remedy would be the termination of the concession agreement at the expiration of the then current phase, provided that such termination would have no effect upon our wells already drilled and the leases that we have acquired that are producing in paying quantities. We believe the Osage Nation has granted at least two concessions for the drilling of conventional oil and natural gas on acreage which overlaps certain of the acreage covered by our earlier granted concession and it has taken the position that we are not entitled to conventional oil and natural gas leases under the terms of our concession agreement where we have not drilled a coalbed methane well first.

The typical oil and natural gas lease agreement covering our other Cherokee Basin properties provides for the payment of royalties to the mineral owner for all oil and natural gas produced from any wells drilled on or pooled with the leased property. In the Cherokee Basin, depending on the location of a particular well, the total lease burden on our operated properties is generally 20%, generally corresponding to an 80% net revenue interest to us, and on our non-operated properties is generally a 40% net revenue interest. We have 58 leases with a gross acreage position of 3,710 acres in the Central Kansas Uplift, or approximately 893 net acres. We have no leasehold rights associated with our 8 2 well bores in the Woodford Shale. We have approximately 124 leases in Louisiana with a gross acreage position of 3,427 acres, or approximately 679 net acres. We have approximately 584 leases in Texas with a gross acreage position of 23,143 acres, or 10,574 net acres.

Under the oil and natural gas lease agreements covering our productive wells, such leases have generally been perpetuated beyond their stated lease term and generally will not expire unless and until associated production ceases. Such leases are said to be “held by production” and do not require us to make lease payments beyond the royalty amount stipulated by each lease. The area held by production from a particular well is typically held by lease or applied to a pooled unit for such well or as specified under state law. Barring establishment of commercial production, most of our leases not currently held by production will expire. Approximately 7%, 8% and 9% of our total net undeveloped acreage of 19,795 acres is held under leases that have remaining primary terms expiring in 2014, 2015 and 2016, respectively. Of these expiration amounts in 2014, 2015, and 2016, approximately 79%, 96%, and 84%, respectively, apply to our concession agreement with the Osage Nation. If these leases do expire, we have the exclusive right to acquire a new coalbed methane lease on any expired acreage under our concession agreement with the Osage Nation until its expiration in 2020 or any earlier termination according to its terms and conditions. The remaining expiring acreage in all three years is primarily located in Kansas and Oklahoma.

Operations

General

We were the operator of approximately 88% of the 1,995 net wells in which we owned an interest at December 31, 2013. The administration and operation of our properties may be divided into the following functions:

Executive Management

Our executive management team develops and approves our business plans. They report directly to our board of managers, which is composed of three independent managers and two managers appointed by the holders of our Class A units. We have the responsibility for the overall operations of our fields and developing our drilling programs and other production enhancement opportunities. Field operations and the related technical support services, including geology, engineering, land administration and accounting, are conducted by employees of one of our subsidiaries. Our employees and contractors approve the design and the development, maintenance, recompletion and workover for all of the wells in our fields. Our drilling programs are designed by us and implemented by various contractors. We do not own drilling rigs or other oil field service equipment used for drilling wells on our properties.

Field Operations

Our day-to-day operations in the Cherokee Basin are conducted by field employees of one of our subsidiaries under the supervision of our management team. The majority of the field operations team is composed of employees that were transitioned to us as a result of the acquisitions we made in the basin. This group is responsible for the operation of the existing production wells, pipelines, compressors and water handling facilities, as well as interaction with regulatory authorities with regard to permitting and compliance matters. In addition, they assist with the execution of the drilling and maintenance programs and the management of the contractors responsible for the drilling and completion of these wells. We currently have field offices located in Coffeyville, Kansas and Skiatook, Oklahoma.

Historically, when we drill new wells in the Cherokee Basin, our construction and roustabout services have been provided by various third party vendors. The drilling rigs have been provided by and our vertical wells drilled by Pense Bros. Drilling Co., Inc. and our directional drilling done by Scientific Drilling International, Inc. Other contract vendors conduct the cementing operations, provide well logging services and provide the design for, and execute upon, the well stimulation program. We evaluate our service providers in the basin from time to time.

For our 82 well bores located in the Woodford Shale, the operators of the properties—primarily Devon and Newfield—conduct all operations on our behalf. For our 26 non-operated wells located in the Central Kansas Uplift, Murfin Drilling Company Inc., the operator, conducts all operations on our behalf. For our 51 non-operated wells located in Texas, SOG is the operator and conducts all operations on our behalf. For our 16 non-operated wells located in Louisiana, Zachry is the operator and conducts all operations on our behalf.

Geology and Engineering

Our technical team is located in our corporate headquarters in Houston, Texas, and our field office in Skiatook, Oklahoma. We have retained engineers, geologists and consultants who have experience in drilling and producing both conventional oil and natural gas, as well as coalbed methane reserves. As a result, we have the ability to draw from a base of experienced and capable talent to select drilling locations and completion approaches to improve productivity and generate and test new ideas to improve production and reserves from existing wells through the use of recompletions, optimizing compression and gathering systems. NSAI, an independent petroleum engineering firm, has been retained to prepare the estimates for all of our proved reserves.

Land Administration

Our lease positions and our concession with the Osage Nation are managed by our employees with assistance from contract landmen. These employees and landmen provide assistance with management of our current lease positions, acquisitions of new leases, permitting for drilling and laying pipelines as well as negotiating agreements with landowners for the use of their property. We have land staff in our field offices as required, with our land administration function in Houston, Texas.

Revenue Accounting

Through December 31, 2012, our revenue accounting function for all of our properties was outsourced to Schlumberger, ePrime Services, a T exas-based revenue accounting firm that is a subsidiary of Schlumberger LTD, a supplier of technology, project management and information solutions to the oil and natural gas industry. Schlumberger manage d the cash flow associated with our interests in the oil and natural gas properties, including the payment of invoices, calculation and payment of royalties, and receipt of revenues from oil and natural gas sales, and provide d accounting information used to generate financial statements. Beginning in January 2013, these functions are handled by our internal accounting department in Houston, Texas.

Marketing and Major Customers

We manage our oil and natural gas marketing efforts and actively monitor our credit exposure to our major customers. We currently sell our natural gas produced in the Cherokee Basin to Macquarie Energy LLC; Keystone Gas Corporation; Scissortail Energy, LLC; Cotton Valley Compression, L.L.C.; Cherokee Basin Pipeline, LLC and ONEOK Energy Services Company, L.P. Our oil production in the Cherokee Basin is primarily purchased by Sunoco Partners Marketing and Terminals L.P. and Coffeyville Resources Refining and Marketing, LLC. Our natural gas production in the Woodford Shale and our oil production in the Central Kansas Uplift is marketed by the operators of our properties. Our natural gas and oil production in the onshore Texas and Louisiana Gulf Coast region is marketed by the operators of our properties.

Hedging and Risk Management Activities

Our hedging and risk management activities are managed by employees of one of our subsidiaries. Their activities are monitored by our risk committee composed of internal employees and quarterly risk reports are made to our board of managers and to the audit committee of our board of managers. We have entered into derivative transactions with banks who participate in our reserve-based credit facility. The derivative transactions are done to reduce our exposure to short-term fluctuations in oil and natural gas prices and interest rates and to achieve more predictable cash flows. None of our derivatives currently require cash collateral and we do not enter into speculative or proprietary trading activities. We also maintain an active insurance program to provide for coverage to insure against various losses and liabilities arising from our operations and drilling activities.

Markets and Competition

We operate in a competitive environment for acquiring properties, marketing oil and natural gas and retaining trained personnel. Many of our competitors have substantially greater financial, technical and personnel resources than ours. As a result, our competitors may be able to outbid us for oil and natural gas properties and exploratory prospects, more competitively price their production, or utilize superior technical resources than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a competitive environment with limited access to capital. There is substantial competition for the limited capital available for investment in the oil and natural gas industry. None of PostRock, Exelon, SOG or any of their affiliates are restricted from competing with us.

We are also affected by competition for drilling rigs, completion rigs and the availability of related equipment. In the past, the oil and natural gas industry has experienced shortages of drilling and completion rigs, equipment, pipe and personnel, which has delayed development drilling activities and has caused significant increases in the prices for this equipment and personnel. We are unable to predict when, or if, such shortages may occur or how they would affect our development and drilling program. To date, however, we have not experienced such shortages. In addition, over the past several years, our field employees have been working with teams of drilling and completion contractors and have developed relationships that should enable us to mitigate the risks associated with equipment availability.

Title to Properties

When we acquire our interests in oil and natural gas properties, we obtain a title opinion or perform a review on the most significant leases in the fields. As a result, title opinions or reviews have been obtained on a significant portion of our properties. In some instances, and as is customary in our industry, we conduct only a cursory review of the title to certain properties on which we do not have proved reserves. To the extent title opinions or other investigations reflect title requirements on those properties, we are typically responsible for curing any material title matters at our expense. We generally will not commence drilling operations on a property until we have cured or waived any such title matters or deemed the title risk sufficiently mitigated to justify proceeding with operations on the property.

We believe that we have satisfactory title to all of our material assets. Title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with acquisition of real property, customary royalty interests and contract terms and restrictions, liens under operating agreements, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens, easements, restrictions and minor encumbrances customary in the oil and natural gas industry. We believe that none of these liens, restrictions, easements, burdens and encumbrances will materially detract from the value of these properties or from our interest in these properties or will materially interfere with our use in the operation of our business. In addition, we believe that we have obtained sufficient rights-of-way grants and permits from public authorities and private parties to operate our business.

Environmental Matters and Regulation

General

Our operations are subject to stringent and complex federal, state, local and Native American tribal laws and regulations governing environmental protection as well as the discharge of materials into the environment. These laws and regulations may, among other things:

•	require the acquisition of various permits before drilling commences;

•	restrict the types, quantities and concentrations of various substances, including water and waste, that can be released into the environment in connection with oil and natural gas drilling, production and transportation activities;

•	limit or prohibit drilling activities on lands lying within wilderness, wetlands and other protected areas; and

•	require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells.

These laws, rules and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible in the absence of such regulations. The regulatory burden on the oil and natural gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, federal, state, local and Native American tribal authorities frequently revise environmental laws and regulations, and any changes that result in more stringent and costly waste handling, disposal and cleanup requirements for the oil and natural gas industry could have a significant impact on our operating costs.

Environmental laws and regulations that could have a material impact on the oil and natural gas industry and our operations include the following:

Waste Handling

The Resource Conservation and Recovery Act (RCRA), and comparable state laws, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous wastes and non-hazardous wastes. Under the auspices of the federal Environmental Protection Agency (EPA), the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and most other wastes associated with the exploration, development and production of oil and natural gas are currently regulated under RCRA’s non-hazardous waste provisions. Although we do not believe the current costs of managing any of our wastes are material under presently applicable laws, any future reclassification of oil and natural gas exploration, development and production wastes as hazardous wastes, could increase our costs to manage and dispose of wastes.

Comprehensive Environmental Response, Compensation and Liability Act

The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), also known as the Superfund law, imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the owner or operator of the site where the release occurred, and anyone who disposed of, or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

We currently own, lease or operate numerous properties that have been used for oil and natural gas exploration and production for a number of years. Although we believe operating and waste disposal practices utilized in the past with respect to these properties were typical for the industry at the time, hazardous substances, wastes or hydrocarbons may have been released on or under the properties owned or leased by us, or on or under other locations, including off-site locations, where such substances have been taken for disposal. In addition, these properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes or hydrocarbons was not under our control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed substances and wastes, remediate contaminated property or perform remedial plugging or pit closure operations to prevent future contamination.

Water Discharges

The Federal Water Pollution Control Act (the Clean Water Act), and comparable state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of produced water and other oil and natural gas wastes, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. Federal and state regulatory agencies can impose administrative, civil and criminal penalties, impose investigatory or remedial obligations and issue injunctions limiting or preventing our operations for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. In the Cherokee Basin, water is pumped from producing wells, collected and injected into approved salt water disposal wells in the deeper Arbuckle formation.

Oil Pollution Act

The Oil Pollution Act was enacted in 1990 to amend the Clean Water Act in large part due to the Exxon Valdez incident. Under the Oil Pollution Act, the EPA was directed to promulgate regulations which would create a comprehensive prevention, response, liability and compensation program to deal with oil discharged into United States navigable waters. In particular, the regulations developed under the Oil Pollution Act strengthened the requirements that apply to Spill Prevention, Control and Countermeasure Plans. The Oil Pollution Act imposes liability for removal costs and damages resulting from an incident in which oil is discharged into navigable waters and establishes liability for damages for injuries to, or loss of, natural resources.

Air Emissions

The Clean Air Act, and comparable state laws, regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, the EPA, the Oklahoma Department of Environmental Quality and the Kansas Department of Health and Environment have developed, and continue to develop, stringent regulations governing emissions of toxic air pollutants at specified sources. We believe our operations are in substantial compliance with federal and state air emission standards. Federal and state regulatory agencies can impose administrative, civil and criminal penalties, impose investigatory or remedial obligations and issue injunctions limiting or preventing our operations for non-compliance with air permits or other requirements of the federal Clean Air Act and comparable state laws.

The Kyoto Protocol to the United Nations Framework Convention on Climate Change (the Protocol) became effective in February 2005. Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as greenhouse gases that are suspected of contributing to global warming. The United States is not currently a participant in the Protocol. The United States Congress has not passed legislation directed at reducing greenhouse gas emissions. In December 2009, however, the EPA finalized its endangerment finding for greenhouse gas emissions which determined that the EPA has authority to regulate greenhouse gas emissions under the Clean Air Act. The EPA has adopted rules that require the mandatory reporting of greenhouse gases from large stationary sources of greenhouse gas emissions. Our operations do not qualify us as a large stationary source of greenhouse gas emissions and we do not have a reporting requirement under that rule. Further, under final rules issued by the EPA in November 2010, and subsequent amendments, certain owners and operators of onshore natural gas production are required to monitor and report greenhouse gas emissions beginning in 2012. We currently believe that it is not likely that we will have a reporting requirement for greenhouse gases in future years for our current source categories. Under such rules, a reporting requirement arises for assorted source categories including production, process, transmission, storage and distribution of oil and natural gas for any source category when 25,000 metric tons of CO2e or more per year in emissions are emitted. The production category extends to all equipment on well pads and associated with well pads, including compressors, generators, separators, storage tanks, well drilling and completion equipment and workover equipment and is to be aggregated on a hydrocarbon sub-basin level.

The EPA has also signaled that it will revise and develop new standards for greenhouse gas emissions that may impose additional limits on the greenhouse gas emissions that a new or modified facility may emit. There may be additional legislation that requires the reporting of greenhouse gas emissions, the reduction of greenhouse gas emissions or increased taxes on greenhouse gas emissions. Some states have already adopted legislation addressing greenhouse gas emissions from various sources, primarily power plants. The oil and natural gas industry is a direct source of certain greenhouse gas emissions, namely carbon dioxide and methane, and future restrictions on such emissions could impact our future operations. At this time, it is not possible to accurately estimate how potential future laws or regulations addressing greenhouse gas emissions or increased taxes on greenhouse gas emissions would impact our business.

Hydraulic Fracturing

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and natural gas commissions. However, the EPA recently asserted federal regulatory authority over certain hydraulic fracturing practices and has commenced a study of the potential environmental impacts of hydraulic fracturing activities, with final results of the study anticipated to be available by 2014. Further, the Department of the Interior has released draft regulations governing hydraulic fracturing on federal and Native American oil and natural gas leases which would require lessees to file for approval of well stimulation work before commencement of operations and require well operators to disclose the trade names and purposes of additives used in the fracturing fluids. Legislation has been introduced, but not adopted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. In addition, some states have adopted, and other states are considering adopting, regulations that could restrict hydraulic fracturing in certain circumstances. Currently, no states in which we utilize hydraulic fracturing have adopted these regulations. At this time, it is not possible to accurately estimate how potential future laws or regulations addressing hydraulic fracturing would impact our business.

OSHA and Other Laws and Regulation

We are subject to the requirements of the federal Occupational Safety and Health Act (OSHA) and comparable state laws. The OSHA hazard communications standard, the EPA community right-to-know regulations under Title III of CERCLA and similar state laws require that we organize and/or disclose information about hazardous materials used or produced in our operations. We believe that we are in substantial compliance with these applicable requirements.

Our operations in the Cherokee Basin and in the Woodford Shale in Oklahoma are subject to the rules and regulations of the Oklahoma Corporation Commission, Oil & Gas Conservation Division. Our operations in the Cherokee Basin and the Central Kansas Uplift in Kansas are subject to the rules and regulations of the Kansas Corporation Commission, Oil & Gas Conservation Division. We believe we are in substantial compliance with these rules and regulations.

We believe that we are in substantial compliance with existing environmental laws and regulations applicable to our current operations and that our continued compliance with existing requirements should not have a material adverse impact on our financial condition and results of operations. As of December 31, 2013, we had no accrued environmental obligations. We are not aware of any environmental issues or claims that will require material capital expenditures or that will otherwise have a material impact on our financial position or results of operations. However, we cannot predict how future environmental laws and regulations may impact our operations, and therefore cannot provide assurance that the passage of more stringent laws or regulations in the future will not have a negative impact on our financial condition, results of operations or cash flows.

Employees

As of December 31, 2013, our subsidiary, CEP Services Company, Inc., had 79 employees. None of these employees are subject to a collective bargaining agreement.

Offices

We are headquartered in Houston, Texas. We also maintain field offices in Coffeyville, Kansas and Skiatook, Oklahoma. We own the field office buildings and land in Kansas and Oklahoma.

Available Information

Our internet address is http://www.constellationenergypartners.com. We make our website content available for informational purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this Annual Report on Form 10-K. We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains an internet website that contains these reports at http://www.sec.gov. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Information concerning the operation of the Public Reference Room may be obtained by calling the SEC at (800) 723-0330.

Item 1A. Risk Factors

Risks Related to Our Business

Drilling for and producing oil and natural gas are costly and high-risk activities with many uncertainties that could adversely affect our business, financial condition, results of operation, operating cash flow and any ability to pay distributions to our unitholders.

Our drilling activities are subject to many risks, including the risk that we will not discover commercially productive reservoirs. Drilling for oil and natural gas can be uneconomic, not only from dry holes, but also from productive wells that do not produce sufficient revenues to be commercially viable. In addition, our drilling and producing operations may be curtailed, delayed or cancelled as a result of other factors, including:

•	the high cost, shortages or delivery delays of drilling rigs, equipment, labor and other services;

•	unexpected operational events and drilling conditions;

•	adverse weather conditions;

•	facility or equipment malfunctions;

•	title problems;

•	piping, casing or cement failures;

•	compliance with environmental and other governmental requirements;

•	unusual or unexpected geological formations;

•	loss or damage to oilfield drilling and service tools;

•	loss of drilling fluid circulation;

•	formations with abnormal pressures;

•	environmental hazards, such as gas leaks, oil spills, compressor incidents, pipeline ruptures and discharges of toxic gases;

•	water pollution;

•	fires;

•	accidents or natural disasters;

•	blowouts, craterings and explosions;

•	uncontrollable flows of oil, natural gas or well fluids; and

•	loss or theft of data due to cyber attacks.

Any of these events can cause increased costs or restrict our ability to drill the wells and conduct the operations which we currently have planned. Any delay in the drilling program or significant increase in costs could impact our ability to generate sufficient cash flow to operate our business. Increased costs could include losses from personal injury or loss of life; damage to or destruction or loss of property, natural resources, equipment, and data; pollution; environmental contamination; loss of wells and regulatory penalties.

We ordinarily maintain insurance against certain losses and liabilities arising from our operations; however, insurance against all operational risks is not available to us. Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could therefore occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our business, financial condition, results of operations and ability to pay distributions.

Our identified drilling location inventories are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling, resulting in temporarily lower cash from operations, which may impact our ability to pay distributions.

We have identified and scheduled drilling locations for our future multi-year drilling activities on our existing acreage. These identified drilling locations represent a significant part of our future development drilling program. Our ability to drill and develop these locations depends on a number of factors, including the availability of capital, seasonal conditions, regulatory approvals, oil and natural gas prices, costs and drilling results. In addition, no proved reserves are assigned to any of the potential drilling locations we have identified and therefore, there may be greater uncertainty with respect to the likelihood of drilling and completing successful commercial wells at these potential drilling locations. Our final determination of whether to drill any of these drilling locations will be dependent upon the factors described above as well as, to some degree, the results of our drilling activities with respect to our proved drilling locations. Because of these uncertainties, we do not know if the numerous drilling locations we have identified will be drilled within our expected timeframe or will ever be drilled, or if we will be able to produce oil or natural gas from these or any other potential drilling locations. In addition, unless production is established within the spacing units covering the undeveloped acres on which some of the locations are identified, the leases for such acreage will expire. As such, our actual drilling activities may materially differ from those presently identified, which could have a significant adverse affect on our financial condition, results of operations and ability to pay distributions.

Our inability to replace our reserves could result in a material decline in our reserves and production. Unless we replace the reserves that we produce, our existing reserves will decline, which could adversely affect our production and adversely affect our cash from operations and our ability to pay distributions to our unitholders.

Producing oil and natural gas reservoirs are characterized by declining production rates that vary based on the reservoir characteristics and other factors. The rate of decline of our reserves and production included in our reserve report at December 31, 2013 will change if production from our existing wells declines in a different manner than we have estimated and may change when we drill additional wells, make acquisitions and under other circumstances. The rate of decline may also be greater than we have estimated due to decreased capital spending or lack of available capital to make capital expenditures. Our future oil and natural gas reserves and production and, therefore, our cash flow and income are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs, which could adversely affect our business, financial condition, results of operations and ability to pay distributions to our unitholders.

We are unlikely to be able to make distributions without making accretive acquisitions or capital expenditures that maintain or grow our asset base. If we do not make sufficient growth capital expenditures, we will be unable to sustain and expand our business operations and therefore will be unable to pay distributions to our unitholders.

Our estimated reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our estimated reserves.

It is not possible to measure underground accumulations of oil and natural gas in an exact way. Oil and natural gas reserve engineering requires subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, production levels and operating and development costs. Our independent reserve engineers do not independently verify the accuracy and completeness of information and data furnished by us. In estimating our level of oil and natural gas reserves, we and our independent reserve engineers make certain assumptions that may prove to be incorrect, including assumptions relating to:

•	future oil and natural gas prices;

•	production levels;

•	capital expenditures;

•	operating and development costs;

•	the effects of regulation;

•	the accuracy and reliability of the underlying engineering and geologic data; and

•	the availability of funds.

If these assumptions prove to be incorrect, our estimates of reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk or recovery and our estimates of the future net cash flows from our reserves could change significantly.

Our standardized measure is calculated using unhedged oil and natural gas prices and is determined in accordance with the rules and regulations of the SEC (except for the impact of income taxes as we are not a taxable entity). Over time, we may make material changes to reserve estimates to take into account changes in our assumptions and the results of actual drilling and production.

The reserve estimates we make for fields that do not have a lengthy production history are less reliable than estimates for fields with lengthy production histories. A lack of production history may contribute to inaccuracies in our estimates of proved reserves, future production rates and the timing of development expenditures.

The present value of future net cash flows from our estimated proved reserves is not necessarily the same as the current market value of our estimated oil and natural gas reserves.

We base the estimated discounted future net cash flows from our estimated proved reserves on prices and costs in effect on the day of the estimate. However, actual future net cash flows from our oil and natural gas properties also will be affected by factors such as:

•	the actual prices we receive for oil and natural gas;

•	our actual operating costs in producing oil and natural gas;

•	the amount and timing of actual production;

•	the amount and timing of our capital expenditures;

•	supply of and demand for oil and natural gas; and

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from our proved reserves, and thus their actual present value. In addition, the 10% discount factor used when calculating our discounted future net cash flows in compliance with the FASB Accounting Standards may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general. Any material inaccuracies in these reserve estimates or underlying assumptions could materially affect the quantities and present value of our reserves, which could adversely affect our business, results of operations, financial condition and ability to pay distributions.

Future price declines or downward reserve revisions may result in additional write-downs of our asset carrying values, which could adversely affect our results of operations and limit our ability to borrow funds.

Declines in oil and natural gas prices may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs, or if our estimates of development costs increase, production data factors change or drilling results deteriorate, accounting rules may require us to write-down, as a noncash charge to earnings, the carrying value of our properties for impairments. We capitalize costs to acquire, find and develop our oil and natural gas properties under the successful efforts accounting method. We are required to perform impairment tests on our assets periodically and whenever events or circumstances warrant a review of our assets. To the extent such tests indicate a reduction of the estimated useful life or estimated future cash flows of our assets, the carrying value may not be recoverable and therefore would require a write-down. We have incurred impairment charges in the past and may do so again in the future. Any impairment could be substantial and have a material adverse effect on our results of operations in the period incurred and on our ability to borrow funds under our reserve-based credit facility, which in turn may adversely affect our ability to make cash distributions to our unitholders.

Due to our lack of asset and geographic diversification, adverse developments in our core operating areas would affect our results of operations, reduce our operating cash flows and impact our profitability.

We rely exclusively on sales of the oil and natural gas that we produce. Furthermore, the majority of our assets is located in the Mid-Continent region of the United States and is predominantly coalbed methane natural gas. We currently have a limited amount of drilling opportunities in our existing asset base that enable us to focus on oil completions. Due to our lack of diversification in asset type, commodity type and location, an adverse development in the oil and natural gas business or our geographic area would have a significantly greater impact on the price which we receive for our oil and natural gas, our results of operations, and any cash available to make any additional capital investments or to make any distributions to our unitholders than if we maintained more diverse assets and locations.

We depend on certain key customers for sales of our oil and natural gas. To the extent these and other customers reduce the volumes of oil or natural gas they purchase from us and are not replaced by new customers, our revenues and cash available for distribution could decline.

We currently sell our natural gas produced in the Cherokee Basin to Macquarie Energy LLC; Keystone Gas Corporation; Scissortail Energy, LLC; Cotton Valley Compression, L.L.C.; Cherokee Basin Pipeline, LLC and ONEOK Energy Services Company, L.P. Our oil production in the Cherokee Basin is primarily purchased by Sunoco Partners Marketing and Terminals, L.P and Coffeyville Resources Refining and Marketing, LLC. Our natural gas production in the Woodford Shale and our oil production in the Central Kansas Uplift are marketed by the operators of the wells. Our oil and natural gas production in the onshore Texas and Louisiana Gulf Coast region is marketed by the operators of our properties. To the extent these or other customers reduce the volumes of oil and natural gas that they purchase from us and are not replaced by new customers, or the market prices for oil and natural gas decline in our market areas, our revenues and cash available for distribution could decline.

Seasonal weather conditions may adversely affect our ability to conduct exploration and production activities.

Oil and natural gas operations in our operating areas are often adversely affected by seasonal weather conditions, primarily during periods of severe weather or rainfall, and during periods of extreme cold. We face the risk that power outages and other damages resulting from tornados, ice storms, flooding and other strong storms or weather events will prevent us from operating our wells in an optimal manner. These weather conditions may reduce our oil and natural gas production, which could impact or reduce our future operating cash flows.

Certain of our undeveloped leasehold acreage are subject to leases that may expire in the near future and our concession agreement with the Osage Nation has certain terms and conditions which must be fulfilled by us.

Some of the leases that we hold are still within their original lease term and are not currently held by production. Unless we establish commercial production on the properties subject to these leases, these leases will expire. Our concession agreement with the Osage Nation also has certain terms and conditions which must be fulfilled by us. If our leases expire or our concession with the Osage Nation terminates, we will lose our right to develop the related properties, which would reduce our future operating cash flows and our cash available to pay distributions.

Shortages of drilling rigs, supplies, oilfield services, equipment and crews could delay our operations and reduce our future operating cash flows and cash available to make future investments or pay distributions.

Higher oil and natural gas prices generally increase the demand for drilling rigs, supplies, services, equipment and crews, and can lead to shortages of, and increasing costs for, drilling equipment, services and personnel. Shortages of, or increasing costs for, experienced drilling crews and equipment and services could restrict our ability to drill the wells and conduct the operations that we currently have planned. Any delay in the drilling of new wells or significant increase in drilling costs could reduce our revenues, reduce our operating cash flows and cash available to make future investments or pay distributions.

Locations that we decide to drill may not yield oil and natural gas in commercially viable quantities.

The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a well. Our efforts will be uneconomical if we drill dry holes or wells that are productive but do not produce enough oil and natural gas to be commercially viable after drilling, operating and other costs. If we drill future wells that we identify as dry holes, our drilling success rate would decline, which could have a material adverse impact on our business, financial position or results of operations.

We may be unable to compete effectively with larger companies in the oil and natural gas industry, which may adversely affect our ability to generate sufficient revenue to allow us to pay distributions to our unitholders.

The oil and natural gas industry is intensely competitive with respect to acquiring prospects and productive properties, marketing oil and natural gas and securing equipment and trained personnel, and we compete with other companies that have greater resources. Many of our competitors are major independent oil and natural gas companies and possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to develop and acquire more prospects and productive properties than our financial and personnel resources permit. Our ability to acquire additional properties and to discover reserves in the future will be dependent on our ability to evaluate, select and finance the acquisition of suitable properties and our ability to consummate transactions in a highly competitive environment. Factors that affect our ability to acquire properties include availability of desirable acquisition targets, staff and resources to identify and evaluate properties and available funds. Many of our larger competitors not only drill for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for oil and natural gas properties and evaluate, bid for and purchase a greater number of properties than our financial or human resources permit. In addition, there is substantial competition for investment capital in the oil and natural gas industry. Other companies may have a greater ability to continue drilling activities during periods of low oil and natural gas prices and to absorb the burden of present and future federal, state, local and other laws and regulations. Our inability to compete effectively with other companies could have a material adverse effect on our business activities, financial condition and results of operations.

Acquisitions involve potential risks that could adversely impact our future growth and our ability to pay distributions to our unitholders.

Any acquisition involves potential risks, including, among other things:

•	the risk that reserves expected to support the acquired assets may not be of the anticipated magnitude or may not be developed as anticipated;

•	the risk of title defects discovered after closing;

•	inaccurate assumptions about revenues and costs, including synergies;

•	significant increases in our indebtedness and working capital requirements;

•	an inability to transition and integrate successfully or timely the businesses we acquire;

•	the cost of transition and integration of data systems and processes;

•	the potential environmental problems and costs;

•	the assumptions of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	the diversion of management’s attention from other business concerns;

•	increased demands on existing personnel and on our organizational structure;

•	disputes arising out of acquisitions;

•	customer or key employee losses of the acquired businesses; and

•	the failure to realize expected growth or profitability.

The scope and cost of these risks may ultimately be materially greater than estimated at the time of the acquisition. Further, our future acquisition costs may be higher than those we have achieved historically. Any of these factors could adversely impact our future growth and our ability to pay distributions.

Risks Related to Regulatory Compliance, including Environmental Matters

Potential regulatory actions could increase our operating or capital costs and delay our operations or otherwise alter the way we conduct our business.

Exploration and development activities and the production and sale of oil and natural gas are subject to extensive federal, state, local and Native American tribal regulations. Changes to existing regulations or new regulations may unfavorably impact us, our suppliers or our customers. In the United States, legislation that directly impacts the oil and natural gas industry has been proposed covering areas such as emission reporting and reductions, hydraulic fracturing of wells, the repeal of certain oil and natural gas tax incentives and tax deductions and the treatment and disposal of produced water. The EPA has also ruled that carbon dioxide, methane and other greenhouse gases endanger human health and the environment. This allows the EPA to adopt and implement regulations restricting greenhouse gases under existing provisions of the federal Clean Air Act. Additionally, provisions of the Dodd-Frank Act, which regulate financial derivatives, may impact our ability to enter into derivatives or require burdensome collateral or reporting requirements. These and other potential regulations could increase our costs, reduce our liquidity, impact our ability to hedge our future oil and natural gas sales, delay our operations or otherwise alter the way we conduct our business, negatively impacting our financial condition, results of operations and cash flows.

We are subject to complex federal, state, local, tribal and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations.

Our oil and natural gas exploration, production and transportation operations are subject to complex and stringent laws and regulations. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities and Native American tribal authorities. For example, we have a concession agreement from the Osage Nation for a substantial portion of our leases in the Cherokee Basin. Failure or delay in obtaining regulatory approvals, leases, or drilling permits could have a material adverse effect on our ability to develop our properties, and receipt of drilling permits with onerous conditions could increase our compliance costs. In addition, regulations regarding conservation practices and the protection of correlative rights affect our operations by limiting the quantity of oil and natural gas we may produce and sell.

We are subject to federal, state, local and Native American tribal laws and regulations as interpreted and enforced by governmental and Native American tribal authorities possessing jurisdiction over various aspects of the exploration, production and transportation of oil and natural gas. The possibility exists that these new laws, regulations or enforcement policies could be more stringent and significantly increase our compliance costs. If we are not able to recover the resulting costs from insurance or through increased revenues, our ability to pay distributions to our unitholders could be adversely affected. Furthermore, we may be put at a competitive disadvantage to larger companies in our industry that can spread these additional costs over a greater number of wells and larger operating staff. Please read “Item 1. Business-Operations-Environmental Matters and Regulation” for more information on the laws and regulations that affect us.

Because we handle oil, natural gas and other petroleum products in our business, we may incur significant costs and liabilities in the future resulting from a failure to comply with new or existing environmental regulations.

The operations of our wells, gathering systems, pipelines and other facilities are subject to stringent and complex federal, state and local environmental laws and regulations. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements and the issuance of orders enjoining future operations. There is an inherent risk that we may incur environmental costs and liabilities due to the nature of our business and the substances we handle. Certain environmental statues, including RCRA, CERCLA and analogous state laws and regulations, impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed of or otherwise released. In addition, an accidental release from one of our wells or gathering pipelines could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage and fines or penalties for related violations of environmental laws or regulations.

Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary, and these costs may not be recoverable from insurance. For a more detailed discussion of environmental and regulatory matters impacting our business, see “Item 1. Business-Operations-Environmental Matters and Regulation”.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and operating restrictions or delays, as well as adversely affect our drilling and production operations.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and natural gas commissions. However, the EPA recently asserted federal regulatory authority over certain hydraulic fracturing practices. At the same time, the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities, with final results to be available by 2014. Legislation has been introduced, but not adopted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. In addition, some states have adopted, and other states are considering adopting, regulations that could restrict hydraulic fracturing in certain circumstances. If new laws or regulations that significantly restrict or regulate hydraulic fracturing are adopted that apply to our operations, such legal requirements could make it more difficult or costly for us to perform fracturing activities. Restrictions on hydraulic fracturing could also reduce the amount of oil and natural gas that are ultimately able to be produced in commercial quantities from our properties.

The coalbeds from which we produce natural gas frequently contain water that may hamper our ability to produce natural gas in commercial quantities or adversely affect our profitability.

Unlike conventional natural gas production, coalbeds frequently contain water that must be removed in order for the natural gas to desorb from the coal and flow to the wellbore. Our ability to remove and dispose of sufficient quantities of water from the coal seam will determine whether or not we can produce natural gas in commercial quantities. In addition, the cost of water disposal may be significant, may increase over time and may reduce our profitability.

We may face unanticipated water disposal or processing costs.

Where water produced from our projects fails to meet the quality requirements of applicable regulatory agencies or our wells produce water in excess of the applicable volumetric permit limit, we may have to shut in wells, reduce drilling activities or upgrade facilities for water handling or treatment. The costs to treat or dispose of this produced water may increase if any of the following occur:

•	we cannot renew or obtain future permits from applicable regulatory agencies;

•	water of lesser quality or requiring additional treatment is produced;

•	our wells produce excess water; or

•	new laws and regulations require water to be disposed of or treated in a different manner.

Risks Related to Financing and Credit Environment

We may not be able to extend, replace or refinance our reserve-based credit facility on terms reasonably acceptable to us, or at all, which could materially and adversely affect our business, liquidity, cash flows and prospects.

Our reserve-based credit facility matures on May 30, 2017. We may not be able to extend, replace or refinance our existing reserve-based credit facility on terms reasonably acceptable to us, or at all, with our existing syndicate of banks or with replacement banks. In addition, we may not be able to access other external financial resources sufficient to enable us to repay the debt outstanding under our reserve-based credit facility upon its maturity. Any of the foregoing could materially and adversely affect our business, liquidity, cash flows and prospects.

Our reserve-based credit facility has substantial restrictions and financial covenants and requires periodic borrowing base redeterminations.

We depend on our reserve-based credit facility for future capital needs. The reserve-based credit facility restricts our ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations. We are also required to comply with certain financial covenants and ratios. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control, including events and circumstances that may stem from the condition of financial markets and commodity price levels. Our failure to comply with any of the restrictions and covenants under our reserve-based credit facility could result in an event of default, which could cause all of our existing indebtedness to become immediately due and payable. Each of the following is also an event of default:

•	failure to pay any principal when due or any interest, fees or other amount prior to the expiration of certain grace periods;

•	a representation or warranty made under the loan documents or in any report or other instrument furnished there under is incorrect when made;

•	failure to perform or otherwise comply with the covenants in the reserve-based credit facility or other loan documents, subject, in certain instances, to certain grace periods;

•	any event that permits or causes the acceleration of the indebtedness;

•	bankruptcy or insolvency events involving us or our subsidiaries;

•	certain changes in control as specified in the covenants to the reserve-based credit facility;

•	the entry of, and failure to pay, one or more adverse judgments in excess of $1.0 million or one or more non-monetary judgments that could reasonably be expected to have a material adverse effect and for which enforcement proceedings are brought or that are not stayed pending appeal; and

•	specified events relating to our employee benefit plans that could reasonably be expected to result in liabilities in excess of $1.0 million in any year.

Our existing reserve-based credit facility matures on May 30, 2017. We may not be able to renew or replace the facility at similar borrowing costs, terms, covenants, restrictions or borrowing base, or with similar debt issue costs.

The reserve-based credit facility limits the amounts we can borrow to a borrowing base amount, determined by the lenders in their sole discretion. Our borrowing base will be re-determined semi-annually, and may be re-determined at our request more frequently and by the lenders in their sole discretion based on reserve reports prepared by reserve engineers, using, among other things, the oil and natural gas prices existing at the time. The lenders can unilaterally adjust our borrowing base and the borrowings permitted to be outstanding under the reserve-based credit facility. Any increase in our borrowing base requires the consent of all the lenders. Outstanding borrowings in excess of our borrowing base must be repaid, or we must pledge other oil and natural gas properties as additional collateral. We do not currently have any substantial unpledged properties, and we may not have the financial resources in the future to make any mandatory principal prepayments required under the reserve-based credit facility.

The reserve-based credit facility contains a condition to borrowing and a representation that no material adverse effect (MAE) has occurred, which includes, among other things, a material adverse change in, or material adverse effect on the business, operations, property, liabilities (actual or contingent) or condition (financial or otherwise) of us and our subsidiaries who are guarantors taken as a whole. If a MAE were to occur, we would be prohibited from borrowing under the facility and we would be in default under the facility, which could cause all of our existing indebtedness to become immediately due and payable.

Our reserve-based credit facility may restrict us from paying any distributions on our outstanding units.

We have the ability to pay distributions to unitholders under our reserve-based credit facility from available cash, including cash from borrowings under the reserve-based credit facility, as long as no event of default exists and provided that no distribution to unitholders may be made if the borrowings outstanding, net of available cash, under our reserve-based credit facility exceed 90% of the borrowing base, after giving effect to the proposed distribution. Our available cash is reduced by any cash reserves established by our board of managers for the proper conduct of our business and the payment of fees and expenses. At December 31, 2013, we were restricted from paying distributions to unitholders as we had no available cash (taking into account the cash reserves set by our board of managers for the proper conduct of our business) from which to pay distributions. Our ability to pay distributions to our unitholders in any quarter will be solely dependent on our ability to generate sufficient cash from our operations and is subject to the approval of our board of managers.

Our ability to access the capital and credit markets to raise capital and borrow on favorable terms will be affected by disruptions in the capital and credit markets, which could adversely affect our operations, our ability to make acquisitions and our ability to pay distributions to our unitholders.

Disruptions in the capital and credit markets could limit our ability to access these markets or significantly increase our cost to borrow. Some lenders may increase interest rates, enact tighter lending standards, refuse to refinance existing debt at maturity on favorable terms or at all and may reduce or cease to provide funding to borrowers. If we are unable to access the capital markets on favorable terms, our ability to make acquisitions and pay distributions could be affected.

We will be required to make substantial investment or expansion capital expenditures to increase our asset base. If we are unable to obtain needed capital or financing on satisfactory terms, we may not be able to reinvest in our business, maintain our production and operating cash flow or our ability to make any distributions.

In order to expand our asset base, we will need to make investment or expansion capital expenditures. If we do not make sufficient or effective capital expenditures, we will be unable to expand our business operations, and may be unable to pay distributions. To fund our investment or expansion capital expenditures, we will be required to use cash from our operations or incur borrowings or sell additional common units or other securities. Such uses of cash from operations will reduce any cash available for distribution to our unitholders. Our ability to obtain bank financing or to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our existing reserve-based credit facility, as well as by general economic conditions, world-wide credit and market conditions and contingencies and uncertainties that are beyond our control. Even if we are successful in obtaining the necessary funds needed to finance our capital expenditures, the terms of such financings could limit our ability to pay distributions to our unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional securities may result in significant unitholder dilution and an increase in the aggregate amount of cash required to maintain any then-current distribution rate, which could adversely impact our financial condition and our ability to pay distributions at the then-current distribution rate.

We are exposed to credit risk in the ordinary course of our business activities.

We are exposed to risks of loss in the event of nonperformance by our customers, vendors, lenders in our reserve-based credit facility and counterparties to our hedging arrangements. Some of our customers, vendors, lenders and counterparties may be highly leveraged and subject to their own operating and regulatory risks. Despite our credit review and analysis, we may experience financial losses in our dealings with these and other parties with which we enter into transactions as a normal part of our business activities. Any nonpayment or nonperformance by our customers, vendors, lenders or counterparties could have a material adverse impact on our business, financial condition, results of operations or ability to pay distributions.

Our future debt levels may limit our flexibility to obtain additional financing and pursue other business opportunities.

We may incur substantial additional indebtedness in the future under our reserve-based credit facility or otherwise. Our future indebtedness could have important consequences to us, including:

•	our ability to obtain additional financing, if necessary, for working capital, maintenance and investment capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	covenants and financial tests contained in our existing and future credit and debt instruments may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•	increased cash flow required to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available to fund operations, capital expenditures, future business development or any distributions to unitholders; and

•	our debt level may make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future debt, we will be forced to take actions such as reducing any distributions, reducing or delaying business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to affect any of these remedies on satisfactory terms or at all.

We may incur substantial additional debt in the future to enable us to maintain or increase our production levels and to otherwise pursue our business plan. This debt may restrict our ability to make distributions to our unitholders and service our debt obligations.

Our business requires a significant amount of capital expenditures to maintain and grow production levels. If prices were to decline for an extended period of time, if the costs of our acquisition and development operations were to increase substantially or if events were to occur which reduced our revenues or increased our costs, we may be required to borrow significant amounts in the future to enable us to finance the expenditures necessary to replace the reserves we produce. The cost of the borrowings and our obligations to repay the borrowings will reduce amounts otherwise available for distributions to our unitholders.

Periods of inflation or stagflation, or expectations of inflation or stagflation, could increase our costs and adversely affect our business and operating results.

During periods of inflation or stagflation, our costs of doing business could increase, including increases in the variable interest rates we pay on amounts we borrow under our reserve-based credit facility. As we have hedged a large percentage of our future expected production volumes, the cash flow generated by that future hedged production will be capped. If any of our operating, administrative or capital costs were to increase as a result of inflation or any temporary or long-term increase in the cost of goods and services, such a cap could have a material adverse effect on our business, financial condition, results of operations, ability to pay distributions and the market price of our common units.

An increase in interest rates may cause the market price of our common units to decline and may increase our borrowing costs.

Like all equity investments, an investment in our common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt or other interest-bearing securities may cause a corresponding decline in demand for riskier investments generally, including equity investments such as publicly-traded limited liability company interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

Higher interests rates may also increase the borrowing costs associated with our reserve-based credit facility. If our borrowing costs were to increase, our interest payments on our debt may increase which would reduce the amount of cash available for our operating or capital activities or for any distribution to unitholders.

The swaps regulatory provisions of the Dodd-Frank Act and the rules adopted thereunder could have an adverse impact on our ability to hedge risks associated with our business and on our results of operations and cash flows.

Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) establishes federal oversight and regulation of the over-the-counter (OTC) derivatives market and entities, such as us, that participate in that market. The provisions of that title of the Dodd-Frank Act and the rules of the Commodity Future Trading Commission (CFTC) and the SEC adopted and proposed to be adopted thereunder, regulate certain swaps entities, require clearing of certain swaps by clearing organizations and execution of certain swaps on contract markets or swap execution facilities, and require certain reporting and recordkeeping of swaps. They also give the CFTC the authority to establish limits on the positions in certain core futures and equivalent swaps contracts for or linked to certain physical commodities, including Henry Hub natural gas, held by market participants, with exceptions for certain bona fide hedging transactions. The CFTC’s rules establishing position limits were vacated by a federal district court in September 2012. However, on November 5, 2013, the CFTC proposed new position limits rules that would modify and expand the applicability of position limits on certain core futures and equivalent swaps contracts for or linked to certain physical commodities, including Henry Hub natural gas, that market participants could hold with exceptions for certain bona fide hedging transactions.

The CFTC has designated certain interest rate swaps and certain credit default swaps for mandatory clearing and set compliance dates for three different categories of market participants who are parties to such swaps, the earliest of which was March 11, 2013 and the latest of which was September 9, 2013. The CFTC has not yet proposed rules designating any other classes of swaps, including physical commodity swaps, for mandatory clearing. Although we expect to qualify for the end-user exception from the mandatory clearing and trade execution requirements for our swaps entered to hedge our commercial risks, the application of the mandatory clearing and trade execution requirements to other market participants, such as swap dealers, may change the cost and availability of the swaps that we use for hedging. In addition, for uncleared swaps, the CFTC or federal banking regulators may require our counterparties to require that we enter into credit support documentation and/or post initial and variation margin; however, the proposed margin rules are not yet final, and therefore the application of those provisions to us is uncertain at this time. Provisions of the Dodd-Frank Act may also cause our derivatives counterparties to spin off some or all of their derivatives activities to a separate entity, which could be our counterparty in future swaps and which entity may not be as creditworthy as the current counterparty.

The Dodd-Frank Act’s swaps regulatory provisions and the related rules could significantly increase the cost of derivative contracts (including through requirements to post collateral which could adversely affect our available liquidity), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks that we encounter, reduce our ability to monetize or restructure our existing derivative contracts, and increase our exposure to less creditworthy counterparties. If, as a result of the swaps regulatory regime discussed above, we were to reduce our use of swaps to hedge our risks, such as commodity price risks that we encounter in our operations, our results of operations and cash flows may become more volatile and could be otherwise adversely affected.

In addition to the Dodd-Frank Act, in 2012, the European Market Infrastructure Regulation (EMIR) became effective. EMIR includes regulations related to the trading, reporting and clearing of derivatives and the regulations thereunder may impact our ability to maintain or enter into derivatives with certain of our European counterparties.

Risks Related to Our Distribution to Unitholders

We may not have sufficient available cash from operations to resume our quarterly distributions to unitholders following the establishment of cash reserves and the payment of fees and expenses.

Since we announced a suspension of our distribution in June 2009, we have not had sufficient available cash, and may not have sufficient available cash in the future, to pay distributions to our unitholders following establishment of cash reserves by our board of managers for the proper conduct of our business and the payment of fees and expenses. The amount of available cash from which we may pay distributions is defined in both our reserve-based credit facility and our operating agreement. The amount of available cash we distribute is subject to the definition of operating surplus in our operating agreement and is impacted by the amount of cash reserves established by our board of managers for the proper conduct of our business and the payment of fees and expenses. Ultimately, the amount of available cash that we may distribute to our unitholders principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on numerous factors generally described in this caption “Risk Factors,” including, among other things: the amount of oil and natural gas we produce; the demand for and the price at which we are able to sell our oil and natural gas production; the results of our hedging activity; the level of our operating costs; the costs we incur to acquire oil and natural gas properties; whether we are able to continue our development activities at economically attractive costs; further reduction of debt balances made by us; the level of our interest expense, which depends on the amount of our indebtedness and the interest payable thereon; the amount of working capital required to operate our business and the level of our maintenance capital expenditures.

In order for us to make a distribution from available cash under our reserve-based credit facility, our outstanding debt balances, net of available cash, must be less than 90% of our borrowing base, as determined by our lenders, after giving effect to the proposed distribution. Our available cash excludes any cash reserves established by our board of managers for the proper conduct of our business and the payment of fees and expenses. We are subject to additional future borrowing base redeterminations before our reserve-based credit facility matures in May 2017 and cannot forecast the level at which our lenders will set our future borrowing base. If our lenders further reduce our borrowing base because of any of the numerous factors generally described in this caption “Risk Factors,” our outstanding debt balances, net of available cash, may exceed 90% of the borrowing base, as determined by our lenders, and we may be unable to resume our quarterly distributions or may again have to suspend our quarterly distributions. If we do not achieve our expected operational results and we may not be able to resume, maintain or increase quarterly distributions, which may cause the market price of our common units to decline substantially.

The amount of available cash that we may distribute to our unitholders also depends on other factors, some of which are beyond our control, including: the borrowing base under our reserve-based credit facility as determined by our lenders; our ability to make working capital borrowings under our reserve-based credit facility; our debt service requirements and covenants and restrictions on distributions contained in our reserve-based credit facility; fluctuations in our working capital needs; the timing and collectability of receivables; prevailing economic conditions; the level of oil and natural gas prices; our ability to hedge future exposures to changes in oil and natural gas prices; the amount of our estimated maintenance capital expenditures and the amount of cash reserves established by our board of managers for the proper conduct of our business, including the maintenance of our asset base and the payment of future distributions on our Class A and common units and any management incentive interests. As a result of these factors, we may not have sufficient available cash to resume, maintain or increase our quarterly distributions. The amount of available cash that we could distribute from our operating surplus in any quarter to our unitholders may fluctuate significantly from quarter to quarter and may be significantly less than any prior distributions that we have previously made. If we do not have sufficient available cash or future cash flow from operations to resume, maintain or increase quarterly distributions, the market price of our common units may decline substantially.

The amount of cash that we have available for distribution to our unitholders depends primarily upon our cash flow and not our profitability.

The amount of cash that we have available for distribution depends primarily on our cash flow, including cash from reserves and working capital (which may include short-term borrowings), and not solely on our profitability, which is affected by non-cash items. As a result, we may be unable to pay distributions even when we record net income, and we may pay distributions during periods when we incur net losses.

Oil and natural gas prices are very volatile. If commodity prices decline significantly for a temporary or prolonged period, our cash from operations may decline and may adversely impact our ability to invest in new drilling opportunities, our financial condition and our profitability.

Our revenue, profitability and cash flow depend upon the prices and demand for oil and natural gas and a drop in prices can significantly affect our financial results and impede our growth. Changes in oil and natural gas prices have a significant impact on the value of our reserves and on our cash flow. In particular, declines in commodity prices will reduce the value of our reserves, our cash flow, our ability to borrow money or raise capital and our ability to pay distributions. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control, such as: the domestic and foreign supply of and demand for oil and natural gas; the price and level of foreign imports of oil and natural gas; the level of consumer product demand; weather conditions; overall domestic and global economic conditions; political and economic conditions in oil and natural gas producing countries, including those in West Africa, the Middle East and South America; the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls; the impact of U.S. dollar exchange rates on oil and natural gas prices; technological advances affecting energy consumption; domestic and foreign governmental regulations and taxation; the impact of energy conservation efforts; the costs, proximity and capacity of oil and natural gas pipelines and other transportation facilities; the price and availability of alternative fuels and the increase in the supply of natural gas due to the development of natural gas.

In the past, the prices of oil and natural gas have been extremely volatile, and we expect this volatility to continue. If we reinstate our distribution or raise our distribution level in response to increased cash flow during periods of relatively high commodity prices, we may not be able to sustain those distribution levels during periods of lower commodity price levels.

Our operations require substantial capital expenditures, which will reduce any cash available for distribution to our unitholders.

We will need to make substantial capital expenditures to maintain our asset base over the long term. These maintenance capital expenditures may include capital expenditures associated with drilling and completion of additional wells to offset the production decline from our producing properties or additions to our inventory of unproved properties or our proved reserves to the extent such additions maintain our asset base. These expenditures could increase as a result of:

•	changes in our reserves;

•	changes in oil and natural gas prices;

•	changes in labor and drilling costs;

•	our ability to acquire, locate and produce reserves;

•	changes in leasehold acquisition or concession costs; and

•	government regulations relating to safety, taxation and the environment.

Our significant maintenance capital expenditures will reduce the amount of cash we may have available for distribution to our unitholders. In addition, our actual capital expenditures will vary from quarter to quarter. If we fail to make sufficient capital expenditures, our future production levels will decline which will materially and adversely affect our future revenues and any amount of cash available for distribution to our unitholders.

Each quarter we are required to deduct estimated maintenance capital expenditures from operating surplus, which may result in less cash available for distribution to unitholders than if actual maintenance capital expenditures were deducted.

Our operating agreement requires us to deduct estimated, rather than actual, maintenance capital expenditures from operating surplus. The amount of estimated maintenance capital expenditures deducted from operating surplus will be subject to review and potential change by our conflicts committee of our board of managers at least once a year. In years when our estimated maintenance capital expenditures are higher than actual maintenance capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance capital expenditures were deducted from operating surplus. If we underestimate the appropriate level of estimated maintenance capital expenditures, we may have less cash available for distribution in future periods when actual capital expenditures begin to exceed our previous estimates. Over time, if we do not set aside sufficient cash reserves or have available sufficient sources of financing and make sufficient expenditures to maintain our asset base, we will be unable to pay distributions. CEP currently considers maintenance capital the minim um capital requirement to hold Adjusted EBITDA flat for a multi-year period.

Our hedging activities could result in financial losses or could reduce our income, which may adversely affect our ability to pay distributions.

To achieve more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil and natural gas, our current practice is to hedge, subject to the terms of our reserve-based credit facility, a significant portion of our expected production volumes for up to five years. As a result, we will continue to have direct commodity price exposure on the unhedged portion of our production volumes. The extent of our commodity price exposure is related largely to the effectiveness and scope of our hedging activities. For example, the derivative instruments we utilize are generally based on posted market prices, which may differ significantly from the actual oil and natural gas prices we realize in our operations.

Our actual future production may be significantly higher or lower than we estimated at the time we entered into hedging transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the nominal amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, which may result in a substantial diminution of our liquidity. As a result of these factors, our hedging activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows. In addition, our hedging activities are subject to the following risks:

•	a counterparty may not perform its obligation under the applicable derivative instrument;

•	there may be a change in the expected differential between the underlying commodity price in the derivative instrument and the actual price received; and

•	the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures.

If we do not make acquisitions on economically acceptable terms, our future growth and the ability to reinstate, maintain or increase our distributions may be limited.

Our ability to grow our business and to reinstate, maintain or increase distributions to unitholders is partially dependent on our ability to make acquisitions that result in an increase in available cash flow per unit. We may be unable to make such acquisitions if we are:

•	unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;

•	unable to obtain financing for these acquisitions on economically acceptable terms; or

•	outbid by competitors.

In any of these cases, our future growth and ability to reinstate, maintain or increase our distributions will be limited. Furthermore, even if we do make acquisitions that we believe will increase available cash flow per unit, these acquisitions may nevertheless result in a decrease in available cash flow per unit.

Risks Related to Our Structure and Our Major Unitholders

The sale by our major unitholders of their equity interests in the future could reduce the market price of our outstanding common units.

PostRock indirectly owned approximately 20.8% of our outstanding common units and 30% of our outstanding Class A units as of December 31, 2013, or an aggregate 21.3% interest in us. SOG owned approximately 16.6% of our outstanding common units and 70% of our outstanding Class A units as of December 31, 2013, or an aggregate 19.5% interest in us. If PostRock or SOG was to sell some or a substantial portion of its interest in us, it could reduce the market price of our outstanding common units.

PostRock, SOG and Exelon may transfer their interests in us to a third party without common unitholder consent.

PostRock, SOG, Exelon and their affiliates may transfer their respective Class A units, common units, Class C management incentive interests and Class D interests to a third party in any type of transaction, including a merger or a sale of all or substantially all of their respective assets without the consent of our common unitholders. Furthermore, there is no restriction in our operating agreement on the ability of PostRock, SOG or Exelon to cause a transfer to a third party of all or any portion of their equity interests in CEPM, SEP I or CEPH, respectively.

Members of our board of managers, our executive officers, PostRock and its affiliates including CEPM, SOG and its affiliates including SEP I and Exelon and its affiliates including CEPH, may have conflicts of interest with us. Our operating agreement limits the remedies available to our unitholders in the event they have a claim relating to conflicts of interest or the resolution of such a conflict of interest.

Two members of our board of managers are appointed by CEPM and SEP I , the holder s of our Class A units. Conflicts of interest may arise between us and our unitholders and members of our board of managers or our executive officers, PostRock and its affiliates including CEPM, SOG and its affiliates including SEP I, and Exelon and its affiliates including CEPH. These potential conflicts may relate to the divergent interests of these parties. Situations in which the interests of members of our board of managers, our executive officers, or PostRock, SOG, Exelon and their affiliates, including CEPM, SEP I and CEPH, may differ from interests of owners of common units include, among others, the following situations:

•	our operating agreement gives our board of managers broad discretion in establishing cash reserves for the proper conduct of our business, which will affect the amount of cash available for distribution. For example, our board of managers will use its reasonable discretion to establish and maintain cash reserves sufficient to maintain our asset base;

•	neither our operating agreement nor any other agreement requires PostRock, SOG, Exelon or any of their affiliates to pursue a business strategy that favors us. Directors and officers of PostRock, SOG, Exelon, CEPM, SEP I and CEPH have a fiduciary duty while acting in their capacity as such a director or officer of such entity to make decisions in the best interests of such entities’ stockholders, which may be contrary to our best interests;

•	neither PostRock, SOG, Exelon, nor any of their affiliates, has any obligation to provide us with any opportunities to acquire additional oil and natural gas properties;

•	in some instances our board of managers may cause us to borrow funds in order to permit us to pay distributions to our unitholders, even if the purpose or effect of the borrowing is to make management incentive distributions to CEPH;

•	none of our executive officers or the members of our board of managers, PostRock and its affiliates, including CEPM; SOG and its affiliates, including SEP I; or Exelon and its affiliates, including CEPH, are prohibited from investing or engaging in other businesses or activities that compete with us; and

•	our board of managers is allowed to take into account the interests of parties other than us, such as PostRock and its affiliates, including CEPM; SOG and its affiliates, including SEP I; or Exelon and its affiliates, including CEPH, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

If in resolving conflicts of interest that exist or arise in the future our board of managers or officers, as the case may be, satisfy the applicable standards set forth in our operating agreement for resolving conflicts of interest, a unitholder will not be able to assert that such resolution constituted a breach of fiduciary duty owed to us or to our unitholders by our board of managers and officers.

If the holders of our common units vote to eliminate the special voting rights of the holders of our Class A units, our Class A units will convert into common units on a one-for-one basis and the holder of our management incentive interests will have the option of converting the management incentive interests into common units at their fair market value, which may be dilutive to our common unitholders.

The holders of our Class A units have the right, voting as a separate class, to elect two of the five members of our board of managers, and any replacement of either of such members. This right can be eliminated upon a vote of the holders of not less than 66 2⁄3% of our outstanding common units. If such elimination is so approved and PostRock, SOG and their affiliates do not vote their common units in favor of such elimination, the Class A units will be converted into common units on a one-for-one basis, which may be dilutive to the common unitholders. Additionally, CEPH, the holder of our Class C management incentive interests, will have the right to convert its Class C management incentive interests into common units based on the then fair market value of such interests, which may be dilutive to our common unitholders.

Our operating agreement prohibits a unitholder who acquires 15% or more of our common units without the approval of our board of managers from engaging in a business combination with us for three years. This provision is intended to discourage a change of control transaction that could disproportionately benefit an “interested unitholder”.

Our operating agreement effectively adopts Section 203 of the Delaware General Corporation Law (Section 203). Section 203, as it applies to us, prohibits an “interested unitholder,” defined as a person who owns 15% or more of our outstanding common units, from engaging in a business combination with us for three years following the time such person becomes an interested unitholder without the approval of our board of managers. We believe PostRock is an interested unitholder under Section 203. Section 203 broadly defines “business combination” to encompass a wide variety of transactions with or caused by an interested unitholder that may have the effect of conferring a disproportionate economic benefit upon the interested unitholder, and is generally defined to include:

•	mergers and consolidations;

•	asset sales, leases, exchanges or other dispositions (in one or a series of transactions) except proportionately as a unitholder of the Company;

•	any transaction which results in the issuance of securities by the Company to the interested unitholder;

•	any transaction which has the effect of increasing the proportionate ownership of the interested unitholder in the Company and

•	any receipt by the interested unitholder of the benefit of any loan, guarantee, pledge or other financial benefit provided by the Company where the interested unitholder receives a benefit on other than a pro rata basis with other unitholders.

The term “business combination” does not include tender offers and market purchases by an interested unitholder, or the election of managers to the board of managers or proxy contests by an interested unitholder.

In addition to limiting our ability to enter into transactions with PostRock or its affiliates, this provision of our operating agreement could have an anti-takeover effect with respect to transactions not approved in advance by our board of managers, including discouraging takeover attempts that might result in a premium over the market price for our common units, which could negatively affect the price of our common units.

Our operating agreement confers upon our Class A unitholders certain voting rights which may limit transactions which we may do.

Our operating agreement contains provisions that confer upon our Class A unitholders, currently subsidiaries of PostRock and SOG, certain voting rights including:

•	the right to elect two members to our board of managers, with such persons only being able to be removed by the Class A unitholders, and the right to consent to any increase in the size of our board of managers;

•	the right to block the sale of all or substantially all of the assets of the Company and

•	the right to block a dissolution or, except under certain circumstances, merger or conversion of the Company.

These provisions limit common unitholders’ ability to affect certain business transactions which the Class A unitholders oppose.

Our operating agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our operating agreement restricts the voting rights of common unitholders by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than CEPM (a subsidiary of PostRock), SEP I (a subsidiary of SOG), CEPH (a subsidiary of Exelon), or their affiliates or transferees and persons who acquire such units with the prior approval of our board of managers, cannot vote on any matter. Our operating agreement also contains provisions limiting the ability of common unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting common unitholders’ ability to influence the manner or direction of management.

Our operating agreement provides for a limited call right that may require unitholders to sell their common units at an undesirable time or price.

If, at any time, any person owns more than 80% of the common units then outstanding, such person has the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units then outstanding at a price not less than the then-current market price of the common units. As a result, unitholders may be required to sell their common units at an undesirable time or price and therefore may receive a lower or no return on their investment. Unitholders may also incur tax liability upon a sale of their common units.

We may issue additional units without unitholder approval, which would dilute existing unitholders’ ownership interests.

We may issue an unlimited number of limited liability company interests of any type, including common units and units with rights to distributions or in liquidation that are senior in order of priority to common units, without the approval of our unitholders.

The issuance of additional units or other equity securities may have the following effects:

•	the common unitholders’ proportionate ownership interest in us may decrease;

•	the amount of cash distributed on each common unit may decrease;

•	the relative voting strength of each previously outstanding common unit may be diminished;

•	the market price of the common units may decline and

•	the ratio of taxable income to distributions may increase.

Our operating agreement limits and modifies our managers’ and officers’ fiduciary duties.

Our operating agreement contains provisions that modify and limit our managers’ and officers’ fiduciary duties to us and our unitholders. For example, our operating agreement provides that:

•	our managers and officers will not have any liability to us or our unitholders for decisions made in good faith, which is defined so as to require that they believed the decision was in our best interests and

•	our managers and officers will not be liable for monetary damages to us or our unitholders for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the managers or officers acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such conduct was unlawful.

Because we are a limited liability company, unitholders may have a liability to repay distributions.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 18-607 of the Delaware Revised Limited Liability Company Act, we may not make a distribution to unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, members or unitholders who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited liability company for the distribution amount. A purchaser of common units who becomes a member or unitholder is liable for the obligations of the transferring member to make contributions to the limited liability company that are known to such purchaser of units at the time it became a member and for unknown obligations if the liabilities could be determined from our operating agreement.

The market price of our common units could be volatile due to a number of factors, many of which are beyond our control.

The market price of our common units could be subject to wide fluctuations in response to a number of factors, most of which we cannot control, including:

•	changes in securities analysts’ recommendations and their estimates of our financial performance;

•	the public’s reaction to our press releases, announcements and our filings with the SEC;

•	fluctuations in broader securities market prices and volumes, particularly among securities of oil and natural gas companies and securities of publicly traded limited partnerships and limited liability companies;

•	the sale of our units by significant unitholders or other market liquidity issues;

•	changes in market valuations of similar companies;

•	departures of key personnel;

•	commencement of or involvement in litigation;

•	variations in our quarterly results of operations or those of other oil and natural gas companies;

•	variations in the amount of any quarterly distributions;

•	future interest rates and expectations of inflation;

•	future issuances and sales of our common units or other classes of securities issued by us;

•	the borrowing base of our reserve-based credit facility as determined by our lenders in their sole discretion;

•	changes in government regulations, taxation or laws impacting businesses, the oil and natural gas industry or publicly traded partnerships;

•	changes in the general condition of global economies that impact commodities and financial markets;

•	changes in general conditions in the United States (U.S.) economy, financial markets or the oil and natural gas industry and

•	lack of or changes in any sponsor.

In recent years, the securities markets have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. Future market fluctuations may result in a lower price of our common units.

Tax Risks to Unitholders

A unitholder’s share of our taxable income, gain, loss and deduction, or specific items thereof, may be substantially different than the unitholder’s interest in our economic profit.

A unitholder’s share of our taxable income and gain (or specific items thereof) may be substantially greater than, or our tax losses and deductions (or specific items thereof) may be substantially less than, the unitholder’s interest in our economic profits. This may occur, for example, in the case of a unitholder who purchases units at a time when the value of our units or of one or more of our properties is relatively low or a unitholder who acquires units directly from us in exchange for property whose fair market value exceeds its tax basis at the time of the exchange.

Unitholders may be required to pay taxes on income from us, including their share of ordinary income and any capital gains on dispositions of properties by us, even if they do not receive any cash distributions from us.

Unitholders are required to pay U.S. federal income and other taxes and, in some cases, state and local income taxes, on their share of our taxable income, whether or not they receive cash distributions from us. Generally, should we generate taxable income for a particular tax year and not pay any cash distributions, our unitholders will be required to pay the actual U.S. federal income tax liability that results from their share of such taxable income even though they received no cash distributions from us.

During 2013, we did not pay any cash distributions on our units. Since we generated taxable income allocable to our unitholders for the 2013 tax year, unitholders who held our common units during 2013 did not receive cash distributions from us sufficient to pay any actual tax liability that resulted from their share of such 2013 taxable income. Further, if we generate taxable income from either operations or the sale of assets in future years and do not distribute the resulting cash, our unitholders may not receive sufficient cash distributions to pay the actual tax liability that results from their allocable share of our taxable income. The majority of the proceeds generated in 2013 from the sale of our properties in the Black Warrior Basin w as used to pay down debt and did not result in sufficient distributions to unitholders to pay any actual tax liability of each unitholder attributable to such sale.

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by states and localities. If the Internal Revenue Service (IRS) were to treat us as a corporation for U.S. federal income tax purposes or if we were to become subject to a material amount of entity-level taxation for state or local tax purposes, then our cash available for distribution would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on us being treated as a partnership for U.S. federal income tax purposes. A publicly traded partnership such as us may be treated as a corporation for U.S. federal income tax purposes unless it satisfies a “qualifying income” requirement. Based on our current operations we believe that we satisfy the qualifying income requirement and will be treated as a partnership. Failing to meet the qualifying income requirement or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity. We have not requested, and do not plan to request, a ruling from the IRS with respect to our treatment as a partnership for U.S. federal income tax purposes.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate income tax rates, which is currently at a maximum marginal rate of 35%, and would likely pay state and local income tax at varying rates. Distributions to unitholders would generally be taxed as corporate distributions, and no income, gains, losses, deductions or credits would flow through to the unitholders. Because a tax would be imposed on us as a corporation, our cash available for distribution to our unitholders would be reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders likely causing a substantial reduction in the value of our common units.

Our operating agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the initial quarterly distribution amount and the Target Distribution amount (as defined in our operating agreement) will be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could adversely affect an investment in our common units.

At the state level, changes in current state law may subject us to additional entity-level taxation by individual states. Due to widespread state budget deficits and for other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may materially reduce the cash available for distribution to our unitholders.

Certain federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of future legislation.

Both the Obama Administration and members of Congress have during past U.S. legislative sessions proposed changes that would, if enacted into law, make significant changes to U.S. tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities and (iv) an extension of the amortization period for certain geological and geophysical expenditures. Other proposed changes could affect our ability to remain taxable as a partnership for U.S. federal income tax purposes. The passage of any legislation with similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of an investment in our common units.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for U.S. federal income tax purposes.

We will be considered to have technically terminated our existing partnership and having formed a new partnership for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income for the year of termination. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for U.S. federal income tax purposes, but instead we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we were unable to determine in a timely manner that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief procedure whereby, if a publicly traded partnership that has a technical termination request, the partnership will only have to provide one Schedule K-1 to unitholders for the year, and the IRS grants special relief among other things, notwithstanding two partnership tax years resulting from the technical termination.

A successful IRS contest of the U.S. federal income tax positions we take may adversely affect the market for our common units, and the costs of any contest will reduce cash available for distribution.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for U.S. federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take and a court may disagree with some or all of those positions. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

Tax-exempt entities and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from U.S. federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and may be taxable to such a unitholder. Distributions to non-U.S. persons will be reduced by withholding taxes imposed at the highest effective applicable tax rate, and non-U.S. persons will be required to file U. S. federal income tax returns and pay tax on their share of our taxable income.

We will treat each purchaser of our common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units, we will adopt depletion, depreciation and amortization positions that may not conform with all aspects of existing U.S. Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders’ tax returns.

Tax gain or loss on the disposition of our common units could be more or less than expected because prior distributions in excess of allocations of income will decrease a unitholder’s tax basis in his common units.

If a common unitholder sells common units, the unitholder will recognize gain or loss equal to the difference between the amount realized and the tax basis in those common units. Because distributions in excess of a unitholder’s allocable share of our net taxable income decrease the unitholder’s tax basis in its common units, the amount if any, of such prior excess distributions with respect to the common units a unitholder sells will, in effect, become taxable income to the unitholder if it sells such common units at a price greater than its tax basis in those common units, even if the price received is less than its original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to the unitholder. In addition, because the amount realized may include a unitholder’s share of our nonrecourse liabilities, a unitholder that sells common units may incur a tax liability in excess of the amount of cash received from the sale.

Unitholders may be subject to state and local taxes and return filing requirements in states where they do not live as a result of an investment in our common units.

In addition to U.S. federal income taxes, our unitholders are likely subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if they do not reside in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We currently are registered to do business, or own assets in Texas, Alabama, Oklahoma, Louisiana and Kansas. As we make acquisitions or expand our business, we may do business or own assets in other states in the future. It is the responsibility of each unitholder to file all U.S. federal, state and local tax returns that may be required of such unitholder.

We have adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the holders of management incentive interests and the common unitholders. The IRS may challenge this treatment, which could adversely affect the value of our common units.

When we issue additional units or engage in certain other transactions, we determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders, including holders of our management incentive interests. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain common unitholders and the holders of our management incentive interests, which may be unfavorable to such common unitholders. Moreover, under our current valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets and our allocations of income, gain, loss and deduction between the holders of our management incentive interests and certain of our common unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our common unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

We prorate our items of income, gain, loss and deduction between transferors and transferees of common units each month based upon the ownership of the common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. The IRS may challenge this treatment, which could change the allocation of income, gain, loss and deduction among our unitholders.

We prorate our items of income, gain, loss and deduction between transferors and transferees of common units each month based upon the ownership of the common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. The use of this proration method may not be permitted under existing or proposed Treasury regulations. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

A unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because a common unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of the loaned units, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan to the short seller, and he may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult with their tax advisor about whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

Forward-Looking Statements

This Annual Report on Form 10-K contains “forward-looking statements” as defined by the SEC that are subject to a number of risks and uncertainties, many of which are beyond our control. These statements may include discussions about our:

•	business strategy;

•	acquisition strategy;

•	financial strategy;

•	ability to resume, maintain and grow distributions;

•	drilling locations;

•	oil, natural gas and natural gas liquids reserves;

•	realized oil, natural gas and natural gas liquids prices;

•	production volumes;

•	lease operating expenses, general and administrative expenses and development costs;

•	future operating results and;

•	plans, objectives, expectations, forecasts, outlook and intentions.

All of these types of statements, other than statements of historical fact included in this Annual Report on Form 10-K, are forward-looking statements. These forward-looking statements may be found in “Item 1. Business;” “Item 1A. Risk Factors;” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other items within this Annual Report on Form 10-K. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this Annual Report on Form 10-K are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this Annual Report on Form 10-K are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section and elsewhere in this Annual Report on Form 10-K. The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Item 1B. Unresolved Staff Comments

None.

Item 2. Properties

A description of our properties is included in “Item 1. Business,” and is incorporated herein by reference.

Our obligations under our reserve-based credit facility are secured by mortgages on our oil and natural gas properties, as well as a pledge of all ownership interests in our material subsidiaries. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Reserve-Based Credit Facility”, in this Annual Report on Form 10-K for additional information concerning our reserve-based credit facility.

Item 3. Legal Proceedings

On August 30, 2013, a lawsuit was filed in the Chancery Court of the State of Delaware by CEPM, Gary M. Pittman and John R. Collins against the Company, certain of its officers and managers, SOG and SEP I (the PostRock litigation) in connection with the Company’s closing on August 9, 2013 of the purchase of oil and natural gas properties from SEP I and the issuance of units in connection therewith. The plaintiffs contend, among other things, that the issuance of the units to SEP I in connection with the acquisition was not permitted under the Company’s operating agreement, that Messrs. Pittman and Collins should not have been removed as the Class A managers of the Company’s board of managers, and that SEP I, SOG and our current Class A managers participated in the bad faith conduct of the other defendants and interfered with CEPM’s contractual rights under the Company’s operating agreement. The plaintiffs allege claims against the Company and certain of its managers and officers relating to breach of contract, breach of the duty of good faith, and breach of the implied covenant of good faith and fair dealing; the plaintiffs also allege aiding and abetting and tortuous interference claims against SOG, SEP I and our current Class A managers. The plaintiffs seek, among other things, declaratory relief reappointing Messrs. Pittman and Collins to the Company’s board of managers and removing our current Class A managers therefrom, and an injunction against the Company taking any further action outside the ordinary course of business during the pendency of the litigation, declaratory relief rescinding the units issued by the Company to SEP I, declaratory relief that CEPM has sole voting power with respect to the outstanding Class A units, declaratory relief that the Company officers and managers have breached fiduciary and contractual duties and are not entitled to indemnification from the Company as a result thereof, and monetary damages. The parties to the lawsuit are currently working on the terms of a settlement agreement. In anticipation of a settlement being reached, we have accrued a probable liability of $5.9 million.

On February 28, 2014, a lawsuit was filed in the Chancery Court of the State of Delaware by CEPH against the Company (the Exelon Litigation) seeking repayment of suspended distributions in relation to the Class D Interests held by CEPH. In 2006, Constellation Holding, Inc (CHI), which merged with and into CEPH in December 2012, purchased the Company’s Class D Interests for $8.0 million. The $8.0 million was to be repaid to CEPH in quarterly distributions of $333,333.33 over a period of six years; however, these distributions could be temporarily suspended if a dispute arose over pricing formulas related to the sale of natural gas from the Robinson’s Bend properties. A dispute arose, so the distributions were suspended pursuant to the Company’s operating agreement and never reinstated. CEPH contends, among other things, that the Company breached its contract to pay the quarterly distributions, acted in bad faith and received unjust enrichment by suspending the quarterly distributions. The Company believes that the allegations contained in the lawsuit are without merit and intends to vigorously defend itself against the claims raised in the complaint. In conjunction with its defense in the Exelon Litigation, the Company anticipates that it will incur legal and other costs that may have a material effect on available cash which could impact CEP’s ability to make distributions.

Item 4. Mine Safety Disclosures

Not applicable.

PART II

Item 5. Market for Registrant’s Common Equity, Related Unitholder Matters and Issuer Purchases of Equity Securities

Our common units are listed on the NYSE MKT under the symbol “CEP.” On March 21, 2014, there were 28,399,502 common units outstanding and 56 unitholders of record. On March 21, 2014, the market price for our common units was $2.69 per unit, resulting in an aggregate market value of units held by non-affiliates of approximately $47.8 million. The following table presents the high and low closing price for our common units during the periods indicated.

	Common Stock
	High	Low
2013
First Quarter	$1.82	$1.17
Second Quarter	$2.13	$1.50
Third Quarter	$2.95	$1.85
Fourth Quarter	$2.47	$2.10

2012
First Quarter	$2.80	$1.81
Second Quarter	$2.88	$1.55
Third Quarter	$1.57	$1.21
Fourth Quarter	$1.57	$1.18

We have not paid distributions on our common units since June 2009.

Subject to the terms of our reserve-based credit facility, our operating agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date. Available cash generally means, for any quarter ending prior to liquidation:

(a)	the sum of:

(i)	all cash and cash equivalents that we and our subsidiaries (or our proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly-owned) have on hand at the end of that quarter; and

(ii)	all additional cash and cash equivalents that we and our subsidiaries (or our proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly-owned) have on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made subsequent to the end of such quarter,

(b)	less the amount of any cash reserves established by the board of managers (or our proportionate share of cash reserves in the case of subsidiaries that are not wholly-owned) to:

(i)	provide for the proper conduct of the business of us and our subsidiaries (including reserves for future capital expenditures including drilling and acquisitions and for anticipated future credit needs) subsequent to such quarter,

(ii)	comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we or any of our subsidiaries are a party or by which we are bound or our assets are subject; or

(iii)	provide funds for distributions (1) to our unitholders or (2) in respect of our Class D interests or Class C management incentive interests with respect to any one or more of the next four quarters;

provided, however, that the board of managers may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that we are unable to distribute the quarterly distribution on all common units and Class A units with respect to such quarter; and provided further, that disbursements made by us or any of our subsidiaries or cash reserves established, increased or reduced after the end of that quarter, but on or before the date of determination of available cash for that quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if the board of managers so determines.

Item 6. Selected Financial Data

To measure our business, we use a non-GAAP financial measure, Adjusted EBITDA. This measure is not calculated or presented in accordance with accounting principles generally accepted in the United States (U.S. GAAP). We explain this measure and reconcile it to net income, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP below.

Non-GAAP Financial Measure—Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) adjusted by:

•	interest (income) expense, net which includes:

•	interest expense

•	interest expense (gain) /loss mark-to-market activities

•	interest (income);

•	depreciation, depletion and amortization;

•	asset impairments;

•	accretion expense;

•	loss on sale of assets;

•	unit- based compensation programs;

•	gain on mark-to- market activities

•	loss on mark-to- market activities and

•	loss on discontinued operations.

Adjusted EBITDA is a significant performance metric used by our management to indicate (prior to the establishment of any cash reserves by our board of managers) the distributions we would expect to pay to our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support a quarterly distribution or an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.

Our Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We are unable to reconcile our forecast range of Adjusted EBITDA to U.S. GAAP net income or operating income because we do not predict the future impact of adjustments to net income (loss), such as (gains) losses from mark-to-market activities and equity investments or asset impairments due to the difficulty of doing so, and we are unable to address the probable significance of the unavailable reconciliation, in significant part due to ranges in our forecast impacted by changes in oil and natural gas prices and reserves which affect certain reconciliation items.

The following table presents a reconciliation of net loss to Adjusted EBITDA, our most directly comparable U.S. GAAP performance measure, for each of the periods presented (in thousands):

	For the year ended December 31,
	2013	2012
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(28,543)	$(86,543)
Adjusted by:
Interest expense, net	3,150	5,733
Depreciation, depletion and amortization	18,972	11,732
Asset impairments	2,357	109
Accretion expense	519	459
Loss on sale of assets	4	7
Unit-based compensation programs	1,049	1,497
Gain on mark-to-market activities	(1,713)	(2,853)
Loss on mark-to-market activities	18,994	11,559
Loss on discontinued operations	2,686	77,081

Adjusted EBITDA	$17,475	$18,781

Our Adjusted EBITDA of $17.5 million for the year ended December 31, 2013, was lower than our Adjusted EBITDA of $18.8 million for the same period of 2012. During 2013, we sold all of our Robinson’s Bend Field assets and acquired oil, natural gas and natural gas liquids properties in Texas and Louisiana. As a result of these transactions, we increased our oil production and oil revenue. Market prices were higher for oil and natural gas during 2013, which helped increase our Adjusted EBITDA, but was offset by higher legal fees pertaining to the PostRock litigation. We believe the Adjusted EBITDA should not impact our future ability to comply with the financial covenants contained in our reserve-based credit facility as we reduced the amount of our outstanding debt with the one-time cash payment we received from the sale of the Robinson’s Bend Field assets.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the “Item 6. Selected Financial Data” and the accompanying financial statements and related notes included elsewhere in this Annual Report on Form 10-K. The following discussion contains forward-looking statements that reflect our future plans, estimates, forecasts, guidance, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil and natural gas, production volumes, estimates of proved reserves, capital expenditures, operating costs, lack of a sponsor, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this Annual Report on Form 10-K, particularly in “Item 1A. Risk Factors” and “Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

We are a limited liability company formed in 2005 to acquire oil and natural gas properties. Our proved reserves are located in the Cherokee Basin in Oklahoma and Kansas, the Woodford Shale in the Arkoma Basin in Oklahoma, the Central Kansas Uplift in Kansas and in Texas and Louisiana. Our primary business objective is to create long-term value and to generate stable cash flows allowing us to invest in our business to grow our reserves and production. We plan to achieve our objective by executing our business strategy, which is to:

•	organically grow our business by increasing reserves and production through what we believe to be low-risk development drilling that focuses on capital efficient production growth and oil opportunities on our existing properties in the Mid-Continent region and in Texas and Louisiana;

•	reduce the volatility in our cash flows resulting from changes in oil and natural gas commodity prices and interest rates through efficient and effective hedging programs; and

•	make accretive, right-sized acquisitions of oil and natural gas properties characterized by a high percentage of proved developed oil and natural gas reserves with long-lived, stable production and low-risk drilling opportunities.

We completed our initial public offering on November 20, 2006, and our Class B common units are currently listed on the NYSE MKT under the symbol “CEP.”

Unless the context requires otherwise, any reference in this Annual Report on Form 10-K to “Constellation Energy Partners,” “we,” “our,” “us,” “CEP,” or the “Company” means Constellation Energy Partners LLC and its subsidiaries. References in this Annual Report on Form 10-K to “PostRock” and “CEPM” are to PostRock Energy Corporation and its subsidiary Constellation Energy Partners Management, LLC, respectively. References in this Annual Report on Form 10-K to “Exelon” and “CEPH” are to Exelon Corporation and its subsidiary Constellation Energy Partners Holdings, LLC, respectively. References in this Annual Report on Form 10-K to “SOG” and “SEP I” are to Sanchez Oil & Gas Corporation and its subsidiary, Sanchez Energy Partners I, LP, respectively. References in this Annual Report on Form 10-K to “Constellation” are to Constellation Energy Group, Inc.

Some key highlights of our business activities through December 31, 2013 were:

•	We sold our Robinson’s Bend Field assets in the Black Warrior Basin in Alabama and used a portion of the proceeds from that sale to reduce our outstanding debt. As a result of this sale, amounts related to the Robinson’s Bend Field assets have been reported as discontinued operations in 2013. All prior year information relating to the Robinson’s Bend Field assets has been restated as discontinued operations, and all information reported or discussed in this Annual Report on Form 10-K reflects the treatment of the Robinson’s Bend Field assets as discontinued operations.

•	We amended our reserve-based credit facility to extend its maturity to May 2017 and expand our borrowing capacity.

•	We acquired producing oil and natural gas assets in Texas and Louisiana from SEP I.

•	We executed a capital plan that allowed us to expand our oil production from 2010 to 2013 by 262.3% and increased our proved oil reserves to 2.2 million barrels at December 31, 2013. Oil revenues accounted for 50.5% of our total unhedged revenue stream in 2013.

•	We have reduced our outstanding debt by 77.0% from a high of $220.0 million in 2009 to $50.7 million.

In 2014, we intend to focus our efforts on developing oil opportunities on our existing properties in the Mid-Continent region and in Texas and Louisiana, while pursuing opportunities to acquire additional properties in our operating area or merger and acquisition opportunities that could lead to enhanced unitholder value. For additional information on our business plan for 2014, refer below to “Outlook.”

Significant Operational Factors in 2013

•	Realized Prices. Our average realized price for the twelve months ended December 31, 2013, including hedge settlements, was $7.49 per Mcfe and $5.56 per Mcfe excluding hedge settlements. After deducting the cost of sales associated with third party gathering, our average realized prices were $7.32 per Mcfe including hedge settlements and $5.39 per Mcfe excluding hedge settlements.

•	Production. Our production for the twelve months ended December 31, 2013, was approximately 8.2 Bcfe, or an average of 22,433 Mcfe per day compared with approximately 8.2 Bcfe, or an average of 22,418 Mcfe per day for the twelve months ended December 31, 2012.

•	Capital Expenditures and Drilling Results. For the twelve months ended December 31, 2013, we spent approximately $35.9 million in cash capital expenditures, consisting of $15.3 million in development expenditures focused on oil completions in the Cherokee Basin, $0.1 million to acquire certain additional natural gas wells in the Cherokee Basin, $20.1 million to acquire SEP I properties, and $0.4 million in development expenditures focused on SEP I acquired properties. We completed 64 net wells and 15 net recompletions during 2013 and had 6 net wells and recompletions in progress at December 31, 2013.

•	Oil and Natural Gas Reserves. Our total year end 2013 proved reserves were 91.3 Bcfe, which is 47.7 Bcfe higher than our year end 2012 proved reserves of 43.6 Bcfe, due to the sale of our Black Warrior Basin assets, partially offset by higher SEC natural gas and oil prices and the purchase of the SEP I properties in Texas and Louisiana. Our 2013 estimates of proved reserves were prepared in accordance with the SEC rules for oil and natural gas reserve reporting that require our proved reserves to be calculated using an average of the NYMEX spot prices for the sales of oil and natural gas on the first calendar day of each month of the year, adjusted for basis differentials. We increased our proved oil reserves from 1.1 MBbl to 2. 2 MBbl or by 100% by focusing our capital programs on drilling locations that have oil completions. Any of our locations that are scheduled to be drilled after five years are classified as probable or possible reserves if they are economic. Our reserves are 85% natural gas and are sensitive to lower SEC-required prices for natural gas and basis differentials in the Mid-Continent region. The 12-month average SEC-required price used to prepare our reserve report was $3.71 per Mcf. Although we utilize swaps and basis swaps to mitigate commodity price risk and basis differentials, these derivatives are not used when preparing our reserve report based on SEC rules. We do not use the SEC-required 12-month average price to make investment or drilling decisions. Instead, we use estimates of expected future observable market prices for oil and natural gas.

•	Reduction of Outstanding Debt. Through December 31, 2013, we reduced our outstanding debt from a high of $220.0 million in 2009 to $50.7 million, or by 77.0%, which currently leaves us with $4.3 million of funds available for borrowing under our reserve-based credit facility which matures on May 30, 2017.

•	Hedging Activities. All of our derivatives are accounted for as mark-to-market activities. For the twelve months ended December 31, 2013, the non-cash mark-to-market loss was approximately $17.3 million, compared to non-cash mark-to-market loss of $8.7 million for the same period in 2012.

We experience earnings volatility as a result of using the mark-to-market accounting method for our open derivative positions. This accounting treatment can cause extreme earnings volatility as the positions for future oil and natural gas production or interest rates are marked-to-market. These non-cash gains or losses are included in our current statement of operations until the derivatives are cash settled as the commodities are produced and sold or interest payments are made. Further detail of our open derivative positions and their accounting treatment is outlined below in “—Cash Flow From Operations-Open Commodity Hedge Positions” and “Critical Accounting Polices and Estimates-Hedging Activities.”

•	Operating Expense Reductions. We are currently implementing strategies to lower our operating expenses. For the year ended December 31, 2013, we have reduced our lease operating expenses by 2.8%, compared to the same period in 2012 and reduced our general and administrative expenses by 10% when not including litigation and accrued settlement charges in the fourth quarter of 2013.

Significant Market Factors

•	PostRock as an “Interested Unitholder”. In 2011, PostRock acquired certain of our Class A and Class B common units in two separate transactions which represented a 21.3% ownership interest in us as of December 31, 2013. Approval of the purchase of these units was neither required nor given by our board of managers or conflicts committee. We believe PostRock is now an “interested unitholder” under Section 203 of the Delaware General Corporation Law, which is applicable to us pursuant to our operating agreement. Section 203, as it applies to us, prohibits an interested unitholder, defined as a person who owns 15% or more of our outstanding common units, from engaging in business combinations with us for three years following the time such person becomes an interested unitholder without the approval of our board of managers and the vote of 66 2/3% of our outstanding Class B common units, excluding those held by the interested unitholder. Section 203 broadly defines “business combination” to encompass a wide variety of transactions with or caused by an interested unitholder, including mergers, asset sales and other transactions in which the interested unitholder receives a benefit on other than a pro rata basis with other unitholders. In addition to limiting our ability to enter into transactions with PostRock or its affiliates, this provision of our operating agreement could have an anti-takeover effect with respect to transactions not approved in advance by our board of managers, including discouraging takeover attempts that might result in a premium over the market price for our common units. We believe the Section 203 restrictions related to these unit purchases expire in December 2014.

Results of Operations

The following table sets forth the selected financial and operating data for the periods indicated (in thousands, except net production and average sales and costs):

	For the year ended December 31,		2013 vs. 2012 Variance
	2013	2012	$	%
Revenues:
Natural gas sales at market price	$20,999	$15,746	5,253	33.4%
Natural gas hedge settlements	15,550	23,654	(8,104)	(34.3)%
Natural gas mark-to-market activities	(16,528)	(8,538)	(7,990)	(93.6)%

Natural gas total	20,021	30,862	(10,841)	(35.1)%
Oil and liquids sales	21,456	11,923	9,533	80.0%
Oil hedge settlements	245	753	(508)	(67.5)%
Oil mark-to-market activities	(753)	(168)	(585)	(348.2)%

Oil and liquids total	20,948	12,508	8,440	67.5%
Miscellaneous income	3,108	3,157	(49)	(1.6)%

Total revenues	44,077	46,527	(2,450)	(5.3)%

Operating expenses:
Lease operating expenses	18,858	19,411	(553)	(2.8)%
Cost of sales	1,455	1,299	156	12.0%
Production taxes	2,601	1,646	955	58.0%
General and administrative	22,214	15,747	6,467	41.1%
Loss on sale of assets	4	7	(3)	(42.9)%
Depreciation, depletion and amortization	18,972	11,732	7,240	61.7%
Asset impairments	2,357	109	2,248	2,062.4%
Accretion expenses	519	459	60	13.1%

Total operating expenses	66,980	50,410	16,570	32.9%
Other expenses (income):
Interest expense	6,798	6,891	(93)	(1.3)%
Interest expense—gain from mark-to-market activities	(3,648)	(1,157)	(2,491)	215.3%
Interest income	—	(1)	1	(100.0)%
Other income	(196)	(154)	(42)	27.3%

Total other expenses (income)	2,954	5,579	(2,625)	(47.1)%

Total expenses	69,934	55,989	13,945	24.9%
Loss from discontinued operations	(2,686)	(77,081)	74,395	(96.5)%

Net loss	$(28,543)	$(86,543)	58,000	(67.0)%

Net production:
Natural gas production (MMcf)	6,862	7,482	(620)	(8.3)%
Oil and liquids production (MBbl)	221	121	100	82.6%
Total production (Mmcfe)	8,188	8,205	(17)	(0.2)%
Average daily production (Mcfe/d)	22,433	22,418	15	0.1%
Average sales prices:
Natural gas price per Mcf with hedge settlement	$5.78	$5.69	0.09	1.6%
Natural gas price per Mcf without hedge settlements	$3.51	$2.53	0.98	38.7%
Oil and liquids price per Bbl with hedge settlements	$98.18	$105.22	(7.04)	(6.7)%
Oil and liquids price per Bbl without hedge settlements	$97.07	$98.97	(1.89)	(1.9)%
Total price per Mcfe with hedge settlements	$7.49	$6.73	0.76	11.3%
Total price per Mcfe without hedge settlements	$5.56	$3.76	1.80	47.9%
Total price per BOE with hedge settlements	$44.96	$40.38	4.58	11.3%
Total price per BOE without hedge settlements	$33.39	$22.53	10.86	48.2%
Average unit costs per Mcfe:
Field operating expenses(a)	$2.62	$2.57	0.05	1.9%
Lease operating expenses	$2.30	$2.37	(0.07)	(3.0)%
Production taxes	$0.32	$0.20	0.12	60.0%
General and administrative expenses	$2.71	$1.92	0.79	41.4%
General and administrative expenses without unit-based compensation	$2.59	$1.74	0.85	48.6%
Depreciation, depletion and amortization	$2.32	$1.43	0.89	62.2%

(a)	Field operating expenses include lease operating expenses (average production costs) and production taxes

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Oil and natural gas sales. Unhedged natural gas sales increased $5.3 million, or 33.4%, to $21.0 million for the year ended December 31, 2013, compared to $15.7 million in 2012. Unhedged oil and liquid sales increased $9.5 million, or 80.0%, to $21.4 million for the year ended December 31, 2013, compared to $11.9 million for the same period in 2012. With hedges and mark-to-market activities, our total revenue decreased $2.4 million when compared to the same period in 2012. Of this decrease, $8.6 million was attributable to lower hedge settlements for our oil and natural gas commodity derivatives and $8.6 million was attributable to lower mark-to-market activities , partially offset by $14.8 million related to higher market prices for natural gas and oil. Production for the twelve months ended December 31, 2013 was 8.2 Bcfe, which was comparable to the same period in 2012. We hedged all of our actual consolidated production volumes sold through December 31, 2013, and approximately 81% of our actual production through December 31, 2012. In March 2013, we liquidated or repositioned certain of our hedges to ensure that our outstanding derivative positions in future periods are lower than our expected future natural gas production in those periods.

Cash hedge settlements received for our commodity derivatives were approximately $15.8 million for the year ended December 31, 2013. Cash hedge settlements received for our commodity derivatives were approximately $24.4 million for the year ended December 31, 2012. This difference is due to changes in hedge prices, hedged volumes and market prices for natural gas and oil during 2012 and 2013.

As discussed below, our non-cash mark-to-market activities decreased by $8.6 million for the year ended December 31, 2013, compared to the same period in 2012. Our realized prices before our hedging program decreased from 2012 to 2013 primarily due to net higher market prices for our natural gas production. This was offset by our hedging program and the mark-to-market gains and losses discussed below.

Hedging and mark-to-market activities. As of December 31, 2013, all of our hedges were accounted for as mark-to-market activities. For the year ended December 31, 2013, the non-cash mark-to-market loss was approximately $17.3 million as compared to a non-cash mark-to-market loss of approximately $8.7 million for the same period in 2012. The entire 2013 non-cash loss represented the impact of higher than expected future oil and natural gas prices on our derivative transactions that were being accounted for as mark-to-market activities.

Field operating expenses. Our field operating expenses generally consist of lease operating expenses, labor, vehicle, supervision, transportation, minor maintenance, tools and supplies expenses, as well as production and ad valorem taxes.

For the year ended December 31, 2013 , lease operating expenses decreased $0.5 million, or 2.8%, to $18.9 million, compared to expenses of $19.4 million for the same period in 2012. This $0.5 million decrease in lease operating expenses is related to $0.7 million in lower elective costs such as well servicing and repairs and maintenance and $0.5 million in lower insurance , partially offset by higher labor costs of $0.7 million.

For the year ended December 31, 2013, per unit lease operating expenses were $2.3 0 per Mcfe compared to $2.37 per Mcfe for the same period in 2012.

For the year ended December 31, 2013, production taxes increased $1.0 million, or 58.0%, to $2.6 million, compared to production taxes of $1.6 million for the same period in 2012. This increase is primarily the result of higher market prices for natural gas and oil in 2013.

Cost of sales. For the year ended December 31, 2013, cost of sales in creased by $0.2 million, or 12.0%, to $1.5 million, compared to $1.3 million for the same period in 2012.

General and administrative expenses. General and administrative expenses include the costs of our employees, related benefits, professional fees, general business and public company expenses, and any other administrative costs not directly associated with field operations.

General and administrative expenses increased $6.5 million, or 41.1%, to $22.2 million for the year ended December 31, 2013, compared to $15.7 million for the same period in 2012. Our general and administrative expenses were higher in 2013, compared to 2012 because of $6.2 million in higher audit, consulting, and legal services, and $1.0 million in severance costs, partially offset by $0. 5 million in decreased labor and incentive compensation costs and $0.2 million in decreased unit-based compensation costs. The increased legal fees are the result of the PostRock litigation and the anticipated settlement of $5.9 million.

Our per unit general and administrative costs were $2.71 per Mcfe for the year ended December 31, 2013, compared to $1. 92 per Mcfe for the same period in 2012. This increase is attributable to an increase in total spending of $6.5 million.

Depreciation, depletion and amortization expense and Asset impairments. Depreciation, depletion and amortization expenses include the depreciation, depletion and amortization of acquisition and equipment costs. Asset impairment expense is incurred when the fair value of our assets is less than their historical net book value. Depletion is calculated using units-of-production. Assuming everything else remains unchanged, as natural gas production changes, depletion would change in the same direction.

Our depreciation, depletion and amortization expense for the year ended December 31, 2013 was $18.9 million, or $2. 32 per Mcfe, compared to $11.7 million, or $1.43 per Mcfe, for the same period in 2012. This increase of $7.2 million, or 61.7%, reflects the decrease in our reserve base at December 31, 2012, primarily due to the impact of a lower SEC-required natural gas price used to calculate our reserves which resulted in negative reserve revisions, and increased expenditures incurred for our drilling programs in 2012. These revisions were partially offset by increased oil reserves as a result of our successful drilling programs We calculate depletion using units-of-production under the successful efforts method of accounting. Our other assets are depreciated using the straight line basis. We will use our 2013 year-end reserve report to record our depletion in the first three quarters of 2014 and our 2014 year-end reserve report to record our depletion in the fourth quarter of 2014.

Our asset impairment charges for the year ended December 31, 2013 were $2.3 million, compared to $0.1 million for the same period in 2012. Our impairment charges in 2013 were approximately $2.1 million to impair the value of our oil and natural gas fields in Texas and Louisiana and $0.2 million to impair certain of our wells in the Woodford Shale, both due to decreases in commodity pricing. Our impairment charges in 2012 were approximately $0.1 million to impair certain of our wells in the Woodford Shale. The impairment was recorded because the net capitalized costs of the properties exceeded the fair value of the properties as measured by estimated cash flows reported in a third party reserve report.

Interest expense. Net interest expense for the year ended December 31, 2013 decreased $2.6 million, or 45. 1%, to approximately $3.1 million, compared to approximately $5.7 million in interest expense for the same period in 2012. This decrease was primarily due to $1.5 million in higher interest rate swap settlements, offset by $2.5 million lower non-cash mark-to-market losses on our interest rate swaps that are accounted for as mark-to-market activities and lower market interest rates resulting in lower interest expense of $1.6 million during 2013 as compared to the same period in 2012. At December 31, 2013, we had an outstanding balance under our reserve-based credit facility of $50.7 million, compared to $84.0 million at December 31, 2012.

Discontinued Operations. Loss from discontinued operations for the year ended December 31, 2013 decreased $74.4 million, or 96.5%, to a loss of $2.7 million, compared to a loss of $77.1 million in discontinued operations for the same period in 2012. Our discontinued operations represent the net loss associated with the sale of our Robinson’s Bend Field assets in the Black Warrior Basin of Alabama, in a transaction that closed on February 28, 2013, with an effective date of December 1, 2012. The loss in 2013 reflects a $3.1 million loss on the sale of the properties, only two months of income and lower depreciation expenses.

Liquidity and Capital Resources

During 2013, we utilized our cash flow from the sale of our Robinson’s Bend Field assets, as well as our cash flow from operations, as our primary sources of capital. Our primary use of capital during this time was for the reduction of outstanding debt, the acquisition of properties and the development of existing oil opportunities within our existing asset base in the Mid-Continent and Gulf Coast regions.

The primary focus of our business plan in 2013 was to use our excess operating cash flows to reduce our outstanding debt level while continuing a limited capital program focused on oil drilling and recompletions. Since we shifted our strategic focus to debt reduction, we have successfully reduced our outstanding debt balance from a high of $220.0 million in 2009 to $50.7 million as of December 31, 2013. This reduction in debt was achieved through a combination of the sale of our natural gas properties in the Black Warrior Basin of Alabama in 2013, the one-time restructuring of our NYMEX fixed-for-floating price swaps in 2011, the suspension of our cash distribution since 2009, the reduction of our capital expenditures since 2009, significant reductions in our operating expenses and the dedication of a significant portion of our operating cash flows to reducing debt.

Based upon our current business plan for 2014, we anticipate that we will continue to generate sufficient operating cash flows to meet our working capital needs and fund a planned capital expenditure program between $20.0 million and $22.0 million. We also anticipate that we will have funds available to pay the probable settlement related to the PostRock litigation of approximately $5.9 million. We will be monitoring the capital resources available to us to meet our future financial obligations and our planned 2014 capital expenditures. Our current expectation is that we will continue managing our business to operate within the cash flows that are generated. Given our focus on debt reduction, our quarterly distributions to our unitholders remained suspended through the fourth quarter of 2013. We were restricted from paying distributions to unitholders as we had no available cash (taking into account the cash reserves set by our board of managers for the proper conduct of our business and the payment of fees and expenses) from which to pay distributions.

Our future success in growing reserves and production will be highly dependent on the capital resources available to us and our success in drilling for or acquiring additional reserves and managing the costs associated with our operations. We routinely monitor and adjust our capital expenditures and operating expenses in response to changes in oil and natural gas prices, drilling and acquisition costs, industry conditions, availability of funds under our reserve-based credit facility, and internally generated cash flow. Based upon current oil and natural gas price expectations, our existing hedge position and expected production levels in 2014, we anticipate that our cash flow from operations can meet our planned capital expenditures and other cash requirements for the next twelve months without increasing our debt. If needed, we may issue additional equity securities to raise additional capital. Future cash flows and our borrowing capacity are subject to a number of variables, including the level of oil and natural gas production, the market prices for those products and our hedge position. There can be no assurance that operations and other capital resources will provide cash in sufficient amounts to maintain our reduced debt level, planned levels of capital expenditures, operating expenses or any cash distributions that we may make to unitholders.

During 2013, natural gas prices showed signs of recovery, while oil prices showed signs of tapering. We have a significant amount of our natural gas production hedged for 2014 and 2015 and our oil production hedged from 2014 through 2016. Our results will not be fully impacted by significant increases or decreases in oil and natural gas prices because of our hedging program. For 2014, we forecast our total net natural gas production of between 6.3 Bcf and 7.3 Bcf and our total net oil production of between 270,000 Bbls and 308,000 Bbls. After the sale of our Robinson’s Bend Field in the Black Warrior Basin of Alabama, we executed transactions to liquidate and offset certain of our derivative positions to prevent us from being over hedged. We are now financially hedged on 94% of the midpoint guidance of our 2014 natural gas production guidance and 77% of the midpoint of our 2014 oil production guidance. For 2014, we have approximately 6.4 Bcfe of our natural gas production locked in at an effective fixed price of $5.75 per Mcfe with basis hedges on 4.4 Bcfe of our Mid-Continent natural gas production at an average differential of $0.39 per Mcfe. With respect to our 2014 oil production, we have hedges in place on approximately 222 MBbl at a fixed price of $94.70 per barrel. This hedge position locks in a significant portion of our expected operating cash flows for 2014, although we are still exposed to increases or decreases in oil and natural gas prices on any of our unhedged volumes. In the event of inflation increasing drilling and service costs, our hedging program will also limit our ability to have increased revenues recoup the higher costs, which could further impact our planned capital spending or operating expense levels.

Reserve-Based Credit Facility

In May 2013, we refinanced our $350.0 million reserve-based credit facility with Societe Generale as administrative and collateral agent and a syndicate of lenders, extending its maturity date to May 30, 2017 and increasing our borrowing base from $37.5 million to $55.0 million. Borrowings under the reserve-based credit facility are secured by various mortgages of oil and natural gas properties that we and certain of our subsidiaries own, as well as various security and pledge agreements among us and certain of our subsidiaries and the administrative agent. The amount available for borrowing at any one time under the reserve-based credit facility is limited to the borrowing base for our oil and natural gas properties. As of December 31, 2013, we had borrowed $50.7 million under our reserve-based credit facility and our borrowing base was $55.0 million. At December 31, 2013, the lenders and their percentage commitment in the reserve-based credit facility were Societe Generale (36.36%), OneWest Bank, FSB (36.36%) and BOKF NA, dba Bank of Oklahoma (27.28%).

Borrowings under the reserve-based credit facility are available for acquisition, exploration, operation and maintenance of oil and natural gas properties, payment of expenses incurred in connection with the reserve-based credit facility, working capital and general limited liability company purposes. The reserve-based credit facility has a sub-limit of $20.0 million which may be used for the issuance of letters of credit. As of December 31, 2013, no letters of credit were outstanding.

At our election, interest for borrowings is determined by reference to (i) the London interbank rate, or LIBOR, plus an applicable margin between 2.50% and 3.50% per annum based on utilization or (ii) a domestic bank rate (ABR) plus an applicable margin between 1.50% and 2.50% per annum based on utilization plus (iii) a commitment fee of 0.50% per annum based on the unutilized borrowing base. Interest on the borrowings for ABR loans and the commitment fee are generally payable quarterly. Interest on the borrowings for LIBOR loans is generally payable at the applicable maturity date.

The reserve-based credit facility contains various covenants that limit, among other things, our ability and certain of our subsidiaries’ ability to incur certain indebtedness, grant certain liens, merge or consolidate, sell all or substantially all of our assets and make certain loans, acquisitions, capital expenditures and investments. The reserve-based credit facility limits our ability to pay distributions to unitholders and permits us to hedge our projected monthly production, as discussed below, and the interest rate on our borrowings.

In addition, we are required to maintain (i) a ratio of Total Net Debt (defined as Debt (generally indebtedness permitted to be incurred by us under the reserve-based credit facility) less Available Cash (generally, cash, cash equivalents and cash reserves of the Company)) to Adjusted EBITDA (generally, for any period, the sum of consolidated net income for such period plus (minus) the following expenses or charges to the extent deducted from consolidated net income in such period: interest expense, depreciation, depletion, amortization, write-off of deferred financing fees, impairment of long-lived assets, (gain) loss on sale of assets, exploration costs, (gain) loss from equity investment, accretion of asset retirement obligation, unrealized (gain) loss on derivatives and realized (gain) loss on cancelled derivatives, and other similar charges) of not more than 3.50 to 1.0; (ii) Adjusted EBITDA to cash interest expense of not less than 2.5 to 1.0; and (iii) consolidated current assets, including the unused amount of the total commitments but excluding current non-cash assets, to consolidated current liabilities, excluding non-cash liabilities and current maturities of debt (to the extent such payments are not past due), of not less than 1.0 to 1.0, all calculated pursuant to the requirements under

Accounting Standards Codification (ASC) Topic 815, Derivatives and Hedging; ASC Topic 410, Asset Retirement and Environmental Obligations and ASC Topic 360, Property, Plant and Equipment . All financial covenants are calculated using our consolidated financial information and are discussed below.

The reserve-based credit facility also includes customary events of default, including events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties in any material respect when made or when deemed made, violation of covenants, cross-defaults, bankruptcy and insolvency events, certain unsatisfied judgments, guaranties not being valid under the reserve-based credit facility and a change of control. A change of control is generally defined as the occurrence of both of the following events (i) wholly-owned subsidiaries of Constellation Energy Group, Inc. are the owner of 20% or less of an interest in us (which has now occurred) and (ii) any person or group of persons acting in concert are the owner of more than 35% of an interest in us. These events have not both occurred, so a change in control had not occurred as of December 31, 2013. If an event of default occurs, the lenders will be able to accelerate the maturity of the reserve-based credit facility and exercise other rights and remedies. The reserve-based credit facility contains a condition to borrowing and a representation that no material adverse effect (MAE) has occurred, which includes, among other things, a material adverse change in, or material adverse effect on the business, operations, property, liabilities (actual or contingent) or condition (financial or otherwise) of us and our subsidiaries who are guarantors taken as a whole. If a MAE were to occur, we would be prohibited from borrowing under the reserve-based credit facility and would be in default, which could cause all of our existing indebtedness to become immediately due and payable.

The reserve-based credit facility limits our ability to pay distributions to unitholders. We have the ability to pay distributions to unitholders from available cash, including cash from borrowings under the reserve-based credit facility, as long as no event of default exists and provided that no distributions to unitholders may be made if the borrowings outstanding, net of available cash, under the reserve-based credit facility exceed 90% of our borrowing base, after giving effect to the proposed distribution. Our available cash is reduced by any cash reserves established by our board of managers for the proper conduct of our business and the payment of fees and expenses. As of December 31, 2013, we were restricted from paying distributions to unitholders as we had no available cash (taking into account the cash reserves set by our board of managers for the proper conduct of our business) from which to pay distributions.

The reserve-based credit facility permits us to hedge our projected monthly production, provided that (a) for the immediately ensuing twelve-month period, the volumes of production hedged in any month may not exceed our reasonable business judgment of the production for such month consistent with the application of petroleum engineering methodologies for estimating proved developed producing reserves based on the then-current strip pricing (provided that such projection shall not be more than 115% of the proved developed producing reserves forecast for the same period derived from the most recent reserve report of our petroleum engineers using the then strip pricing), and (b) for the period beyond twelve months, the volumes of production hedged in any month may not exceed the reasonably anticipated projected production from proved developed producing reserves estimated by our petroleum engineers. The reserve-based credit facility also permits us to hedge the interest rate on up to 90% of the then-outstanding principal amounts of our indebtedness for borrowed money.

The reserve-based credit facility contains no covenants related to PostRock’s, Exelon’s or SOG’s ownership in us.

At December 31, 2013, we were in compliance with the financial covenant ratios contained in our reserve-based credit facility. We monitor compliance on an ongoing basis. As of December 31, 2013, our actual Total Net Debt to actual Adjusted EBITDA ratio was 2.6 to 1.0, compared to a required ratio of not greater than 3.5 to 1.0; our actual ratio of consolidated current assets to consolidated current liabilities was 1.3 to 1.0, compared to a required ratio of not less than 1.0 to 1.0; and our actual Adjusted EBITDA to cash interest expense ratio was 9.3 to 1.0, compared to a required ratio of not less than 2.5 to 1.0.

If we are unable to remain in compliance with the financial covenants contained in our reserve-based credit facility or maintain the required ratios discussed above, the lenders could call an event of default and accelerate the outstanding debt under the terms of our reserve-based credit facility, such that our outstanding debt could become then due and payable. We may request waivers of compliance from the violated financial covenants from the lenders, but there is no assurance that such waivers would be granted.

The amount available for borrowing at any one time under the reserve-based credit facility is limited to the borrowing base for our oil and natural gas properties. As of December 31, 2013, our borrowing base was $55.0 million. The borrowing base is re-determined semi-annually, and may be re-determined at our request more frequently and by the lenders, in their sole discretion, based on reserve reports as prepared by petroleum engineers, using, among other things, the oil and natural gas prices prevailing at such time. Outstanding borrowings in excess of our borrowing base must be repaid or we must pledge other oil and natural gas properties as additional collateral. We may elect to pay any borrowing base deficiency in three equal monthly installments such that the deficiency is eliminated in a period of three months. Any increase in our borrowing base must be approved by all of the lenders.

Discontinued Operations

We view periodic reserve sales as an opportunity to capture value, reduce reserve and price risk, in addition to being a source of funds for potentially higher rate of return on oil and natural gas exploration investments. We believe these periodic oil and natural gas property sales are an efficient strategy to meet our cash and liquidity needs by providing us with immediate cash, which would otherwise take years to realize through the production lives of the fields sold. We have in the past and could in the future continue to rely on the sales of assets to generate cash to fund our exploration investments and operations.

These sales bring forward future revenues and cash flows, but our longer term liquidity could be impaired to the extent our exploration efforts in our remaining properties are not successful in generating new discoveries, production, revenues and cash flows. Additionally, our longer term liquidity could be impaired due to the decrease in our inventory of producing properties that could be sold in future periods. Further, as a result of our recent property sale, our ability to collateralize bank borrowings is reduced, which increases our dependence on more expensive mezzanine debt and potential equity sales. The availability of such funds will depend upon prevailing market conditions and other factors over which we have no control, as well as our financial condition and results of operations.

Cash Flow from Operations

Our net cash flow provided by operating activities for the year ended December 31, 2013, was $15.2 million, compared to net cash flow provided by operating activities of $14.2 million for the same period in 2012. This increase in cash flow from operations was attributable to the impact of higher oil and natural gas sales of $42.5 million for 2013 compared to $27.7 million for the same time period in 2012, partially offset by losses on mark-to-market activities, increased general and administrative costs related to legal fees and the probable PostRock litigation settlement amount and increased operating costs as a result of our acquisition of oil and natural gas properties in Texas and Louisiana.

Our cash flow from operations is subject to many variables, the most significant of which are the volatility of oil and natural gas prices and our level of production of oil and natural gas. Oil and natural gas prices are determined primarily by prevailing market conditions, which are dependent on regional and worldwide economic activity, weather and other factors beyond our control. Our future cash flow from operations will depend on our ability to maintain and increase production through our development program or completing acquisitions, as well as the market prices of oil and natural gas and our hedging program. For additional information on our business plan for 2014, refer below to “Outlook.”

Open Commodity Hedge Positions

We enter into hedging arrangements to reduce the impact of oil and natural gas price volatility on our operations. By removing the price volatility from a significant portion of our oil and natural gas production, we have mitigated, but not eliminated, the potential effects of changing prices on our cash flow from operations for those periods. While mitigating the negative effects of falling commodity prices, these derivative contracts also limit the benefits we might otherwise receive from increases in commodity prices. These derivative contracts also limit our ability to have additional cash flows to fund higher severance taxes, which are usually based on market prices for oil and natural gas. Our operating cash flows are also impacted by the cost of oilfield services. In the event of inflation increasing service costs or administrative expenses, our hedging program will limit our ability to have increased operating cash flows to fund these higher costs. Increases in the market prices for oil and natural gas will also increase our need for working capital as our commodity hedging contracts cash settle prior to our receipt of cash from our sales of the related commodities to third parties.

It is our policy to enter into derivative contracts only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive market makers. All of our derivatives are with Societe Generale, a lender in our reserve-based credit facility, and The Bank of Nova Scotia. All of our derivatives are currently collateralized by the assets securing our reserve-based credit facility and therefore currently do not require the posting of cash collateral. This is significant since we are able to lock in sales prices on a substantial amount of our expected future production without posting cash collateral based on price changes prior to the hedges being cash settled.

The following tables as of December 31, 2013, summarize, for the periods indicated, our hedges currently in place through December 31, 2016. All of these derivatives are accounted for as mark-to-market activities.

MTM Fixed Price Swaps—NYMEX (Henry Hub)

	For the quarter ended (in MMBtu)
	March 31,		June 30,		September 30,		December 31,		Total
	Volume	Average Price	Volume	Average Price	Volume	Average Price	Volume	Average Price	Volume	Average Price
2014	1,575,000	$5.75	1,592,500	$5.75	1,610,000	$5.75	1,610,000	$5.75	6,387,500	$5.75
2015	1,215,420	$4.25	1,153,487	$4.25	1,096,023	$4.26	1,050,219	$4.26	4,515,149	$4.25
2016	1,010,633	$4.21	967,290	$4.21	923,541	$4.21	893,568	$4.22	3,795,032	$4.21

									14,697,681

MTM Fixed Price Basis Swaps—Enable Gas Transmission, LLC (East), ONEOK Gas Transportation (Oklahoma), or Southern Star Central Gas Pipeline (Texas, Oklahoma, and Kansas)

	For the quarter ended (in MMBtu)
	March 31,		June 30,		September 30,		December 31,		Total
	Volume	Weighted Average $	Volume	Weighted Average $	Volume	Weighted Average $	Volume	Weighted Average $	Volume	Weighted Average $
2014	1,178,422	$0.39	1,133,022	$0.39	1,084,270	$0.39	1,047,963	$0.39	4,443,677	$0.39

									4,443,677

MTM Fixed Price Basis Swaps—West Texas Intermediate (WTI)

	For the quarter ended (in Bbls)
	March 31,		June 30,		September 30,		December 31,		Total
	Volume	Average Price	Volume	Average Price	Volume	Average Price	Volume	Average Price	Volume	Average Price
2014	60,928	$94.64	57,154	$94.67	53,797	$94.72	50,597	$94.80	222,476	$94.70
2015	47,747	$90.95	45,065	$91.00	42,672	$91.04	40,329	$91.10	175,813	$91.02
2016	17,957	$85.50	16,985	$85.50	16,048	$85.50	15,127	$85.50	66,117	$85.50

									464,406

Investing Activities—Acquisitions and Capital Expenditures

Cash provided by investing activities was $22.1 million for the year ended December 31, 2013 , compared to $14. 8 million of cash used in investing activities for the same period in 2012. In 2013, we sold our Robinson’s Bend Field assets in the Black Warrior Basin of Alabama for net proceeds of approximately $59.0 million after customary costs and working capital adjustments and received $0.2 million in distributions from an equity affiliate. Our cash capital expenditures were $35.9 million, consisting of $15.3 million in development expenditures focused on oil completions in the Cherokee Basin, $0.1 million to acquire certain additional natural gas wells in the Cherokee Basin, $20.2 million to acquire oil and natural gas properties in Texas and Louisiana, and $0.4 million in development expenditures focused on the oil and natural gas properties acquired in Texas and Louisiana.

During 2012, our cash capital expenditures were $15.9 million, which primarily consisted of development expenditures for oil drilling and recompletion opportunities in the Cherokee Basin. We also sold 14 wells in the Central Kansas Uplift for $1.4 million and $0.1 million in trucks and equipment. We received approximately $0.2 million in distributions from an equity affiliate.

Our current 2014 capital budget of $20.0 million to $22.0 million is currently expected to be funded using our cash flow from operations. We currently expect to focus our entire 2014 capital budget on higher return oil opportunities and capital efficient recompletion opportunities in our existing asset base in the Mid-Continent and Gulf Coast regions. We currently believe that opportunity set is sufficient to warrant a continuing focus on our oil opportunities with investment of free cash flow at rates of return exceeding 20% over the next few years. We currently believe that natural gas prices in excess of $6.00 per Mcfe are required to produce rates of return that generally support capital spending on drilling new wells that produce only coalbed methane gas.

The amount and timing of our capital expenditures is largely discretionary and within our control. If oil or natural gas prices decline to levels below acceptable levels, and the borrowing base under our reserve-based credit facility is reduced, drilling costs escalate, or our efforts to exploit oil potential in our asset base prove to be unsuccessful, we could choose to defer a portion of these planned capital expenditures until later periods. We routinely monitor and adjust our capital expenditures in response to changes in oil and natural gas prices, drilling and acquisition costs, industry conditions, availability of funds under our reserve-based credit facility, and internally generated cash flow. These and other matters are outside of our control and could affect the timing of our capital expenditures. Based upon current oil and natural gas price expectations and expected 2014 production levels, we anticipate that our cash flow from operations will meet any planned capital expenditures and other cash requirements for the next twelve months. We also would have access to any existing available borrowing capacity under our reserve-based credit facility and our then existing cash balance if additional funds are needed in the future. Future cash flows are subject to a number of variables, including the level of oil and natural gas production and prices. There can be no assurance that our operations and other capital resources will provide cash in sufficient amounts during 2014 to maintain our planned levels of capital expenditures, to maintain the outstanding debt level under our reserve- based credit facility, or to commence any quarterly distribution to unitholders. Our capital expenditures are also impacted by drilling and service costs. In the event of inflation increasing drilling and service costs, our hedging program will limit our ability to have increased revenues recoup the higher costs, which could further impact our planned capital spending.

Financing Activities

Our net cash used in financing activities was $34.4 million for the year ended December 31, 2013, compared to $14. 7 million used in financing activities for the same period in 2012. We used $50.2 million of cash in 2013 to reduce our outstanding balance under our reserve-based credit facility. This debt reduction was funded from a portion of the proceeds from the sale of our Robinson’s Bend Field assets in the Black Warrior Basin of Alabama. We also had borrowings under our reserve-based credit facility of $16.9 million during 2013, which were used as a portion of the purchase price for the properties that we acquired in Texas and Louisiana. During 2012, we used $14.4 million of our existing cash balance to reduce our outstanding debt under our reserve-based credit facility.

At December 31, 2013, we had $50.7 million in outstanding debt and had approximately $0.8 million in debt issue costs remaining to be amortized through March 31, 2014.

We suspended our $0.13 per unit quarterly distributions to unitholders for the quarter ended June 30, 2009, through the year ended December 31, 2013, to reduce our outstanding indebtedness. For additional information on our distribution, refer below to “Outlook.”

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements with third parties, and we maintain no debt obligations that contain provisions requiring accelerated payment of the related obligations in the event of specified levels of declines in credit ratings.

Credit Markets and Counterparty Risk

We actively monitor the credit exposure and risks associated with our counterparties. Additionally, we continue to monitor global credit markets to limit our potential exposure to credit risk where possible. Our primary credit exposures result from the sale of oil and natural gas and our use of derivatives. Through December 31, 2013, we have not suffered any significant losses with our counterparties as a result of nonperformance.

Certain key counterparty relationships are described below:

Macquarie Energy LLC

Macquarie Energy LLC (Macquarie), a subsidiary of Sydney, Australia-based Macquarie Group Limited, purchases a portion of our natural gas production in the Cherokee Basin. We have received a guarantee from Macquarie Bank Limited for up to $2.0 million in purchases through December 31, 2015 and up to $2.0 million in purchases through January 31, 2016. As of December 31, 2013, we had no past due receivables from Macquarie.

Scissortail Energy, LLC

Scissortail Energy, LLC (Scissortail), a subsidiary of Kinder Morgan Energy Partners, L.P., purchases a portion of our natural gas production in Oklahoma and Kansas. As of December 31, 2013, we had no past due receivables from Scissortail.

ONEOK Energy Services Company, L.P.

ONEOK Energy Services Company, L.P. (ONEOK), a subsidiary of ONEOK, Inc., purchases a portion of our natural gas production in Oklahoma and Kansas. We have received a guarantee from ONEOK, Inc. for up to $3.0 million in purchases through June 30, 2014. As of December 31, 2013, we had no past due receivables from ONEOK.

Derivative Counterparties

As of December 31, 2013, all of our derivatives are with Societe Generale, a lender in our reserve-based credit facility, and The Bank of Nova Scotia. All of our derivatives are currently collateralized by the assets securing our reserve-based credit facility and therefore currently do not require the posting of cash collateral. As of December 31, 2013, each of these financial institutions had an investment grade credit rating. Several of the lenders in our reserve-based credit facility were, as of December 31, 2013, on review for possible ratings downgrade by S&P or Moody’s. However, it would take a multiple ratings downgrade for each of these banks to fall below investment grade.

Reserve-Based Credit Facility

As of December 31, 2013, the banks and their percentage commitments in our reserve-based credit facility are: Societe Generale (36.36%), OneWest Bank, FSB (36.36%) and BOKF NA, dba Bank of Oklahoma (27.28%). As of December 31, 2013, each of these financial institutions had an investment grade credit rating.

Outlook

During 2014, we expect that our business will continue to be affected by the factors described in “Item 1A. Risk Factors,” as well as the following key industry and economic trends. Our expectation is based upon key assumptions and information currently available to us. To the extent that our underlying assumptions about or interpretations of available information prove to be incorrect, our actual results may vary materially from our expected results.

Full Year 2014 Expected Results

Our 2014 business plan and forecast will be focused on prioritizing oil production in the execution of our capital program, actively managing our operating expenses and actively pursuing merger and acquisition opportunities that could lead to enhanced unitholder value. We currently expect our operating environment to be characterized by continued low natural gas prices, stable oil prices and the pressure to reduce operating expenses.

For 2014 we currently anticipate:

•	Our production to be in a range of 8.1 Bcfe to 9.3 Bcfe, approximately 89% of which is currently hedged.

•	Our operating expenses to be actively managed, resulting in a range of $33.3 million to $37.3 million.

•	Our Adjusted EBITDA to be in a range of $26.7 million to $29.9 million.

•	Our total capital expenditures to be between $20.0 million to $22.0 million. Our entire capital budget for 2014 will be focused on capital efficient oil drilling and recompletion opportunities in our existing properties.

•	At the present time, we are actively pursuing merger and acquisition opportunities that could lead to enhanced unitholder value.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions. The results of these estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in the preparation of our financial statements. Below, we have provided a discussion of certain critical accounting policies, estimates and judgments. Please read Note 1 to our consolidated financial statements for a discussion of additional accounting policies and estimates made by management.

Oil and Natural Gas Properties

We follow the successful efforts method of accounting for our oil and natural gas exploration, development and production activities. Under this method of accounting, costs relating to leasehold acquisition, property acquisition and the development of proved areas are capitalized when incurred. If proved reserves are found on an undeveloped property, leasehold cost is transferred to proved properties. Geological, geophysical and dry hole costs relating to unsuccessful exploratory wells are charged to expense as incurred.

Depreciation and depletion of producing oil and natural gas properties is recorded at the field level, based on the units-of-production method. Unit rates are computed for unamortized drilling and development costs using proved developed reserves and for unamortized leasehold costs using all proved reserves. The acquisition costs of proved properties are amortized on the basis of all proved reserves, developed and undeveloped, and capitalized development costs (including wells and related equipment and facilities) are amortized on the basis of proved developed reserves. As more fully described in Note 15 to the consolidated financial statements, proved reserves estimates are subject to future revisions when additional information becomes available.

Estimated asset retirement costs are recognized when the asset is acquired or placed in service, and are amortized over proved reserves using the units-of-production method. Asset retirement costs are estimated by our engineers using existing regulatory requirements and anticipated future inflation rates.

Oil and natural gas properties are reviewed for impairment when facts and circumstances indicate that their carrying value may not be recoverable. We assess impairment of capitalized costs of proved oil and natural gas properties by comparing net capitalized costs to estimated undiscounted future net cash flows using expected prices. If net capitalized costs exceed estimated undiscounted future net cash flows, the measurement of impairment is based on estimated fair value, which would consider estimated future discounted cash flows. Cash flow estimates for the impairment testing are based on third party reserve reports and exclude derivative instruments. Refer to Note 7 to our consolidated financial statements for additional information.

Unproven properties that are individually significant are assessed for impairment and if considered impaired are charged to expense when such impairment is deemed to have occurred. Impairment is deemed to have occurred if a lease is going to expire prior to any planned drilling on the leased property. Valuation allowances based on average lease lives are maintained for the value of unproved properties. For our concession in Osage County, Oklahoma, we assess it for impairment on a quarterly basis, and if it is considered impaired, a charge to expense is made when such impairment is deemed to have occurred.

Oil and Natural Gas Reserve Quantities

Our estimate of proved reserves is based on the quantities of oil and natural gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. Management estimates the proved reserves attributable to our ownership based on various factors, including consideration of reserve reports prepared by NSAI, an independent petroleum engineering firm. On an annual basis, our proved reserve estimates and the reserve report prepared by NSAI are reviewed by the audit committee of our board of managers and our board of managers. Our financial statements for 2012 and 2013 were prepared using NSAI’s estimates of our proved reserves.

Reserves and their relation to estimated future net cash flows impact our depletion and impairment calculations. As a result, adjustments to depletion and impairment are made concurrently with changes to reserve estimates. We prepared our reserve estimates, and the projected cash flows derived from these reserve estimates, in accordance with SEC guidelines. The accuracy of our reserve estimates is a function of many factors including the following: the quality and quantity of available data, the interpretation of that data, the accuracy of various mandated economic assumptions and the judgments of the individuals preparing the estimates.

Our proved reserve estimates are a function of many assumptions, all of which could deviate significantly from actual results. As such, reserve estimates may materially vary from the actual quantities of oil and natural gas eventually recovered.

Revenue Recognition

Sales are recognized when oil and natural gas has been delivered to a custody transfer point, persuasive evidence of a sales arrangement exists, the rights and responsibility of ownership pass to the purchaser upon delivery, collection of revenue from the sale is reasonably assured and the sales price is fixed or determinable. Oil and natural gas is generally sold on a monthly basis. Most of the contracts’ pricing provisions are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a specific tank battery, gathering or transmission line, quality of oil and natural gas, and prevailing supply and demand conditions, so that the price of the oil and natural gas fluctuates to remain competitive with other available oil and natural gas supplies. As a result, revenues from the sale of oil and natural gas will suffer if market prices decline and benefit if they increase. We believe that the pricing provisions of our oil and natural gas contracts are customary in the industry.

Gas imbalances occur when sales are more or less than the entitled ownership percentage of total gas production. Any amount received in excess is treated as a liability. If less than the entitled share of the production is received, the excess is recorded as a receivable. There were no material gas imbalance positions at December 31, 2013 and 2012.

Hedging Activities

We have implemented a hedging program to limit our exposure to changes in commodity prices or basis differentials for our oil and natural gas sales and to mitigate the impact of volatility of changes in the LIBOR interest rate on the interest payments for our debt. We do not enter into speculative trading positions.

We account for all our open derivatives as mark-to-market activities using the mark-to market accounting method. Using this method, the contracts are carried at their fair value on our consolidated balance sheet under the captions “Risk management assets” and “Risk management liabilities.” We recognize all unrealized and realized gains and losses related to these contracts on our consolidated statement of operations under the captions “Natural gas sales” and “Oil and liquid sales”, which comprise our total revenues for commodity derivatives. Settled interest rate swaps are recognized as “Interest expense” on our consolidated statement of operations.

We experience earnings volatility as a result of using the mark-to-market accounting method. This accounting treatment can cause earnings volatility as the positions related to future oil and natural gas production or future interest payments are marked-to-market. These non-cash unrealized gains or losses are included in our current Statement of Operations and Comprehensive income (loss) until the derivatives are cash settled as the commodities are produced and sold or the interest is paid. Increases in the market price of oil or natural gas and interest rates relative to the fixed future prices for our hedges, result in unrealized, non-cash mark-to-market losses on those derivatives and lower reported net income. Decreases in the market price of oil or natural gas or interest rates relative to the fixed future prices for our hedges, result in unrealized, non-cash mark-to-market gains on those derivatives and higher reported net income. Although these gains and losses are required to be reported immediately in earnings as market prices change, the fair value of the related future physical transaction is not marked-to-market and therefore is not reflected as revenues or expenses or as an accounts receivable or accounts payable in our financial statements. This mismatch impacts our reported results of operations and our reported working capital position until the derivatives are cash settled and the future physical transaction occurs. Upon cash settlement of the derivatives, the sale of the physical commodity or interest payment at then-current market prices offsets the previously reported mark-to-market gains or losses such that the cumulative net cash realized results in a net sale of the physical oil and natural gas production or interest payment at the fixed future prices for our hedge. When our derivative positions are cash settled, the realized gains and losses of those derivative positions are included in our statement of operations as natural gas sales, oil and liquids sales, or interest expense depending on the derivative.

If we were to account for our derivatives as cash flow hedges, we would record changes in the fair value of derivatives designated as hedges that are effective in offsetting the variability in cash flows of forecasted transactions in other comprehensive income until the forecasted transactions occur. At the time the forecasted transactions occur, we would reclassify the amounts recorded in other comprehensive income into earnings. We would record the ineffective portion of changes in the fair value of derivatives used as hedges immediately in earnings. When amounts for hedging activities are reclassified from “Accumulated other comprehensive income (loss)” on the balance sheet to the Statement of Operations and Comprehensive income (loss), we would record settled natural gas derivatives as “Oil and gas sales” and settled interest rate swaps as “Interest expense (income).”

Recent Accounting Pronouncements and Accounting Changes

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the FASB), which are adopted by us as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on our consolidated statements upon adoption.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities, which requires additional disclosures for financial and derivative instruments that are either (1) offset in accordance with either ASC 210-20-45 or ASC 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, regardless of whether they are offset in accordance with either ASC 210-20-45 or ASC 815-10-45. In January 2013, the FASB issued ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, an amendment to ASC Topic 210. The update clarifies that the scope of ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities, applies to derivatives accounted for in accordance with ASC Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. The guidance was effective beginning on or after January 1, 2013, and primarily impacts the disclosures associated with our commodity and interest rate derivatives. The adoption of this guidance did not have any impact on our consolidated financial position, results of operations or cash flows.

In June 2011, the FASB issues ASU 2011-05, Comprehensive Income (Topic 220) that requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. The option to present items of other comprehensive income in the statement of changes in equity is eliminated. The amended guidance did not have any material impact on our financial statements or our disclosures.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

This section is not applicable to smaller reporting companies.

Item 8. Financial Statements and Supplementary Data

The Reports of Independent Registered Public Accounting Firm, Consolidated Financial Statements and supplementary financial data required to be filed under this item are presented in “PART IV. Item 15. Exhibits and Financial Statement Schedules” of this Annual Report on Form 10-K, and are incorporated herein by reference.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

In March 2013, our audit committee approved the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and approved the dismissal of PricewaterhouseCoopers LLP (PwC) as our auditors. We formally notified PwC of their dismissal on March 18, 2013.

During our fiscal year ended December 31, 2012, PwC’s report on our financial statements did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

We and PwC have not, during our fiscal year ended December 31, 2012 and the subsequent period through March 18, 2013, had any disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreement, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the matter in its reports on our financial statements for such years; and there were no “reportable events” as the term is described in Item 304(a)(1)(v) of Regulation S-K.

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The Chief Executive Officer (CEO) and the Chief Financial Officer (CFO) of CEP have evaluated the effectiveness of the disclosure controls and procedures (as such term is defined in rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the Exchange Act)) as of December 31, 2013 (the Evaluation Date). Based on such evaluation, the CEO and the CFO have concluded that, as of the Evaluation Date, our disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to our management, including our CEO and the CFO, as appropriate, to allow timely decisions regarding required disclosures.

Changes in Internal Control over Financial Reporting

During the three months ended December 31, 2013, there were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

In January 2013, we terminated our support services agreement with Schlumberger, ePrime Services. Through this outsource agreement, Schlumberger managed the cash flow associated with our interest in our oil and natural gas properties, including the payment of invoices, calculation and payment of royalties, and receipt of revenues from oil and natural gas sales, and provided accounting information used to generate financial statements. Beginning in 2013, these functions are handled by our internal accounting department in Houston, Texas, utilizing the same oil and natural gas computer software Schlumberger used. Additional experienced staffing has been hired, primarily in the revenue accounting function.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) provides smaller reporting companies with a permanent exemption from the requirement to obtain an external audit on the effectiveness of internal financial reporting controls provided in Section 404(b) of the Sarbanes-Oxley Act. We utilized this exemption under the Dodd-Frank Act for the years ended December 31, 2013, and 2012. We still disclosed management’s assessment of the effectiveness of internal control over financial reporting as required in Section 404(a) of the Sarbanes-Oxley Act. The use of this exemption was reviewed and approved by our audit committee.

Reports of Management

Financial Statements

The management of Constellation Energy Partners LLC (our, the Company or CEP) is responsible for the information and representations in our financial statements. We prepare the financial statements in accordance with accounting principles generally accepted in the United States of America based upon available facts and circumstances and management’s best estimates and judgments of known conditions.

The audit committee of our board of managers, which consists of three independent managers, meets periodically with management, our internal auditor and KPMG to review the activities of each in discharging their responsibilities. Our internal auditor and KPMG have free access to the audit committee.

Management’s Report on Internal Control Over Financial Reporting

Our management, under the direction of our principal executive officer and principal financial officer, is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Exchange Act Rule 13a-15(f).

Our system of internal control over financial reporting is designed to provide reasonable assurance to our management and board of managers regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America.

Our management conducted an evaluation of the effectiveness of our internal control over financial reporting using the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). As noted in the COSO framework, an internal control system, no matter how well conceived and operated, can provide only reasonable-not absolute-assurance to management and the board of managers regarding achievement of an entity’s financial reporting objectives. Based upon the evaluation under this framework, management concluded that our internal control over financial reporting was effective as of December 31, 2013.

Item 9B. Other Information

None.

PART III

Item 10. Managers, Executive Officers and Corporate Governance

The following table shows information for members of our board of managers and our executive officers as of March 14, 2014. Members of our board of managers are elected for one–year terms, and our executive officers will hold office at the discretion of, and may be removed by, our board of managers.

Name	Age	Position with Constellation Energy Partners LLC
Richard H. Bachmann	61	Independent manager
Stephen R. Brunner	56	Chief Executive Officer, Chief Operating Officer and President
Elizabeth A. Crawford	47	Vice President of Land, General Counsel and Corporate Secretary
Richard S. Langdon	63	Independent manager
Antonio R. Sanchez, III	40	Manager
John N. Seitz	62	Independent manager
Charles C. Ward	53	Chief Financial Officer and Treasurer
Gerald F. Willinger	46	Manager

Richard H. Bachmann has been an independent member of our board of managers and our audit, compensation, conflicts, and nominating and governance committees and chair of our conflicts committee since November 2006. Mr. Bachmann joined the general partner (the General Partner) of Enterprise Products Partners L.P. (Enterprise) and Enterprise Products Company, a privately-held affiliate of Enterprise, as Executive Vice President, Chief Legal Officer and Secretary in January 1999. Mr. Bachmann resigned such positions in November 2010. Also since January 1999, Mr. Bachmann has served as a Director of Enterprise Products Company. He previously served as a Director of the General Partner from June 2000 to January 2004 and was re-elected and continued as a Director of the General Partner from February 2006 until April 2010. Mr. Bachmann was elected Group Vice Chairman, Chief Legal Officer and Secretary of Enterprise Products Company in December 2007. Since April 2010, Mr. Bachmann has been and continues as the President and Chief Executive Officer of Enterprise Products Company. From August 2005 until April 2010, Mr. Bachmann served as Executive Vice President, Chief Legal Officer and Secretary of EPE Holdings LLC, the sole general partner of Enterprise GP Holdings L.P., a publicly-traded partnership and an affiliate of Enterprise. Mr. Bachmann was also elected a Director of EPE Holdings in February 2006. In April 2010, Mr. Bachmann resigned his positions as Chief Legal Officer and Secretary of EPE Holdings LLC, but remained as a director and an Executive Vice President of that company until its merger with and into a subsidiary of Enterprise. After the merger in November 2010, Mr. Bachmann was elected a director of the post-merger general partner of Enterprise. In October 2006, Mr. Bachmann was elected President, Chief Executive Officer and a Director of DEP Holdings LLC, the sole general partner of Duncan Energy Partners L.P., a publicly-traded partnership, but resigned those positions in April 2010 to devote more time to his position at Enterprise Products Company. All of the foregoing entities perform various transportation and other services to the energy and petrochemical industries. Prior to joining Enterprise Products Company in 1999, Mr. Bachmann served as a Partner in the law firms of Snell & Smith P.C. from 1993 to 1998 and Butler & Binion from 1988 to 1993.

Stephen R. Brunner has served as our President and Chief Executive Officer since March 2008 and our Chief Operating Officer since February 2008. He has also served as a member of our board of managers from December 2008 until August 2011. Mr. Brunner also served as Vice President for Constellation Energy Commodities Group, Inc. (CCG) from February 2008 to January 2009. From 2001 until November 2007, Mr. Brunner served as Executive Vice President, Operations of Pogo Producing Company, an oil and gas exploration company.

Elizabeth A. Crawford has served as our Vice President of Land, General Counsel and Corporate Secretary since February 2013. Since joining the Company in October 2009, she has held various positions, including most recently as Associate General Counsel and Land Manager. Prior to that time, she served as a Senior Counsel for CCG from August 2005 until June 2009. Prior to joining CCG, she held various legal positions at Anadarko Petroleum Corporation and El Paso Corporation.

Richard S. Langdon has been an independent member of our board of managers and our audit, compensation, conflicts and nominating and governance committees and chair of our audit committee since November 2006 and has served as the chairman of our board of managers since October 2011. Mr. Langdon is also currently the President, Chief Executive Officer and Chairman of KMD Operating Company LLC (KMD Operating), a position held since November 2011, a privately held exploration and production company. Mr. Langdon has been serving as the Interim President and Chief Executive Officer of Gasco Energy, Inc., a publicly traded exploration and production company, since May 2013. Mr. Langdon has also served as a Director of Gasco Energy, Inc. since 2003. Mr. Langdon was the President and Chief Executive Officer of Matris Exploration Company L.P., a privately held exploration and production company (Matris Exploration), from July 2004 and Executive Vice President and Chief Operating Officer of KMD Operating from August 2009 until the merger of Matris Exploration into KMD Operating in November 2011, which merger was effective January 2011. Mr. Langdon also served as President and Chief Executive Officer of Sigma Energy Ventures, LLC, a privately held exploration and production company, from November 2007 until November 2013. From 1997 until 2002, Mr. Langdon served as Executive Vice President and Chief Financial Officer of EEX Corporation, a publicly traded exploration and production company that merged with Newfield Exploration Company in 2002. Prior to that, he held various positions with the Pennzoil Companies from 1991 to 1996, including Executive Vice President—International Marketing—Pennzoil Products Company; Senior Vice President—Business Development—Pennzoil Company; and Senior Vice President—Commercial & Control—Pennzoil Exploration & Production Company.

Antonio R. Sanchez, III has been a member of our board of managers since August 2013. Mr. Sanchez has served as the President and Chief Executive Officer of Sanchez Energy Corporation (NYSE: SN) and has been a member of SN’s board of directors since its formation in August 2011. He has been directly involved in the oil and gas industry for over 12 years. Mr. Sanchez, III is also the President of Sanchez Oil & Gas Corporation, which he joined in October 2001, as well as the President of SEP Management I, LLC and a Managing Director of Sanchez Energy Partners I, LP. In his capacities as a director and officer of these companies, Mr. Sanchez, III manages all aspects of their daily operations, including exploration, production, finance, capital markets activities, engineering and land management. From 1997 to 1999, Mr. Sanchez, III was an investment banker specializing in mergers and acquisitions with J.P. Morgan Securities Inc. From 1999 to 2001, Mr. Sanchez, III worked in a variety of positions, including sales and marketing, product development and investor relations, at Zix Corporation, a publicly traded encryption technology (NASDAQ: ZIXI). Mr. Sanchez, III has also been a member of the board of directors of Zix Corporation since May 2003.

John N. Seitz has been an independent member of our board of managers and our audit, compensation, conflicts, and nominating and governance committees and chair of our compensation and nominating and governance committees since November 2006. Mr. Seitz currently serves as Chairman and Chief Executive Officer of GulfSlope Energy, Inc. (OTCQB: GSPE), an independent energy company focused on exploration for crude oil and natural gas in the Gulf of Mexico. Mr. Seitz is also currently Vice Chairman of the Board of Directors of Endeavour International Corporation, a publicly traded oil and gas exploration and production company which he founded in February 2004. Prior to founding Endeavour International Corporation, Mr. Seitz served as Chief Executive Officer, President and Chief Operating Officer of Anadarko Petroleum Corporation from January 2002 to March 2003, and prior to being named Chief Executive Officer, President and Chief Operating Officer, Mr. Seitz was the Chief Operating Officer and President of Anadarko Petroleum Corporation beginning in 1999. Mr. Seitz also served as Anadarko Petroleum Corporation’s Executive Vice President, Exploration and Production and as a member of its Board of Directors from 1997 to 1999. Mr. Seitz also serves as a Director for ION Geophysical Corporation, f/k/a Input Output, Inc., a publicly traded provider of seismic products and services, and as a Director of Gulf United Energy, Inc., a publicly traded energy company with interests in international oil and natural gas properties.

Charles C. Ward has served as our Chief Financial Officer and Treasurer since March 2008. Mr. Ward also served as a Vice President of CCG from November 2005 until December 2008. Prior to that time, he was a Vice President of Enron North America Corp. from March 2002 to November 2005.

Gerald F. Willinger has been a member of our board of managers since August 2013. Mr. Willinger is currently a Managing Partner of Sanchez Capital Advisors, LLC and Manager and Co-founder of Sanchez Resources, LLC, an oil and gas company since February 2010. Mr. Willinger currently serves as a Director of Sanchez Resources. From 1998 to 2000, Mr. Willinger was an investment banker with Goldman, Sachs & Co. Mr. Willinger served in various private equity investment management roles at MidOcean Partners, LLC and its predecessor entity, DB Capital Partners, LLC, from 2000 to 2003 and at the Cypress Group, LLC from 2003 to 2006. Prior to joining Sanchez Capital Advisors, LLC, Mr. Willinger was a Senior Analyst for Silver Point Capital, LLC, a credit-opportunity fund, from 2006 to 2009.

Qualifications of Board of Managers

The holders of our Class A units elect two Class A managers and our Class B unitholders elect three Class B managers to our board of managers. Some of the key criteria for serving on our board of managers as a Class B manager include independence from PostRock, SOG and Exelon, experience in the exploration and production industry, familiarity with master limited partnerships, and corporate governance, financial, or other management experience. Our Class B managers, and the specific experience, qualifications, attributes and skills that led the board to conclude that they should serve as managers, are:

•	Mr. Bachmann brings to our board significant experience in the master limited publicly traded partnership sector and extensive legal and corporate governance skills. Mr. Bachmann has had a long-time affiliation with the Enterprise family of master limited partnerships, a large and successful group of energy-focused master limited partnerships. He has served in key leadership roles for Enterprise and its affiliates, including Chief Legal Officer, Director, President and Chief Executive Officer. His experiences with Enterprise contribute to our board’s understanding of the business model for master limited partnerships. His experience and knowledge of legal affairs and corporate governance in the energy industry contributes to the efficiency and effectiveness of our board. Mr. Bachmann is independent of PostRock, SOG and Exelon.

•	Mr. Langdon brings to our board considerable financial and managerial experience in the energy industry as well as his entrepreneurial abilities, which are valuable to a small growing company such as us. He has served as the Chief Financial Officer of EEX Corporation, a publicly traded exploration and production company that merged with Newfield Exploration. He has also held significant commercial positions with the Pennzoil Companies, including roles in business development and marketing. He is also the founder and owner of two privately held oil and gas companies. Mr. Langdon has extensive experience in finance and accounting that adds significant value to the board’s oversight role of our financial reporting. He has prior public company board and audit committee experience, which is beneficial for our board operations, and served as the chairman of the audit committee of Gasco Energy, Inc., a publicly traded exploration and production company until he was named Gasco’s Interim President and Chief Executive Officer. Mr. Langdon is independent of PostRock, SOG and Exelon.

•

Mr. Seitz brings to our board significant managerial and operational experience in the oil and gas industry. He is the current Chairman and Chief Executive Officer of GulfSlope Energy, Inc., an independent energy company focused on exploration for crude oil and natural gas in the Gulf of Mexico. He is the current vice chairman of Endeavor International Corporation, a publicly traded oil and gas exploration company, and has served as the Chief Executive Officer of Anadarko Petroleum, one of the largest independent oil and gas companies in North America. His specialized technical experience in the oil and gas industry adds significant value to the board’s contribution to our performance. He also has prior public company board experience, which is beneficial for the operations of our board, and currently serves as a director of ION Geophysical Corporation, a publicly traded provider of seismic services to the exploration and production industry, and as a director of Gulf United Energy, Inc., a publicly traded independent energy company with interests in international oil and natural gas properties. Mr. Seitz is independent of PostRock, SOG and Exelon.

Our Class A unitholders have elected Messrs. Sanchez and Willinger as our two Class A managers to represent the Class A unitholder interests on our board. Our Class A managers, and the specific experience, qualifications, attributes and skills that led the Class A unitholders to conclude that they should serve as managers, are:

•	Mr. Sanchez, III brings to our board substantial upstream oil and gas/energy industry experience in both public and private entities. In his current capacity as President and Chief Executive Office of Sanchez Energy Corporation, he brings the perspective of leading a quickly growing, publicly traded upstream company focused on asset value maximization and the creation of shareholder value. In his current capacity as President of Sanchez Oil & Gas Corporation, he brings particular expertise in operating multiple upstream oil and gas entities through a shared service model. He acts as a liaison with Sanchez Energy Partners I, LP and ensures our board has a continuing dialogue with our significant unitholder.

•	Mr. Willinger brings to our board substantial experience in risk management, finance and negotiated transactions in the energy industry. He has a valuable perspective on upstream master limited partnerships, which provides our board with unique insights in to master limited partnership management and growth opportunities. Additionally, he brings an expansive network of both private and public capital providers, which is useful for our board when evaluating possible capital sources. Mr. Willinger also acts as a liaison between the Company and Sanchez Energy Partners I, LP. Since our initial public offering, all of our Class B managers have been re-elected by our unitholders. Our Class A unitholders currently elect their Class A managers concurrent with our annual meeting.

Corporate Governance

Board Leadership Structure and Risk Oversight

Our board has three independent members as Class B managers and two managers elected by our Class A unitholders. Our independent board members are currently serving or have served as members of senior management of other public companies and have served as managers or directors of other public companies. We have four board committees comprised solely of independent managers, with each of these committees having an independent manager serving as chair of the committee. We believe that the number of independent, experienced managers that make up our board benefits our Company and our unitholders.

Under our operating agreement and corporate governance guidelines, the chairman of the board is responsible for:

•	chairing board meetings;

•	scheduling and setting the agendas for board meetings and

•	providing information to board members in advance of each board meeting.

In addition, the board of managers has designated the chairman of the nominating and corporate governance committee to act as “Lead Manager.” In that capacity, the current chairman, Mr. John N. Seitz, has the following duties and authority:

•	presiding at all board meetings where the chairman of the board of managers is not present;

•	serving as a liaison between the chairman of the board of managers and the independent managers;

•	approving information sent to the board and agendas and meeting schedules for board meetings;

•	calling meetings of the non-management managers;

•	ensuring his availability for direct consultation upon request of a major unitholder;

•	chairing the executive session of non-management managers; and

•	serving as a contact for unitholder complaints, other than those involving auditing/accounting matters.

Interested parties may communicate directly with the Lead Manager by writing to the Secretary, Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002.

In accordance with NYSE MKT requirements, our audit committee charter provides that the audit committee is responsible for overseeing the risk management function in the Company. While the audit committee has primary responsibility for overseeing risk management, our entire board of managers is actively involved in overseeing risk management for the Company. For example, on at least a quarterly basis, our audit committee and our full board receive a risk management report from the Company’s chief financial officer. The full board also engages in periodic discussion with other Company officers as the board may deem appropriate. In addition, each of our board committees considers the risks within its area of responsibilities. For example, our compensation committee considers the risks that may be implicated by our executive compensation programs. We believe that the leadership structure of our board supports the board’s effective oversight of our risk management.

On an annual basis, as part of our review of corporate governance, the board evaluates our board leadership structure to ensure that it remains the optimal structure for our Company and our unitholders. We recognize that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. We believe our current leadership structure, under which our chairman of the board and each of the board committees are chaired by independent managers and a Lead Manager assumes specified responsibilities, remains the optimal board leadership structure for our Company and our unitholders at this time.

During 2012 and 2013, the board of managers met 11 and eight times, respectively. Each Class B manager attended at least 75% of the meetings of the board and of each committee on which he served.

The board of managers has adopted a policy that encourages each manager to attend the annual meeting of unitholders. All of the persons then serving as our managers attended the 2012 annual meeting of unitholders.

Committees of the Board of Managers

Audit Committee

As described in the audit committee charter, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants to audit our financial statements, including assessing the independent auditor’s qualifications and independence, and establishes the scope of, and oversees, the annual audit. The committee also approves any other services provided by public accounting firms. The board has delegated to the audit committee the review and approval of our decision to enter into derivative transactions and our exemption from the swap clearing and swap execution requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). The audit committee provides assistance to the board in fulfilling its oversight responsibility to the unitholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function. The audit committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and our board of managers established. In doing so, it will be the responsibility of the audit committee to maintain free and open communication between the committee and our independent auditors, the internal accounting function and management of our Company.

The board of managers has determined that the chairman of the audit committee is an “audit committee financial expert” as that term is defined in the applicable rules of the SEC.

The audit committee held six meetings in 2012 and four meetings in 2013. Mr. Langdon is chairman, and Messrs. Seitz and Bachmann are members.

Compensation Committee

As described in the compensation committee charter, the compensation committee establishes and reviews general policies related to our compensation and benefits. The compensation committee determines and approves, or makes recommendations to the board of managers with respect to, the compensation and benefits of our board of managers and our named executive officers and employees.

The committee establishes and reviews general policies related to our compensation and benefits, and annually reviews and approves the compensation paid to our executive officers and non-employee managers. The committee also approves the annual performance-based bonus award pool and long-term incentive equity awards for all employees.

Our Chief Executive Officer makes recommendations to the compensation committee regarding the compensation for the executive officers, other than himself. Specific recommendations include base salary adjustments, targets and goals for the annual performance-based bonus plan and long-term incentive awards. The committee considers these recommendations in developing its own recommendations to our board of managers, which, in its sole discretion, determines compensation actions for the other executive officers. The committee considers and, in its sole discretion, makes the final determination about compensation actions for the Chief Executive Officer.

When assessing compensation actions for the Chief Executive Officer and the other executive officers, the compensation committee considers several factors including comparative market data, the level of achievement of our annual business plan, our performance against our peer group, individual executive officer performance, scope of job responsibilities and the individual’s industry experience, technical skills and tenure with the Company.

Our compensation committee is authorized to retain compensation consultants at the Company’s expense and obtain any compensation surveys or reports regarding the design and implementation of compensation programs that it may find necessary in designing, implementing or administering compensation programs. During 2012 and 2013, the committee retained Meridian Compensation Partners, LLC (Meridian). The committee retained Meridian after a review of the independence factors included in the Dodd-Frank Act for compensation consultants and considering Meridian’s independence based on such factors. The amount paid to Meridian was less than $50,000 in 2012 and less than $37,000 in 2013, for which Meridian prepared a competitive review of the compensation of our executive officers, advised the compensation committee regarding the design of our incentive plans and assisted with other related matters.

The compensation committee held nine meetings in 2012 and five meetings in 2013. Mr. Seitz is chairman, and Messrs. Bachmann and Langdon are members.

Conflicts Committee

Our board of managers has established a conflicts committee to review specific matters that the board believes may involve conflicts of interest, including transactions with related persons such as PostRock, SOG,

Exelon or their affiliates or our managers and executive officers. The conflicts committee determines if the resolution of the conflict of interest is fair and reasonable to our Company. Our operating agreement provides that members of the conflicts committee may not be officers or employees of our Company, or directors, officers or employees of any of our affiliates, and must meet the independence standards for service on an audit committee of a board of directors as established by NYSE MKT and SEC rules. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to our Company and approved by all of our unitholders. However, the board is not required by the terms of our operating agreement to submit the resolution of a potential conflict of interest to the conflicts committee, and may itself resolve such conflict of interest if the board determines that (i) the terms of the related person transaction are no less favorable to us than those generally being provided to or available from unrelated third parties or (ii) the transaction is fair and reasonable to us, taking into account the totality of the relationships between the parties involved. Any matters approved by the board in this manner will be deemed approved by all of our unitholders.

The conflicts committee held two meetings in 2012 and two meetings in 2013. Mr. Bachmann is chairman, and Messrs. Seitz and Langdon are members.

Nominating and Governance Committee

As described in the nominating and governance committee charter, the nominating and governance committee nominates candidates to serve on our board of managers. The nominating and governance committee is also responsible for monitoring a process to review manager, board and committee effectiveness, developing and implementing our corporate governance guidelines, recommending committee members and committee chairpersons and otherwise taking a leadership role in shaping the corporate governance of our Company.

The nominating and governance committee held four meetings in 2012 and five meetings in 2013. Mr. Seitz is chairman, and Messrs. Bachmann and Langdon are members.

We maintain on our website, www.constellationenergypartners.com, copies of the charters of each of the committees of the board of managers (except the conflicts committee which does not have a charter), as well as copies of our Corporate Governance Guidelines, Code of Ethics for Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, and Code of Business Conduct and Ethics. Copies of these documents are also available in print upon request of our Corporate Secretary. The Code of Business Conduct and Ethics provides guidance on a wide range of conduct, conflicts of interest and legal compliance issues for all of our managers, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. We will post any amendments to, or waivers of, the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer on our website.

Nominations for Manager

The board of managers seeks diverse candidates who possess the background, skills and expertise to make a significant contribution to the board of managers, us and our unitholders. Annually, the nominating and corporate governance committee reviews the qualifications and backgrounds of the managers, as well as the overall composition of the board of managers, and recommends to the full board of managers the slate of Class B manager candidates to be nominated for election at the next annual meeting of unitholders. The board of managers has adopted a policy whereby the nominating and corporate governance committee will consider the recommendations of unitholders with respect to candidates for election to the board of managers and the process and criteria for such candidates will be the same as those currently used by us for manager candidates recommended by the board of managers or management. During 2013, there were no changes to the procedures for nominating candidates to our board of managers.

Our Corporate Governance Guidelines, a copy of which is maintained on our website, www.constellationenergypartners.com, include criteria that are to be considered by the nominating and corporate governance committee and board of managers in considering candidates for nomination to the board of managers. These criteria require that a candidate:

•	has the business and/or professional knowledge and experience applicable to us, our business and the goals and perspectives of our unitholders;

•	is well-regarded in the community, with a long-term, good reputation for highest ethical standards;

•	has good common sense and judgment;

•	has a positive record of accomplishment in present and prior positions;

•	has an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and

•	has the time, energy, interest and willingness to become involved with us and our future.

Within our Corporate Governance Guidelines there is no specific requirement that the nominating and corporate governance committee or the board of managers consider diversity in identifying candidates for nomination to the board of managers.

A unitholder who wishes to recommend to the nominating and corporate governance committee a nominee for manager for the 2014 annual meeting of unitholders should submit the recommendation in writing to the Secretary, Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002 so it is received by July 28, 2014 but not earlier than June 28, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our managers and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership of our equity securities and reports of changes in ownership of our equity securities with the SEC. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and managers, we believe that during 2012 and 2013 all Section 16(a) reporting persons complied with all applicable filing requirements in a timely manner.

Certifications

The NYSE MKT requires the Chief Executive Officer of each listed company to certify annually that he is not aware of any violation by the Company of the NYSE MKT’s corporate governance listing standards, qualifying the certification to the extent necessary. In accordance with the rules of the NYSE MKT, we will provide such a certification within 30 days after our 2013 annual meeting to be held in 2014. As a result of the PostRock litigation, we were enjoined from holding our 2013 annual meeting by the Court of Chancery of the State of Delaware (the Court); therefore, our 2013 certification with NYSE MKT has not been filed. Once the court allows us to conduct our 2013 annual meeting, it will be scheduled and held, with the certification being filed with NYSE MKT within 30 days of the meeting. The certifications of our Chief Executive Officer and Chief Financial Officer required by Sections 302 and 906 of the Sarbanes-Oxley Act have been included as exhibits to our Annual Report on Form 10-K which was filed on March 27, 2014.

Item 11. Executive Compensation

Summary Compensation Table

The following table sets forth the compensation of our named executive officers (NEOs) for 2013 and 2012:

Name and Principal Position	Year	Salary	Cash Bonus(a)	Unit Awards(b)	All Other Compensation(c)	Total
Stephen R. Brunner	2013	$339,900	$169,950	$—	$8,842	$518,692
Chief Executive Officer, Chief Operating Officer, and President(d)	2012	$339,900	$169,950	$169,201	$273,637	$952,688

Elizabeth A. Crawford	2013	$210,000	$57,750	$—	$10,096	$277,846
Vice President of Land, General Counsel and Corporate Secretary(d)(e)

Michael B. Hiney	2013	$91,512	$—	$—	$267,216	$358,728
Chief Accounting Officer and Controller(d)(e)	2012	$198,275	$54,526	$33,841	$61,145	$347,787

Lisa J. Mellencamp	2013	$21,788	$—	$—	$751,502	$773,290
General Counsel and Secretary(e)(e)	2012	$226,600	$—	$67,681	$115,905	$410,186

Charles C. Ward	2013	$254,925	$95,597	$—	$13,722	$364,244
Chief Financial Officer and Treasurer(d)(e)	2012	$254,925	$95,597	$84,602	$143,187	$578,311

(a)	The amount in this column reflects each named applicable named executive officer’s annual cash incentive bonus earned for 2013 and 2012 performance, as applicable. The annual cash incentive bonuses were determined by our compensation committee based on assessments of both Company and individual performance. The amounts for each of Messrs. Brunner, Hiney, and Ward and Ms. Mellencamp were awarded in recognition of the achievement of overall performance at below target level in 2012. The amounts for each of Messrs. Bruner and Ward and Ms. Crawford were awarded in recognition of the achievement of overall performance at below target level in 2013.
(b)	The amount in this column reflects the grant date fair value of all unit awards in 2012 calculated in accordance with FASB ASC Topic 718. These unit awards vest between 2013 and 2015. See Part IV. “Exhibits and Financial Statement Schedules—Notes to Consolidated Financial Statements—11. Unit-Based Compensation” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for further information. There were no unit awards granted in 2013.
(c)	The amount in this column reflects the vested amount of the cash portion of the cash-based performance award earned during 2012, the amount of matching contributions made to each named executive officer under our 401k plan, the cost of life insurance equal to the named executive officer’s salary for 2013, 2012 and 2011, the one-time inducement sign-on bonus during 2011, and severance payments and other amounts due Mr. Hiney and Ms. Mellencamp as a result of their employment termination in 2013. The 2012 cash-based performance award for Messrs. Brunner, Ward and Hiney and Ms. Mellencamp was $250,000, $125,000, $50,000, and $100,000, respectively. The cash portion of the one-time inducement sign-on bonus for Messrs. Brunner, Ward and Hiney and Ms. Mellencamp was $225,000, $168,750, $131,250, and $150,000, respectively. The amount due to Mr. Hiney as a result of employment termination in 2013 was $261,096, of which $200,000 was a severance amount. The amount due to Ms. Mellencamp as a result of employment termination in 2013 was $750,713, of which $639,900 was a severance amount.
(d)	Our named executive officers are eligible to participate in Company benefit plans such as medical, dental, life, and disability insurance, 401k and flexible spending accounts on the same terms as all our employees.
(e)	Mr. Hiney’s employment with the Company terminated in May 2013, and Ms. Mellencamp’s employment with the Company terminated in January 2013. Ms. Crawford was promoted to an executive officer position in February 2013. Mr. Ward became the Principal Accounting Officer upon Mr. Hiney’s departure in May 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards and their market value using the closing price of our common units on NYSE MKT at December 31, 2013 for our 2013 NEOs:

	Outstanding Equity Awards at December 31, 2013
Name	Number of Restricted Units Not Vested	Number of Unit-Based Awards Not Vested	Fair Market Value of Units Not Vested	Vesting Dates
Stephen R. Brunner	136,042	—	$326,501	2014
	46,717	—	112,121	2015

	182,759	—	$438,622

Elizabeth A. Crawford	5,980	—	$14,352	2014
	1,558	—	3,739	2015

	7,538	—	$18,091

Charles C. Ward	49,070	—	$117,768	2014
	15,575	—	37,380	2015

	64,645	—	$155,148

Employment Agreements

Pursuant to the terms of the employment agreements, each 2013 NEO received the following compensation with respect to performance for 2013:

Name	Base Salary	Bonus Target	Maximum Bonus
Stephen R. Brunner	$339,900	100%	200%
Elizabeth A. Crawford	$210,000	55%	80%
Charles C. Ward	$254,925	75%	150%

Termination of Employment

Each executive’s employment may be terminated at any time and for any reason by either or both of the Company and the executive. Except as described below, if the executive terminates his or her employment, all unvested or unearned awards will be forfeited. If the executive’s employment is terminated in connection with an “Involuntary Termination” at any time prior to a change of control of the Company or after two years have elapsed following a change of control, the Company will, pursuant to the terms of the employment agreements, make payments and take actions as follows (such payments and actions, the Severance Amount):

•	make a cash payment of (i) one and one-half times the executive’s then-current annual compensation, which includes (A) the target-level bonus plus (B) the greater of the annual base salary in effect on the date of the Involuntary Termination or the annual base salary in effect 180 days prior to the Involuntary Termination;

•	cause any unvested awards granted under the Plan to become immediately vested and cause any and all nonqualified deferred compensation to become immediately nonforfeitable; and

•	cause a continuation of medical and dental benefits for one year following the Involuntary Termination.

If the executive’s employment is terminated (i) by the executive through the exercise of the Special Termination Option (described below) or (ii) in connection with an Involuntary Termination during the two-year period following a Change of Control of the Company, the Company will, pursuant to the terms of his or her Employment Agreement, make payments and take actions as follows (such payments and actions, the “Enhanced Severance Amount”):

•	make a cash payment of (i) two times the executive’s then-current annual compensation, which includes (A) the target level bonus plus (B) the greater of the annual base salary in effect on the date of the Involuntary Termination, the annual base salary in effect 180 days prior to the Involuntary Termination, or the annual base salary in effect immediately prior to the change of control, plus (iii) the performance award and target-based grants payable under the Plan for the then-current year, paid as if the target-level performance was achieved for the entire year, prorated based on the number of whole or partial months completed at the time of the Involuntary Termination;

•	cause any unvested awards granted under the Plan to become immediately vested and cause any and all nonqualified deferred compensation to become immediately nonforfeitable;

•	cause a continuation of medical and dental benefits for one year following the change of control; and

•	provide for a full tax gross-up in connection with any excise tax levied on the items described in the preceding three bullets.

A “Change of Control” occurs if any of the following events occurs: (i) during a period of 24 consecutive months, all of the Class B managers at the beginning of such period, and any persons nominated by at least two such managers, cease to constitute all of the Class B managers, (ii) during a period of 24 consecutive months, the individuals who constitute our board of managers at the beginning of such period, and any persons nominated by at least two Class B managers, cease to constitute at least a majority of our board of managers, (iii) during a period of 24 consecutive months immediately following a Class A Event (described below), at least one Class B manager ceases to serve as a manager, (iv) any person becomes the beneficial owner of 25% or more of the combined voting power of our outstanding units eligible to vote for the election of our board of managers, (v) certain business combinations, unless the Company’s unitholders control more than 60% of the voting power of the surviving entity, no person owns more than 25% of the voting power of the surviving entity and a majority of the members of the board of the surviving entity were managers at the time the agreement approving the business combination was approved by our board of managers, (vi) a plan of liquidation of the Company is approved by the unitholders or (vii) a sale of all or substantially all of the assets of the Company to an acquiror which has more than 40% of its voting power controlled by persons other than the Company’s unitholders. A “Class A Event” occurs if (A) PostRock ceases to own directly or indirectly at least 50% of the Class A units, (B) certain business combinations involving PostRock where persons other than PostRock’s stockholders control more than 40% of the voting power of the surviving entity or (C) PostRock ceases to have the direct or indirect right to appoint all of the Class A managers. The employment agreements stipulate that a Class A Event occurred on March 12, 2012, and the issuance of Class A units on August 9, 2013 to Sanchez Energy Partners I, LP triggered another Class A Event. Accordingly, a Change of Control will be triggered upon the anticipated election of two new class B members at the 2013 annual meeting.

The “Special Termination Option” permits each executive to terminate his or her employment at any time within the one-year period following the acquisition by PostRock or its affiliates of at least 49% of our outstanding common units.

The Severance Amount and Enhanced Severance Amount are contingent on the execution of a release of any claims the terminated executive may have against us and our affiliates. In addition, any such amounts must be repaid if a final and non-appealable judgment is entered by a court of competent jurisdiction finding that the executive’s conduct in performance of his or her duties under the employment agreement constituted willful misconduct.

The initial term of the employment agreements will expire in 2014 unless sooner terminated in accordance with the employment agreement. If the agreements have not otherwise been terminated prior to the expiration of the initial term, the employment agreements will automatically be extended for an additional one-year period unless either party to such employment agreement delivers written notice 180 days prior to the expiration of the initial term. We guaranteed the obligations of CEP Services Company, Inc. under the employment agreements.

Compensation of Managers

Our board of managers, based on recommendations from our compensation committee, input from Meridian, and a 2007 Towers Perrin report for the compensation committee, approved the following individual non-employee manager annual cash compensation program:

•	$40,000 annual retainer for each manager;

•	the chairman of the board of managers will receive a $50,000 annual retainer and the chairman of the audit committee will receive a $10,000 annual retainer;

•	$2,500 fee for each meeting of the board of managers and each committee meeting attended by a member thereof that occurs on a day when there is no board meeting; and

•	reasonable travel expenses to attend meetings.

Our board of managers, based on recommendations from our compensation committee, input from Meridian, and a 2007 Towers Perrin report for the compensation committee, also approved the following non-employee manager unit-based compensation program:

•	Each non-employee manager will receive an annual restricted common unit award with a value of $75,000, to be granted as of March 1 of each year, such award to have a one-year vesting period and to be forfeited on a pro-rata basis if service as a manager terminates prior to the one-year vesting period. The managers may also elect to pay this award in cash as opposed to granting restricted common units.

The number of any restricted common units granted to each non-employee manager is computed based on the date of the grant as determined by the compensation committee, rounded to the nearest unit. Cash distributions on any restricted common units are made at the time such distributions are made to other holders of common units.

For 2012, due to the limited number of units remaining under our Long-Term Incentive Plan and our 2009 Omnibus Incentive Compensation Plan and in order to reduce the structural general and administrative expenses of the Company, the managers elected to not be paid the $75,000 in restricted common units or in cash on March 1, 2013.

The following table sets forth a summary of the 2013 non-employee manager compensation, as determined by our board of managers:

	Manager Compensation
Name	Fees Earned or Paid in Cash	Unit Awards(a)	All Other Compensation(a)	Total
Richard H. Bachmann	$45,000	$—	$—	$45,000
John R. Collins(b)	$36,848	$—	$—	$36,848
Richard S. Langdon	$90,000	$—	$—	$90,000
Gary M. Pitman(b)	$36,848	$—	$—	$36,848
Antonio R. Sanchez, III(c)	$8,261	$—	$—	$8,261
John N. Seitz	$45,000	$—	$—	$45,000
Gerald F. Willinger(c)	$8,261	$—	$—	$8,261

(a)	No annual restricted common unit award (or cash equivalent) of $75,000 was granted for 2013.
(b)	Mr. Pittman joined the board of managers effective August 30, 2012 and was removed on August 9, 2013. Mr. Collins was removed from the board of managers on August 9, 2013.
(c)	Messrs. Sanchez and Willinger joined the board of managers effective August 30, 2013.

Compensation Committee Interlocks and Insider Participation

During 2013, none of our named executive officers served as a member of the board of directors or compensation committee of any entity that had one or more of its named executive officers serving as a member of our board of managers or compensation committee.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Unitholder Matters

The following table sets forth the beneficial ownership of our units held by:

•	each unitholder who is a beneficial owner of more than 5% of our outstanding units;

•	each of our managers and 2013 named executive officers; and

•	our managers and executive officers as a group.

The amounts and percentage of common units and Class A units beneficially owned are reported on the basis of the SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, and/or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Percentage of total units beneficially owned is based on 28,462,185 common units and 1,615,017 Class A units outstanding. Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise set forth below, the address of all of all beneficial owners is c/o Constellation Energy Partners LLC, 1801 Main Street, Houston, Texas 77002. Ownership amounts are as of December 31, 2013.

	Common Units Beneficially Owned		Class A Units Beneficially Owned		Percentage of Total Units Beneficially Owned
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Percentage
PostRock Energy Corporation(1)	5,918,894	20.8%	484,505	30%	21.3%
Sanchez Energy Partners I, LP(2)	4,724,407	16.6%	1,130,512	70%	19.5%
Bradley Louis Radoff(3)	2,360,000	8.3%	—	—	7.8%
Richard H. Bachmann	60,612	*	—	—	*
Stephen R. Brunner	738,007	2.6%	—	—	2.5%
Elizabeth A. Crawford	19,495	*	—	—	*
Michael B. Hiney(4)	95,251	*	—	—	*
Richard S. Langdon	40,100	*	—	—	*
Lisa J. Mellencamp(4)	193,975	*	—	—	*
Antonio R. Sanchez, III(2)	4,724,407	16.6%	1,130,512	70%	19.5%
John N. Seitz	51,612	*	—	—	*
Charles C. Ward	328,722	1.2%	—	—	1.1%
Gerald F. Willinger	—	—	—	—	—
All managers and executive officers as a group (8 persons)	1,238,548	4.4%	—	—	4.1%

*	Less than 1%

(1)	Ownership data as reported on Schedule 13D/A filed on July 29, 2013, by PostRock Energy Corporation, White Deer Energy L.P., White Deer Energy TE L.P., White Deer Energy FI L.P., Edelman & Guill Energy L.P., Edelman & Guill Energy Ltd., Thomas J. Edelman, and Ben A. Guill. PostRock Energy Corporation, through its direct ownership of CEPM may be deemed to beneficially own the Class B common units and Class A units held by CEPM. The address of PostRock Energy Corporation and CEPM is 210 Park Avenue, Oklahoma City, Oklahoma 73102. The address of the other entities reported is White Deer Energy L.P., 667 Madison Avenue, 4th Floor, New York, New York 10065.
(2)	Ownership data as reported on Form 3 on August 13, 2013 and Schedule 13D on August 19, 2013 by Sanchez Energy Partners I, LP, SEP Management I, LLC, Sanchez Oil & Gas Corporation, A. R. Sanchez, Jr. and Antonio R. Sanchez, III. These securities are owned directly by Sanchez Energy Partners I, LP., which is controlled by its general partner, SEP Management I, LLC, a wholly-owned subsidiary of Sanchez Oil & Gas Corporation. Sanchez Oil & Gas Corporation is managed by A.R. Sanchez, Jr. and Antonio R. Sanchez, III. Each of SEP Management I, LLC, Sanchez Oil & Gas Corporation, A. R. Sanchez, Jr. and Antonio R. Sanchez, III may be deemed to share voting and dispositive power over the units held by Sanchez Energy Partners I, LP. Each of SEP Management I, LLC, Sanchez Oil & Gas Corporation, A. R. Sanchez, Jr. and Antonio R. Sanchez, III disclaims beneficial ownership of these securities except to the extent of such person’s pecuniary interest therein.
(3)	Ownership data as reported on Schedule 13G/A filed on February 14, 2014 by Bradley Louis Radoff. The address of Mr. Radoff is 1177 West Loop South, Suite 1625, Houston, Texas 77027. The filing lists 2,360,000 Class B common units owned by Mr. Radoff, who has sole voting power.
(4)	Ms. Mellencamp resigned as an executive officer in January 2013, and Mr. Hiney resigned as an executive officer in May 2013.

Equity Compensation Plan Information

The following table reflects our equity compensation plan information for our Long-Term Incentive Plan and our 2009 Omnibus Incentive Compensation Plan as of December 31, 2013:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Plan Category
Equity compensation plans approved by security holders(a)	—	$—	386,600
Equity compensation plans not approved by security holders	—	$—	—

Total	—	$—	386,600

(a)	As of April 15, 2013, the number of securities remaining available for future issuance under our Long-Term Incentive Plan was 102,398 and the number remaining available under our 2009 Omnibus Incentive Plan was 281,252.

Item 13. Certain Relationships and Related Transactions, and Manager Independence

PostRock, Exelon and SOG, through subsidiaries, own a number of our units. As of December 31, 2013, CEPM , a subsidiary of PostRock, owned 484,505 of our Class A units and 5,918,894 of our Class B common units. CE PH, a subsidiary of Exelon, owned all of our Class C management incentive interests and all of our Class D interests. SEP I, a subsidiary of SOG, owned 1,130,512 of our Class A units, 4,724,407 of our Class B common units and one Class Z unit.

As discussed in “Item 10. Managers, Executive Officers and Corporate Governance-Corporate Governance-Committees of the Board of Managers—Conflicts Committee”, either our board of managers or the board’s conflicts committee reviews all related person transactions.

Our board of managers has established a conflicts committee to review specific matters that the board believes may involve conflicts of interest, including transactions with related persons such as PostRock, Exelon and SOG or their affiliates, including CEPM, CEPH and SEP I. The conflicts committee determines if the resolution of the conflict of interest is fair and reasonable to our Company. Our operating agreement provides that members of the conflicts committee may not be officers or employees of our Company, or directors, officers or employees of any of our affiliates, and must meet the independence standards for service on an audit committee of a board of directors as established by NYSE MKT and SEC rules. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to our Company and approved by all of our unitholders. Our board is not required by the terms of our operating agreement to submit the resolution of a potential conflict of interest to the conflicts committee, and may itself resolve such conflict of interest if the board determines that (i) the terms of the related person transaction are no less favorable to us than those generally being provided to or available from unrelated third parties or (ii) the transaction is fair and reasonable to us, taking into account the totality of the relationships between the parties involved. Any matters approved by the board in this manner will be deemed approved by all of our unitholders. For 2012 and 2013, there were no related party transactions with PostRock, Exelon and SOG or their affiliates that were reviewed or required to be reviewed by the conflicts committee.

PostRock as an “Interested Unitholder”

In 2011, PostRock acquired certain of our Class A units and Class B common units in two separate transactions which represented a 21.3% ownership interest in us at December 31, 2013. Approval of the purchase of these units was neither required nor given by our board of managers or conflicts committee. We believe PostRock is now an “interested unitholder” under Section 203 of the Delaware General Corporation Law, which is applicable to us pursuant to our operating agreement. Section 203, as it applies to us, prohibits an interested unitholder, defined as a person who owns 15% or more of our outstanding common units, from engaging in business combinations with us for three years following the time such person becomes an interested unitholder without the approval of our board of managers and the vote of 66 2⁄3% of our outstanding Class B common units, excluding those held by the interested unitholder. Section 203 broadly defines “business combination” to encompass a wide variety of transactions with or caused by an interested unitholder, including mergers, asset sales and other transactions in which the interested unitholder receives a benefit on other than a pro rata basis with other unitholders. In addition to limiting our ability to enter into transactions with PostRock or its affiliates, this provision of our operating agreement could have an anti-takeover effect with respect to transactions not approved in advance by our board of managers, including discouraging takeover attempts that might result in a premium over the market price for our common units. We believe the Section 203 restrictions related to these unit purchases expire in December 2014.

SOG

In August 2013, SOG acquired certain of our Class A units and Class B common units and one Class Z unit in one transaction which represented a 19.5% ownership interest in us at December 31, 2013. These units were issued to SOG, along with cash, in exchange for oil and natural gas properties located in Texas and Louisiana.

In August 2013, the Company also entered into a Registration Rights Agreement with SOG pursuant to which the Company granted to SOG certain registration rights related to the unit consideration thereunder. Under the Registration Rights Agreement, the Company granted SOG demand registration rights with respect to the preparation and filing with the SEC of one or more registration statements for the purpose of registering the resale of the securities that will be registered.

Board Independence

A majority of our managers are required to be independent in accordance with NYSE MKT listing standards. For a manager to be considered independent, the board of managers must affirmatively determine that such manager has no material relationship with us. When assessing the materiality of a manager’s relationship with us, the board of managers considers the issue from both the standpoint of the manager and from that of persons and organizations with whom or with which the manager has an affiliation. The board of managers has adopted standards to assist it in determining if a manager is independent. A manager will be deemed to have a material relationship with us and will not be deemed to be an independent manager if;

•	the manager has been an employee (other than as an interim executive officer for less than one year), or an immediate family member of the manager has been an executive officer, of us at any time during the past three years:

•	the manager has received, or an immediate family member of the manager has received, more than $120,000 in any twelve-month period in direct compensation from us, other than manager and committee fees or other forms of deferred compensation for priors service (provided such compensation is not contingent in any way on continued service), at any time during the past three years;

•	the manager has been a partner of or employed by, or an immediate family member of the manager has been a partner of or employed by, our internal or external auditor at any time during the past three years;

•	the manager has been employed, or an immediate family member of the manager has been employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee at any time during the past three years; or

•	the manager has been an executive officer or an employee, or an immediate family member of the manager has been an executive officer, of a company that makes payments to, or receives payments from us for property or services in an amount that, in any single fiscal year, exceeds the greater of $200,000, or 5% of such other company’s consolidated gross revenues, at any time during the past three years.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who resides in said person’s home.

The board of managers has determined that each of Messrs. Bachmann, Langdon and Seitz is independent under the NYSE MKT listing standards. In addition, the audit, compensation and nominating and corporate governance committees are composed entirely of independent managers in accordance with NYSE MKT listing standards, SEC requirements and other applicable laws, rules and regulations. There are no transactions, relationships or other arrangements between us and our independent managers that need to be considered under the NYSE MKT listing standards in determining that such persons are independent.

Item 14. Principal Accounting Fees and Services

We engaged our principal accountant, KPMG LLP (KPMG) , to audit our financial statements and perform other professional services beginning in the fiscal year ended December 31, 2013. Prior to the engaging of KPMG, our principal accountant was PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP, audited our financial statements and performed other professional services for the fiscal year ended December 31, 2012.

Audit Fees. The aggregate fees billed for the financial statement audit or services provided in connection with statutory or regulatory filings for the years ended 2013 and 2012 were $600 ,000 and $804,201, respectively.

Audit-Related Fees. There have been no audit-related fees billed by KPMG for the year ended 2013. The re were no aggregate audit-related fees billed by PricewaterhouseCoopers LLP for the year ended 2012.

Tax Fees. There were no tax fees billed by KPMG for the year ended 2013. The aggregate fees related to the preparation of K-1 statements and tax services for the year ended 2012 were $381,390, billed by PricewaterhouseCoopers LLP.

All Other Fees. The re were no other fees billed by our principal accountant for the years ended 2013 and 2012.

Audit Committee Pre-Approval Policies and Practices

Our audit committee must pre-approve any audit and permissible non-audit services performed by our independent registered public accounting firm. In addition, the audit committee has oversight responsibility to ensure the independent registered public accounting firm is not engaged to perform certain enumerated non-audit services, including but not limited to bookkeeping, financial information system design and implementation, appraisal or valuation services, internal audit outsourcing services and legal services. The audit committee has adopted an audit and non-audit services pre-approval policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm must be approved. Pursuant to the policy, all services must be reviewed and approved and the chairman of the audit committee has been delegated the authority to specifically pre-approve services, which pre-approval is subsequently reviewed with the committee. All of the services described as Audit-Related Fees, Tax Fees and All Other Fees were approved by the audit committee.

PART IV

Item 15. Exhibits and Financial Statement Schedules

(a) The following documents are filed as a part of this Annual Report on Form 10-K:

1. Financial Statements:

Report of Independent Registered Public Accounting Firm dated March 27, 2014 of KPMG LLP

Report of Independent Registered Public Accounting Firm dated March 8, 2013 of PricewaterhouseCoopers LLP

Consolidated Statements of Operations and Comprehensive Loss—Constellation Energy Partners LLC for the two years ended December 31, 2013

Consolidated Balance Sheets—Constellation Energy Partners LLC at December 31, 2013 and December 31, 2012

Consolidated Statements of Cash Flows—Constellation Energy Partners LLC for the two years ended December 31, 2013

Consolidated Statements of Changes in Members’ Equity—Constellation Energy Partners LLC for the two years ended December 31, 2013

Notes to Consolidated Financial Statements

2. Financial Statement Schedules:

Schedules are omitted as not applicable or not required

3. Exhibits Required by Item 601 of Regulation S-K.

Exhibit Number	Description

2.1	—Purchase and Sale Agreement, dated as of March 8, 2007, between EnergyQuest Resources, L.P., Oklahoma Processing EQR, LLC and Constellation Energy Partners LLC (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 24, 2007, File No. 001-33147).

2.2	—Purchase and Sale Agreement, dated as of March 8, 2007, between EnergyQuest Resources, L.P., Oklahoma Processing EQR, LLC, Kansas Production EQR, LLC and Kansas Processing EQR, LLC and Constellation Energy Partners LLC (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 24, 2007, File No. 001-33147).

2.3	—Agreement of Merger, dated as of July 12, 2007, among AMVEST Osage, Inc., AMVEST Oil & Gas, Inc. and CEP Mid-Continent LLC, f/k/a CEP Cherokee Basin LLC (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on July 26, 2007, File No. 001-33147).

2.4	—Purchase and Sale Agreement, dated as of August 2, 2007, between Newfield Exploration Mid-Continent Inc. and Constellation Energy Partners LLC (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on September 26, 2007, File No. 001-33147).

2.5	—Nominee Agreement, dated as of September 21, 2007, by and between Newfield Exploration Mid-Continent Inc. and CEP Mid-Continent LLC (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on September 26, 2007).

2.6	—Asset Purchase and Sale Agreement, dated as of May 12, 2005, by and among Everlast Energy LLC, RB Marketing Company LLC, Robinson’s Bend Operating Company LLC and CBM Equity IV, LLC (incorporated herein by reference to Exhibit 10.9 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-134995) filed by Constellation Energy Partners LLC on September 29, 2006.

2.7	—Agreement for Purchase and Sale, dated as of February 19, 2008, among CoLa Resources LLC and CEP Mid-Continent LLC (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 3, 2008, File No. 001-33147).

2.8	—First Amendment to Agreement for Purchase and Sale, dated as of March 31, 2008, among CoLa Resources LLC and CEP Mid-Continent LLC (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 3, 2008, File No. 001-33147).

2.9	—Oil and Gas Purchase Contract, dated as of October 1, 1993, by and between Torch Energy Marketing, Inc. and Torch Royalty Company (incorporated herein by reference to Exhibit 10.5 to Amendment No. 2 to the Registration Statement on Form S-1 filed by Constellation Energy Partners LLC on June 29, 2006, File No. 333-134995).

2.1	—Membership Interest Purchase and Sale Agreement, dated February 1, 2013 between Constellation Energy Partners LLC and Constellation Commodities Upstream LLC (incorporated herein by reference to Exhibit 2.1 to the Current Report and Form 8-K filed by Constellation Energy Partners LLC on February 4, 2013, File No. 001-33147).

2.11	—Contribution Agreement, dated as of August 9, 2013, by and between Constellation Energy Partners LLC and Sanchez Energy Partners I, LP (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K field by Constellation Energy Partners LLC on August 9, 2013, File No. 001-33147).

Exhibit Number	Description

3.1	—Certificate of Formation of Constellation Energy Partners LLC, as amended (incorporated herein by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on March 12, 2007, File No. 001-33147).

3.2	—Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on November 28, 2006, File No. 001-33147).

3.3	—Amendment No. 1 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as of April 23, 2007 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 24, 2007, File No. 001-33147).

3.4	—Amendment No. 2 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as of July 25, 2007. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on July 26, 2007, File No. 001-33147).

3.5	—Amendment No. 3 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as of September 21, 2007 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on September 26, 2007, File No. 001-33147).

3.6	—Amendment No. 4 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as of December 28, 2007 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on December 28, 2007, File No. 001-33147).

3.7	—Amendment No. 5 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as of August 9, 2013 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on August 9, 2013, File No. 001-33147).

10.1	—Second Amended and Restated Credit Agreement dated as of May 30, 2013, among Constellation Energy Partners LLC, as borrower, Societe Generale, as administrative agent, and the lenders party hereto (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on May 31, 2013, File No. 001-33147).

10.2	—Trademark License Agreement, dated as of November 20, 2006, by and among Constellation Energy Group, Inc. and Constellation Energy Partners LLC (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on November 28, 2006, File No. 001-33147).

10.3	—Exploration and Development Agreement, dated July 25, 2005, by and between The Osage Nation and AMVEST Osage, Inc. (incorporated herein by reference to Exhibit 10.23 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on February 27, 2009, File No. 001-33147).

10.4	—Substituted and Replaced First Amendment to the Exploration and Development Agreement, dated October 18, 2006, by and between The Osage Nation and AMVEST Osage, Inc. (incorporated herein by reference to Exhibit 10.24 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on February 27, 2009, File No. 001-33147).

10.5	—Assignment, Assumption and Ratification Agreement, dated as of July 25, 2007, by and between AMVEST Osage, Inc. and CEP Mid-Continent LLC (incorporated herein by reference to Exhibit 10.25 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on February 27, 2009, File No. 001-33147).

Exhibit Number	Description

10.6	—Water Gathering and Disposal Agreement, dated as of August 9, 1990, by and between Torch Energy Associates Ltd. and Valasco Gas Company Ltd. (incorporated herein by reference to Exhibit 10.17 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on March 4, 2008, File No. 001-33147).

10.7	—First Amendment to Water Gathering and Disposal Agreement, dated as of October 1, 1993, by and between Torch Energy Associates Ltd. and Valasco Gas Company Ltd. (incorporated herein by reference to Exhibit 10.18 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on March 4, 2008, File No. 001-33147).

10.8	—Second Amendment to Water Gathering and Disposal Agreement, dated as of November 30, 2004, by and between Robinson’s Bend Operating Company, LLC and Everlast Energy LLC (incorporated herein by reference to Exhibit 10.19 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on March 4, 2008, File No. 001-33147).

10.9	—Third Amendment, dated June 13, 2011, to Water Gathering and Disposal Agreement dated November 30, 2004, by and between Robinson’s Bend Operating II, LLC, Robinson’s Bend Production II, LLC and Torch Energy Associates Ltd. (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on June 15, 2011, File No. 001-33147).

10.1	—Amended and Restated Employment Agreement, dated April 5, 2012, by and between CEP Services Company, Inc. and Stephen R. Brunner (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 6, 2012, File No. 001-33147).

10.11	—Amended and Restated Employment Agreement, dated April 5, 2012, by and between CEP Services Company, Inc. and Charles C. Ward (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 6, 2012, File No. 001-33147).

10.12	—Amended and Restated Employment Agreement, dated April 5, 2012, by and between CEP Services Company, Inc. and Lisa J. Mellencamp (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 6, 2012, File No. 001-33147).

10.13	—Amended and Restated Employment Agreement, dated April 5, 2012, by and between CEP Services Company, Inc. and Michael B. Hiney (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 6, 2012, File No. 001-33147).

10.14	—Employment Agreement, dated as of February 15, 2013, between Elizabeth Ann Evans and CEP Services Company, Inc. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on February 19, 2013, File No. 001-33147).

10.15	—Constellation Energy Partners LLC Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on November 20, 2006, File No. 001-33147).

10.16	—Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan (incorporated herein by reference to Exhibit A to the Proxy Statement filed by Constellation Energy Partners LLC on October 22, 2009, File No. 001-33147).

Exhibit Number	Description

10.17	—Form of Grant Agreement Relating to Notional Units with DERs—Executives (under the 2009 Omnibus Incentive Compensation Plan) (incorporated herein by reference to Exhibit 10.9 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on May 4, 2009, File No. 001-33147).

10.18	—Form of Grant Agreement Relating to Notional Units with DERs—Independent Managers (under the 2009 Omnibus Incentive Compensation Plan) (incorporated herein by reference to Exhibit 10.10 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on May 4, 2009, File No. 001-33147).

10.19	—Form of Grant Agreement Relating to Restricted Units—Executives (under the 2009 Omnibus Incentive Compensation Plan incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on March 3, 2010, File No. 001-33147).

+10.20	—Form of Amended and Restated Grant Agreement Relating to Unit-Based Awards—Executives (under the 2009 Omnibus Incentive Compensation Plan) (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Constellation Energy Partners LLC on August 5, 2011, File No. 001-33147).

+10.21	—Amendment to Amended and Restated Grant Agreement Relating to Unit-Based Awards-Executives (under the 2009 Omnibus Incentive Compensation Plan) (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Constellation Energy Partners LLC on May 10, 2012, File No. 001-33147).

+10.22	—Form of Grant Agreement Relating to Restricted Units—Independent Managers (under the 2009 Omnibus Incentive Compensation Plan) (incorporated herein by reference to Exhibit 10.30 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on February 25, 2010, File No. 001-33147).

+10.23	—Registration Rights Agreement, dated as of August 9, 2013, between Constellation Energy Partners LLC and Sanchez Energy Partners I, LP (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on August 9, 2013, File No. 001-33147).

*21.1	—List of subsidiaries of Constellation Energy Partners LLC.

*23.1	—Consent of KPMG LLP.

*23.2	—Consent of PricewaterhouseCoopers LLP.

*23.3	—Consent of Netherland, Sewell & Associates, Inc.

*31.1	—Certification of Chief Executive Officer, Chief Operating Officer, and President of Constellation Energy Partners LLC pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

*31.2	—Certification of Chief Financial Officer and Treasurer of Constellation Energy Partners LLC pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

*32.1	—Certification of Chief Executive Officer, Chief Operating Officer, and President of Constellation Energy Partners LLC pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*32.2	—Certification of Chief Financial Officer and Treasurer of Constellation Energy Partners LLC pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*99.1	—Report of Netherland, Sewell & Associates, Inc.

Exhibit Number	Description

*101.INS	—XRBL Instance Document

*101.SCH	—XRBL Schema Document

*101.CAL	—XRBL Calculation Linkbase Document

*101.LAB	—XRBL Label Linkbase Document

*101.PRE	—XRBL Presentation Linkbase Document

*101.DEF	—XRBL Definition Linkbase Document

*	Filed herewith
+	Management contract or compensatory plan or arrangement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and Board of Managers of Constellation Energy Partners LLC:

We have audited the accompanying consolidated balance sheet of Constellation Energy Partners LLC and subsidiaries as of December 31, 2013, and the related consolidated statements of operations and comprehensive loss, members’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying consolidated financial statements of Constellation Energy Partners LLC and subsidiaries as of December 31, 2012, were audited by other auditors whose report thereon dated March 8, 2013, expressed an unqualified opinion on those statements, before the discontinued operations adjustments described in Note 2 to the consolidated financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2013 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Constellation Energy Partners LLC and subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

We also have audited the adjustments described in Note 2 that were applied to retrospectively adjust the 2012 consolidated financial statements for discontinued operations. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2012 consolidated financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2012 consolidated financial statements taken as a whole.

/s/ KPMG LLP

Houston, Texas

March 27, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and Board of Managers of Constellation Energy Partners LLC:

In our opinion, the consolidated balance sheets as of December 31, 2012 and the related consolidated statements of operations and comprehensive income (loss), of cash flows and of changes in members’ equity for the year then ended, before the effects of the adjustments to retrospectively reflect the discontinued operations described in Note 2, present fairly, in all material respects, the financial position of Constellation Energy Partners LLC and its subsidiaries at December 31, 2012, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America (the 2012 financial statements before the effects of the adjustments discussed in Note 2 are not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit, before the effects of the adjustments described above, of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Subsequent to December 31, 2012, the Company entered into an asset sale transaction and extended its reserve based credit facility to March 31, 2014.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively reflect the discontinued operations described in Note 2 and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have properly applied. Those adjustments were audited by other auditors

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 8, 2013

CONSTELLATION ENERGY PARTNERS LLC and SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per unit data)

	Year Ended December 31,
	2013	2012
Revenues
Natural gas sales	$23,129	$34,019
Oil and liquid sales	20,948	12,508

Total revenues	44,077	46,527
Expenses:
Operating expenses:
Lease operating expenses	18,858	19,411
Cost of sales	1,455	1,299
Production taxes	2,601	1,646
General and administrative	22,214	15,747
Loss on sale of assets	4	7
Depreciation, depletion and amortization	18,972	11,732
Asset impairments (See Note 7)	2,357	109
Accretion expense	519	459

Total operating expenses	66,980	50,410
Other expense / (income)
Interest expense	3,150	5,734
Other income	(196)	(155)

Total other expenses	2,954	5,579

Total expenses	69,934	55,989

Loss from continuing operations	(25,857)	(9,462)
Loss from discontinued operations	(2,686)	(77,081)

Net loss	$(28,543)	$(86,543)

Change in fair value of commodity hedges	—	202
Cash settlement of commodity hedges	—	(5,639)

Other comprehensive loss	—	(5,437)

Comprehensive loss	$(28,543)	$(91,980)

Loss per unit (See Note 1)
Loss from continuing operations per unit
Class A units—Basic and diluted	$(0.55)	$(0.39)
Class B units—Basic and diluted	$(1.01)	$(0.39)
Discontinued operations per unit
Class A units—Basic and diluted	$(0.06)	$(3.19)
Class B units—Basic and diluted	$(0.10)	$(3.19)
Net loss per unit
Class A units—Basic and diluted	$(0.61)	$(3.58)
Class B units—Basic and diluted	$(1.11)	$(3.58)
Weighted Average Units Outstanding
Class A units—Basic and diluted	933,613	483,564
Class B units—Basic and diluted	25,210,106	23,687,946
Distributions declared and paid per unit	$—	$—

See accompanying notes to consolidated financial statements.

CONSTELLATION ENERGY PARTNERS LLC and SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except unit data)

	December 31, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$4,894	$1,959
Accounts receivable	6,678	5,615
Prepaid expenses	2,547	1,309
Risk management assets (See Note 5)	9,141	17,965
Current assets from discontinued operations	—	1,886

Total current assets	23,260	28,734
Oil and natural gas properties (See Note 7)
Oil and natural gas properties, equipment and facilities	639,156	594,020
Material and supplies	1,054	771
Less accumulated depreciation, depletion, amortization, and impairments	(495,215)	(474,669)

Net oil and natural gas properties	144,995	120,122
Other assets
Debt issue costs (net of accumulated amortization of $9,003 and $7,775, respectively)	824	1,168
Risk management assets (See Note 5)	1,461	7,431
Restricted cash	1,748	600
Other non-current assets	2,245	2,594
Long-term assets from discontinued operations	—	67,373

Total assets	$174,533	$228,022

LIABILITIES AND MEMBERS’ EQUITY
Liabilities
Current liabilities
Accounts payable	$12	$480
Accrued liabilities	12,763	7,174
Royalty payable	1,242	1,418
Risk management liabilities (See Note 5)	—	523
Debt (See Note 6)	—	50,000
Current liabilities from discontinued operations	—	1,578

Total current liabilities	14,017	61,173
Other liabilities
Asset retirement obligation	9,513	7,665
Risk management liabilities (See Note 5)	—	637
Other non-current liabilities	1,398	589
Debt (See Note 6)	50,700	34,000
Other long-term liabilities from discontinued operations	—	7,692

Total other liabilities	61,611	50,583

Total liabilities	75,628	111,756
Commitments and contingencies (See Note 10)	—	—
Members’ equity
Class A units, 1,615,017 and 483,418 units authorized, issued and outstanding at December 31, 2013 and 2012, respectively	2,591	2,326
Class B units, 28,848,785 and 24,124,378 units authorized, and 28,462,185 and 23,687,507 issued and outstanding at December 31, 2013 and 2012, respectively	96,314	113,940

Total members’ equity	98,905	116,266

Total liabilities and members’ equity	$174,533	$228,022

See accompanying notes to consolidated financial statements.

CONSTELLATION ENERGY PARTNERS LLC and SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(28,543)	$(86,543)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation, depletion and amortization	18,972	11,732
Asset impairments (See Note 7)	2,357	109
Amortization of debt issuance costs	1,289	1,310
Accretion expense	519	459
Equity earnings in affiliate	(271)	(173)
Loss from disposition of property and equipment	4	7
Bad debt expense	44	35
Mark-to-market on derivatives:
Total gains	1,551	(14,640)
Cash settlements	12,082	22,189
Unit-based compensation programs	1,049	1,497
Discontinued operations	2,686	77,081
Changes in Assets and Liabilities:
Increase in accounts receivable	(1,106)	(924)
Increase in prepaid expenses	(1,238)	(144)
Decrease in other assets	8	—
Decrease in accounts payable	(468)	(370)
Increase (decrease) in accrued liabilities	4,824	(2,446)
Increase (decrease) in royalty payable	(176)	115
Increase in other liabilities	559	493

Net cash provided by continuing operations	14,142	9,787
Net cash provided by discontinued operations	1,062	4,421

Net cash provided by operating activities	15,204	14,208

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(20,221)	(252)
Development of natural gas properties	(15,694)	(15,336)
Proceeds from sale of property and equipment	58,987	1,508
Increase in cash held for escrow	(1,148)	(600)
Distributions from equity affiliate	245	230

Net cash provided by (used in) continuing operations	22,169	(14,450)
Net cash used in discontinued operations	—	(302)

Net cash (used in) investing activities	22,169	(14,752)

Cash flows from financing activities:
Members’ distributions	—	—
Proceeds from issuance of debt	16,894	—
Repayment of debt	(50,194)	(14,400)
Units tendered by employees for tax withholdings	(185)	(200)
Debt issue costs	(953)	(55)

Net cash used in continuing operations	(34,438)	(14,655)
Net cash used in discontinued operations	—	—

Net cash used in financing activities	(34,438)	(14,655)

Net increase (decrease) in cash	2,935	(15,199)
Cash and cash equivalents, beginning of period	1,959	17,158

Cash and cash equivalents, end of period	$4,894	$1,959

Supplemental disclosures of cash flow information:
Change in accrued capital expenditures	$(1,674)	$307
Cash received during the period for interest	$—	$1
Cash paid during the period for interest	$(1,881)	$(3,650)
Cash paid during the period for income taxes	$(75)	$(19)

See accompanying notes to consolidated financial statements.

CONSTELLATION ENERGY PARTNERS LLC and SUBSIDIARIES

Consolidated Statements of Changes in Members’ Equity

(In thousands, except unit data)

	Class A		Class B		Accumulated Other Comprehensive Income	Total Members’ Equity
	Units	Amount	Units	Amount
Balance, December 31, 2011	485,033	$4,030	23,766,632	$197,453	$5,437	$206,920
Distributions	—	—	—	—	—	—
Units tendered by employees for tax withholding	(1,845)	(4)	(90,425)	(196)	—	(200)
Change in fair value of commodity hedges	—	—	—	—	202	202
Cash settlement of commodity hedges	—	—	—	—	(5,639)	(5,639)
Unit-based compensation programs	230	31	11,300	1,495	—	1,526
Net loss	—	(1,731)	—	(84,812)	—	(86,543)

Balance, December 31, 2012	483,418	$2,326	23,687,507	$113,940	$—	$116,266
Distributions	—	—	—	—	—	—
Units tendered by employees for tax withholding	(2,853)	(4)	(139,810)	(181)	—	(185)
Unit-based compensation programs	3,940	21	190,081	1,028	—	1,049
Units issued for acquisition of properties	1,130,512	818	4,724,407	9,500	—	10,318
Net loss	—	(570)	—	(27,973)	—	(28,543)

Balance, December 31, 2013	1,615,017	$2,591	28,462,185	$96,314	$—	$98,905

See accompanying notes to consolidated financial statements.

CONSTELLATION ENERGY PARTNERS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 and 2012

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

Constellation Energy Partners LLC (CEP, we, us, our or the Company) was organized as a limited liability company on February 7, 2005, under the laws of the State of Delaware. We completed our initial public offering on November 20, 2006, and currently trade on the NYSE MKT LLC (NYSE MKT) under the symbol “CEP”. Through subsidiaries, PostRock Energy Corporation (NASDAQ: PSTR) (PostRock), Exelon Corporation (NYSE: EXC) (Exelon) and Sanchez Oil & Gas Corporation (SOG) own a portion of our outstanding units. As of December 31, 2013, Constellation Energy Partners Management, LLC (CEPM), a subsidiary of PostRock, owned 484,505, or 30%, of our Class A units and 5,918,894 of our Class B common units. Constellation Energy Partners Holdings, LLC (CEPH), a subsidiary of Exelon, owned all of our Class C management incentive interests and all of our Class D interests. Sanchez Energy Partners I, LP (SEP I), an affiliate of SOG, owned 1,130,512, or 70%, of our Class A units and 4,724,407 of our Class B common units.

We are currently focused on the acquisition, development and production of oil and natural gas properties, as well as midstream assets. Our proved reserves are located in the Cherokee Basin in Oklahoma and Kansas, the Woodford Shale in the Arkoma Basin in Oklahoma, the Central Kansas Uplift in Kansas and in Texas and Louisiana.

Accounting policies used by us conform to accounting principles generally accepted in the United States of America. The accompanying financial statements include the accounts of us and our wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. We operate our oil and natural gas properties as one business segment: the exploration, development and production of oil and natural gas. Our management evaluates performance based on one business segment as there are not different economic environments within the operation of our oil and natural gas properties.

Use of Estimates

Estimates and assumptions are made when preparing financial statements under accounting principles generally accepted in the United States of America. These estimates and assumptions affect various matters, including:

•	reported amounts of revenue and expenses in the Consolidated Statements of Operations and Other Comprehensive Loss during the reported periods,

•	reported amounts of assets and liabilities in the Consolidated Balance Sheets at the dates of the financial statements,

•	disclosure of quantities of reserves and use of those reserve quantities for depreciation, depletion and amortization, and

•	disclosure of contingent assets and liabilities at the date of the financial statements.

These estimates involve judgments with respect to numerous factors that are difficult to predict and are beyond management’s control. As a result, changes in facts and circumstances or additional information may result in revised estimates or actual amounts may materially differ from these amounts.

Reclassifications

Certain reclassifications have been made to the prior periods to conform to the current period presentation. These reclassifications had no effect on total assets, total liabilities, total unitholders’ equity, net income or net cash provided by or used in operating, investing or financing activities.

Discontinued Operations

In February 2013, we sold all of our Robinson’s Bend Field assets in the Black Warrior Basin of Alabama. The related results of operations and cash flows have been classified as discontinued operations in the consolidated statements of operations, balance sheets, statements of cash flows and consolidated financial information. Unless otherwise indicated, information presented in the Notes to Consolidated Financial Statements relates only to the Company’s continuing operations. Information related to discontinued operations is included in Note 2. Discontinued Operations.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered cash equivalents. Checks-in-transit were none in 2013 and $0.6 million in 2012 and are included in accounts payable in our consolidated balance sheets.

Restricted Cash

Restricted cash at December 31, 2013 of $1.7 million is held in escrow in relation to the sale of the Robinson’s Bend Field assets and related to litigation involving one of our service providers. Restricted cash at December 31, 2012 was comprised of $0.6 million held in escrow related to litigation involving on e of our service providers.

Concentration of Credit Risk and Accounts Receivable

Financial instruments that potentially subject us to a concentration of credit risk consist of cash and cash equivalents, accounts receivable and derivative financial instruments. We place our cash with high credit quality financial institutions. We place our derivative financial instruments with financial institutions that participate in our reserve-based credit facility and maintain an investment grade credit rating. Substantially all of our accounts receivables are due from purchasers of oil and natural gas. These sales are generally unsecured and, in some cases, may carry a parent guarantee. As we generally have fewer than 10 large customers for our oil and natural gas sales, we routinely assess the financial strength of our customers. Bad debt expense is recognized on an account-by-account review and when recovery is not probable. Our allowance for doubtful accounts was less than $0.1 million in each of 2012 and 2013. We have no off-balance-sheet credit exposure related to our operations or customers.

For the year ended December 31, 2013, five customers accounted for approximately 22%, 20%, 17%, 14% and 8% of our sales revenues. For the year ended December 31, 2012, five customers accounted for approximately 28%, 10%, 9%, 9% and 8% of our sales revenues.

Oil and Natural Gas Properties

Oil and Natural Gas Properties

We follow the successful efforts method of accounting for our oil and natural gas exploration, development and production activities. Leasehold acquisition costs, property acquisition and the costs of development of proved areas are capitalized. If proved reserves are found on an undeveloped property, leasehold cost is transferred to proved properties. Under this method of accounting, costs relating to the development of proved areas are capitalized when incurred.

Accounting rules require that we price our oil and natural gas proved reserves at the preceding twelve-month average of the first-day-of-the-month reference prices as adjusted for location and quality differentials. Such SEC-required prices are utilized except where different prices are fixed and determinable from applicable contracts for the remaining term of those contracts. Our proved reserve estimates exclude the effect of any derivatives we have in place.

Depreciation, Depletion and Amortization

Depreciation and depletion of producing oil and natural gas properties is recorded at the field level, based on the units-of-production method. Unit rates are computed for unamortized drilling and development costs using proved developed reserves and for unamortized leasehold costs using all proved reserves. Acquisition costs of proved properties are amortized on the basis of all proved reserves, developed and undeveloped, and capitalized development costs (including wells and related equipment and facilities) are amortized on the basis of proved developed reserves. It has been our historical practice to use our year-end reserve report to adjust our depreciation, depletion, and amortization expense for the fourth quarter. Depreciation, depletion, and amortization expense is calculated using year-end reserve reports based on the SEC-required price. As more fully described in Note 15, proved reserves estimates are subject to future revisions when additional information becomes available.

Asset Retirement Obligation

As described in Note 11, estimated asset retirement costs are recognized when the asset is acquired or placed in service, and are amortized over proved developed reserves using the units-of-production method. Asset retirement costs are estimated by our engineers using existing regulatory requirements and anticipated future inflation rates.

Unsuccessful Wells

Geological, geophysical and dry hole costs on oil and natural gas properties relating to unsuccessful exploratory wells are charged to expense as incurred.

Impairment

Oil and natural gas properties are reviewed for impairment when facts and circumstances indicate that their carrying value may not be recoverable. We assess impairment of capitalized costs of proved oil and natural gas properties by comparing net capitalized costs to estimated undiscounted future net cash flows using expected prices. If net capitalized costs exceed estimated undiscounted future net cash flows, the measurement of impairment is based on estimated fair value, which would consider estimated future discounted cash flows. The cash flow estimates are based upon third party reserve reports using future expected oil and natural gas prices adjusted for basis differentials. Cash flow estimates for the impairment testing exclude derivative instruments. Refer to Note 7 for additional information.

Significant unproved properties are assessed for impairment individually, and valuation allowances against the capitalized costs are recorded based on the estimated economic chance of success and the length of time that we expect to hold the properties. Properties that are not individually significant are aggregated by groups and amortized based on development risk and average holding period. The valuation allowances are reviewed at least annually.

Property acquisition costs are capitalized when incurred.

Support Equipment and Facilities

Support equipment and facilities consist of certain of our water treatment facilities, gathering lines, roads, pipelines and other various support equipment. Items are capitalized when acquired and depreciated using the straight-line method over the useful life of the assets.

Materials and Supplies

Materials and supplies consist of well equipment, parts and supplies. They are valued at the lower of cost or market, using either the specific identification or first-in first-out method, depending on the inventory type. Materials and supplies are capitalized as used in the development or support of our oil and natural gas properties.

Oil and Natural Gas Reserve Quantities

Our estimate of proved reserves is based on the quantities of oil and natural gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. Proved reserves are calculated based on various factors, including consideration of an independent reserve engineers’ report on proved reserves and an economic evaluation of all of our properties on a well-by-well basis. The process used to complete the estimates of proved reserves at December 31, 2013 and 2012 is described in detail in Note 15.

Reserves and their relation to estimated future net cash flows impact depletion and impairment calculations. As a result, adjustments to depletion and impairments are made concurrently with changes to reserve estimates. The accuracy of reserve estimates is a function of many factors including the following: the quality and quantity of available data, the interpretation of that data, the accuracy of various mandated economic assumptions and the judgments of the individuals preparing the estimates.

Proved reserve estimates are a function of many assumptions, all of which could deviate significantly from actual results. As such, reserve estimates may materially vary from the ultimate quantities of oil and natural gas eventually recovered.

Derivatives and Hedging Activities

We use derivative financial instruments to achieve a more predictable cash flow from our oil and natural gas production by reducing our exposure to price fluctuations. Additionally, we use derivative financial instruments in the form of interest rate swaps to mitigate interest rate exposure on our borrowings under our reserve-based credit facility.

We account for all our open derivatives as mark-to-market activities. All derivative instruments are recorded in the consolidated balance sheet as either an asset or a liability measured at fair value with changes in fair value recognized in earnings. All of our open derivatives are effective as economic hedges of our commodity price or interest rate exposure. These contracts are accounted for using the mark-to-market accounting method. Using this method, the contracts are carried at their fair value on our consolidated balance sheets under the captions “Risk management assets” and “Risk management liabilities.” We recognize all unrealized and realized gains and losses related to these contracts on our consolidated statements of operations and comprehensive income (loss) under the caption “Oil and liquid sales” or “Natural gas sales” and settled interest rate swaps as “Interest expense.”

Revenue Recognition

Sales of oil and natural gas are recognized when oil or natural gas has been delivered to a custody transfer point, persuasive evidence of a sales arrangement exists, the rights and responsibility of ownership pass to the purchaser upon delivery, collection of revenue from the sale are reasonably assured and the sales price is fixed or determinable. Oil and natural gas is sold on a monthly basis. Most of our sales contracts’ pricing provisions are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, quality of oil or natural gas, and prevailing supply and demand conditions, so that the price of the oil or natural gas fluctuates to remain competitive with other available energy supplies. As a result, revenues from the sale of oil and natural gas will suffer if market prices decline and benefit if they increase. We believe that the pricing provisions of our oil and natural gas contracts are customary in the industry.

Gas imbalances occur when sales are more or less than the entitled ownership percentage of total gas production. We use the entitlements method when accounting for gas imbalances. Any amount received in excess is treated as a liability. If less than the entitled share of the production is received, the excess is recorded as a receivable. There were no gas imbalance positions at December 31, 2013 or 2012, respectively.

Income Taxes

CEP and each of its wholly-owned subsidiary LLCs are treated as a partnership for federal and state income tax purposes. All of our taxable income or loss, which may differ considerably from net income or loss reported for financial reporting purposes, is passed through to the federal income tax returns of its members. As such, no federal income tax for these entities has been provided for in the accompanying financial statements. CEP is subject to franchise tax obligations in Kansas and Texas and state tax obligations in Alabama and Oklahoma. CEP also has informational filing requirements in Georgia, Indiana, Louisiana, Maine, Missouri, New Jersey, New York, Oregon, Pennsylvania, and West Virginia because we have resident unitholders in these states.

Our wholly-owned subsidiary, CEP Services Company, Inc. is a taxable entity. For the years ended December 31, 2013, and 2012, the current federal and state tax liability for the entity was less than $0.1 million and $0.1 million, respectively. The entity has no deferred tax assets or liabilities. Taxes are paid to the IRS or the applicable states in quarterly installments.

Earnings per Unit

Basic earnings per unit (EPU) is computed by dividing net income (loss) attributable to unitholders by the weighted average number of units outstanding during each period. To determine net income (loss) allocated to each class of ownership (Class A and Class B), we first allocate net income (loss) in accordance with the amount of distributions made for the period by each class, if any. The remaining net income (loss) is allocated to each class in proportion to the class weighted average number of units outstanding for the period, as compared to the weighted average number of units for all classes for the period.

As of December 31, 2013 and 2012, we had unvested restricted common units outstanding, which were considered dilutive securities. These units will be considered in the diluted weighted average common units outstanding number in periods of net income. In periods of net losses, these units are excluded for the diluted weighted average common unit outstanding number as they are not participating securities.

The following table presents our calculation of basic and diluted units outstanding for the periods indicated:

	Year Ended December 31,
	2013	2012
Weighted average units outstanding during period:
Class A units—Basic and Diluted	933,613	483,564
Class B Common units—Basic and Diluted	25,210,106	23,687,946

	26,143,719	24,171,510

At December 31, 2013, we had 380,327 Class B common units that were restricted unvested common units granted and outstanding. These units were excluded from the diluted weighted average common unit outstanding number.

The following table presents our basic and diluted income per unit for the year ended December 31, 2013 (in thousands, except for per unit amounts):

	Total	Class A Units	Class B Units
Loss from continuing operations	$(25,857)
Distributions	—	$—	$—

Assumed allocation of loss from continuing operations	(25,857)	(517)	(25,340)
Discontinued operations	(2,686)	(54)	(2,632)

Assumed net loss to be allocated	$(28,543)	$(571)	$(27,972)

Basic and diluted loss from continuing operations per unit		$(0.55)	$(1.01)
Basic and diluted loss from discontinued operations per unit		$(0.06)	$(0.10)

Basic and diluted loss per unit		$(0.61)	$(1.11)

The following table presents our basic and diluted income per unit for the year ended December 31, 2012 (in thousands, except for per unit amounts):

	Total	Class A Units	Class B Units
Loss from continuing operations	$(9,462)
Distributions	—	$—	$—

Assumed allocation of loss from continuing operations	(9,462)	(189)	(9,273)
Discontinued operations	(77,081)	(1,542)	(75,539)

Assumed net loss to be allocated	$(86,543)	$(1,731)	$(84,812)

Basic and diluted loss from continuing operations per unit		$(0.39)	$(0.39)
Basic and diluted loss from discontinued operations per unit		$(3.19)	$(3.19)

Basic and diluted loss per unit		$(3.58)	$(3.58)

Comprehensive Loss

Comprehensive loss includes net earnings (loss) as well as unrealized gains and losses on derivative instruments that were previously accounted for as cash flow hedges.

Environmental Cost

We record environmental liabilities at their undiscounted amounts on our balance sheets in other current and long-term liabilities when our environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of our environmental liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Federal Environmental Protection Agency (EPA) or other organizations. Our estimates are subject to revision in future periods based on actual costs or new circumstances. We capitalize costs that benefit future periods and we recognize a current period charge in operation and maintenance expense when clean-up efforts do not benefit future periods.

Unit-Based Compensation

We record compensation expense for all equity grants issued under the Long-Term Incentive Program and the 2009 Omnibus Incentive Compensation Plan based on the fair value at the grant date, recognized over the vesting period.

Other Contingencies

We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. Funds spent to remedy these contingencies are charged against the associated reserve, if one exists, or expensed. When a range of probable loss can be estimated, we accrue the most likely amount or at least the minimum of the range of probable loss.

Recent Pronouncements and Accounting Changes

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the FASB), which are adopted by us as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on our consolidated financial statements upon adoption.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities, which requires additional disclosures for financial and derivative instruments that are either (1) offset in accordance with either ASC 210-20-45 or ASC 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, regardless of whether they are offset in accordance with either ASC 210-20-45 or ASC 815-10-45. In January 2013, the FASB issued ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, an amendment to ASC Topic 210. The update clarifies that the scope of ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities, applies to derivatives accounted for in accordance with ASC Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. The guidance was effective beginning on or after January 1, 2013, and primarily impacts the disclosures associated with our commodity and interest rate derivatives. The adoption of this guidance did not have any impact on our consolidated financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220) that requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. The option to present items of other comprehensive income in the statement of changes in equity is eliminated. The amended guidance did not have any material impact on our financial statements or our disclosures.

2. DISCONTINUED OPERATIONS

Sale of Robinson’s Bend Field Assets

On February 28, 2013, we sold all of our Robinson’s Bend Field assets in the Black Warrior Basin of Alabama for $63.0 million, subject to closing adjustments that amounted to approximately $4.0 million. We recorded a loss on the sale of approximately $3.1 million in the three months ended March 31, 2013. The sale of the Robinson’s Bend Field assets was initiated to provide the financial flexibility necessary to support our efforts for pursuing opportunities and further developing our properties in the Mid-Continent region, as well as reducing our outstanding debt.

The following amounts relating to the Robinson’s Bend Field assets have been reported as discontinued operations in the consolidated statements of operations in the years ending December 31, 2013 and 2012 (in thousands):

	Year Ending December 31,
	2013	2012
Revenues	$2,304	$12,808
Loss from discontinued operations	$(2,686)	$(77,081)

The loss from discontinued operations for the year ended December 31, 2012 included an impairment charge of approximately $73.3 million to impair the asset group that contained our natural gas properties and inventory in the Robinson’s Bend Field. This impairment was recorded because the net capitalized costs of the properties exceeded the fair value of the properties as measured by the cash offer to purchase the assets for $63.0 million, subject to certain post-closing adjustments.

See Note 1 for information regarding earnings per unit, including earnings per unit data relating to income from discontinued operations, which includes loss on sale of discontinued operations in 2013.

The following table provides the major classes of assets and liabilities components of discontinued operations as of December 31, 2013 and 2012 (in thousands):

	December 31,
	2013	2012
Accounts receivable	$—	$1,763
Natural gas properties, net	$—	$67,301
Total discontinued assets	$—	$69,259

Accounts payable	$—	$711
Accrued liabilities	$—	$771
Asset retirement obligation	$—	$7,692
Total discontinued liabilities	$—	$9,270

The consolidated statements of cash flows reflect discontinued operations for the years ended December 31, 2013 and 2012.

3. ACQUISITION

Acquisition of Oil, Natural Gas and Natural Gas Liquids Properties from SEP I

On August 9, 2013, we acquired oil, natural gas and natural gas liquids assets in Texas and Louisiana from SEP I for a purchase price of $30.4 million. In conjunction with the acquisitions, SEP I received $20.1 million in cash; 1,130,512 Class A units, which represents 70% of the total Class A units, and 4,724,407 Class B units, which represents 16.6% of the total Class B units. The cash portion of the transaction was financed with cash on hand and a borrowing of $16.7 million under our reserve-based credit facility.

The acquired assets include 67 producing wells in Texas and Louisiana. The primary factors considered by management in acquiring the SEP I properties include the belief that these wells provide an opportunity to significantly increase our reserves, production volumes and drilling portfolio, while maintaining our focus of increasing our oil-weighted assets. The SEP I properties also provide us with access to exploitation and development potential.

The following allocation of the purchase price is preliminary and includes estimates. This preliminary allocation is based on information that was available to management at the time these consolidated financial statements were prepared and takes into account current market conditions and estimated market prices for oil and natural gas. Management has not yet had the opportunity to complete its assessment of fair values of the assets acquired. In addition, the purchase price could change materially as management finalizes adjustments to the purchase price provided for by the purchase and sale agreement, specifically ad valorem taxes, property taxes, franchise taxes and any other state or local taxes . Accordingly, the allocation may change materially as additional information becomes available and is assessed by management.

The following table summarizes the estimated values of assets acquired and liabilities assumed effective August 1, 2013 (in thousands):

Oil and natural gas properties, equipment and facilities	$31,497
Asset retirement obligation	(1,088)

Net assets acquired	$30,409

We will finalize the purchase price allocation within one year of the acquisition date.

We have accounted for our acquisition of oil and natural gas properties using the purchase method of accounting for business combinations, and therefore we have estimated the fair value of the assets acquired and the liabilities assumed as of the acquisition date. The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair value of oil and natural gas properties and asset retirement obligations were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural gas properties include estimates of: (i) reserves, (ii) future operating and development costs; (iii) future commodity prices, (iv) estimated future cash flows and (v) a market-based weighted cost of capital rate. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation and are the most sensitive and subject to change.

Results of Operations and Pro Forma Information

The following table sets forth revenues and lease operating expenses attributable to the SEP I properties acquired (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenue	$3,018	$5,036	$15,782	$20,939
Lease Operating Expenses	$819	$997	$3,047	$4,049

We have determined that the presentation of net income attributable to the SEP I properties is impracticable due to the integration of the related operations upon acquisition.

The following supplemental pro forma information presents consolidated results of operations as if the acquisition of the SEP I properties had occurred on January 1, 2012. The supplemental unaudited pro forma information was derived from a) our historical consolidated statements of operations and b) the statements of operations of SEP I. This information does not purport to be indicative of results of operations that would have occurred had the acquisition occurred on January 1, 2012, nor is such information indicative of any expected future results of operations.

	Pro Forma Three Months Ended December 31,		Pro Forma Twelve Months Ended December 31,
(In thousands)	2013	2012	2013	2012
Revenue	$11,458	$18,473	$56,841	$67,466
Income (loss) from continuing operations	$(13,066)	$1,093	$(18,514)	$3,825
Discontinued operations	$—	$(74,055)	$(2,686)	$(77,081)
Net Loss	$(13,066)	$(72,962)	$(21,200)	$(73,256)
Income (loss) from continuing operations per unit
Class A units—Basic and diluted	$(0.16)	$0.01	$(0.23)	$0.05
Class B units—Basic and diluted	$(0.46)	$0.04	$(0.65)	$0.13
Discontinued operations per unit
Class A units—Basic and diluted	$—	$(0.92)	$(0.03)	$(0.96)
Class B units—Basic and diluted	$—	$(2.55)	$(0.09)	$(2.66)
Net loss per unit
Class A units—Basic and diluted	$(0.16)	$(0.90)	$(0.26)	$(0.91)
Class B units—Basic and diluted	$(0.45)	$(2.52)	$(0.74)	$(2.53)
Weighted average units outstanding
Class A units—Basic and diluted	1,615,017	1,613,924	1,615,103	1,614,076
Class B units—Basic and diluted	28,457,577	28,412,032	28,057,592	28,412,353

4. FAIR VALUE MEASUREMENTS

We measure certain financial assets and liabilities at fair value. Fair value is defined as an “exit price” which represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in valuing an asset or liability. The accounting guidance also requires the use of valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. As a basis for considering such assumptions and inputs, a fair value hierarchy has been established which identifies and prioritizes three levels of inputs to be used in measuring fair value.

The three levels of the fair value hierarchy are as follows:

Level 1—Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2—Inputs other than the quoted prices in active markets that are observable either directly or indirectly, including: quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs that are supported by little or no market data and require the reporting entity to develop its own assumptions.

As required by accounting guidance for fair value measurements, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following table summarizes the fair value of our assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2013 (in thousands):

	Fair Value Measurements at December 31, 2013
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Netting Cash and Collateral	Fair Value at December 31, 2013
Risk Mgmt Assets	$—	$11,577	$—	$(975)	$10,602
Risk Mgmt Liabilities	—	(975)	—	975	—

Total Net Assets and Liabilities	$—	$10,602	$—	$—	$10,602

The following table summarizes the fair value of our assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2012 (in thousands):

	Fair Value Measurements at December 31, 2012
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Netting Cash and Collateral	Fair Value at December 31, 2012
Risk Mgmt Assets	$—	$31,030	$—	$(5,634)	$25,396
Risk Mgmt Liabilities	—	(6,794)	—	5,634	(1,160)

Total Net Assets and Liabilities	$—	$24,236	$—	$—	$24,236

As of December 31, 2013, the estimated fair value of cash and cash equivalents, accounts receivable, other current assets and current liabilities approximated their carrying value due to their short-term nature.

Fair Value of Financial Instruments

Fair value guidance requires certain fair value disclosures, such as those on our debt and derivatives, to be presented in both interim and annual reports. The estimated fair value amounts of financial instruments have been determined using available market information and valuation methodologies described below.

Reserve-Based Credit Facility—We believe that the carrying value of long-term debt for our reserve-based credit facility approximates its fair value because the interest rates on the debt approximate market interest rates for debt with similar terms. The debt is classified as a Level 2 input in the fair value hierarchy and represents the amount at which the instrument could be valued in an exchange during a current transaction between willing parties. Our reserve-based credit facility is discussed further in Note 6.

Derivative Instruments—The income valuation approach, which involves discounting estimated cash flows, is primarily used to determine recurring fair value measurements of our derivative instruments classified as level 2 inputs. Our commodity derivatives are valued using the terms of the individual derivative contracts with our counterparties, expected future levels of oil and natural gas prices and an appropriate discount rate. Our interest rate derivatives are valued using the terms of the individual derivative contracts with our counterparties, expected future levels of the LIBOR interest rates and an appropriate discount rate. We prioritize the use of the highest level inputs available in determining fair value such that fair value measurements are determined using the highest and best use as determined by market participants and the assumptions that they would use in determining fair value.

5. DERIVATIVE AND FINANCIAL INSTRUMENTS

To reduce the impact of fluctuations in oil and natural gas prices on our revenues, we periodically enter into derivative contracts with respect to a portion of our projected oil and natural gas production through various transactions that fix or modify the future prices to be realized. These transactions are normally price swaps whereby we will receive a fixed price for our production and pay a variable market price to the contract counterparty. These hedging activities are intended to support oil and natural gas prices at targeted levels and to manage exposure to oil and natural gas price fluctuations. It is never our intention to enter into derivative contracts for speculative trading purposes.

Under ASC Topic 815, “Derivatives and Hedging,” all derivative instruments are recorded on the consolidated balance sheets at fair value as either short-term or long-term assets or liabilities based on their anticipated settlement date. We will net derivative assets and liabilities for counterparties where we have a legal right of offset. Changes in the derivatives’ fair values are recognized currently in earnings unless specific hedge accounting criteria are met. We have elected to designate only a portion of our current derivative contracts as hedges; however, changes in the fair value of all of our derivative instruments are recognized in earnings and included as realized and unrealized gains (losses) on derivative instruments in the consolidated statements of operations.

As of December 31, 2013, we had the following derivative contracts in place for the periods indicated, all of which are accounted for as mark-to-market activities:

MTM Fixed Price Swaps—NYMEX (Henry Hub)

	For the quarter ended (in MMBtu)
	March 31,		June 30,		September 30,		December 31,		Total
	Volume	Average Price	Volume	Average Price	Volume	Average Price	Volume	Average Price	Volume	Average Price
2014	1,575,000	$5.75	1,592,500	$5.75	1,610,000	$5.75	1,610,000	$5.75	6,387,500	$5.75
2015	1,215,420	$4.25	1,153,487	$4.25	1,096,023	$4.26	1,050,219	$4.26	4,515,149	$4.26
2016	1,010,633	$4.21	967,290	$4.21	923,541	$4.21	893,568	$4.22	3,795,032	$4.21

									14,697,681

MTM Fixed Price Basis Swaps—Enable Gas Transmission, LLC (East), ONEOK Gas Transportation (Oklahoma) or Southern Star Central Gas Pipeline (Texas, Oklahoma and Kansas)

	For the quarter ended (in MMBtu)
	March 31,		June 30,		September 30,		December 31,		Total
	Volume	Weighted Average $	Volume	Weighted Average $	Volume	Weighted Average $	Volume	Weighted Average $	Volume	Weighted Average $
2014	1,178,422	$0.39	1,133,022	$0.39	1,084,270	$0.39	1,047,963	$0.39	4,443,677	$0.39

									4,443,677

MTM Fixed Price Basis Swaps—West Texas Intermediate (WTI)

	For the quarter ended (in Bbls)
	March 31,		June 30,		September 30,		December 31,		Total
	Volume	Average Price	Volume	Average Price	Volume	Average Price	Volume	Average Price	Volume	Average Price
2014	60,928	$94.64	57,154	$94.67	53,797	$94.72	50,597	$94.80	222,476	$94.70
2015	47,747	$90.95	45,065	$91.00	42,672	$91.04	40,329	$91.10	175,813	$91.02
2016	17,957	$85.50	16,985	$85.50	16,048	$85.50	15,127	$85.50	66,117	$85.50

									464,406

The table below outlines the classification of our derivative financial instruments on the consolidated balance sheets (in thousands):

	Location of Asset/(Liability) On Balance Sheet	Fair Value of Asset/(Liability) On Balance Sheet
Derivative Type		December 31, 2013	December 31, 2012
Commodity—MTM	Risk management assets—current	$10,043	$19,005
Commodity—MTM	Risk management assets—non-current	1,534	12,025

	Total gross assets	11,577	31,030

Commodity—MTM	Risk management assets—current	(903)	(1,040)
Commodity—MTM	Risk management assets—non-current	(72)	(946)
Commodity—MTM	Risk management liabilities—current	—	(523)
Commodity—MTM	Risk management liabilities—non-current	—	(637)
Interest Rate—MTM	Risk management assets—non-current	—	(3,648)

	Total gross liabilities	(975)	(6,794)

	Total net assets and liabilities	$10,602	$24,236

The effect of derivative instruments on our consolidated statements of operations was as follows (in thousands):

Derivative Type	Location of Gain/(Loss) in Income	Amount of Gain/(Loss) in Income
		For the Year Ended December 31,
		2013	2012
Commodity—MTM	Oil and natural gas sales	$(1,486)	$15,701
Interest Rate—MTM	Interest expense	(65)	(1,061)

	Total	$(1,551)	$14,640

Derivative Type	Location of Gain/(Loss) for Effective and Ineffective Portion of Derivative in Income	Amount of Gain/(Loss) Reclassified from AOCI into Income – Effective
		For the Three Months Ended December 31,
		2013	2012
Commodity—Cash Flow	Natural gas sales	$—	$1,271

	Total	$—	$1,271

Derivative instruments expose us to counterparty credit risk. Our commodity derivative instruments are currently with two counterparties. We generally execute commodity derivative instruments under master agreements which allow us, in the event of default, to elect early termination of all contracts with the defaulting counterparty. If we choose to elect early termination, all asset and liability positions with the defaulting counterparty would be net cash settled at the time of election.

We monitor the creditworthiness of our counterparties; however, we are not able to predict sudden changes in counterparties’ creditworthiness. In addition, if such changes are sudden, we may be limited in our ability to mitigate an increase in counterparty credit risk. Possible actions would be to transfer our position to another counterparty or request a voluntary termination of the derivative contracts resulting in a cash settlement. Should one of our counterparties not perform, we may not realize the benefit of some of our derivative instruments with lower commodity prices and my incur losses. We include a measure of counterparty credit risk in our estimates of the fair values of the derivative instruments in an asset position.

We currently use our reserve-based credit facility to provide credit support for our derivative transactions. As a result, we do not post cash collateral with our counterparties, and have minimal non-

performance credit risk on our liabilities with our counterparties. We utilize observable market data for credit default swaps to assess the impact of non-performance credit risk when evaluating our net assets from counterparties. At December 31, 2013 and 2012, respectively, the impact of non-performance credit risk on the valuation of our net assets from counterparties was not significant

Under the terms of our reserve-based credit facility, we have agreed to hedge 100% of our reasonably estimated projected natural gas production for 2015 and 2016 . All of the required hedges were executed prior to December 31, 2013.

Hedge Liquidation, Repositioning and Novation

In connection with the sale of our Robinson’s Bend Field assets in the Black Warrior Basin of Alabama, we liquidated 395,218 MMbtu of NYMEX swaps in 2013 and 1,634,530 MMbtu of NYMEX swaps in 2014 at a cost of $0.3 million. In addition, we reduced our outstanding NYMEX swap positions in 2013 by 1,041,814 MMbtu by executing offsetting trades with one of our counterparties at a fixed price of $3.66 per Mcf . These transactions ensure that our outstanding derivative positions in future periods are lower than our expected future natural gas production in those periods. We also amended a 2014 to 2015 oil trade with one of our hedge counterparties to lower the stated swap price from $98.10 to $93.50 per barrel, on a total of 58,157 barrels of oil. We received proceeds of approximately $0.2 million upon execution of the amendment. The proceeds were used for working capital purposes.

In March 2013, we reduced our outstanding interest rate swaps that fixed our LIBOR rate through 2014 to $30 million, which resulted in additional interest rate swap settlements of $2.1 million. This position was terminated in May 2013 resulting in an offsetting non-cash gain in our mark-to-market interest swap activities.

In May 2013, in conjunction with amendments to our reserve-based credit facility and the exit of certain lenders from our bank syndicate, we novated certain of our commodity hedges to Societe General, which increased our natural gas settlement cost by $0.3 million.

6. DEBT

Reserve-Based Credit Facility

In May 2013, we refinanced our $350.0 million reserve-based credit facility with Societe Generale as administrative and collateral agent and a syndicate of lenders, extending its maturity to May 30, 2017 and increasing our borrowing base from $37.5 million to $55.0 million. Borrowings under the reserve-based credit facility are secured by various mortgages of oil and natural gas properties that we and certain of our subsidiaries own, as well as various security and pledge agreements among us and certain of our subsidiaries and the administrative agent. The amount available for borrowing at any one time under the reserve-based credit facility is limited to the borrowing base for our oil and natural gas properties. As of December 31, 2013, we had borrowed $50.7 million under our reserve-based credit facility and our borrowing base was $55.0 million. At December 31, 2013, the lenders and their percentage commitments in the reserve-based credit facility were Societe Generale (36.36%), OneWest Bank, FSB (36.36%) and BOKF NA, dba Bank of Oklahoma (27.28%).

Borrowings under the reserve-based credit facility are available for acquisition, exploration, operation and maintenance of oil and natural gas properties, payment of expenses incurred in connection with the reserve-based credit facility, working capital and general limited liability company purposes. The reserve-based credit facility has a sub-limit of $20.0 million which may be used for the issuance of letters of credit. As of December 31, 2013, no letters of credit were outstanding.

At our election, interest for borrowings is determined by reference to (i) the London interbank rate, or LIBOR, plus an applicable margin between 2.50% and 3.50% per annum based on utilization or (ii) a domestic bank rate (ABR) plus an applicable margin between 1.50% and 2.50% per annum based on utilization plus (iii) a commitment fee of 0.50% per annum based on the unutilized borrowing base. Interest on the borrowings for ABR loans and the commitment fee are generally payable quarterly. Interest on the borrowings for LIBOR loans are generally payable at the applicable maturity date.

The reserve-based credit facility contains various covenants that limit, among other things, our ability and certain of our subsidiaries’ ability to incur certain indebtedness, grant certain liens, merge or consolidate, sell all or substantially all of our assets, make certain loans, acquisitions, capital expenditures and investments. The reserve-based credit facility limits our ability to pay distributions to unitholders and permits us to hedge our projected monthly production, as discussed below, and the interest rate on our borrowings.

In addition, we are required to maintain (i) a ratio of Total Net Debt (defined as Debt (generally indebtedness permitted to be incurred by us under the reserve-based credit facility) less Available Cash (generally, cash, cash equivalents and cash reserves of the Company)) to Adjusted EBITDA (generally, for any period, the sum of consolidated net income for such period plus (minus) the following expenses or charges to the extent deducted from consolidated net income in such period: interest expense, depreciation, depletion, amortization, write-off of deferred financing fees, impairment of long-lived assets, (gain) loss on sale of assets, exploration costs, (gain) loss from equity investment, accretion of asset retirement obligation, unrealized (gain) loss on derivatives and realized (gain) loss on cancelled derivatives, and other similar charges) of not more than 3.50 to 1.0; (ii) Adjusted EBITDA to cash interest expense of not less than 2.5 to 1.0; and (iii) consolidated current assets, including the unused amount of the total commitments but excluding current non-cash assets, to consolidated current liabilities, excluding non-cash liabilities and current maturities of debt (to the extent such payments are not past due), of not less than 1.0 to 1.0, all calculated pursuant to the requirements under Accounting Standards Codification (ASC) Topic 815, Derivatives and Hedging; ASC Topic 410, Asset Retirement and Environmental Obligations and ASC Topic 360, Property, Plant and Equipment. All financial covenants are calculated using our consolidated financial information and are discussed below.

The reserve-based credit facility also includes customary events of default, including events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties in any material respect when made or when deemed made, violation of covenants, cross-defaults, bankruptcy and insolvency events, certain unsatisfied judgments, guaranties not being valid under the reserve-based credit facility and a change of control. A change of control is generally defined as the occurrence of both of the following events: (i) wholly-owned subsidiaries of Constellation Energy Group, Inc. are the owner of 20% or less of an interest in us (which has now occurred) and (ii) any person or group of persons acting in concert are the owner of more than 35% of an interest in us. These events have not both occurred, so a change in control had not occurred as of December 31, 2013. If an event of default occurs, the lenders will be able to accelerate the maturity of the reserve-based credit facility and exercise other rights and remedies. The reserve-based credit facility contains a condition to borrowing and a representation that no material adverse effect (MAE) has occurred, which includes, among other things, a material adverse change in, or material adverse effect on the business, operations, property, liabilities (actual or contingent) or condition (financial or otherwise) of us and our subsidiaries who are guarantors taken as a whole. If a MAE were to occur, we would be prohibited from borrowing under the reserve-based credit facility and would be in default, which could cause all of our existing indebtedness to become immediately due and payable.

The reserve-based credit facility limits our ability to pay distributions to unitholders. We have the ability to pay distributions to unitholders from available cash, including cash from borrowings under the reserve-based credit facility, as long as no event of default exists and provided that no distributions to unitholders may be made if the borrowings outstanding, net of available cash, under the reserve-based credit facility exceed 90% of our borrowing base, after giving effect to the proposed distribution. Our available cash is reduced by any cash reserves established by our board of managers for the proper conduct of our business and the payment of fees and expenses. As of December 31, 2013, we were restricted from paying distributions to unitholders as we had no available cash (taking into account the cash reserves set by our board of managers for the proper conduct of our business) from which to pay distributions.

The reserve-based credit facility permits us to hedge our projected monthly production, provided that (a) for the immediately ensuing twelve-month period, the volumes of production hedged in any month may not exceed our reasonable business judgment of the production for such month consistent with the application of petroleum engineering methodologies for estimating proved developed producing reserves based on the then-current strip pricing (provided that such projection shall not be more than 115% of the proved developed producing reserves forecast for the same period derived from the most recent reserve report of our petroleum engineers using the then strip pricing), and (b) for the period beyond twelve months, the volumes of production hedged in any month may not exceed the reasonably anticipated projected production from proved developed producing reserves estimated by our petroleum engineers. The reserve-based credit facility also permits us to hedge the interest rate on up to 90% of the then-outstanding principal amounts of our indebtedness for borrowed money.

The reserve-based credit facility contains no covenants related to PostRock’s, Exelon’s or SOG’s ownership in us.

Compliance with Financial Covenants

At December 31, 2013, we were in compliance with the financial covenant ratios contained in our reserve-based credit facility. We monitor compliance on an ongoing basis. As of December 31, 2013, our actual Total Net Debt to annual Adjusted EBITDA ratio was 2.6 to 1.0, compared to a required ratio of not greater than 3.5 to 1.0; our actual ratio of consolidated current assets to consolidated current liabilities was 1.3 to 1.0, compared to a required ratio of not less than 1.0 to 1.0 and our actual quarterly Adjusted EBITDA to cash interest expense ratio was 9.3 to 1.0, compared to a required ratio of not less than 2.5 to 1.0.

If we are unable to remain in compliance with the financial covenants contained in our reserve-based credit facility or maintain the required ratios discussed above, the lenders could call an event of default and accelerate the outstanding debt under the terms of our reserve-based credit facility, such that our outstanding debt could become then due and payable. We may request waivers of compliance from the violated financial covenants from the lenders, but there is no assurance that such waivers would be granted.

The amount available for borrowing at any one time under the reserve-based credit facility is limited to the borrowing base for our oil and natural gas properties. As of December 31, 2013, our borrowing base was $55.0 million. The borrowing base is re-determined semi-annually, and may be re-determined at our request more frequently and by the lenders, in their sole discretion, based on reserve reports as prepared by petroleum engineers, using, among other things, the oil and natural gas prices prevailing at such time. Outstanding borrowings in excess of our borrowing base must be repaid or we must pledge other oil and natural gas properties as additional collateral. We may elect to pay any borrowing base deficiency in three equal monthly installments such that the deficiency is eliminated in a period of three months. Any increase in our borrowing base must be approved by all of the lenders.

Funds Available for Borrowing

As of December 31, 2013, we had $50.7 million in outstanding debt under our reserve-based credit facility and $4.3 million in remaining borrowing capacity. At December 31, 2012, we had $84 million in outstanding debt under our reserve-based credit facility.

Debt Issue Costs

As of December 31, 2013, our unamortized debt issue costs were approximately $0.8 million. These costs are being amortized over the life of the credit facility. At December 31, 2012, our unamortized debt issue costs were approximately $1.2 million.

7. OIL AND NATURAL GAS PROPERTIES

Oil and natural gas properties consist of the following (in thousands):

	December 31,
	2013	2012
Oil and natural gas properties and related equipment
(successful efforts method)
Property (acreage) costs
Proved property	$636,816	$591,889
Unproved property	1,589	1,380

Total property costs	638,405	593,269
Materials and supplies	1,054	771
Land	751	751

Total	640,210	594,791
Less: Accumulated depreciation, depletion, amortization and impairments	(495,215)	(474,669)

Oil and natural gas properties and equipment, net	$144,995	$120,122

Depreciation, depletion, amortization and impairments consisted of the following (in thousands):

	Year Ended December 31,
	2013	2012
DD&A of oil and natural gas-related assets	$18,972	$11,732
Asset Impairments	2,357	109

Total	$21,329	$11,841

Impairment Charges

Our non-cash asset impairment charges for the year ended December 31, 2013 were $2.3 million, compared to $0.1 million for the same period in 2012. Our non-cash impairment charges in 2013 were approximately $2.1 million to impair the value of our oil and natural gas fields in Texas and Louisiana and $0.2 million to impair certain of our wells in the Woodford Shale.

Our non-cash impairment charges in 2012 were approximately $0.1 million to impair certain properties in the Woodford Shale. The impairment was recorded because the net capitalized costs of the properties exceeded the fair value of the properties as measured by estimated cash flows reported in a third party reserve report.

Asset Sales

In 2012, we sold our interests in 14 gross non-operated oil wells in Kansas and Nebraska for approximately $1.4 million in cash, and sold approximately $0.1 million in trucks and equipment resulting in no material gain or loss on the asset sales.

Useful Lives

Our furniture, fixtures and equipment are depreciated over a life of one to seven years, buildings are depreciated over a life of 20 years and pipeline and gathering systems are depreciated over a life of 25 to 40 years.

Exploration and Dry Hole Costs

We recorded no exploration and dry hole costs for the years ended December 31, 2013 and 2012. These costs represent abandonments of drilling locations, dry hole costs, delay rentals, geological and geophysical costs and the impairment, amortization and abandonment associated with leases on our unproved properties.

8 . BENEFIT PLANS

Eligible employees of CEP participate in an employment savings plan. Matching contributions made by us were approximately $0.3 million and $0.5 million years ended December 31, 2013 and 2012, respectively.

9. RELATED PARTY TRANSACTIONS

Unit Ownership

PostRock, Exelon and SOG, through subsidiaries, own a portion of our outstanding units. As of December 31, 2013, CEPM, a subsidiary of PostRock, owned 484,505, or 30%, of our Class A units and 5,918,894 of our Class B common units. CEPH, a subsidiary of Exelon, owned all of our Class C management incentive interests and all of our Class D interests as of December 31, 2013. SEP I, a subsidiary of SOG, owned 1,130,512, or 70%, of our Class A units and 4,724,407 of our Class B common units.

PostRock-Related Announcements

In 2011, PostRock acquired certain of our Class A units and Class B common units in two separate transactions which represented a 21.3% ownership interest in us at December 31, 2013. Approval of the purchase of these units was neither required nor given by our board of managers or conflicts committee. We believe PostRock is now an “interested unitholder” under Section 203 of the Delaware General Corporation Law, which is applicable to us pursuant to our operating agreement. Section 203, as it applies to us, prohibits an interested unitholder, defined as a person who owns 15% or more of our outstanding common units, from engaging in business combinations with us for three years following the time such person becomes an interested unitholder without the approval of our board of managers and the vote of 66 2/3% of our outstanding Class B common units, excluding those held by the interested unitholder. Section 203 broadly defines “business combination” to encompass a wide variety of transactions with or caused by an interested unitholder, including mergers, asset sales and other transactions in which the interested unitholder receives a benefit on other than a pro rata basis with other unitholders. In addition to limiting our ability to enter into transactions with PostRock or its affiliates, this provision of our operating agreement could have an anti-takeover effect with respect to transactions not approved in advance by our board of managers, including discouraging takeover attempts that might result in a premium over the market price for our common units. We believe the Section 203 restrictions related to these unit purchases expire in December 2014.

Sanchez-Related Announcements

In August 2013, SOG acquired certain of our Class A units and Class B common units and one Class Z unit in one transaction which represented a 19.5% ownership interest in us at December 31, 2013. These units were issued to SOG, along with cash, in exchange for oil and natural gas properties located in Texas and Louisiana.

In August 2013, the Company also entered into a Registration Rights Agreement with SOG pursuant to which the Company granted to SOG certain registration rights related to the unit consideration thereunder. Under the Registration Rights Agreement, the Company granted SOG demand registration rights with respect to the preparation and filing with the SEC of one or more registration statements for the purpose of registering the resale of the securities that will be registered.

Class C Management Incentive Interests

CEPH, a subsidiary of Exelon, holds the Class C management incentive interests in CEP. These management incentive interests represent the right to receive 15% of quarterly distributions of available cash from operating surplus after the Target Distribution (as defined in our operating agreement) has been achieved and certain other tests have been met. None of these applicable tests have yet to be met and CEPH has not been entitled to receive any management incentive interest distributions or share in distributions upon liquidation.

Class D Interest

The majority of our properties in the Robinson’s Bend Field were subject to a non-operated net profits interest (NPI) held by Torch Energy Royalty Trust (the Trust). Through the NPI, the Trust was entitled to a royalty payment, calculated as a percentage of the net revenue from specified wells in the Robinson’s Bend Field (the Trust Wells).

Under the terms of the NPI and related contractual arrangements, the royalty payment we were required to make to the Trust under the NPI was calculated using a sharing arrangement with a pricing formula that had resulted in below-market prices and had the effect of keeping our payments to the Trust significantly lower than if such payments had been calculated on then prevailing market prices.

In order to address the risks of early termination, without the prior consent of our board of managers, of the sharing arrangement in respect of the calculation of amounts payable to the Trust for the NPI and the potential reduction in our revenues resulting therefrom, Constellation Holdings, Inc. (CHI) contributed $8.0 million to us for all of our Class D interests. This contribution was potentially to be distributed to CHI in 24 distributions over a period of approximately six years if the sharing arrangement remained in effect during that period. If the amounts payable by us to the Trust were not calculated based on the continued applicability of the sharing arrangement through December 31, 2012, unless such change was approved in advance by our board of managers and our conflicts committee, the following would occur: the Class D interests would cease receiving the cash distributions; and the Class D interest would only be returned the remaining undistributed amount of the $8.0 million contribution under certain circumstances upon our liquidation.

No payments for the NPI were ever made to the Trust. On January 8, 2009, we were served by Trust Venture, on behalf of the Trust, with a purported derivative action filed in the Circuit Court of Tuscaloosa County, Alabama (the Circuit Court). The lawsuit alleged, among other things, a breach of contract under the conveyance associated with the NPI and the agreement establishing the Trust and asserted that above market rates for services were paid, reducing the amounts paid to the Trust in connection with the NPI. The lawsuit sought unspecified damages and an accounting of the NPI. The lawsuit was settled in June 2011. The settlement with Trust Venture, its successor and the Trust provided, among other things, that we pay $1.2 million to reimburse Trust Venture and its successor for their legal fees and expenses incurred in prosecuting the lawsuit and that we acquire the NPI from the Trust for $1.0 million. When the NPI was assigned to us by the Trust in the fourth quarter of 2011, the NPI was extinguished. We recognized a $1.0 million charge to impair the value of the extinguished NPI contract that was acquired. The finalization of this settlement impacted our Class D interests. The NPI no longer burdened our properties in the Robinson’s Bend Field upon their sale in February 2013.

CEPH, a subsidiary of Exelon and the successor to CHI, holds all of our Class D interests. Due to their contingently redeemable feature, the Class D interests were treated as temporary equity. Since the NPI is no longer being paid based upon the sharing arrangement and we have suspended distributions since June 2009, there should be no further distributions required on the Class D interests. Accordingly, the Class D interests were moved from temporary equity to permanent equity (Class A and Class B) in the fourth quarter of 2011. The Class D interests will remain outstanding until the liquidation of CEP and could receive up to $6.7 million under certain circumstances at that time.

Class Z Unit

SOG holds the one Class Z unit of CEP. This one unit is a non-voting unit, except voting as a separate class must approve the issuance of additional Company securities, other than Class B common units, prior to the issuance of such securities. The Class Z unit is a non-economic interest, without any right to participate in distributions or allocations.

10. COMMITMENTS AND CONTINGENCIES

On August 30, 2013, a lawsuit was filed in the Chancery Court of the State of Delaware by CEPM, Gary M. Pittman and John R. Collins against the Company, certain of its officers and managers, SOG and SEP I in connection with the Company’s closing on August 9, 2013 of the purchase of oil and natural gas properties from SEP I and the issuance of units in connection therewith. The plaintiffs contend, among other things, that the issuance of the units to SEP I in connection with the acquisition was not permitted under the Company’s operating agreement, that Messrs. Pittman and Collins should not have been removed as the Class A managers of the Company’s board of managers, and that SEP I, SOG and our current Class A managers participated in the bad faith conduct of the other defendants and interfered with CEPM’s contractual rights under the Company’s operating agreement. The plaintiffs allege claims against the Company and certain of its managers and officers relating to breach of contract, breach of the duty of good faith, and breach of the implied covenant of good faith and fair dealing; the plaintiffs also allege aiding and abetting and tortuous interference claims against SOG, SEP I and our current Class A managers. The plaintiffs seek, among other things, declaratory relief reappointing Messrs. Pittman and Collins to the Company’s board of managers and removing our current Class A managers therefrom, and an injunction against the Company taking any further action outside the ordinary course of business during the pendency of the litigation, declaratory relief rescinding the units issued by the Company to SEP I, declaratory relief that CEPM has sole voting power with respect to the outstanding Class A units, declaratory relief that the Company officers and managers have breached fiduciary and contractual duties and are not entitled to indemnification from the Company as a result thereof, and monetary damages. The parties to the lawsuit are currently working on the terms of a settlement agreement. In anticipation of a settlement being reached, we have accrued a probable liability of $5.9 million.

11. ASSET RETIREMENT OBLIGATION

We recognize the fair value of a liability for an asset retirement obligation (ARO) in the period in which it is incurred if a reasonable estimate of fair value can be made. Each period, we accrete the ARO to its then present value. The associated asset retirement cost (ARC) is capitalized as part of the carrying amount of our oil and natural gas properties, equipment and facilities. Subsequently, the ARC is depreciated using a systematic and rational method over the asset’s useful life. The AROs recorded by us relate to the plugging and abandonment of oil and natural gas wells, and decommissioning of oil and natural gas gathering and other facilities.

Inherent in the fair value calculation of ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions result in adjustments to the recorded fair value of the existing ARO, a corresponding adjustment is made to the ARC capitalized as part of the oil and natural gas property balance.

The following table is a reconciliation of the ARO (in thousands):

	December 31,
	2013	2012
Asset retirement obligation, beginning balance	$7,665	$7,052
Liabilities added from acquisitions	1,088	—
Liabilities added from drilling	244	162
Settlements	(3)	(8)
Accretion expense	519	459

Asset retirement obligation, ending balance	$9,513	$7,665

Additional retirement obligations increase the liability associated with new oil and natural gas wells and other facilities as these obligations are incurred. Actual expenditures for abandonments of oil and natural gas wells and other facilities reduce the liability for asset retirement obligation. In 2013 and 2012, there were no significant expenditures for abandonments and there were no assets legally restricted for purposes of settling existing asset retirement obligations.

12 . UNIT-BASED COMPENSATION

We have the following unit-based compensation plans:

We have the 2009 Omnibus Incentive Compensation Plan (Omnibus Plan), which is a plan under which restricted common unit awards are granted to certain employees in Texas. The Omnibus Plan provides for a variety of unit-based and performance-based awards, including unit options, restricted units, unit grants, notional units, unit appreciation rights, performance awards and other unit-based awards. Awards under the Omnibus Plan may be paid in cash, units or any combinations thereof as determined by the compensation committee of our board of managers.

Restricted unit activity (number of units) under the Omnibus Plan was as follows:

	Number of Restricted Units	Weighted Average Grant Date Fair Value Per Unit
Outstanding at December 31, 2011	962,281	$3.41
Vested	(215,308)	3.40
Granted	7,190	1.32
Returned/Cancelled	(87,385)	3.40

Outstanding at December 31, 2012	666,778	3.39
Vested	(370,363)	2.66
Granted	184,313	1.27
Returned/Cancelled	(144,177)	2.77

Outstanding at December 31, 2013	336,551	$3.29

We have the Long-Term Incentive Program (L-TIP), which is a plan under which restricted common unit awards are granted to certain field employees in Alabama, Kansas and Oklahoma and to certain employees in Texas.

Restricted unit activity (number of units) under the L-TIP Plan was as follows:

	Number of Restricted Units	Weighted Average Grant Date Fair Value Per Unit
Outstanding at December 31, 2011	149,869	$3.44
Vested	(56,025)	3.42
Granted	30,000	2.17
Returned/Cancelled	(28,930)	3.42

Outstanding at December 31, 2012	94,914	3.05
Vested	(61,273)	2.24
Granted	38,023	1.17
Returned/Cancelled	(27,888)	2.56

Outstanding at December 31, 2013	43,776	$2.87

We recognized approximately $1.0 million and $1.5 million of non-cash compensation expense related to our unit-based compensation plans in the twelve months ended December 31, 2013 and 2012, respectively. As of December 31, 2013, we had approximately $0.5 million in unrecognized compensation expense related to our unit-based compensation plans expected to be recognized through the first quarter of 2015.

13. DISTRIBUTIONS TO UNITHOLDERS

Beginning in June 2009, we suspended our quarterly distributions to unitholders. For twelve months ended December 31, 2013 and 2012, respectively, we were restricted from paying distributions to unitholders as we had no available cash (taking into account the cash reserves set by our board of managers for the proper conduct of our business) from which to pay distributions.

14. MEMBERS’ EQUITY

2013 Equity

At December 31, 2013, we had 1,615,017 Class A units and 28,462,185 Class B common units outstanding, which included 43,776 unvested restricted common units issued under our Long-Term Incentive Plan and 336,551 unvested restricted common units issued under our 2009 Omnibus Incentive Compensation Plan.

At December 31, 2013, we had granted 346,734 common units of the 450,000 common units available under our Long-Term Incentive Plan. Of these grants, 302,958 have vested.

At December 31, 2013, we had granted 1,366,666 common units of the 1,650,000 common units available under our 2009 Omnibus Incentive Compensation Plan. Of these grants, 1,030,115 have vested.

For the year ended December 31, 2013, 139,810 common units were tendered by our employees for tax withholding purposes. These units, costing approximately $0.2 million, have been returned to their respective plan and are available for future grants.

2012 Equity

At December 31, 2012, we had 483,418 Class A units and 23,687,507 Class B common units outstanding, which included 94,914 unvested restricted common units issued under our Long-Term Incentive Plan and 666,778 unvested restricted common units issued under our 2009 Omnibus Incentive Compensation Plan.

At December 31, 2012, we had granted 336,599 common units of the 450,000 common units available under our Long-Term Incentive Plan. Of these grants, 241,685 have vested. We also granted an additional 76,046 performance units under our Long-Term Incentive Plan. Of these grants, 38,023 have vested.

At December 31, 2012, we had granted 1,326,530 common units of the 1,650,000 common units available under our 2009 Omnibus Incentive Compensation Plan. Of these grants, 659,752 have vested. We also granted an additional 323,194 performance units under our 2009 Omnibus Incentive Compensation Plan. Of these grants, 161,597 have vested.

For the year ended December 31, 2012, 90,425 common units were tendered by our employees for tax withholding purposes. These units, costing approximately $0.2 million, were returned to their respective plan and are available for future grants.

15. SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS PRODUCING ACTIVITIES

(UNAUDITED)

The Supplementary Information on Oil and Natural Gas Producing Activities is presented as required by the appropriate authoritative guidance . The supplemental information includes capitalized costs related to oil and natural gas producing activities; costs incurred for the acquisition of oil and natural gas producing activities, exploration and development activities and the results of operations from oil and natural gas producing activities.

Supplemental information is also provided for per unit production costs; oil and natural gas production and average sales prices; the estimated quantities of proved oil and natural gas reserves; the standardized measure of discounted future net cash flows associated with proved reserves and a summary of the changes in the standardized measure of discounted future net cash flows associated with proved reserves.

In February 2013, we sold all of our Robinson’s Bend Field assets in the Black Warrior Basin of Alabama. Information related to these assets is classified as discontinued operations.

Costs

The following table sets forth capitalized costs for the years ended December 31, 2013 and 2012 (in thousands):

	December 31,
	2013	2012
Capitalized costs at the end of the period:(a)
Oil and natrual gas properties and related equipment (successful efforts method)
Property costs
Proved property	$636,816	$591,889
Unproved property	1,589	1,380

Total property costs	638,405	593,269
Materials and supplies	1,054	771
Land	751	751

Total	640,210	594,791
Less: Accumulated depreciation, depletion, amortization and impairments	(495,215)	(474,669)

Oil and natural gas properties and equipment, net	$144,995	$120,122

(a)	Capitalized costs include the cost of equipment and facilities for our oil and natural gas producing activities. Proved property costs include capitalized costs for leaseholds holding proved reserves; development wells and related equipment and facilities (including uncompleted development well costs); and support equipment. Unproved property costs include capitalized costs for oil and natural gas leaseholds where proved reserves do not exist.

The following table sets forth costs incurred for oil and natural gas producing activities for the years ended December 31, 2013 and 2012 (in thousands):

	For the year ended December 31,
	2013	2012
Costs incurred for the period:
Acquisition of properties
Proved	$20,012	$75
Unproved	209	177
Development costs	15,694	15,336

Oil and natural gas properties and equipment, net	$35,915	$15,588

The development costs for the years ended December 31, 2013 and 2012 primarily represent costs to develop our proved undeveloped reserves. The properties acquired in 2013 were in Texas and Louisiana.

We had no exploration and dry hole costs in 2013 and 2012, respectively.

Results of Operations

The revenues and expenses associated directly with oil and natural gas producing activities are reflected in the Consolidated Statements of Operations and Comprehensive Income (Loss). All of our operations are oil and natural gas producing activities located in the United States.

Net Proved Oil and Natural Gas Reserves

The following table sets forth information with respect to changes in proved developed and undeveloped reserves. This information excludes reserves related to royalty and net profit interests. All of our reserves are located in the United States.

	For the year ended December 31,
	2013	2012
(In Mmcfe)
Beginning balance	92,982	201,330
Extensions and discoveries	4,825	2,049
Purchases of reserves in place	7,150	—
Sales of reserves in place	(49,385)	(256)
Revisions of previous estimates	44,727	(97,178)
Production	(9,045)	(12,963)

Ending balance	91,254	92,982

Ending balance from continuing operations	91,254	43,596
Ending balance from discontinued operations(a)	—	49,386

Total ending balance	91,254	92,982

Proved developed reserves from continuing operations	78,629	40,867
Proved developed reserves from discontinued operations	—	49,134

Total proved developed reserves	78,629	90,001

Proved undeveloped reserves from continuing operations	12,625	2,729
Proved undeveloped reserves from discontinued operations	—	252

Total proved undeveloped reserves	12,625	2,981

(a)	In February 2013, we sold all of our Black Warrior Basin properties.

Reserves and Related Estimates

Our estimate of proved reserves is based on the quantities of oil and natural gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters.

Our December 31, 2013 and 2012 proved reserve estimates were 91.3 Bcfe and 93.0 Bcfe, respectively. For these years, NSAI, an independent petroleum engineering firm, prepared the estimates of our proved reserves which were used to prepare our financial statements.

Our 2013 estimates of total proved reserves decreased 1.7 Bcfe from 2012 due to the sale of our Black Warrior Basin properties in the amount of 49 Bcfe offset by the acquisition of the Sanchez properties, which added 7 Bcfe. We added 4.8 Bcfe due to extensions and discoveries in the Cherokee Basin reserves added for oil opportunities. Our reserve revisions of 44.8 Bcfe are primarily the result of higher natural gas prices. Our reserves are 85% natural gas and are sensitive to lower prices for natural gas and basis differentials in the Mid-Continent region. For the proved reserves, the production weighted average product price over the remaining lives of the properties used in our reserve report were: $97.89 per barrel for oil, $41.21 per barrel for natural gas liquids and $3.706 per Mcf for natural gas. Any of our locations that are scheduled to be drilled after 5 years are classified as probable or possible reserves to the extent they are economic.

Our 2012 estimates of total proved reserves decreased 108.3 Bcfe from 2011 due to a lower SEC-required price for natural gas used to calculate our reserves in 2012. We added 2.0 Bcfe due to extensions and discoveries in the Cherokee Basin reserves added for oil opportunities and 0.2 Bcfe of natural gas reserves. Our reserve revisions of 97.2 Bcfe are primarily the result of lower natural gas prices causing our reserves to no longer be considered economic under SEC rules. Our reserves are 93% natural gas and are sensitive to lower prices for natural gas and basis differentials in the Mid-Continent region. Although we utilize swaps and basis swaps to mitigate commodity price risk and basis differentials, these derivatives are not used when preparing our reserve report based on SEC rules. The SEC-required price used to prepare our reserve report was $2.91 in the Cherokee Basin and $2.85 in the Black Warrior Basin. The SEC-required prices used in the Cherokee Basin and in the Black Warrior Basin declined from 2011 to 2012 by $0.97 and $1.35, respectively. Our actual 2012 production of 12.6 Bcfe is 3.8 Bcfe higher than what our 2011 reserve report estimated for 2012. A significant number of our wells that actually produced natural gas in 2012 were not included in our 2011 reserve report as they were deemed uneconomic at the SEC-required price which excludes the impact of our swaps and basis swaps used to mitigate commodity price risk and basis differentials. Any of our locations that are scheduled to be drilled after 5 years are classified as probable or possible reserves to the extent they are economic.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Gas Reserves, Including a Reconciliation of Changes Therein

The following table sets forth the standardized measure of the discounted future net cash flows attributable to our proved oil and natural gas reserves. Certain information concerning the assumptions used in computing the valuation of proved reserves and their inherent limitations are discussed below.

Future cash inflows are calculated by applying the SEC-required prices of oil and natural gas relating to our proved reserves to the year-end quantities of those reserves. Future cash inflows exclude the impact of our hedging program. Future development and production costs represent the estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions. In addition, asset retirement obligations are included within future production and development costs. There are no future income tax expenses because CEP is a non-taxable entity.

The assumptions used to compute estimated future cash inflows do not necessarily reflect expectations of actual revenues or costs or their present values. In addition, variations from expected production rates could result directly or indirectly from factors outside of our control, such as unexpected delays in development, changes in prices or regulatory or environmental policies. The reserve valuation further assumes that all reserves will be disposed of by production; however, if reserves are sold in place, additional economic considerations could also affect the amount of cash eventually realized.

The following table summarizes the standardized measure of estimated discounted future cash flows from the oil and natural gas properties (in thousands):

	For the year ended December 31,
	2013	2012
Future cash inflows	$502,831	$360,825
Future production costs	(227,315)	(194,198)
Future estimated development costs	(40,694)	(11,124)

Future net cash flows	234,822	155,503
10% annual discount for estimated timing of cash flows	(91,108)	(65,834)

Standardized measure of discounted estimated future net cash flows related to proved gas reserves	$143,714	$89,669

Standardized measure from continuing operations	143,714	60,455
Standardized measure from discontinued operations(a)	—	29,214

Standardized measure of discounted estimated future net cash flows related to proved gas reserves	$143,714	$89,669

(a)	In February 2013, we sold all of our Black Warrior Basin properties.

The following table summarizes the principal sources of change in the standardized measure of estimated discounted future net cash flows (in thousands):

	For the year ended December 31,
	2013	2012
Beginning of the period	$89,669	$160,691
Sales and transfers of oil and natural gas, net of production costs	(21,244)	(39,699)
Net changes in prices and production costs related to future production	50,425	(19,228)
Development costs incurred during the period	5,615	18,818
Changes in extensions and discoveries	28,494	12,590
Revisions of previous quantity estimates	21,455	(83,750)
Sales of reserves in place	(2,297)	(1,476)
Accretion discount	8,967	16,069
Other	(37,370)	25,654

Standardized measure of discounted future net cash flows related to proved gas reserves	$143,714	$89,669

Standardized measure from continuing operations	143,714	60,455
Standardized measure from discontinued operations(a)	—	29,214

Standardized measure of discounted future net cash flows related to proved gas reserves	$143,714	$89,669

(a)	In February 2013, we sold all of our Black Warrior Basin properties.

16. SUBSEQUENT EVENTS

The following events have occurred subsequent to the date of the balance sheet or prior to the filing of this Annual Report on Form 10-K that could have a material impact on our consolidated financial statements or results of operations:

On February 28, 2014, a lawsuit was filed in the Chancery Court of the State of Delaware by CEPH against the Company (the Exelon Litigation) seeking repayment of suspended distributions in relation to the Class D Interests held by CEPH. In 2006, Constellation Holding, Inc (CHI), which merged with and into CEPH in December 2012, purchased the Company’s Class D Interests for $8.0 million. The $8.0 million was to be repaid to CEPH in quarterly distributions of $333,333.33 over a period of six years; however, these distributions could be temporarily suspended if a dispute arose over pricing formulas related to the sale of natural gas from the Robinson’s Bend properties. A dispute arose, so the distributions were suspended pursuant to the Company’s operating agreement and never reinstated. CEPH contends, among other things, that the Company breached its contract to pay the quarterly distributions, acted in bad faith and received unjust enrichment by suspending the quarterly distributions. The Company believes that the allegations contained in the lawsuit are without merit and intends to vigorously defend itself against the claims raised in the complaint. In conjunction with its defense in the Exelon Litigation, the Company anticipates that it will incur legal and other costs that may have a material effect on available cash which could impact CEP’s ability to make distributions.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, Constellation Energy Partners LLC, the Registrant, has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC (REGISTRANT)

Date: March 27, 2014	By	/S/ STEPHEN R. BRUNNER
Stephen R. Brunner Chief Executive Officer, Chief Operating Officer and President

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of Constellation Energy Partners LLC, the Registrant, and in the capacities and on the dates indicated.

	Signature	Title	Date

Principal executive officer:

By	/S/ STEPHEN R. BRUNNER	Chief Executive Officer, Chief Operating Officer and President	March 27, 2014
Stephen R. Brunner

Principal financial officer and treasurer:

By	/S/ CHARLES C. WARD	Principal Financial Officer and Principal Accounting Officer	March 27, 2014
Charles C. Ward

Managers:

	/S/ RICHARD H. BACHMANN	Manager	March 27, 2014
Richard H. Bachmann

	/S/ RICHARD S. LANGDON	Manager	March 27, 2014
Richard S. Langdon

	/S/ ANTONIO R. SANCHEZ	Manager	March 27, 2014
Antonio R. Sanchez

	/S/ JOHN N. SEITZ	Manager	March 27, 2014
John N. Seitz

	/S/ GERALD F. WILLINGER	Manager	March 27, 2014
Gerald F. Willinger

Exhibit Number	Description

2.1	—Purchase and Sale Agreement, dated as of March 8, 2007, between EnergyQuest Resources, L.P., Oklahoma Processing EQR, LLC and Constellation Energy Partners LLC (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 24, 2007, File No. 001-33147).

2.2	—Purchase and Sale Agreement, dated as of March 8, 2007, between EnergyQuest Resources, L.P., Oklahoma Processing EQR, LLC, Kansas Production EQR, LLC and Kansas Processing EQR, LLC and Constellation Energy Partners LLC (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 24, 2007, File No. 001-33147).

2.3	—Agreement of Merger, dated as of July 12, 2007, among AMVEST Osage, Inc., AMVEST Oil & Gas, Inc. and CEP Mid-Continent LLC, f/k/a CEP Cherokee Basin LLC (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on July 26, 2007, File No. 001-33147).

2.4	—Purchase and Sale Agreement, dated as of August 2, 2007, between Newfield Exploration Mid-Continent Inc. and Constellation Energy Partners LLC (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on September 26, 2007, File No. 001-33147).

2.5	—Nominee Agreement, dated as of September 21, 2007, by and between Newfield Exploration Mid-Continent Inc. and CEP Mid-Continent LLC (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on September 26, 2007).

2.6	—Asset Purchase and Sale Agreement, dated as of May 12, 2005, by and among Everlast Energy LLC, RB Marketing Company LLC, Robinson’s Bend Operating Company LLC and CBM Equity IV, LLC (incorporated herein by reference to Exhibit 10.9 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-134995) filed by Constellation Energy Partners LLC on September 29, 2006.

2.7	—Agreement for Purchase and Sale, dated as of February 19, 2008, among CoLa Resources LLC and CEP Mid-Continent LLC (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 3, 2008, File No. 001-33147).

2.8	—First Amendment to Agreement for Purchase and Sale, dated as of March 31, 2008, among CoLa Resources LLC and CEP Mid-Continent LLC (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 3, 2008, File No. 001-33147).

2.9	—Oil and Gas Purchase Contract, dated as of October 1, 1993, by and between Torch Energy Marketing, Inc. and Torch Royalty Company (incorporated herein by reference to Exhibit 10.5 to Amendment No. 2 to the Registration Statement on Form S-1 filed by Constellation Energy Partners LLC on June 29, 2006, File No. 333-134995).

2.1	—Membership Interest Purchase and Sale Agreement, dated February 1, 2013 between Constellation Energy Partners LLC and Constellation Commodities Upstream LLC (incorporated herein by reference to Exhibit 2.1 to the Current Report and Form 8-K filed by Constellation Energy Partners LLC on February 4, 2013, File No. 001-33147).

2.11	—Contribution Agreement, dated as of August 9, 2013, by and between Constellation Energy Partners LLC and Sanchez Energy Partners I, LP (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K field by Constellation Energy Partners LLC on August 9, 2013, File No. 001-33147).

Exhibit Number	Description

3.1	—Certificate of Formation of Constellation Energy Partners LLC, as amended (incorporated herein by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on March 12, 2007, File No. 001-33147).

3.2	—Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on November 28, 2006, File No. 001-33147).

3.3	—Amendment No. 1 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as of April 23, 2007 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 24, 2007, File No. 001-33147).

3.4	—Amendment No. 2 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as of July 25, 2007. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on July 26, 2007, File No. 001-33147).

3.5	—Amendment No. 3 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as of September 21, 2007 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on September 26, 2007, File No. 001-33147).

3.6	—Amendment No. 4 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as of December 28, 2007 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on December 28, 2007, File No. 001-33147).

3.7	—Amendment No. 5 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as of August 9, 2013 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on August 9, 2013, File No. 001-33147).

10.1	—Second Amended and Restated Credit Agreement dated as of May 30, 2013, among Constellation Energy Partners LLC, as borrower, Societe Generale, as administrative agent, and the lenders party hereto (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on May 31, 2013, File No. 001-33147).

10.2	—Trademark License Agreement, dated as of November 20, 2006, by and among Constellation Energy Group, Inc. and Constellation Energy Partners LLC (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on November 28, 2006, File No. 001-33147).

10.3	—Exploration and Development Agreement, dated July 25, 2005, by and between The Osage Nation and AMVEST Osage, Inc. (incorporated herein by reference to Exhibit 10.23 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on February 27, 2009, File No. 001-33147).

10.4	—Substituted and Replaced First Amendment to the Exploration and Development Agreement, dated October 18, 2006, by and between The Osage Nation and AMVEST Osage, Inc. (incorporated herein by reference to Exhibit 10.24 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on February 27, 2009, File No. 001-33147).

10.5	—Assignment, Assumption and Ratification Agreement, dated as of July 25, 2007, by and between AMVEST Osage, Inc. and CEP Mid-Continent LLC (incorporated herein by reference to Exhibit 10.25 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on February 27, 2009, File No. 001-33147).

Exhibit Number	Description

10.6	—Water Gathering and Disposal Agreement, dated as of August 9, 1990, by and between Torch Energy Associates Ltd. and Valasco Gas Company Ltd. (incorporated herein by reference to Exhibit 10.17 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on March 4, 2008, File No. 001-33147).

10.7	—First Amendment to Water Gathering and Disposal Agreement, dated as of October 1, 1993, by and between Torch Energy Associates Ltd. and Valasco Gas Company Ltd. (incorporated herein by reference to Exhibit 10.18 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on March 4, 2008, File No. 001-33147).

10.8	—Second Amendment to Water Gathering and Disposal Agreement, dated as of November 30, 2004, by and between Robinson’s Bend Operating Company, LLC and Everlast Energy LLC (incorporated herein by reference to Exhibit 10.19 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on March 4, 2008, File No. 001-33147).

10.9	—Third Amendment, dated June 13, 2011, to Water Gathering and Disposal Agreement dated November 30, 2004, by and between Robinson’s Bend Operating II, LLC, Robinson’s Bend Production II, LLC and Torch Energy Associates Ltd. (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on June 15, 2011, File No. 001-33147).

10.1	—Amended and Restated Employment Agreement, dated April 5, 2012, by and between CEP Services Company, Inc. and Stephen R. Brunner (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 6, 2012, File No. 001-33147).

10.11	—Amended and Restated Employment Agreement, dated April 5, 2012, by and between CEP Services Company, Inc. and Charles C. Ward (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 6, 2012, File No. 001-33147).

10.12	—Amended and Restated Employment Agreement, dated April 5, 2012, by and between CEP Services Company, Inc. and Lisa J. Mellencamp (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 6, 2012, File No. 001-33147).

10.13	—Amended and Restated Employment Agreement, dated April 5, 2012, by and between CEP Services Company, Inc. and Michael B. Hiney (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 6, 2012, File No. 001-33147).

10.14	—Employment Agreement, dated as of February 15, 2013, between Elizabeth Ann Evans and CEP Services Company, Inc. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on February 19, 2013, File No. 001-33147).

10.15	—Constellation Energy Partners LLC Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on November 20, 2006, File No. 001-33147).

10.16	—Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan (incorporated herein by reference to Exhibit A to the Proxy Statement filed by Constellation Energy Partners LLC on October 22, 2009, File No. 001-33147).

10.17	—Form of Grant Agreement Relating to Notional Units with DERs—Executives (under the 2009 Omnibus Incentive Compensation Plan) (incorporated herein by reference to Exhibit 10.9 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on May 4, 2009, File No. 001-33147).

Exhibit Number	Description

10.18	—Form of Grant Agreement Relating to Notional Units with DERs—Independent Managers (under the 2009 Omnibus Incentive Compensation Plan) (incorporated herein by reference to Exhibit 10.10 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on May 4, 2009, File No. 001-33147).

10.19	—Form of Grant Agreement Relating to Restricted Units—Executives (under the 2009 Omnibus Incentive Compensation Plan incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on March 3, 2010, File No. 001-33147).

+10.20	—Form of Amended and Restated Grant Agreement Relating to Unit-Based Awards—Executives (under the 2009 Omnibus Incentive Compensation Plan) (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Constellation Energy Partners LLC on August 5, 2011, File No. 001-33147).

+10.21	—Amendment to Amended and Restated Grant Agreement Relating to Unit-Based Awards-Executives (under the 2009 Omnibus Incentive Compensation Plan) (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Constellation Energy Partners LLC on May 10, 2012, File No. 001-33147).

+10.22	—Form of Grant Agreement Relating to Restricted Units—Independent Managers (under the 2009 Omnibus Incentive Compensation Plan) (incorporated herein by reference to Exhibit 10.30 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on February 25, 2010, File No. 001-33147).

+10.23	—Registration Rights Agreement, dated as of August 9, 2013, between Constellation Energy Partners LLC and Sanchez Energy Partners I, LP (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on August 9, 2013, File No. 001-33147).

*21.1	—List of subsidiaries of Constellation Energy Partners LLC.

*23.1	—Consent of KPMG LLP.

*23.2	—Consent of PricewaterhouseCoopers LLP.

*23.3	—Consent of Netherland, Sewell & Associates, Inc.

*31.1	—Certification of Chief Executive Officer, Chief Operating Officer, and President of Constellation Energy Partners LLC pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

*31.2	—Certification of Chief Financial Officer and Treasurer of Constellation Energy Partners LLC pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

*32.1	—Certification of Chief Executive Officer, Chief Operating Officer, and President of Constellation Energy Partners LLC pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*32.2	—Certification of Chief Financial Officer and Treasurer of Constellation Energy Partners LLC pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*99.1	—Report of Netherland, Sewell & Associates, Inc.

*101.INS	—XRBL Instance Document

*101.SCH	—XRBL Schema Document

*101.CAL	—XRBL Calculation Linkbase Document

Exhibit Number	Description

*101.LAB	—XRBL Label Linkbase Document

*101.PRE	—XRBL Presentation Linkbase Document

*101.DEF	—XRBL Definition Linkbase Document

*	Filed herewith
+	Management contract or compensatory plan or arrangement.

ANNEX E

QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2014

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to                     .

Commission File Number 001-33147

Sanchez Production Partners LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3742489
(State of organization)	(I.R.S. Employer Identification No.)

1801 Main Street, Suite 1300 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (832) 308-3700

Constellation Energy Partners LLC

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer	☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date. Common Units outstanding on November 10, 2014: 28,735,703 units.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

SANCHEZ PRODUCTION PARTNERS LLC and SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per unit data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Natural gas sales	$9,153	$7,328	$21,752	$18,745
Oil sales	11,402	4,680	21,784	13,497
Liquids sales	841	123	1,690	377

Total revenues (See Note 5)	21,396	12,131	45,226	32,619
Expenses:
Operating expenses:
Lease operating expenses	5,296	5,191	15,598	13,332
Cost of sales	404	323	1,198	1,122
Production taxes	796	731	2,563	1,840
General and administrative	3,780	3,015	12,942	11,156
(Gain)/loss on sale of assets	—	31	(23)	8
Depreciation, depletion and amortization	4,836	5,491	13,206	15,056
Asset impairments	43	—	237	—
Accretion expense	151	163	451	409

Total operating expenses	15,306	14,945	46,172	42,923
Other expenses (income)
Interest expense	511	420	1,569	2,636
Other income	(76)	23	(220)	(149)

Total other expenses	435	443	1,349	2,487

Total expenses	15,741	15,388	47,521	45,410

Income (loss) from continuing operations	5,655	(3,257)	(2,295)	(12,791)
Loss from discontinued operations	—	—	—	(2,686)

Net income (loss)	$5,655	$(3,257)	$(2,295)	$(15,477)

Earnings (loss) per unit (See Note 2)
Earnings (loss) from continuing operations per unit
Class A units—Basic	$0.23	$(0.06)	$(0.05)	$(0.36)
Class B units—Basic	$0.19	$(0.12)	$(0.08)	$(0.52)
Class A units—Diluted	$0.23	$(0.06)	$(0.05)	$(0.36)
Class B units—Diluted	$0.19	$(0.12)	$(0.08)	$(0.52)
Loss from discontinued operations per unit
Class A units—Basic and diluted	$—	$—	$—	$(0.08)
Class B units—Basic and diluted	$—	$—	$—	$(0.11)
Net earnings (loss) per unit
Class A units—Basic	$0.23	$(0.06)	$(0.05)	$(0.44)
Class B units—Basic	$0.19	$(0.12)	$(0.08)	$(0.63)
Class A units—Diluted	$0.23	$(0.06)	$(0.05)	$(0.44)
Class B units—Diluted	$0.19	$(0.12)	$(0.08)	$(0.63)
Weighted Average Units Outstanding
Class A units—Basic	484,505	1,135,725	857,201	703,883
Class B units—Basic	28,552,568	26,071,909	28,358,591	24,238,279
Class A units—Diluted	484,505	1,135,725	857,201	703,883
Class B units—Diluted	28,660,878	26,071,909	28,358,591	24,238,279
Distributions declared and paid per unit	$—	$—	$—	$—

See accompanying notes to condensed consolidated financial statements.

SANCHEZ PRODUCTION PARTNERS LLC and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except unit data)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$9,671	$4,894
Restricted cash (See Note 2)	1,748	—
Accounts receivable, net (See Note 2)	6,958	6,678
Prepaid expenses	1,678	2,547
Risk management assets (See Note 5)	4,528	9,141

Total current assets	24,583	23,260
Oil and natural gas properties (See Note 6)
Oil and natural gas properties, equipment and facilities	645,222	639,156
Material and supplies	1,056	1,054
Less accumulated depreciation, depletion, amortization, and impairments	(508,208)	(495,215)

Net oil and natural gas properties	138,070	144,995
Other assets
Debt issue costs (net of accumulated amortization of $9,075 and $9,003, respectively)	761	824
Risk management assets (See Note 5)	1,001	1,461
Restricted cash (See Note 2)	—	1,748
Other non-current assets	1,917	2,245

Total assets	$166,332	$174,533

LIABILITIES AND MEMBERS’ EQUITY
Liabilities
Current liabilities
Accounts payable	$75	$12
Accrued liabilities	7,862	12,763
Royalty payable	1,172	1,242
Risk management liabilities (see Note 5)	245	—

Total current liabilities	9,354	14,017
Other liabilities
Asset retirement obligation	10,085	9,513
Other non-current liabilities	—	1,398
Debt (See Note 7)	51,950	50,700

Total other liabilities	62,035	61,611

Total liabilities	71,389	75,628
Commitments and contingencies (See Note 9)
Members’ equity
Class A units, 484,505 and 1,615,017 units authorized, issued and outstanding, respectively	1,694	2,591
Class B units, 28,848,785 and 28,848,785 units authorized, respectively, and 28,735,703 and 28,462,185 issued and outstanding, respectively	93,249	96,314

Total members’ equity	94,943	98,905

Total liabilities and members’ equity	$166,332	$174,533

See accompanying notes to condensed consolidated financial statements.

SANCHEZ PRODUCTION PARTNERS LLC and SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(2,295)	$(15,477)
Adjustments to reconcile net loss to cash provided by operating activities
Depreciation, depletion and amortization	13,206	15,056
Asset impairments (See Note 6)	237	—
Amortization of debt issuance costs	199	1,228
Accretion expense	451	409
Equity earnings in affiliate	(147)	(224)
(Gain)/loss from disposition of property and equipment	(23)	8
Bad debt expense	80	44
Mark-to-market on derivatives:
Total (gains) losses	1,134	(371)
Cash settlements	4,184	8,006
Unit-based compensation programs	1,216	828
Discontinued operations	—	2,686
Changes in Assets and Liabilities:
Decrease in accounts receivable	(359)	(1,212)
(Increase) decrease in prepaid expenses	869	(110)
(Increase) decrease in other assets	3	(1,107)
Increase (decrease) in accounts payable	63	(434)
Decrease in accrued liabilities	(4,666)	(1,614)
Decrease in royalty payable	(70)	(54)
Increase (decrease) in other liabilities	(1,398)	1,114

Net cash provided by continuing operations	12,684	8,776
Net cash provided by discontinued operations	—	1,062

Net cash provided by operating activities	12,684	9,838

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(1,351)	(20,221)
Development of oil and natural gas properties	(5,025)	(12,564)
Proceeds from sale of assets	58	58,987
Distributions from equity affiliate	180	135

Net cash provided by (used in) continuing operations	(6,138)	26,337
Net cash used in discontinued operations	—	—

Net cash provided by (used in) investing activities	(6,138)	26,337

Cash flows from financing activities:
Proceeds from issuance of debt	5,750	16,894
Repayment of debt	(4,500)	(50,194)
Repurchase of Class A, Class C and Class D interests	(2,468)	—
Units tendered by employees for tax withholdings	(415)	(185)
Debt issue costs	(136)	(925)

Net cash used in continuing operations	(1,769)	(34,410)
Net cash used in discontinued operations	—	—

Net cash used in financing activities	(1,769)	(34,410)

Net increase in cash and cash equivalents	4,777	1,765
Cash and cash equivalents, beginning of period	4,894	1,959

Cash and cash equivalents, end of period	$9,671	$3,724

Supplemental disclosures of cash flow information:
Change in accrued capital expenditures	$(219)	$333
Cash paid during the period for interest	$(1,379)	$(1,405)

See accompanying notes to condensed consolidated financial statements.

SANCHEZ PRODUCTION PARTNERS LLC and SUBSIDIARIES

Condensed Consolidated Statements of Changes in Members’ Equity

(In thousands, except unit data)

(Unaudited)

	Class A		Class B		Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity
	Units	Amount	Units	Amount
Balance, December 31, 2013	1,615,017	$2,591	28,462,185	$96,314	$—	$98,905
Distributions	—	—	—	—	—	—
Units tendered by employees for tax withholding	—	—	(160,182)	(415)	—	(415)
Unit-based compensation programs	—	—	433,700	1,216	—	1,216
Cancellation of units (See Note 9)	(1,130,512)	(851)	—	(1,617)	—	(2,468)
Net income (loss)	—	(46)	—	(2,249)	—	(2,295)

Balance, September 30, 2014	484,505	$1,694	28,735,703	$93,249	$—	$94,943

See accompanying notes to condensed consolidated financial statements.

SANCHEZ PRODUCTION PARTNERS LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization

Sanchez Production Partners LLC (SPP, we, us, our or the Company) (formerly Constellation Energy Partners LLC) was organized as a limited liability company on February 7, 2005, under the laws of the State of Delaware. We completed our initial public offering on November 20, 2006, and currently trade on the NYSE MKT LLC (NYSE MKT) under the symbol “SPP”. We are currently focused on the acquisition, development and production of oil and natural gas properties and other integrated assets. Our proved reserves are currently located in the Cherokee Basin in Oklahoma and Kansas, the Woodford Shale in the Arkoma Basin in Oklahoma, the Central Kansas Uplift in Kansas and in Texas and Louisiana.

Through subsidiaries, Sanchez Oil & Gas Corporation (SOG) owns a portion of our outstanding units. As of September 30, 2014, Sanchez Energy Partners I, LP (SEP I), a subsidiary of SOG, owned 484,505, or 100%, of our Class A units and 5,139,345, or 17.9%, of our Class B common units.

On October 3, 2014, Constellation Energy Partners LLC (CEP) changed its name to Sanchez Production Partners LLC. The name change was effected pursuant to Section 18-202 of the Delaware Limited Liability Company Act (the DLLCA) by filing a Fourth Certificate of Amendment to Certificate of Formation with the Secretary of State of the State of Delaware. Under the DLLCA and the Company’s Second Amended and Restated Operating Agreement, as amended, the name change did not require approval of the Company’s unitholders.

On June 26, 2014, we settled the lawsuit brought by Constellation Energy Partners Holdings, LLC (CEPH), a subsidiary of Exelon Corporation, against us in the Court of Chancery of the State of Delaware (the Exelon Litigation). In conjunction with the settlement, we paid CEPH $1.65 million in exchange for all of the Class C management incentive interests and Class D interests held by CEPH, which were all of such interests issued by SPP. Effective with the acquisition of these interests from CEPH, we cancelled the Class C management incentive interests and Class D interests.

On May 8, 2014, the Company and SP Holdings, LLC (the Manager), an affiliate of SOG, entered into a Shared Services Agreement (the Services Agreement) pursuant to which, as of July 1, 2014, the Manager provides services that the Company requires to operate its business, including overhead, technical, administrative, marketing, accounting, operational, information systems, financial, compliance, insurance, professionals and acquisition, disposition and financing services.

Basis of Presentation

These unaudited condensed consolidated financial statements include the accounts of SPP and our wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. We operate our oil and natural gas properties as one business segment: the exploration, development and production of oil and natural gas. Our management evaluates performance based on one business segment as there are not different economic environments within the operation of our oil and natural gas properties.

These unaudited condensed consolidated financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures, normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP), have been condensed or omitted pursuant to those rules and regulations. We believe that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the financial position, results of operations and cash flows with respect to the interim consolidated financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire year. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP.

These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto of SPP and our subsidiaries included in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 27, 2014.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying footnotes. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenues and expenses. The estimates that are particularly significant to our financial statements include estimates of our reserves of oil, natural gas and natural gas liquids (NGL); future cash flows from oil and natural gas properties; depreciation, depletion and amortization; asset retirement obligations; certain revenues and operating expenses; fair values of commodity derivatives and fair values of assets and liabilities. As fair value is a market-based measurement, it is determined based on the assumptions that market participants would use. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an on-going basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Such estimates and assumptions are adjusted when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from the estimates. Any changes in estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Reclassifications

Certain reclassifications have been made to the prior period to conform to the current period presentation. These reclassifications had no effect on total assets, total liabilities, total unitholders’ equity, net income or net cash provided by or used in operating, investing or financing activities.

Discontinued Operations

In February 2013, we sold all of our Robinson’s Bend Field assets in the Black Warrior Basin in Alabama. The related results of operations and cash flows have been classified as discontinued operations in the condensed consolidated statements of operations, balance sheets, statements of cash flows and consolidated financial information for the nine months ended September 30, 2013. Unless otherwise indicated, information presented in the Notes to Condensed Consolidated Financial Statements relates only to the Company’s continuing operations. Information related to discontinued operations is included in Note 3. Acquisitions and Divestiture.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the FASB), which are adopted by us as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards, which are not effective, will not have a material impact on our condensed consolidated financial statements upon adoption.

In April 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This guidance changes the definition of a discontinued operation to include only those disposals of components of an entity that represent a strategic shift that has or will have a major effect on an entity’s operations and financial results. This guidance is effective prospectively for fiscal years beginning after December 15, 2014. The effects of this accounting standard on our financial position, results of operations and cash flows are not yet known.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This guidance outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods and services. The new guidance is effective for fiscal years and interim periods beginning after December 15, 2016. Early adoption is not permitted. The guidance may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. We are currently in the process of evaluating the impact of adoption of this guidance on our consolidated financial statements, but do not expect the impact to be material.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This guidance creates a new subtopic ASC 205-40, “Presentation of Financial Statements—Going Concern,” and provides guidance about management’s responsibility to evaluate whether there is a substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The requirements in this guidance are effective for the annual period ending after December 15, 2016, which is fiscal 2017 for us, and for annual and interim periods thereafter. Early application is permitted. We acknowledge this new guidance and will comply with the disclosure requirements, if applicable, beginning in fiscal 2017.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our significant accounting policies are consistent with those discussed in our Annual Report on Form 10-K for the year ended December 31, 2013.

Earnings per Unit

Basic earnings per unit (EPU) is computed by dividing net income (loss) attributable to unitholders by the weighted average number of units outstanding during each period. To determine net income (loss) allocated to each class of ownership (Class A and Class B), we first allocate net income (loss) in accordance with the amount of distributions made for the period by each class, if any. The remaining net income (loss) is allocated to each class with the Class A units receiving 2% and the Class B units receiving 98%.

As of September 30, 2014 and 2013, we had unvested restricted common units outstanding, which were considered dilutive securities. These units will be considered in the diluted weighted average common units outstanding number in periods of net income. In periods of net losses, these units are excluded from the diluted weighted average common unit outstanding number as they are not participating securities.

The following table presents our calculation of basic and diluted units outstanding for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Weighted average units outstanding during period:
Class A units—Basic	484,505	1,135,725	857,201	703,883
Class B units—Basic	28,552,568	26,071,909	28,358,591	24,238,279

	29,037,073	27,207,634	29,215,792	24,942,162

Weighted average units outstanding during period:
Class A units—Diluted	484,505	1,135,725	857,201	703,883
Class B units—Diluted	28,660,878	26,071,909	28,358,591	24,238,279

	29,145,383	27,207,634	29,215,792	24,942,162

At September 30, 2014, we had 108,310 Class B common units that were restricted unvested common units granted and outstanding. These units were included in the diluted weighted average common unit outstanding number for the three months ended September 30, 2014, but were excluded from the nine months ended September 30, 2014.

The following table presents our basic and diluted income per unit for the three months ended September 30, 2014 (in thousands, except for per unit amounts):

	Total	Class A Units	Class B Units
Income from continuing operations	$5,655
Distributions	—	$—	$—

Assumed net income to be allocated	$5,655	$113	$5,542

Basic and diluted earnings per unit		$0.23	$0.19

The following table presents our basic and diluted loss per unit for the three months ended September 30, 2013 (in thousands, except for per unit amounts):

	Total	Class A Units	Class B Units
Loss from continuing operations	$(3,257)
Distributions	—	$—	$—

Assumed allocation of loss from continuing operations	(3,257)	(65)	(3,192)
Discontinued operations	—	—	—

Assumed net loss to be allocated	$(3,257)	$(65)	$(3,192)

Basic and diluted loss from continuing operations per unit		$(0.06)	$(0.12)
Basic and diluted loss from discontinued operations per unit		$—	$—

Basic and diluted loss per unit		$(0.06)	$(0.12)

The following table presents our basic and diluted loss per unit for the nine months ended September 30, 2014 (in thousands, except for per unit amounts):

	Total	Class A Units	Class B Units
Loss from continuing operations	$(2,295)
Distributions	—	$—	$—

Assumed net loss to be allocated	$(2,295)	$(46)	$(2,249)

Basic and diluted loss per unit		$(0.05)	$(0.08)

The following table presents our basic and diluted loss per unit for the nine months ended September 30, 2013 (in thousands, except for per unit amounts):

	Total	Class A Units	Class B Units
Loss from continuing operations	$(12,791)
Distributions	—	$—	$—

Assumed allocation of loss from continuing operations	(12,791)	(256)	(12,535)
Discontinued operations	(2,686)	(54)	(2,632)

Assumed net loss to be allocated	$(15,477)	$(310)	$(15,167)

Basic and diluted loss from continuing operations per unit		$(0.36)	$(0.52)
Basic and diluted loss from discontinued operations per unit		$(0.08)	$(0.11)

Basic and diluted loss per unit		$(0.44)	$(0.63)

Cash

All highly liquid investments with original maturities of three months or less are considered cash. Checks-in-transit are included in our consolidated balance sheets as accounts payable or as a reduction of cash, depending on the type of bank account the checks were drawn on. There were no checks-in-transit reported in accounts payable at September 30, 2014 and December 31, 2013.

Restricted Cash

Restricted cash, at September 30, 2014 and December 31, 2013, of $1.7 million was being held in escrow. Of this balance, $0.6 million is related to a vendor dispute, and will remain in the escrow account until the dispute has been resolved. The remaining amount of $1.1 million is related to the sale of our Robinson’s Bend Field assets in the Black Warrior Basin of Alabama. These funds will remain in escrow for a period ending February 28, 2015, pending certain post-closing conditions. The restricted cash was classified as a non-current asset at December 31, 2013, but was reclassified to a current asset at September 30, 2014, based on the conditions of the cash held in the account.

Accounts Receivable, Net

Our accounts receivable are primarily from purchasers of oil and natural gas and counterparties to our financial instruments. Oil receivables are generally collected within 30 days after the end of the month. Natural gas receivables are generally collected within 60 days after the end of the month. We review all outstanding accounts receivable balances and record a reserve for amounts that we expect will not be fully recovered. Actual balances are not applied against the reserves until substantially all collection efforts have been exhausted. At September 30, 2014 and December 31, 2013, we had an allowance for doubtful accounts receivable of $0.2 million and $0.1 million, respectively.

3. ACQUISITIONS AND DIVESTITURE

Sale of Robinson’s Bend Field Assets

On February 28, 2013, we sold all of our Robinson’s Bend Field assets in the Black Warrior Basin of Alabama for $63.0 million, subject to closing adjustments that amounted to approximately $4.0 million. We recorded a loss on the sale of approximately $3.1 million in the nine months ended September 30, 2013. The sale of the Robinson’s Bend Field assets was initiated to provide the financial flexibility necessary to support our efforts for pursuing opportunities and further developing our properties in the Mid-Continent region, as well as reducing our outstanding debt.

The following amounts relating to the Robinson’s Bend Field assets have been reported as discontinued operations in the condensed consolidated statements of operations for the three and nine months ended September 30, 2013 (in thousands):

	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2013
Revenues	$—	$2,304
Loss from discontinued operations	$—	$(2,686)

See Note 2 for information regarding earnings per unit, including earnings per unit data relating to loss from discontinued operations.

The condensed consolidated statements of cash flows reflect discontinued operations for the nine months ended September 30, 2013.

Acquisition of Oil, Natural Gas and Natural Gas Liquids Properties from SEP I

On August 9, 2013, we acquired oil, natural gas and NGL assets in Texas and Louisiana from SEP I for a purchase price of $30.4 million. In conjunction with the acquisition, SEP I received $20.1 million in cash; 1,130,512 Class A units, which represented 70.0% of the total Class A units outstanding as of such date, and 4,724,407 Class B units, which represented 16.6% of the total Class B units outstanding as of such date. The cash portion of the transaction was financed with cash on hand and a borrowing of $16.7 million under our reserve-based credit facility.

The acquired assets included 67 producing wells in Texas and Louisiana. The primary factors considered by management in acquiring the SEP I properties included the belief that these wells provide an opportunity to significantly increase our reserves, production volumes and drilling portfolio, while maintaining our focus of increasing our oil-weighted assets. The SEP I properties also provide us with access to exploitation and development potential.

The following table summarizes the estimated values of assets acquired and liabilities assumed effective August 1, 2013 (in thousands):

August 1, 2013
Oil and natural gas properties, equipment and facilities	$31,497
Asset retirement obligation	(1,088)

Net assets acquired	$30,409

We accounted for our acquisition of oil and natural gas properties using the purchase method of accounting for business combinations, and therefore we estimated the fair value of the assets acquired and the liabilities assumed as of the acquisition date. The fair value measurements of assets acquired and liabilities assumed were based on inputs that were not observable in the market and therefore represent Level 3 inputs. The fair value of oil and natural gas properties and asset retirement obligations were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural gas properties include estimates of: (i) reserves, (ii) future operating and development costs, (iii) future commodity prices, (iv) estimated future cash flows and (v) a market-based weighted cost of capital rate. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation and are the most sensitive and subject to change.

Pro Forma Information

The following supplemental pro forma information presents consolidated results of operations as if the acquisition of the SEP I properties had occurred on January 1, 2013. The supplemental unaudited pro forma information was derived from a) our historical consolidated statements of operations and b) the statements of operations of SEP I. This information does not purport to be indicative of results of operations that would have occurred had the acquisition occurred on January 1, 2013, nor is such information indicative of any expected future results of operations.

(In thousands, except per unit data)	Pro Forma Three Months Ended September 30, 2013	Pro Forma Nine Months Ended September 30, 2013
Revenue	$16,067	$45,383
Loss from continuing operations	$(998)	$(5,448)
Discontinued operations	$—	$(2,686)
Net loss	$(998)	$(8,134)
Loss from continuing operations per unit
Class A units—Basic and diluted	$(0.01)	$(0.07)
Class B units—Basic and diluted	$(0.03)	$(0.19)
Discontinued operations per unit
Class A units—Basic and diluted	$—	$(0.03)
Class B units—Basic and diluted	$—	$(0.09)
Net loss per unit
Class A units—Basic and diluted	$(0.01)	$(0.10)
Class B units—Basic and diluted	$(0.03)	$(0.28)
Weighted average units outstanding
Class A units—Basic and diluted	1,614,964	1,614,918
Class B units—Basic and diluted	28,074,647	28,045,494

Acquisition of Oil and Natural Gas Properties

On April 9, 2014, we acquired a 20% working interest in nine producing wells and other assets for $1.4 million. These assets are located in LaSalle Parish, Louisiana and are operated by SOG. This purchase became effective May 1, 2014. The impact of the acquisition of these properties was not material to our consolidated financial statements, so no pro forma information for this acquisition is provided.

4. FAIR VALUE MEASUREMENTS

We measure certain financial assets and liabilities at fair value. Fair value is defined as an “exit price” which represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in valuing an asset or liability. The accounting guidance also requires the use of valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. As a basis for considering such assumptions and inputs, a fair value hierarchy has been established which identifies and prioritizes three levels of inputs to be used in measuring fair value.

The three levels of the fair value hierarchy are as follows:

Level 1—Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2—Inputs other than the quoted prices in active markets that are observable either directly or indirectly, including: quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs that are supported by little or no market data and require the reporting entity to develop its own assumptions.

As required by accounting guidance for fair value measurements, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following table summarizes the fair value of our assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2014 (in thousands):

	Fair Value Measurements at September 30, 2014
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Netting Cash and Collateral	Fair Value at September 30, 2014
Risk Management Assets	$—	$5,663	$—	$(134)	$5,529
Risk Management Liabilities	—	(379)	—	134	(245)

Total Net Assets and Liabilities	$—	$5,284	$—	$—	$5,284

The following table summarizes the fair value of our assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2013 (in thousands):

	Fair Value Measurements at December 31, 2013
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Netting Cash and Collateral	Fair Value at December 31, 2013
Risk Management Assets	$—	$11,577	$—	$(975)	$10,602
Risk Management Liabilities	—	(975)	—	975	—

Total Net Assets and Liabilities	$—	$10,602	$—	$—	$10,602

As of September 30, 2014, the estimated fair value of cash and cash equivalents, accounts receivable, other current assets and current liabilities approximated their carrying value due to their short-term nature.

Fair Value of Financial Instruments

Fair value guidance requires certain fair value disclosures, such as those on our debt and derivatives, to be presented in both interim and annual reports. The estimated fair value amounts of financial instruments have been determined using available market information and valuation methodologies described below.

Reserve-Based Credit Facility—We believe that the carrying value of long-term debt for our reserve-based credit facility approximates its fair value because the interest rates on the debt approximate market interest rates for debt with similar terms. The debt is classified as a Level 2 input in the fair value hierarchy and represents the amount at which the instrument could be valued in an exchange during a current transaction between willing parties. Our reserve-based credit facility is discussed further in Note 7.

Derivative Instruments—The income valuation approach, which involves discounting estimated cash flows, is primarily used to determine recurring fair value measurements of our derivative instruments classified as Level 2 inputs. Our commodity derivatives are valued using the terms of the individual derivative contracts with our counterparties, expected future levels of oil and natural gas prices and an appropriate discount rate. Our interest rate derivatives are valued using the terms of the individual derivative contracts with our counterparties, expected future levels of the LIBOR interest rates and an appropriate discount rate. We prioritize the use of the highest level inputs available in determining fair value such that fair value measurements are determined using the highest and best use as determined by market participants and the assumptions that they would use in determining fair value.

5. DERIVATIVE AND FINANCIAL INSTRUMENTS

To reduce the impact of fluctuations in oil and natural gas prices on our revenues, we periodically enter into derivative contracts with respect to a portion of our projected oil and natural gas production through various transactions that fix or modify the future prices to be realized. These transactions are normally price swaps whereby we will receive a fixed price for our production and pay a variable market price to the contract counterparty. These hedging activities are intended to support oil and natural gas prices at targeted levels and to manage exposure to oil and natural gas price fluctuations. It is never our intention to enter into derivative contracts for speculative trading purposes.

Under ASC Topic 815, Derivatives and Hedging, all derivative instruments are recorded on the condensed consolidated balance sheets at fair value as either short-term or long-term assets or liabilities based on their anticipated settlement date. We will net derivative assets and liabilities for counterparties where we have a legal right of offset. Changes in the derivatives’ fair values are recognized currently in earnings unless specific hedge accounting criteria are met. We have not elected to designate any of our current derivative contracts as hedges; however, changes in the fair value of all of our derivative instruments are recognized in earnings and included as realized and unrealized gains (losses) on derivative instruments in the condensed consolidated statements of operations.

As of September 30, 2014, we had the following derivative contracts in place for the periods indicated, all of which are accounted for as mark-to-market activities:

MTM Fixed Price Swaps—NYMEX (Henry Hub)

	For the quarter ended (in MMBtu)
	March 31,		June 30,		September 30,		December 31,		Total
	Volume	Average Price	Volume	Average Price	Volume	Average Price	Volume	Average Price	Volume	Average Price
2014							1,610,000	$5.75	1,610,000	$5.75
2015	1,215,420	$4.25	1,153,487	$4.25	1,096,023	$4.26	1,050,219	$4.26	4,515,149	$4.25
2016	1,010,633	$4.21	967,290	$4.21	923,541	$4.21	893,568	$4.21	3,795,032	$4.21

									9,920,181

MTM Fixed Price Basis Swaps—Enable Gas Transmission, LLC (East), ONEOK Gas Transportation (Oklahoma) or Southern Star Central Gas Pipeline (Texas, Oklahoma, and Kansas)

	For the quarter ended (in MMBtu)
	March 31,		June 30,		September 30,		December 31,		Total
	Volume	Weighted Average $	Volume	Weighted Average $	Volume	Weighted Average $	Volume	Weighted Average $	Volume	Weighted Average $
2014							1,047,963	$0.39	1,047,963	$0.39

									1,047,963

MTM Fixed Price Basis Swaps—West Texas Intermediate (WTI)

	For the quarter ended (in Bbls)
	March 31,		June 30,		September 30,		December 31,		Total
	Volume	Average Price	Volume	Average Price	Volume	Average Price	Volume	Average Price	Volume	Average Price
2014							73,005	$95.78	73,005	$95.78
2015	69,479	$90.99	66,183	$91.02	63,025	$91.05	60,143	$91.09	258,830	$91.04
2016	57,420	$85.64	54,879	$85.64	52,474	$85.64	50,197	$85.64	214,970	$85.64

									546,805

The table below outlines the classification of our derivative financial instruments on the condensed consolidated balance sheet (in thousands):

	Location of Asset/(Liability) on Balance Sheet	Fair Value of Asset/(Liability) on Balance Sheet
Derivative Type		September 30, 2014	December 31, 2013
Commodity—MTM	Risk management assets—current	$4,617	$10,043
Commodity—MTM	Risk management assets—non-current	1,046	1,534

	Total gross assets	5,663	11,577

Commodity—MTM	Risk management liabilities—current	(334)	(902)
Commodity—MTM	Risk management liabilities—non-current	(45)	(73)

	Total gross liabilities	(379)	(975)

	Total net assets and liabilities	$5,284	$10,602

The effect of derivative instruments on our condensed consolidated statements of operations was as follows (in thousands):

Derivative Type	Location of Gain/(Loss) in Income	Amount of Gain/(Loss) in Income
		For the Three Months Ended September 30,
		2014	2013
Commodity—Mark-to-Market	Oil and natural gas sales	$7,671	$(406)
Interest Rate—Mark-to-Market	Interest expense	—	—

	Total	$7,671	$(406)

Derivative Type	Location of Gain/(Loss) in Income	Amount of Gain/(Loss) in Income
		For the Nine Months Ended September 30,
		2014	2013
Commodity—Mark-to-Market	Oil and natural gas sales	$(1,134)	$436
Interest Rate—Mark-to-Market	Interest expense	—	(65)

	Total	$(1,134)	$371

Derivative instruments expose us to counterparty credit risk. Our commodity derivative instruments are currently with two counterparties. We generally execute commodity derivative instruments under master agreements which allow us, in the event of default, to elect early termination of all contracts with the defaulting counterparty. If we choose to elect early termination, all asset and liability positions with the defaulting counterparty would be net cash settled at the time of election.

We monitor the creditworthiness of our counterparties; however, we are not able to predict sudden changes in counterparties’ creditworthiness. In addition, if such changes are sudden, we may be limited in our ability to mitigate an increase in counterparty credit risk. Possible actions would be to transfer our position to another counterparty or request a voluntary termination of the derivative contracts resulting in a cash settlement. Should one of our counterparties not perform, we may not realize the benefit of some of our derivative instruments with lower commodity prices and may incur losses. We include a measure of counterparty credit risk in our estimates of the fair values of the derivative instruments in an asset position.

We currently use our reserve-based credit facility to provide credit support for our derivative transactions. As a result, we do not post cash collateral with our counterparties, and have minimal non-performance credit risk on our liabilities with our counterparties. We utilize observable market data for credit default swaps to assess the impact of non-performance credit risk when evaluating our net assets from counterparties. At September 30, 2014 and December 31, 2013, the impact of non-performance credit risk on the valuation of our net assets from counterparties was not significant, and the entire amount was reflected as a decrease to our non-cash mark-to-market gain, respectively.

Hedge Liquidation and Repositioning

In the first quarter of 2013, we liquidated or repositioned certain of our hedges. In connection with the sale of our Robinson’s Bend Field assets in the Black Warrior Basin of Alabama, we liquidated 395,218 MMbtu of NYMEX swaps in 2013 and 1,634,530 MMbtu of NYMEX swaps in 2014 at a cost of $0.3 million. In addition, we reduced our outstanding NYMEX swap positions in 2013 by 1,041,814 MMbtu by executing offsetting trades with one of our counterparties at a fixed price of $3.66 per Mcf. These transactions ensured that our outstanding derivative positions in future periods are lower than our expected future natural gas production in those periods. We also amended a 2014 to 2015 oil trade with one of our hedge counterparties to lower the stated swap price from $98.10 to $93.50 per barrel, on a total of 58,157 barrels of oil. We received proceeds of approximately $0.2 million upon execution of the amendment. The proceeds were used for working capital purposes.

In March 2013, we reduced our outstanding interest rate swaps that fix our LIBOR rate through 2014 to $30 million, which increased our interest rate swap settlements by $2.1 million. This position was terminated in May 2013 resulting in an offsetting non-cash gain in our mark-to-market interest swap activities.

6. OIL AND NATURAL GAS PROPERTIES

Oil and natural gas properties consisted of the following (in thousands):

	September 30, 2014	December 31, 2013
Oil and natural gas properties and related equipment
(successful efforts method)
Property (acreage) costs
Proved property	$642,923	$636,816
Unproved property	1,548	1,589

Total property costs	644,471	638,405
Materials and supplies	1,056	1,054
Land	751	751

Total	646,278	640,210
Less: Accumulated depreciation, depletion, amortization and impairments	(508,208)	(495,215)

Oil and natural gas properties and equipment, net	$138,070	$144,995

Depreciation, depletion, amortization and impairments consisted of the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
DD&A of oil and natural gas-related assets	$4,836	$5,491	$13,206	$15,056
Asset impairments	43	—	237	—

Total	$4,879	$5,491	$13,443	$15,056

Impairment of Oil and Natural Gas Properties and Other Non-Current Assets

For the nine months ended September 30, 2014, our non-cash impairment charges were $0.2 million to impair the value of our oil and natural gas fields in Texas and Louisiana, with an immaterial amount being recorded during the three months ended September 30, 2014. For the three and nine months ended September 30, 2013, we did not have an impairment to record. The impairment was recorded because the net capitalized costs of the properties exceeded the fair value of the properties as measured by estimated cash flows reported in a third party reserve report.

Asset Sales

During each of the three and nine months ended September 30, 2014 and September 30, 2013, we sold miscellaneous surplus equipment for less than $0.1 million resulting in an immaterial gain on the asset sales.

Useful Lives

Our furniture, fixtures and equipment are depreciated over a life of one to seven years, buildings are depreciated over a life of 20 years and pipeline and gathering systems are depreciated over a life of 25 to 40 years.

Exploration and Dry Hole Costs

We recorded no exploration and dry hole costs for the three and nine months ended September 30, 2014 and 2013, respectively. These costs represent abandonments of drilling locations, dry hole costs, delay rentals, geological and geophysical costs and the impairment, amortization and abandonment associated with leases on our unproved properties.

7. DEBT

Reserve-Based Credit Facility

In May 2013, we refinanced our $350.0 million reserve-based credit facility with Societe Generale as administrative and collateral agent and a syndicate of lenders, extending its maturity to May 30, 2017 and increasing our borrowing base from $37.5 million to $55.0 million. On May 6, 2014, our borrowing base under the reserve-based credit facility was increased to $70.0 million. Borrowings under the reserve-based credit facility are secured by various mortgages of oil and natural gas properties that we and certain of our subsidiaries own, as well as various security and pledge agreements among us and certain of our subsidiaries and the administrative agent. The amount available for borrowing at any one time under the reserve-based credit facility is limited to the borrowing base for our oil and natural gas properties. As of September 30, 2014, we had borrowed $52.0 million under our reserve-based credit facility and our borrowing base was $70.0 million. At September 30, 2014, the lenders and their percentage commitments in the reserve-based credit facility were Societe Generale (36.36%), OneWest Bank, FSB (36.36%) and BOKF NA, dba Bank of Oklahoma (27.28%).

Borrowings under the reserve-based credit facility are available for acquisition, exploration, operation and maintenance of oil and natural gas properties, payment of expenses incurred in connection with the reserve-based credit facility, working capital and general limited liability company purposes. The reserve-based credit facility has a sub-limit of $20.0 million which may be used for the issuance of letters of credit. As of September 30, 2014, no letters of credit were outstanding.

At our election, interest for borrowings is determined by reference to (i) the London interbank rate, or LIBOR, plus an applicable margin between 2.50% and 3.50% per annum based on utilization or (ii) a domestic bank rate (ABR) plus an applicable margin between 1.50% and 2.50% per annum based on utilization, plus (iii) a commitment fee of 0.50% per annum based on the unutilized borrowing base. Interest on the borrowings for ABR loans and the commitment fee are generally payable quarterly. Interest on the borrowings for LIBOR loans is generally payable at the applicable maturity date.

The reserve-based credit facility contains various covenants that limit, among other things, our ability and certain of our subsidiaries’ ability to incur certain indebtedness, grant certain liens, merge or consolidate, sell all or substantially all of our assets and make certain loans, acquisitions, capital expenditures and investments. The reserve-based credit facility limits our ability to pay distributions to unitholders and permits us to hedge our projected monthly production, as discussed below, and the interest rate on our borrowings.

In addition, we are required to maintain (i) a ratio of Total Net Debt (defined as Debt (generally indebtedness permitted to be incurred by us under the reserve-based credit facility) less Available Cash (generally, cash, cash equivalents and cash reserves of the Company)) to Adjusted EBITDA (generally, for any period, the sum of consolidated net income for such period plus (minus) the following expenses or charges to the extent deducted from consolidated net income in such period: interest expense, depreciation, depletion, amortization, write-off of deferred financing fees, impairment of long-lived assets, (gain) loss on sale of assets, exploration costs, (gain) loss from equity investment, accretion of asset retirement obligation, unrealized (gain) loss on derivatives and realized (gain) loss on cancelled derivatives and other similar charges) of not more than 3.5 to 1.0; (ii) Adjusted EBITDA to cash interest expense of not less than 2.5 to 1.0; and (iii) consolidated current assets, including the unused amount of the total commitments but excluding current non-cash assets, to consolidated current liabilities, excluding non-cash liabilities and current maturities of debt (to the extent such payments are not past due), of not less than 1.0 to 1.0, all calculated pursuant to the requirements under Accounting Standards Codification (ASC) Topic 815, Derivatives and Hedging; ASC Topic 410, Asset Retirement and Environmental Obligations and ASC Topic 360, Property, Plant and Equipment. All financial covenants are calculated using our consolidated financial information and are discussed below.

The reserve-based credit facility also includes customary events of default, including events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties in any material respect when made or when deemed made, violation of covenants, cross-defaults, bankruptcy and insolvency events, certain unsatisfied judgments, guaranties not being valid under the reserve-based credit facility and a change of control. A change of control is generally defined as the occurrence of both of the following events: (i) wholly-owned subsidiaries of Constellation Energy Group, Inc. are the owner of 20% or less of an interest in us (which has now occurred) and (ii) any person or group of persons acting in concert are the owner of more than 35% of an interest in us. These events have not both occurred, so a change in control had not occurred as of September 30, 2014. If an event of default occurs, the lenders will be able to accelerate the maturity of the reserve-based credit facility and exercise other rights and remedies. The reserve-based credit facility contains a condition to borrowing and a representation that no material adverse effect (MAE) has occurred, which includes, among other things, a material adverse change in, or material adverse effect on the business, operations, property, liabilities (actual or contingent) or condition (financial or otherwise) of us and our subsidiaries who are guarantors taken as a whole. If a MAE were to occur, we would be prohibited from borrowing under the reserve-based credit facility and would be in default, which could cause all of our existing indebtedness to become immediately due and payable.

The reserve-based credit facility limits our ability to pay distributions to unitholders. We have the ability to pay distributions to unitholders from available cash, including cash from borrowings under the reserve-based credit facility, as long as no event of default exists and provided that no distributions to unitholders may be made if the borrowings outstanding, net of available cash, under the reserve-based credit facility exceed 90% of our borrowing base, after giving effect to the proposed distribution. Our available cash is reduced by any cash reserves established by our board of managers for the proper conduct of our business. As of September 30, 2014, we were restricted from paying distributions to unitholders as we had no available cash (taking into account the cash reserves set by our board of managers for the proper conduct of our business) from which to pay distributions.

The reserve-based credit facility permits us to hedge our projected monthly production, provided that (a) for the immediately ensuing twelve-month period, the volumes of production hedged in any month may not exceed our reasonable business judgment of the production for such month consistent with the application of petroleum engineering methodologies for estimating proved developed producing reserves based on the then-current strip pricing (provided that such projection shall not be more than 115% of the proved developed producing reserves forecast for the same period derived from the most recent reserve report of our petroleum engineers using the then strip pricing), and (b) for the period beyond twelve months, the volumes of production hedged in any month may not exceed the reasonably anticipated projected production from proved developed producing reserves estimated by our petroleum engineers. The reserve-based credit facility also permits us to hedge the interest rate on up to 90% of the then-outstanding principal amounts of our indebtedness for borrowed money.

The reserve-based credit facility contains no covenants related to SOG’s ownership in us.

Compliance with Debt Covenants

At September 30, 2014, we were in compliance with the financial covenants contained in our reserve-based credit facility. We monitor compliance on an on-going basis.

If we are unable to remain in compliance with the financial covenants contained in our reserve-based credit facility or maintain the required ratios discussed above, the lenders could call an event of default and accelerate the outstanding debt under the terms of our reserve-based credit facility, such that our outstanding debt could become then due and payable. We may request waivers of compliance from the violated covenants from the lenders, but there is no assurance that such waivers would be granted.

The amount available for borrowing at any one time under the reserve-based credit facility is limited to the borrowing base for our oil and natural gas properties. As of September 30, 2014, our borrowing base was $70.0 million. The borrowing base is re-determined semi-annually, and may be re-determined at our request more frequently and by the lenders, in their sole discretion, based on reserve reports as prepared by petroleum engineers, using, among other things, the oil and natural gas pricing prevailing at such time. Outstanding borrowings in excess of our borrowing base must be repaid or we must pledge other oil and natural gas properties as additional collateral. We may elect to pay any borrowing base deficiency in three equal monthly installments such that the deficiency is eliminated in a period of three months. Any increase in our borrowing base must be approved by all of the lenders.

Funds Available for Borrowing

As of September 30, 2014 and December 31, 2013, we had $52.0 million and $50.7 million, respectively, in outstanding debt under our reserve-based credit facility. As of September 30, 2014, we had $18.0 million available under our reserve-based credit facility.

Debt Issue Costs

As of September 30, 2014, our unamortized debt issue costs were approximately $0.8 million. These costs are being amortized over the life of our reserve-based credit facility. At December 31, 2013, our unamortized debt issue costs were approximately $0.8 million.

8. ASSET RETIREMENT OBLIGATION

We recognize the fair value of a liability for an asset retirement obligation (ARO) in the period in which it is incurred if a reasonable estimate of fair value can be made. Each period, we accrete the ARO to its then present value. The associated asset retirement cost (ARC) is capitalized as part of the carrying amount of our oil and natural gas properties, equipment and facilities. Subsequently, the ARC is depreciated using a systematic and rational method over the asset’s useful life. The AROs recorded by us relate to the plugging and abandonment of oil and natural gas wells, and decommissioning of oil and natural gas gathering and other facilities.

Inherent in the fair value calculation of ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions result in adjustments to the recorded fair value of the existing ARO, a corresponding adjustment is made to the ARC capitalized as part of the oil and natural gas property balance.

The following table is a reconciliation of the ARO (in thousands):

	September 30, 2014	December 31, 2013
Asset retirement obligation, beginning balance	$9,513	$7,665
Liabilities added from acquisitions	79	1,088
Liabilities added from drilling	42	244
Settlements	—	(3)
Accretion expense	451	519

Asset retirement obligation, ending balance	$10,085	$9,513

Additional asset retirement obligations increase the liability associated with new oil and natural gas wells and other facilities as these obligations are incurred. Actual expenditures for abandonments of oil and natural gas wells and other facilities reduce the liability for asset retirement obligations. At September 30, 2014 and December 31, 2013, there were no significant expenditures for abandonments and there were no assets legally restricted for purposes of settling existing asset retirement obligations.

9. COMMITMENTS AND CONTINGENCIES

On August 30, 2013, a lawsuit was filed in the Chancery Court of the State of Delaware by Constellation Energy Partners Management, LLC (CEPM), Gary M. Pittman and John R. Collins against the Company, certain of its officers and managers, SOG and SEP I (the PostRock Litigation) in connection with the Company’s closing on August 9, 2013 of the purchase of oil and natural gas properties from SEP I and the issuance of units in connection therewith. The plaintiffs contended, among other things, that the issuance of the units to SEP I in connection with the acquisition was not permitted under the Company’s operating agreement, that Messrs. Pittman and Collins should not have been removed as the Class A managers of the Company’s board of managers, and that SEP I, SOG and our current Class A managers participated in bad faith conduct of the other defendants and interfered with CEPM’s contractual rights under the Company’s operating agreement. The plaintiffs alleged claims against the Company and certain of its managers and officers relating to breach of contract, breach of the duty of good faith, and breach of the implied covenant of good faith and fair dealing; the plaintiffs also alleged aiding and abetting and tortuous interference claims against SOG, SEP I and our current Class A managers. The plaintiffs sought, among other things, declaratory relief reappointing Messrs. Pittman and Collins to the Company’s board of managers and removing our current Class A managers therefrom, and an injunction against the Company taking any further action outside the ordinary course of business during the pendency of the litigation, declaratory relief rescinding the units issued by the Company to SEP I, declaratory relief that CEPM had sole voting power with respect to the outstanding Class A units, declaratory relief that the Company’s officers and managers breached fiduciary and contractual duties and were not entitled to indemnification from the Company as a result thereof, and monetary damages. On March 31, 2014, the parties to the lawsuit reached a settlement agreement and the lawsuit was subsequently dismissed. As a result of the settlement, the Class A units acquired by SEP I in the August 2013 transaction were returned to SPP and cancelled in exchange for $0.8 million; CEPM transferred 100% of its Class A units and 414,938 of SPP’s Class B units to SEP I in exchange for an aggregate payment of $1.0 million from SEP I, and SPP paid $6.5 million to CEPM. In addition, pursuant to the terms of the settlement, CEPM agreed to sell its remaining Class B units over the next nine months, with SEP I providing up to a $5.0 million backstop payment to CEPM to the extent proceeds received by CEPM from such sale do not meet or exceed a specified amount. As a result of the settlement, the settling parties filed a stipulation in the Court of Chancery of the State of Delaware seeking to lift the preliminary injunction issued on December 3, 2013, and the litigation was dismissed with prejudice. The settlement also included mutual releases between the plaintiffs and defendants. In connection with the settlement, we received $1.25 million on April 10, 2014, under our directors and officers insurance policy.

On February 28, 2014, a lawsuit was filed in the Chancery Court of the State of Delaware by CEPH against the Company (the Exelon Litigation) seeking repayment of suspended distributions in relation to the Class D Interests held by CEPH. In 2006, Constellation Holding, Inc (CHI), which merged with and into CEPH in December 2012, purchased the Company’s Class D Interests for $8.0 million. The $8.0 million was to be repaid to CEPH in quarterly distributions of $333,333.33 over a period of six years; however, these distributions could be temporarily suspended if a dispute arose over pricing formulas related to the sale of natural gas from the Robinson’s Bend properties. A dispute arose, so the distributions were suspended pursuant to the Company’s operating agreement and never reinstated. CEPH contended, among other things, that the Company breached its contract to pay the quarterly distributions, acted in bad faith and received unjust enrichment by suspending the quarterly distributions. On June 26, 2014, the parties to the lawsuit reached a settlement agreement and the lawsuit was subsequently dismissed. In conjunction with the settlement, we paid CEPH $1.65 million in exchange for all of the Class C management incentive interests and the Class D interests held by CEPH, which accounted for all such interests issued by SPP. Effective with the acquisition from CEPH, we cancelled the Class C management incentive interests and Class D interests.

10. RELATED PARTY TRANSACTIONS

Unit Ownership

SOG, through a subsidiary, owns a portion of our outstanding units. As of September 30, 2014, SEP I, a subsidiary of SOG, owned 484,505, or 100%, of our Class A units and 5,139,345, or 17.9%, of our Class B common units.

Sanchez-Related Announcements

In August 2013, SEP I acquired certain of our Class A units and Class B common units and one Class Z unit in one transaction which represented a 19.2% ownership interest in us at September 30, 2014. These units were issued to SEP I, along with cash, in exchange for oil and natural gas properties located in Texas and Louisiana.

In August 2013, the Company also entered into a Registration Rights Agreement with SEP I pursuant to which the Company granted to SEP I certain registration rights related to the unit consideration thereunder. Under the Registration Rights Agreement, the Company granted SEP I demand registration rights with respect to the preparation and filing with the SEC of one or more registration statements for the purpose of registering the resale of the securities that will be registered.

On May 8, 2014, the Company and the Manager, an affiliate of SOG, entered into the Services Agreement pursuant to which the Manager provides services that the Company requires to operate its business, including overhead, technical, administrative, marketing, accounting, operational, information systems, financial, compliance, insurance, professionals and acquisition, disposition and financing services. In connection with providing the services under the Services Agreement, the Manager receives compensation consisting of: (i) a quarterly fee equal to 0.375% of the value of the Company’s properties other than its assets located in the Mid-Continent region, (ii) a $1,000,000 administrative fee, with $500,000 paid on May 8, 2014 and $500,000 paid on July 1, 2014, the date that the Manager provided notice of its commitment to provide services under the Services Agreement (the In-Service Date), (iii) reimbursement for all allocated overhead costs as well as any direct third-party costs incurred and (iv) for each asset acquisition, asset disposition and financing, a fee not to exceed 2% of the value of such transaction. Each of these fees, not including the reimbursement of costs, will be paid in cash unless the Manager elects for such fee to be paid in equity by the Company. In addition, upon the first acquisition of assets from an affiliate of the Manager, the Company is required to amend its operating agreement and issue a new class of incentive distribution right to the Manager.

The Services Agreement has a ten-year term and will be automatically renewed for an additional ten years unless both the Manager and the Company provide notice to terminate the agreement. The Services Agreement can be terminated early (i) by either party at any time after 24 months from the In-Service Date with six months’ notice to the other party, (ii) by either party if there is an uncured material breach thereunder by the other party or (iii) by the Company if there is a change in control of the Manager and the Company pays the termination payment discussed below. If there is a termination of the Services Agreement other than by either party at the end of the agreement’s term or by the Company for a breach by the Manager, then the Company will owe a termination payment to the Manager equal to $5,000,000, plus 5% of the transaction value of all asset acquisitions theretofore consummated; if the Company terminates after the 24-month anniversary of the In-Service Date upon six months’ notice, the Company will also owe to the Manager all costs and expenses of the Manager that result from such termination. Through September 30, 2014, the Company has paid $0.8 million to SOG under the Services Agreement.

On May 8, 2014, the Company and SOG entered into a Contract Operating Agreement (the Operating Agreement) pursuant to which SOG has agreed either to provide services to operate, develop and produce the Company’s oil and natural gas properties or to engage a third-party operator to do so, other than with respect to the Company’s properties in the Mid-Continent region. In connection with providing services under the Operating Agreement, SOG will be reimbursed for all direct charges under COPAS.

On May 8, 2014, the Company, the Manager and SOG entered into a Transition Agreement (the Transition Agreement) pursuant to which the Company agreed to make available to the Manager and SOG certain of the Company’s employees for SOG or the Manager to provide services under the Services Agreement and Operating agreement. No compensation was paid by any party for the provision or use of employees under the Transition Agreement. All employees remained under the day-to-day control of the Company, and the Company retained the right to terminate employees and had no obligation to hire new employees. SOG had the right to hire any Company employees and thereafter, SOG is responsible for all costs and expenses for such employees. As of the

In- Service Date, all employees of the Company located in the Houston office became employees of SOG, except for the Chief Executive Officer and the Chief Financial Officer, who remain employees of the Company.

On May 8, 2014, the Company, SOG and certain subsidiaries of the Company entered into a Geophysical Seismic Data Use License Agreement (the License Agreement) pursuant to which SOG provides to the Company a non-exclusive, royalty-free license to use seismic, geophysical and geological information relating to the Company’s oil and natural gas properties that is proprietary to SOG and not restricted by agreements that SOG has with landowners or seismic data vendors.

Class Z Unit

SEP I holds the one Class Z unit of SPP. This one unit is a non-voting unit, except for voting as a separate class to approve the issuance of additional Company securities, other than Class B common units, prior to the issuance of such securities. The Class Z unit is a non-economic interest, without any right to participate in distributions or allocations.

11. UNIT-BASED COMPENSATION

We have the following unit-based compensation plans:

We have the 2009 Omnibus Incentive Compensation Plan (Omnibus Plan), which is a plan under which restricted common unit awards are granted to certain employees in Texas. The Omnibus Plan provides for a variety of unit-based and performance-based awards, including unit options, restricted units, unit grants, notional units, unit appreciation rights, performance awards and other unit-based awards. Awards under the Omnibus Plan may be paid in cash, units or any combination thereof as determined by the compensation committee of our board of managers.

Restricted unit activity (number of units) under the Omnibus Plan was as follows:

	Number of Restricted Units	Weighted Average Grant Date Fair Value Per Unit
Outstanding at December 31, 2013	336,551	$3.29
Vested	(171,692)	3.33
Granted	—	—
Returned/Cancelled	(57,214)	3.33

Outstanding at March 31, 2014	107,645	$3.20
Vested	(37,653)	2.44
Granted	346,403	2.44
Returned/Cancelled	(15,981)	3.44

Outstanding at June 30, 2014	400,414	$2.39
Vested	(236,809)	2.46
Granted	—	—
Returned/Cancelled	(77,187)	2.44

Outstanding at September 30, 2014	86,418	$3.15

We have the Long-Term Incentive Plan (L-TIP), which is a plan under which restricted common unit awards are granted to certain field employees in Kansas and Oklahoma and to certain employees in Texas.

Restricted unit activity (number of units) under the L-TIP Plan was as follows:

	Number of Restricted Units	Weighted Average Grant Date Fair Value Per Unit
Outstanding at December 31, 2013	43,776	$2.87
Vested	(16,415)	2.87
Granted	—	—
Returned/Cancelled	(5,469)	2.87

Outstanding at March 31, 2014	21,892	$2.87
Vested	(22,028)	2.44
Granted	103,278	2.44
Returned/Cancelled	—	—

Outstanding at June 30, 2014	103,142	$2.53
Vested	(60,938)	2.44
Granted	—	—
Returned/Cancelled	(20,312)	2.44

Outstanding at September 30, 2014	21,892	$2.87

We recognized approximately $1.2 million and $0.8 million on non-cash compensation expense related to our unit-based compensation plans in the nine months ended September 30, 2014 and September 30, 2013, respectively.

12. DISTRIBUTIONS TO UNITHOLDERS

Beginning in June 2009, we suspended our quarterly distributions to unitholders. For each of the quarterly periods since June 2009, we were restricted from paying distributions to unitholders as we had no available cash (taking into account the cash reserves set by our board of managers for the proper conduct of our business) from which to pay distributions.

13. MEMBERS’ EQUITY

2014 Equity

At September 30, 2014, we had 484,505 Class A units and 28,735,703 Class B common units outstanding, which included 21,892 unvested restricted common units issued under our L-TIP Plan and 86,418 unvested restricted common units issued under our Omnibus Plan.

At September 30, 2014, we had granted 424,231 common units of the 450,000 common units available under our L-TIP Plan. Of these grants, 402,339 have vested.

At September 30, 2014, we had granted 1,562,687 common units of the 1,650,000 common units available under our Omnibus Plan. Of these grants, 1,476,269 have vested.

For the nine months ended September 30, 2014, 160,182 common units were tendered by our employees for tax withholding purposes. These units, costing approximately $0.4 million, were returned to their respective plan and are available for future grants.

2013 Equity

At December 31, 2013, we had 1,615,017 Class A units and 28,462,185 Class B common units outstanding, which included 43,776 unvested restricted common units issued under our L-TIP Plan and 336,551 unvested restricted common units issued under our Omnibus Plan.

At December 31, 2013, we had granted 346,734 common units of the 450,000 common units available under our L-TIP Plan. Of these grants, 302,958 have vested.

At December 31, 2013, we had granted 1,366,666 common units of the 1,650,000 common units available under our Omnibus Plan. Of these grants, 1,030,115 have vested.

For the twelve months ended December 31, 2013, 139,810 common units were tendered by our employees for tax withholding purposes. These units, costing approximately $0.2 million, were returned to their respective plan and are available for future grants.

14. SUBSEQUENT EVENTS

The following event occurred subsequent to the date of the balance sheet and prior to the filing of this Quarterly Report on Form 10-Q that could have a material impact on our consolidated financial statements or results of operations:

As of October 31, 2014, we have reached an agreement with our lenders to forego the required semi-annual redetermination process for our reserve-based credit facility until the end of the current year.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the financial statements and the summary of significant accounting policies and notes included herein and in our most recent Annual Report on Form 10-K.

Overview

We are a limited liability company formed in 2005. We are focused on the acquisition, development and production of oil and natural gas properties and other integrated assets. Our proved reserves are currently located in the Cherokee Basin in Oklahoma, the Woodford Shale in the Arkoma Basin in Oklahoma, the Central Kansas Uplift in Kansas and in Texas and Louisiana. Our primary business objective is to create long-term value and to generate stable cash flows allowing us to invest in our business to grow our reserves and production. We plan to achieve our objective by executing our business strategy, which is to:

•	organically grow our business by increasing reserves and production through what we believe to be low-risk development drilling that focuses on capital efficient production growth and oil opportunities on our existing properties in the Mid-Continent region and in Texas and Louisiana;

•	reduce the volatility in our cash flows resulting from changes in oil and natural gas commodity prices and interest rates through efficient hedging programs; and

•	make accretive, right-sized acquisitions of oil and natural gas properties characterized by a high percentage of proved developed oil and natural gas reserves with long-lived, stable production and low-risk drilling opportunities.

We completed our initial public offering on November 20, 2006, and our Class B common units are currently listed on the NYSE MKT under the symbol “SPP.”

Unless the context requires otherwise, any reference in this Quarterly Report on Form 10-Q to “Sanchez Production Partners,” “we,” “our,” “us,” “SPP,” or the “Company” means Sanchez Production Partners LLC (formerly Constellation Energy Partners) and its subsidiaries. References in this Quarterly Report on Form 10-Q to “SOG” and “SEP I” are to Sanchez Oil & Gas Corporation and its subsidiary, Sanchez Energy Partners I, LP, respectively.

How We Evaluate our Operations

Non-GAAP Financial Measure—Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) adjusted by:

•	interest (income) expense, net which includes:

•	interest expense

•	interest expense (gain)/loss mark-to-market activities

•	interest (income)

•	depreciation, depletion and amortization;

•	asset impairments;

•	accretion expense;

•	(gain) loss on sale of assets;

•	unit-based compensation programs;

•	gain on mark-to-market activities;

•	loss on mark-to-market activities; and

•	loss on discontinued operations.

Adjusted EBITDA is a significant performance metric used by our management to indicate (prior to the establishment of any cash reserves by our board of managers) the distributions we would expect to pay to our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support a quarterly distribution or any increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts, our lenders and others to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.

Our Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We are unable to reconcile our forecast range of Adjusted EBITDA to U.S. GAAP net income or operating income because we do not predict the future impact of adjustments to net income (loss), such as (gains) losses from mark-to-market activities and equity investments or asset impairments due to the difficulty of doing so, and we are unable to address the probable significance of the unavailable reconciliation, in significant part due to ranges in our forecast impacted by changes in oil and natural gas prices and reserves which affect certain reconciliation items.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA, our most directly comparable U.S. GAAP performance measure, for each of the periods presented (in thousands):

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income (loss)	$5,655	$(3,257)	$(2,295)	$(15,477)
Adjusted by:
Interest expense, net	511	420	1,569	2,636
Depreciation, depletion and amortization	4,836	5,491	13,206	15,056
Asset impairments	43	—	237	—
Accretion expense	151	163	451	409
(Gain)/loss on sale of assets	—	31	(23)	8
Unit-based compensation programs	86	219	1,216	828
Gain on mark-to-market activities	(5,617)	(358)	(1,183)	(1,394)
Loss on mark-to-market activities	23	4,703	6,501	12,678
Loss on discontinued operations	—	—	—	2,686

Adjusted EBITDA	$5,688	$7,412	$19,679	$17,430

Our Adjusted EBITDA from our continuing operations was $5.7 million for the three months ended September 30, 2014, which is lower than our Adjusted EBITDA of $7.4 million in the same period in 2013. The decrease is the result of a higher gain in mark-to-market activities, partially offset by increased oil and natural gas production from the Texas and Louisiana acquired properties.

Our Adjusted EBITDA was $19.7 million for the nine months ended September 30, 2014, higher than our Adjusted EBITDA of $17.4 million in the same period in 2013. The increase is the result of increased oil and natural gas production due to the Texas and Louisiana acquired properties and higher natural gas prices during 2014. The Texas and Louisiana properties were acquired during the third quarter of 2013 resulting in nine months of production being included in the 2014 results, compared to two months being included in the 2013 results.

During 2014, we intend to continue focusing our efforts on developing oil opportunities on our existing properties in the Mid-Continent region, Texas and Louisiana while pursuing opportunities to acquire additional properties in our operating area or merger and acquisition opportunities. Our forecasted capital spending for 2014 of $20 million to $22 million is unchanged as we continue to pursue opportunities through the end of the year. We anticipate managing our business to operate within the cash flows that are generated by our existing asset base.

Significant Operational Factors

•	Realized Prices. Our average realized prices for the nine months ended September 30, 2014, were $5.48 per Mcfe for natural gas and $97.01 per barrel for oil, including hedge settlements and $4.48 per Mcf for natural gas and $101.19 per barrel for oil, excluding hedge settlements. After deducting the cost of sales associated with our third party gathering, our average realized prices were $5.24 per Mcf for natural gas and $91.47 per barrel for oil, including hedge settlements and $4.24 per Mcf for natural gas and $95.65 per barrel for oil, excluding hedge settlements.

•	Production. Our production for the nine months ended September 30, 2014, was 6.8 Bcfe, or an average of 24,943 Mcfe per day, compared with approximately 5.9 Bcfe, or an average of 21,502 Mcfe per day, for the nine months ended September 30, 2013. Our oil and liquid production increased 86.5% for the nine months ended September 30, 2014 when compared to the same period in 2013. Our 2014 production was higher than the production for the same period in 2013 because of the increase in oil, liquid and natural gas production due to the Texas and Louisiana acquired properties and higher market prices for natural gas.

•	Capital Expenditures and Drilling Results. During the first nine months of 2014, we spent approximately $6.4 million in cash capital expenditures, consisting of $1.4 million for the purchase of oil and natural gas properties in LaSalle Parish, Louisiana, $3.3 million in development expenditures focused on oil completions in the Cherokee Basin and $1.7 million in development expenditures focused on properties in Texas and Louisiana. We completed eight net wells and six net recompletions during the nine months ended September 30, 2014 and had no net well recompletions in progress at September 30, 2014. During the first nine months of 2014, our daily average net oil and liquids production increased to 1,052 barrels from our average daily net production of 564 barrels for the same period during 2013.

•	Hedging Activities. All of our commodity derivatives are accounted for as mark-to-market activities. For the nine months ended September 30, 2014, the non-cash mark-to-market loss for our commodity derivatives was approximately $5.3 million, compared to a non-cash mark-to-market loss of $11.3 million for the same period in 2013.

•	Debt Reduction. We reduced our outstanding debt from a high of $220.0 million in 2009 to $52.0 million as of September 30, 2014. At September 30, 2014, we had $52.0 million in outstanding debt and $18.0 million in unused borrowing capacity under our reserve-based credit facility.

Results of Operations

The following table sets forth the selected financial and operating data for the periods indicated (dollars in thousands):

	For the Three Months Ended				For the Nine Months Ended
	September 30,		Variance		September 30,		Variance
	2014	2013	$	%	2014	2013	$	%
Revenues:
Natural gas sales at market price	$5,590	$5,384	$206	3.8%	$20,359	$15,003	$5,356	35.7%
Natural gas hedge settlements	2,485	4,174	(1,689)	-40.5%	5,088	11,448	(6,360)	-55.6%
Natural gas mark-to-market activities	282	(2,995)	3,277	109.4%	(6,124)	(10,124)	4,000	39.5%

Natural gas total	8,357	6,563	1,794	27.3%	19,323	16,327	2,996	18.3%
Oil sales	6,498	6,265	233	3.7%	21,882	14,385	7,497	52.1%
Oil hedge settlements	(408)	(235)	(173)	-73.6%	(904)	272	(1,176)	-432.4%
Oil mark-to-market activities	5,312	(1,350)	6,662	493.5%	806	(1,160)	1,966	169.5%

Oil total	11,402	4,680	6,722	143.6%	21,784	13,497	8,287	61.4%
Liquids sales	841	123	718	583.7%	1,690	377	1,313	348.3%
Miscellaneous income	796	765	31	4.1%	2,429	2,418	11	0.5%

Total revenues	21,396	12,131	9,265	76.4%	45,226	32,619	12,607	38.6%

Operating expenses:
Lease operating expenses	5,296	5,191	105	2.0%	15,598	13,332	2,266	17.0%
Cost of sales	404	323	81	25.1%	1,198	1,122	76	6.8%
Production taxes	796	731	65	8.9%	2,563	1,840	723	39.3%
General and administrative	3,780	3,015	765	25.4%	12,942	11,156	1,786	16.0%
Gain on sale of assets	—	31	(31)	-100.0%	(23)	8	(31)	-387.5%
Depreciation, depletion and amortization	4,836	5,491	(655)	-11.9%	13,206	15,056	(1,850)	-12.3%
Asset impairments	43	—	43	100.0%	237	—	237	100.0%
Accretion expenses	151	163	(12)	-7.4%	451	409	42	10.3%

Total operating expenses	15,306	14,945	361	2.4%	46,172	42,923	3,249	7.6%
Other expenses (income):
Interest expense	511	420	91	21.7%	1,569	6,284	(4,715)	-75.0%
Interest income—gain from mark-to-market	—	—	—	0.0%	—	(3,648)	3,648	100.0%
Other income	(76)	23	(99)	430.4%	(220)	(149)	(71)	47.7%

Total other expenses	435	443	(8)	-1.8%	1,349	2,487	(1,138)	-45.8%

Total expenses	15,741	15,388	353	2.3%	47,521	45,410	2,111	4.6%
Loss on discontinued operations	—	—	—	0.0%	—	(2,686)	2,686	100.0%

Net income (loss)	$5,655	$(3,257)	$8,912	273.6%	$(2,295)	$(15,477)	$13,182	85.2%

	For the Three Months Ended				For the Nine Months Ended
	September 30,		Variance		September 30,		Variance
	2014	2013	$	%	2014	2013	$	%
Net production:
Natural gas production (MMcf)	1,671	1,630	41	2.5%	5,087	4,946	141	2.9%
Oil production (MBbl)	62	63	(1)	-1.6%	216	154	62	40.3%
Liquids production (MBbl)	39	—	39	100.0%	71	—	71	100.0%
Total production (MMcfe)	2,279	2,011	268	13.3%	6,809	5,870	939	16.0%
Average daily production (Mcfe/d)	24,775	21,853	2,922	13.4%	24,943	21,502	3,441	16.0%
Total production (MBOE)	380	335	45	13.4%	1,135	978	157	16.1%
Average daily production (BOE/d)	4,129	3,642	487	13.4%	4,157	3,583	574	16.0%
Average sales prices:
Natural gas price per Mcf with hedge	$5.31	$6.33	$(1.02)	-16.2%	$5.48	$5.84	$(0.36)	-6.2%
Natural gas price per Mcf without hedge	$3.82	$3.77	$0.05	1.3%	$4.48	$3.52	$0.96	27.4%
Oil price per Bbl with hedge settlements	$98.06	$95.11	$2.95	3.1%	$97.01	$95.24	$1.77	1.9%
Oil price per Bbl without hedge settlements	$104.63	$98.82	$5.82	5.9%	$101.19	$93.47	$7.72	8.3%
Total price per Mcfe with hedge settlements	$6.93	$8.19	$(1.26)	-15.4%	$7.42	$7.48	$(0.06)	-0.8%
Total price per Mcfe without hedge	$6.02	$6.24	$(0.22)	-3.5%	$6.81	$5.48	$1.33	24.3%
Total price per BOE with hedge settlements	$41.60	$49.18	$(7.58)	-15.4%	$44.54	$44.88	$(0.34)	-0.8%
Total price per BOE without hedge	$36.13	$37.42	$(1.29)	-3.4%	$40.85	$32.90	$7.95	24.2%
Average unit costs per Mcfe:
Field operating expenses(a)	$2.67	$2.95	$(0.28)	-9.6%	$2.67	$2.58	$0.09	3.6%
Lease operating expenses	$2.32	$2.58	$(0.26)	-10.1%	$2.29	$2.27	$0.02	0.9%
Production taxes	$0.35	$0.36	$(0.01)	-2.8%	$0.38	$0.31	$0.07	22.6%
General and administrative	$1.66	$1.50	$0.16	10.7%	$1.90	$1.90	$0.00	0.0%
General and administrative w/o unit-based	$1.62	$1.39	$0.23	16.5%	$1.72	$1.76	$(0.04)	-2.3%
Depreciation, depletion and amortization	$2.12	$2.73	$(0.61)	-22.3%	$1.94	$2.56	$(0.62)	-24.2%
Average unit costs per BOE:
Field operating expenses(a)	$16.04	$17.68	$(1.64)	-9.3%	$16.00	$15.51	$0.49	3.2%
Lease operating expenses	$13.94	$15.49	$(1.55)	-10.0%	$13.74	$13.63	$0.11	0.8%
Production taxes	$2.10	$2.18	$(0.08)	-3.7%	$2.26	$1.88	$0.38	20.1%
General and administrative	$9.95	$9.00	$0.95	10.6%	$11.40	$11.41	$(0.01)	-0.1%
General and administrative w/o unit-based	$9.72	$8.35	$1.37	16.4%	$10.33	$10.56	$(0.23)	-2.2%
Depreciation, depletion and amortization	$12.73	$16.39	$(3.66)	-22.3%	$11.64	$15.39	$(3.75)	-24.3%

(a)	Field operating expenses include lease operating expenses (average production costs) and production taxes.

Three months ended September 30, 2014 compared to three months ended September 30, 2013

Oil, liquids and natural gas sales. Unhedged oil sales increased $0.2 million, or 3.7%, to $6.5 million for the three months ended September 30, 2014, compared to $6.3 million for the same period in 2013. Liquids sales increased $0.7 million, or 583.7%, to $0.8 million for the three months ended September 30, 2014, compared to $0.1 million for the same period in 2013. Unhedged natural gas sales increased $0.2 million, or 3.8%, to $5.6 million for the three months ended September 30, 2014, compared to $5.4 million for the same period in 2013. With hedges and mark-to-market activities, our total revenue increased $9.3 million, compared to the same period in 2013. This increase was the result of $9.9 million in higher mark-to-market activities and $1.7 million from increased sales volume, partially offset by lower cash hedge settlements from our hedge program of $1.8 million and $0.5 million attributable to lower market prices for our natural gas. Production for the three months ended September 30, 2014 was 2.3 Bcfe, which was 0.3 Bcfe higher than the same period in 2013. We hedged all of our production volumes sold through September 30, 2014, and the same through September 30, 2013. Oil and liquids production increased approximately 60.3% during the three months ended September 30, 2014, compared to the three months ended September 30, 2013, primarily as a result of our acquisition and development of properties located in Texas and Louisiana. The Texas and Louisiana properties were acquired during the third quarter of 2013 resulting in production for only a partial quarter being reflected during the quarter ended September 30, 2013, compared to a full quarter of production being reflected during the quarter ended September 30, 2014.

Cash hedge settlements received for our commodity derivatives were approximately $2.1 million for the three months ended September 30, 2014, compared to cash hedge settlements received of approximately $3.9 million for the three months ended September 30, 2013. This difference was due to changes in hedge prices, hedged volumes and market prices for natural gas and oil during 2013 and 2014.

As discussed below, our non-cash mark-to-market activities increased by $9.9 million for the three months ended September 30, 2014, compared to the same period in 2013. Our realized prices before our hedging program decreased from 2013 to 2014 for both our natural gas production and oil production. These realized prices were impacted by our hedging program and the mark-to-market gains and losses discussed below.

Hedging and mark-to-market activities. All of our derivatives are accounted for as mark-to-market activities. For the three months ended September 30, 2014, the non-cash mark-to-market gain was approximately $5.6 million, compared to a non-cash mark-to-market loss of $4.3 million for the same period in 2013. The 2014 non-cash gain was the result of the impact of lower future expected oil and natural gas prices on these derivative transactions that were being accounted for as mark-to-market activities, while non-performance risk was not a factor. The 2013 non-cash loss represented approximately $4.3 million from the impact of higher future expected oil and natural gas prices on these derivative transactions that were being accounted for as mark-to-market activities, while non-performance risk was not a factor.

Field operating expenses. Our field operating expenses generally consist of lease operating expenses, labor, vehicles, supervision, transportation, minor maintenance, tools and supplies expenses, as well as production and ad valorem taxes.

For the three months ended September 30, 2014, lease operating expenses increased $0.1 million, or 2.0%, to $5.3 million, compared to expenses of $5.2 million for the same period in 2013. This increase in lease operating expenses was related to an increase of $0.3 million in non-operated lease operating expenses resulting from the Texas and Louisiana properties that were acquired during the third quarter of 2013 and $0.1 million in higher labor and benefits expenses, partially offset by $0.3 million in lower insurance costs.

For the three months ended September 30, 2014, per unit lease operating expenses were $2.32 per Mcfe compared to $2.58 per Mcfe for the same period in 2013. This decrease is due to increased production volumes during 2014.

General and administrative expenses. General and administrative expenses include the costs of our employees, related benefits, field office expenses, professional fees and other costs not directly associated with field operations. General and administrative expenses increased $0.8 million, or 25.4%, to $3.8 million for the three months ended September 30, 2014, compared to $3.0 million for the same period in 2013. Our general and administrative expenses were higher in 2014 due to $0.4 million in higher labor and incentive compensation costs and $0.5 million in higher legal and professional services, partially offset by $0.1 million in lower unit-based compensation.

Our per unit costs were $1.66 per Mcfe for the three months ended September 30, 2014, compared to $1.50 per Mcfe for the same period in 2013.

Depreciation, depletion and amortization expense. Depreciation, depletion and amortization expense includes the depreciation, depletion and amortization of acquisition costs and equipment costs. Depletion is calculated using units-of-production under the successful efforts method of accounting. Assuming everything else remains unchanged, as oil or natural gas production changes, depletion changes in the same direction.

Our depreciation, depletion and amortization expense for the three months ended September 30, 2014 was $4.8 million, or $2.12 per Mcfe, compared to $5.5 million, or $2.73 per Mcfe, for the same period in 2013. This decrease is the result of production volumes. Our other assets are depreciated using the straight-line basis. Consistent with our prior practice, we are using our 2013 reserve report to calculate our depletion rate during the first three quarters of 2014 and will use our 2014 reserve report to record our depletion in the fourth quarter of 2014.

Interest expense. Interest expense for the three months ended September 30, 2014 increased $0.1 million, or 21.7%, to $0.5 million, compared to $0.4 million for the same period in 2013. This increase was due to debt costs which were incurred in May 2014 with the increase in the borrowing base. The average interest rate on our outstanding debt was approximately 3.154% at September 30, 2014, compared to 3.68% at September 30, 2013.

Nine months ended September 30, 2014 compared to nine months ended September 30, 2013

Oil, liquids and natural gas sales. Unhedged oil sales increased $7.5 million, or 52.1%, to $21.9 million for the nine months ended September 30, 2014, compared to $14.4 million for the same period in 2013. Liquids sales increased $1.3 million, or 348.3%, to $1.7 million for the nine months ended September 30, 2014, compared to $0.4 million for the same period in 2013. Unhedged natural gas sales increased $5.4 million, or 35.7%, to $20.4 million for the nine months ended September 30, 2014, compared to $15.0 million for the same period in 2013. With hedges and mark-to-market activities, our total revenue increased $12.6 million when compared to the same period in 2013. This increase was the result of $9.0 million due to higher market prices for our natural gas and oil production, $6.0 million in higher mark-to-market activities and $5.1 million in higher production volume, partially offset by $7.5 million in lower cash hedge settlements from our derivatives program. Production for the nine months ended September 30, 2014 was 6.8 Bcfe, which was 0.9 Bcfe higher than the same period in 2013. We hedged all of our production volumes sold through September 30, 2014, and the same through September 30, 2013. Oil and liquids production increased approximately 86.4% during the nine months ended September 30, 2014, compared to the nine months ended September 30, 2013, as a result of our acquisition and development of properties located in Texas and Louisiana.

Cash hedge settlements received for our commodity derivatives were approximately $4.2 million for the nine months ended September 30, 2014, compared to cash hedge settlements received of $11.7 million for the nine months ended September 30, 2013. This difference was due to changes in hedge prices, hedged volumes and market prices for natural gas and oil during 2013 and 2014.

As discussed below, our non-cash mark-to-market activities increased by $6.0 million for the nine months ended September 30, 2014, compared to the same period in 2013. Our realized prices before our hedging program increased from 2013 to 2014 for both our natural gas production and oil production. These realized prices were impacted by our hedging program and the mark-to-market gains and losses discussed below.

Hedging and mark-to-market activities. All of our derivatives are accounted for as mark-to-market activities. For the nine months ended September 30, 2014, the non-cash mark-to-market loss was approximately $5.3 million, compared to a non-cash mark-to-market loss of $11.3 million for the same period in 2013. The 2014 non-cash loss was the result of the impact of higher future expected oil and natural gas prices on these derivative transactions that were being accounted for as mark-to-market activities, while non-performance risk was not a factor. The 2013 non-cash loss represented approximately $11.3 million from the impact of higher future expected oil and natural gas prices on these derivative transactions that are being accounted for as mark-to-market activities while non-performance risk associated with our counterparties was not a factor.

Field operating expenses. Our field operating expenses generally consist of lease operating expenses, labor, vehicles, supervision, transportation, minor maintenance, tools and supplies expenses, as well as production and ad valorem taxes.

For the nine months ended September 30, 2014, lease operating expenses increased $2.3 million, or 17.0%, to $15.6 million, compared to expenses of $13.3 million for the same period in 2013. This increase in lease operating expenses was primarily related to $1.5 million in non-operated lease operating expenses resulting from the Texas and Louisiana properties that were acquired during the third quarter of 2013, $0.5 million in higher labor and benefits expenses and $0.3 million in higher parts and supplies and oil and gas treating costs.

For the nine months ended September 30, 2014, per unit lease operating expenses were $2.29 per Mcfe compared to $2.27 per Mcfe for the same period in 2013.

For the nine months ended September 30, 2014, production taxes increased $0.7 million, or 39.3%, to $2.5 million, compared to expenses of $1.8 million for the same period in 2013. This increase was primarily the result of increased oil and natural gas production and higher market prices for oil and natural gas in 2014.

General and administrative expenses. General and administrative expenses include the costs of our employees, related benefits, field office expenses, professional fees and other costs not directly associated with field operations. General and administrative expenses increased $1.8 million, or 16.0%, to $13.0 million for the nine months ended September 30, 2014, compared to $11.2 million for the same period in 2013. Our general and administrative expenses were higher in 2014 due to $1.0 million in higher legal and professional services costs, a management fee paid to SOG in conjunction with the Services Agreement of $1.0 million, $0.4 million in higher unit-based compensation and $0.2 million in higher labor and incentive compensation costs, partially offset by $0.8 million in lower severance costs.

Our per unit costs were $1.90 per Mcfe for the nine months ended September 30, 2014, compared to $1.90 per Mcfe for the same period in 2013.

Depreciation, depletion and amortization expense. Depreciation, depletion and amortization expense includes the depreciation, depletion and amortization of acquisition costs and equipment costs. Depletion is calculated using units-of-production under the successful efforts method of accounting. Assuming everything else remains unchanged, as oil or natural gas production changes, depletion changes in the same direction.

Our depreciation, depletion and amortization expense for the nine months ended September 30, 2014 was $13.2 million, or $1.94 per Mcfe, compared to $15.1 million, or $2.56 per Mcfe, for the same period in 2013. This decrease is the result of production volumes. Our other assets are depreciated using the straight-line basis. Consistent with our prior practice, we are using our 2013 reserve report to calculate our depletion rate during the first three quarters of 2014 and will use our 2014 reserve report to record our depletion in the fourth quarter of 2014.

For the nine months ended September 30, 2014, our non-cash impairment charges were approximately $0.2 million to impair the value of our oil and natural gas fields in Texas and Louisiana based on changes in reserve estimates. For the nine months ended September 30, 2013, we did not have an impairment to record.

Interest expense. Interest expense for the nine months ended September 30, 2014 decreased $1.1 million, or 40.5%, to $1.5 million, compared to $2.6 million for the same period in 2013. This decrease was due to a lower average debt outstanding balance during the first nine months of 2014 compared to the first nine months of 2013, along with a lower average interest rate. The average interest rate on our outstanding debt was approximately 3.154% at September 30, 2014 compared to 3.68% at September 30, 2013.

Liquidity and Capital Resources

During the first nine months of 2014, we utilized our cash flow from operations as our primary source of capital to fund our operating and capital programs. Our primary use of capital during this time was for development of existing oil opportunities within our existing asset base in the Mid-Continent and Gulf Coast regions.

Based upon our current business plan for 2014, we anticipate that we will continue to generate sufficient operating cash flow to meet our working capital needs and fund a planned capital expenditure program between $20.0 million and $22.0 million. We will be monitoring the capital resources available to us to meet our future financial obligations and our remaining planned 2014 capital expenditures. Our current expectation is that we will continue managing our business to operate within the cash flows that are generated. Our quarterly distributions to our unitholders remained suspended through the third quarter of 2014. We were restricted from paying distributions to unitholders as we had no available cash (taking into account the cash reserves set by our board of managers for the proper conduct of our business) from which to pay distributions.

Our future success in growing reserves and production will be highly dependent on the capital resources available to us and our success in drilling for or acquiring additional reserves and managing the costs associated with our operations. We routinely monitor and adjust our capital expenditures and operating expenses in response to changes in oil and natural gas prices, drilling and acquisition costs, industry conditions, availability of funds under our reserve-based credit facility and internally generated cash flow. Based upon current oil and natural gas price expectations, our existing hedge position and expected production levels in 2014, we anticipate that our cash flow from operations can meet our planned capital expenditures and other cash requirements for the next twelve months without increasing our debt. If needed, we may issue additional equity securities to raise additional capital. Future cash flows and our borrowing capacity are subject to a number of variables, including oil and natural gas production, the market prices for those products and our hedge position. There can be no assurance that operations and other capital resources will provide cash in sufficient amounts to maintain our reduced debt level, planned levels of capital expenditures, operating expenses or any cash distributions that we may make to unitholders.

Sources of Debt and Equity Financing

As of September 30, 2014, the borrowing base under our reserve-based credit facility was $70.0 million and we had $52.0 million of debt outstanding under the facility, leaving us with $18.0 million in unused borrowing capacity. Our reserve-based credit facility matures on May 30, 2017.

Cash Flow from Operations

Our net cash flow provided by operating activities for the nine months ended September 30, 2014 was $12.7 million, compared to $9.8 million for the same period in 2013.

Our cash flow from operations is subject to many variables, the most significant of which are the volatility of market prices for oil and natural gas, our hedging program and our level of production of oil and natural gas. Our future cash flow from operations will depend on our ability to maintain and increase production through our development program, acquisitions and successful execution of our hedging program. For additional information on our business plan, refer to “Outlook”.

Open Commodity Hedge Position

We enter into hedging arrangements to reduce the impact of oil and natural gas price volatility on our operations. By removing the price volatility from a significant portion of our oil and natural gas production, we have mitigated, but not eliminated, the potential effects of changing prices on our cash flow from operations. While mitigating the negative effects of falling commodity prices, these derivative contracts also limit the benefits we might otherwise receive from increases in commodity prices. These derivative contracts also limit our ability to have additional cash flows to fund higher severance taxes, which are usually based on market prices for oil and natural gas. Our operating cash flows are also impacted by the cost of oilfield services. In the event of inflation increasing service costs or administrative expenses, our hedging program will limit our ability to have increased operating cash flows to fund these higher costs. Increases in the market prices for oil and natural gas will also increase our need for working capital as our commodity hedging contracts cash settle prior to our receipt of cash from our sales of the related commodities to third parties.

It is our policy to enter into derivative contracts only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive market makers. All of our derivatives are with Societe Generale, a lender in our reserve-based credit facility, and The Bank of Nova Scotia. All of our derivatives are currently collateralized by the assets securing our reserve-based credit facility and therefore currently do not require the posting of cash collateral. This is significant since we are able to lock in sales prices on a substantial amount of our expected future production without posting cash collateral based on price changes prior to the hedges being cash settled.

Investing Activities—Acquisitions and Capital Expenditures

Cash used by investing activities was $6.1 million for the nine months ended September 30, 2014, compared to cash provided by investing activities of $26.3 million for the same period in 2013. Our cash capital expenditures were $6.4 million, consisting of $1.4 million for the purchase of oil and natural gas properties in LaSalle Parish, Louisiana, $3.3 million in development expenditures focused on oil completions in the Cherokee Basin and $1.7 million in development expenditures focused on properties in Texas and Louisiana. We completed eight net wells and six net recompletions during the nine months ended September 30, 2014 and had no net well and net recompletions in progress at September 30, 2014.

Our cash capital expenditures were $32.8 million for the nine months ended September 30, 2013, which consisted of $12.1 million in development expenditures focused on oil completions in the Cherokee Basin and $0.1 million to acquire certain additional natural gas wells in the Cherokee Basin, $20.1 million to acquire SEP I wells and $0.5 million in development expenditures focused on SEP I properties. We completed 46 net wells and 13 net recompletions during the first nine months of 2013 and had 20 net wells and net recompletions in progress at September 30, 2013. We also sold our Robinson’s Bend Field assets in the Black Warrior Basin of Alabama for net proceeds of approximately $59.0 million after customary costs and working capital adjustments and received $0.1 million in distributions from an equity affiliate.

Financing Activities

Net cash used in financing activities was $1.8 million for the nine months ended September 30, 2014, compared to $34.4 million for the same period in 2013. During the nine months ended September 30, 2014, we had borrowings under our reserve-based credit facility of $5.8 million for working capital purposes and repayments of $4.5 million. We used $1.65 million to purchase the Class C and Class D interests from Constellation Energy Partners Holdings, LLC, as part of the Exelon Litigation settlement. We used $0.8 million for the payment of the PostRock Litigation settlement of $6.5 million, which had been accrued at December 30, 2013, but was not paid until the second quarter of 2014. We used $0.4 million during the nine months ended September 30, 2014 to fund the cost of units tendered by employees for tax withholdings for unit-based compensation.

Our net cash used by financing activities was $34.4 million for the nine months ended September 30, 2013. During the first nine months of 2013, we used $50.2 million of cash to reduce our outstanding debt. This debt reduction was funded by the proceeds from the sale of our Robinson’s Bend Field assets in the Black Warrior Basin of Alabama. We also used $0.2 million to fund the cost of units tendered by employees for tax withholdings for unit-based compensation.

Off-Balance Sheet Arrangements

As of September 30, 2014, we had no off-balance sheet arrangements with third parties, and we maintained no debt obligations that contained provisions requiring accelerated payment of the related obligations in the event of specified levels of declines in credit ratings.

Credit Markets and Counterparty Risk

We actively monitor the credit exposure and risks associated with our counterparties. Additionally, we continue to monitor global credit markets to limit our potential exposure to credit risk where possible. Our primary credit exposures result from the sale of oil and natural gas and our use of derivatives. Through September 30, 2014, we have not suffered any significant losses with our counterparties as a result of non-performance.

Certain key counterparty relationships are described below:

Macquarie Energy LLC

Macquarie Energy LLC (Macquarie), a subsidiary of Sydney, Australia-based Macquarie Group Limited, purchases a portion of our natural gas production in the Cherokee Basin. We have received guarantees from Macquarie Bank Limited for up to $2.0 million in purchases through December 31, 2015, and up to $2.0 million in purchases through January 31, 2016. As of September 30, 2014, we had no past due receivables from Macquarie.

Scissortail Energy, LLC

Scissortail Energy, LLC (Scissortail), a subsidiary of Kinder Morgan Energy Partners, L.P., purchases a portion of our natural gas production in Oklahoma and Kansas. As of September 30, 2014, we have no past due receivables from Scissortail.

Derivative Counterparties

As of September 30, 2014, all of our derivatives are with Societe Generale, a lender in our reserve-based credit facility, and The Bank of Nova Scotia. All of our derivatives are currently collateralized by the assets securing our reserve-based credit facility and therefore currently do not require the posting of cash collateral. As of September 30, 2014, each of these financial institutions had an investment grade credit rating.

Reserve-Based Credit Facility

As of September 30, 2014, the banks and their percentage commitments in our reserve-based credit facility are: Societe Generale (36.36%), OneWest Bank, FSB (36.36%), and BOKF NA, dba Bank of Oklahoma (27.28%). As of September 30, 2014, each of these financial institutions has an investment grade credit rating.

Outlook

During 2014, we expect that our business will continue to be affected by the factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the following key industry and economic trends. Our expectation is based upon key assumptions and information currently available to us. To the extent that our underlying assumptions about or interpretations of available information prove to be incorrect, our actual results may vary materially from our expected results.

Full Year 2014 Expected Results

Our 2014 business plan and forecast is focused on prioritizing oil production in the execution of our capital program, actively managing our operating expenses and actively pursuing merger and acquisition opportunities that could lead to enhanced unitholder value. We currently expect our operating environment to be characterized by continued low natural gas prices, stable oil prices and the pressure to reduce operating expenses.

For 2014, we currently anticipate:

•	Our production to be in a range of 8.1 Bcfe to 9.3 Bcfe, approximately 93% of which is currently hedged.

•	Our operating expenses to be actively managed, resulting in a range of $33.3 million to $37.3 million.

•	Our Adjusted EBITDA to be in a range of $26.7 million to $29.9 million.

•	Our total capital expenditures to be between $20.0 million to $22.0 million. Our entire capital budget for 2014 will be focused on capital efficient oil drilling and recompletion opportunities in our existing properties.

•	At the present time, we are actively pursuing merger and acquisition opportunities that could lead to enhanced unitholder value.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions. The results of these estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in the preparation of our financial statements.

As of September 30, 2014, there were no changes with regard to the critical accounting policies disclosed in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 27, 2014. The policies disclosed included the accounting for oil and natural gas properties, oil and natural gas reserve quantities, revenue recognition and hedging activities. Please read Note 1 to the consolidated financial statements for a discussion of additional accounting policies and estimates made by management.

New Accounting Pronouncements

See Note 1 to our condensed consolidated financial statements included in this report for information on new accounting pronouncements.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

This section is not applicable to smaller reporting companies.

Item 4. Controls and Procedures

A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, with SPP have been detected. These inherent limitations include error by personnel in executing controls due to faulty judgment or simple mistakes, which could occur in situations such as when personnel performing controls are new to a job function or when inadequate resources are applied to a process. Additionally, controls can be circumvented by the individual acts of some persons or by collusion of two or more people.

The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no absolute assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions or personnel, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Evaluation of Disclosure Controls and Procedures

The Chief Executive Officer and the Chief Financial Officer of SPP have evaluated the effectiveness of the disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the Exchange Act)) as of September 30, 2014 (the Evaluation Date). Based on such evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that, as of the Evaluation Date, our disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to our management, including our Chief Executive Officer and the Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures.

Changes in Internal Control over Financial Reporting

In January 2013, we terminated our support services agreement with Schlumberger, ePrime Services. Through this outsource agreement, Schlumberger managed the payable and receivable activities associated with our interests in oil and natural gas properties, including the payment of invoices, calculation and payment of royalties, and receipt of revenues from oil and natural gas sales, and provided accounting information used to generate financial statements. These functions are now handled by our internal accounting department in Houston, Texas, utilizing the same oil and natural gas computer software Schlumberger used. Additional experienced staffing has been hired, primarily in the revenue accounting and accounts payable functions.

During the nine months ended September 30, 2014, there were no changes in SPP’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, SPP’s internal control over financial reporting.

Part II—Other Information

Item 1. Legal Proceedings

On August 30, 2013, a lawsuit was filed in the Chancery Court of the State of Delaware by CEPM, Gary M. Pittman and John R. Collins against the Company, certain of its officers and managers, SOG and SEP I (the PostRock Litigation) in connection with the Company’s closing on August 9, 2013 of the purchase of oil and natural gas properties from SEP I and the issuance of units in connection therewith. The plaintiffs contended, among other things, that the issuance of the units to SEP I in connection with the acquisition was not permitted under the Company’s operating agreement, that Messrs. Pittman and Collins should not have been removed as the Class A managers of the Company’s board of managers, and that SEP I, SOG and our current Class A managers participated in bad faith conduct of the other defendants and interfered with CEPM’s contractual rights under the Company’s operating agreement. The plaintiffs alleged claims against the Company and certain of its managers and officers relating to breach of contract, breach of the duty of good faith, and breach of the implied covenant of good faith and fair dealing; the plaintiffs also alleged aiding and abetting and tortuous interference claims against SOG, SEP I and our current Class A managers. The plaintiffs sought, among other things, declaratory relief reappointing Messrs. Pittman and Collins to the Company’s board of managers and removing our current Class A managers therefrom, and an injunction against the Company taking any further action outside the ordinary course of business during the pendency of the litigation, declaratory relief rescinding the units issued by the Company to SEP I, declaratory relief that CEPM had sole voting power with respect to the outstanding Class A units, declaratory relief that the Company’s officers and managers breached fiduciary and contractual duties and were not entitled to indemnification from the Company as a result thereof, and monetary damages. On March 31, 2014, the parties to the lawsuit reached a settlement agreement and the lawsuit was subsequently dismissed. As a result of the settlement, the Class A units acquired by SEP I in the August 2013 transaction were returned to SPP and cancelled in exchange for $0.8 million; CEPM transferred 100% of its Class A units and 414,938 of SPP’s Class B units to SEP I in exchange for an aggregate payment of $1.0 million from SEP I, and SPP paid $6.5 million to CEPM. In addition, pursuant to the terms of the settlement, CEPM agreed to sell its remaining Class B units over the next nine months, with SEP I providing up to a $5.0 million backstop payment to CEPM to the extent proceeds received by CEPM from such sale do not meet or exceed a specified amount. As a result of the settlement, the settling parties filed a stipulation in the Court of Chancery of the State of Delaware seeking to lift the preliminary injunction issued on December 3, 2013, and the litigation was dismissed with prejudice. The settlement also included mutual releases between the plaintiffs and defendants. In connection with the settlement, we received $1.25 million on April 10, 2014, under our directors and officers insurance policy.

On February 28, 2014, a lawsuit was filed in the Chancery Court of the State of Delaware by CEPH against the Company (the Exelon Litigation) seeking repayment of suspended distributions in relation to the Class D Interests held by CEPH. In 2006, Constellation Holding, Inc (CHI), which merged with and into CEPH in December 2012, purchased the Company’s Class D Interests for $8.0 million. The $8.0 million was to be repaid to CEPH in quarterly distributions of $333,333.33 over a period of six years; however, these distributions could be temporarily suspended if a dispute arose over pricing formulas related to the sale of natural gas from the Robinson’s Bend properties. A dispute arose, so the distributions were suspended pursuant to the Company’s operating agreement and never reinstated. CEPH contended, among other things, that the Company breached its contract to pay the quarterly distributions, acted in bad faith and received unjust enrichment by suspending the quarterly distributions. On June 26, 2014, the parties to the lawsuit reached a settlement agreement and the lawsuit was subsequently dismissed. In conjunction with the settlement, we paid CEPH $1.65 million in exchange for all of the Class C management incentive interests and the Class D interests held by CEPH, which accounted for all of such interests issued by SPP. Effective with the acquisition from CEPH, we cancelled the Class C management incentive interests and Class D interests.

Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not currently a party to any other material legal proceedings other than those that have been previously disclosed. In addition, we are not aware of any legal or governmental proceedings against us, or contemplated to be brought against us, under various environmental protection statutes or other regulations to which we are subject.

Item 1A. Risk Factors

There have been no material changes to the risk factors previously disclosed in Item 1A. to Part I of our Annual Report on Form 10-K for the year ended December 31, 2013 that was filed with the SEC on March 27, 2014. An investment in our Class B common units involves various risks. When considering an investment in us, careful consideration should be given to the risk factors described in our 2013 Form 10-K. These risks and uncertainties are not the only ones facing us and there may be additional matters that are not known to us or that we currently consider immaterial. All of these risks and uncertainties could adversely affect our business, financial condition or future results and, thus, the value of an investment in us.

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains “forward-looking statements” as defined by the SEC that are subject to a number of risks and uncertainties, many of which are beyond our control. These statements may include discussions about our:

•	business strategy;

•	acquisition strategy;

•	financial strategy;

•	ability to resume, maintain and grow distributions;

•	drilling locations;

•	oil, natural gas and natural gas liquids reserves;

•	realized oil, natural gas and natural gas liquids prices;

•	production volumes;

•	lease operating expenses, general and administrative expenses and developmental costs;

•	future operating results and

•	plans, objectives, expectations, forecasts, outlook and intentions.

All of these types of statements, other than statements of historical fact included in this Quarterly Report on Form 10-Q, are forward-looking statements. These forward-looking statements may be found in Item 2. and other items within this Quarterly Report on Form 10-Q. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this Quarterly Report on Form 10-Q are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this Quarterly Report on Form 10-Q are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section and elsewhere in this Quarterly Report on Form 10-Q. The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

None.

Item 5. Other Information

None.

Item 6. Exhibits

(a) The following documents are filed as a part of this Quarterly Report on Form 10-Q:

1. Financial Statements:

Condensed Consolidated Balance Sheets—Sanchez Production Partners LLC at September 30, 2014 and December 31, 2013

Condensed Consolidated Statements of Operations and Comprehensive Income/(Loss)—Sanchez Production Partners LLC for the nine months ended September 30, 2014 and September 30, 2013

Condensed Consolidated Statements of Cash Flows—Sanchez Production Partners LLC for the nine months ended September 30, 2014 and September 30, 2013

Condensed Consolidated Statements of Changes in Members’ Equity—Sanchez Production Partners LLC for the nine months ended September 30, 2014

Notes to Condensed Consolidated Financial Statements

EXHIBIT INDEX

Exhibit Number	Description

*31.1	—Certification of Chief Executive Officer, Chief Operating Officer, and President of Sanchez Production Partners LLC pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

*31.2	—Certification of Principal Financial Officer and Principal Accounting Officer of Sanchez Production Partners LLC pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

*32.1	—Certification of Chief Executive Officer, Chief Operating Officer, and President of Sanchez Production Partners LLC pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*32.2	—Certification of Principal Financial Officer and Principal Accounting Officer of Sanchez Production Partners LLC pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*101.INS	—XRBL Instance Document

*101.SCH	—XRBL Schema Document

*101.CAL	—XRBL Calculation Linkbase Document

*101.LAB	—XRBL Label Linkbase Document

*101.PRE	—XRBL Presentation Linkbase Document

*101.DEF	—XRBL Label Linkbase Document

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sanchez Production Partners LLC, the Registrant, has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SANCHEZ PRODUCTION PARTNERS LLC (REGISTRANT)

Date: November 13, 2014	By	/S/ CHARLES C. WARD
Charles C. Ward Chief Financial Officer and Treasurer

ANNEX F

SANCHEZ ENTITY INFORMATION

This Annex F contains certain information about SOG, SP Holdings, SEPI and their affiliates and controlling persons.

SOG

SOG is in the business of managing oil and natural gas properties on behalf of its affiliates. The executive officers and directors of SOG are set forth below, along with their principal occupations and other material occupations, positions, offices and employment during the past five years. SOG is a Delaware corporation. Each of SOG and the entities and natural persons listed below has a business address of 1000 Main St., Suite 3000, Houston, Texas 77002 unless otherwise noted.

Name	Principal Occupation at SOG	Other Material Positions
Antonio R. Sanchez, Jr.	Chief Executive Officer & Director (10/1982-present); Chairman of the Board (7/1992-present)

Sanchez Energy Corp., an oil and gas exploration and production company; Executive Chairman of the Board (11/2012-present)

International Bank of Commerce, a state chartered bank; Director (5/1995-present)(1)

Antonio R. Sanchez, III	Co-President (7/2014-present); President (3/2006-7/2014)

Sanchez Energy Corp., an oil and gas exploration and production company; President and Chief Executive Officer (8/2011-present)

Zix Corporation, a technology company; Director (5/2003-6/2014)(2)

Sanchez Production Partners LLC, an oil and gas exploration and production company; Manager (8/2013-present)

SP Capital Holdings, LLC, the holding company for SP Holdings; Managing Member (3/2014-present)

SEP Management I, LLC, the general partner of SEPI, President & Chief Executive Officer (7/2014-present); President (8/2007-7/2014)

Eduardo A. Sanchez	Co-President (7/2014-present); Executive Vice President (1/2013-7/2014)

Sanchez Resources, LLC, a manager of oil and gas properties; Manager (10/2010-8/2013); President & Chief Executive Officer (8/2013-present)

SP Capital Holdings, LLC, the holding company for SP Holdings; Managing Member (3/2014-present)

Name	Principal Occupation at SOG	Other Material Positions

Patricio D. Sanchez	Co-President (7/2014-present); Executive Vice President (4/2010-7/2014)	Santerra Holdings, LLC, an oil and gas exploration and production company; Managing Member (2/2012-present)

Ana Lee Sanchez Jacobs	Executive Vice President (7/2014-present)	None

Frank A. Guerra	Executive Vice President (3/2009-present); Executive Vice President—Chief Financial Officer (3/2006-3/2009); President & Chief Financial Officer (5/1998-2/2006); Vice President (5/1984-5/1998)	SEP Management I, LLC, the general partner of SEPI; Executive Vice President (8/2007-present)

Gerald F. Willinger	Executive Vice President (7/2014-present)

Sanchez Resources, LLC, a manager of oil and gas properties; Manager (10/2010-8/2013); Executive Vice President (7/2014-present)

Sanchez Production Partners LLC, an oil and gas exploration and production company; Manager (8/2013-present)

Silver Point Capital, LLC, a credit-opportunity fund, Senior Analyst (1/2006-12/2009)(3)

Michael G. Long	Executive Vice President—Chief Financial Officer (4/2014-present); Senior Vice President—Chief Financial Officer (3/2009-3/2014)

Sanchez Energy Corp., an oil and gas exploration and production company; Executive Vice President (1/2014-present); Chief Financial Officer and Secretary (8/2011-present); Senior Vice President (8/2011-1/2014)

SEP Management I, LLC, the general partner of SEPI; Executive Vice President—Chief Financial Officer (7/2014-present); Senior Vice President—Chief Financial Officer (6/2008-7/2014)

Christopher D. Heinson	Senior Vice President—Chief Operating Officer (7/2014-present); Chief Operating Officer (3/2014-7/2014); Interim Chief Operating Officer (1/2014-3/2014); Senior Reservoir Engineering Manager (3/2013-12/2013)

Sanchez Energy Corp., an oil and gas exploration and production company; Chief Operating Officer (3/2014-present)

Occidental Petroleum Corporation, an oil and gas exploration and production company; Senior Development Planning Engineer (3/2011-3/2013); Reservoir Engineer (5/2007-3/2011)(4)

Name	Principal Occupation at SOG	Other Material Positions

John H. Happ, III	Senior Vice President—Marketing & Midstream (7/2014-present)

Geosouthern Energy Corp., an oil and gas exploration and production company; General Manager of Marketing & Midstream (4/2011-6/2014)(5)

Nexterra Energy Resources, a wholesale generator of electricity; Regional Director of Origination (1/2011-4/2011)(6)

Tauber Oil Company, an oil and gas marketing company; Vice President—Natural Gas & Emissions (7/2008-5/2010)(7)

(1)	The address is 1200 San Bernardo, Laredo, TX 78042.
(2)	The address is 2711 N. Haskell Avenue, Suite 2200, Dallas, TX 75204.
(3)	The address is Two Greenwich Plaza, Greenwich, CT 06830.
(4)	The address is 5 Greenway Plaza, Houston, TX 77046.
(5)	The address is 1425 Lake Front Circle, The Woodlands, TX 77380.
(6)	The address is 1000 Louisiana St., Houston, TX 77002.
(7)	The address is 55 Waugh Drive, Houston, TX 77007.

The controlling owners of SOG are Antonio R. Sanchez, Jr. and Santig, Ltd., a Texas limited liability company in the business of owning and managing family investments. The managing member of Santig, Ltd. is Sanchez Management Corporation, which is owned 100% by Antonio R. Sanchez, Jr. Antonio R. Sanchez, Jr. is Chairman and President of Sanchez Management Corporation and Antonio R. Sanchez, III is the Executive Vice President. Antonio R. Sanchez, Jr. and Antonio R. Sanchez, III have ultimate control of SOG through their individual ownership or ownership and control of Santig, Ltd. The business address of each of the foregoing is 1000 Main St., Suite 3000, Houston, Texas 77002.

SP Holdings

SP Holdings is in the business of providing fee-based management and advisory services to oil and gas companies. SP Holdings has no officers. The sole manager and member of SP Holdings is SP Capital Holdings, LLC, which has no officers. The co-managers of SP Capital Holdings, LLC are Antonio R. Sanchez, III and Eduardo A. Sanchez. Both of SP Holdings and SP Capital Holdings, LLC are Texas limited liability companies. Each of SP Holdings and SP Capital Holdings, LLC has a business address of 1000 Main St., Suite 3000, Houston, Texas 77002. SP Capital Holdings, LLC is owned by Antonio R. Sanchez, III, Eduardo A. Sanchez, Patricio D. Sanchez, Ana Lee Sanchez Jacobs and Antonio R. Sanchez, Jr. See the information in the table above under the heading “SOG” for biographical information regarding each of the natural persons listed in this paragraph.

SEPI

SEPI is in the business of serving as general partner for entities involved in the exploration and production of oil and gas assets. SEPI has no officers. The general partner of SEPI is SEP Management I, LLC. The executive officers of SEP Management I, LLC are Antonio R. Sanchez, III, Frank A. Guerra and Michael G. Long. SEPI is a Delaware limited partnership, and SEP Management I, LLC is a Delaware limited liability company. Each of SEPI and SEP Management I, LLC has a business address of 1000 Main St., Suite 3000, Houston, Texas 77002. SOG is the sole member of SEP Management I, LLC. See the information in the table above under the heading “SOG” for additional information regarding SOG and biographical information regarding each of the natural persons listed in this paragraph.

Other Information

The business address for each of SOG, SP Holdings, SEPI, Antonio R. Sanchez, III and Gerald F. Willinger is 1000 Main St., Suite 3000, Houston, Texas 77002. The business telephone number for each of the foregoing is (713) 783-8000.

None of SOG, SP Holdings, Santig, Ltd., Sanchez Management Corporation, SP Capital Holdings, LLC, SEPI, SEP Management I, LLC or any of the natural persons listed in this Annex F has been (i) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Each of the natural persons listed in this Annex F is a citizen of the United States.

SP Holdings is estimated to incur $100,000 for legal expenses in connection with the Conversion.

Certain Transactions

In December 2014, the Company issued 59,562 common units to SP Holdings pursuant to the terms of the Services Agreement in connection with SP Holdings’ election pursuant to the terms thereof to receive payment of the fee thereunder for the quarter ended September 30, 2014 in common units rather than cash. This issuance of common units was in lieu of paying a fee of $165,582 in cash, or $2.78 per common unit.

Subject to the terms of the Settlement Agreement previously disclosed under “Special Factors—Background of the Conversion and Relationship with SOG” (the “Settlement Agreement”), CEPM was required to pursue sales of all of its common units (the “Subject Units”) by December 15, 2014 (or such earlier date upon which all of the Subject Units have been sold, the “Determination Date”). As further described below, CEPM was required to share any excess proceeds and/or Subject Units with SEPI if the aggregate amount actually received by CEPM from the sales of the Subject Units pursuant to the Settlement Agreement (the “Actual Proceeds”) exceeded the Subject Unit Target Proceeds (as defined below). As of December 15, 2014, CEPM sold all but 499,701 Subject Units. The Actual Proceeds from these sales were $14,745,391.84.

Under the Settlement Agreement, on the Determination Date, in the event that there was any surplus achieved from the sales of the Subject Units in excess of approximately $14.3 million (the “Subject Unit Target Proceeds”), or there were any Subject Units still owned by CEPM after CEPM received the Subject Units Target Proceeds, then CEPM and SEPI agreed to share equally in the excess proceeds and/or Subject Units. However, this sharing was subject to the restriction that SEPI’s (including its designee’s) one-half share in any aggregate proceeds in excess of the Subject Target Proceeds was to be capped at $5 million (i.e., SEPI was not entitled to share further in aggregate proceeds in excess of the Subject Unit Target Proceeds once the aggregate excess amount exceeded $10 million).

The Actual Proceeds exceeded the Subject Unit Target Proceeds by $479,261.84. On or about December 17, 2014, CEPM (i) paid $239,631 (half of the net proceeds in excess of the Subject Unit Target Proceeds) to SP Holdings for the account of SEPI and (ii) transferred 224,851 Subject Units (half of the remaining Subject Units held by CEPM) to SP Holdings for the account of SEPI.

See also “Special Factors—Background of the Conversion and Relationship with SOG.”

As disclosed under “Security Ownership of Certain Beneficial Owners and Management,” Messrs. Sanchez, III and Willinger each individually own 6,403 (or less than 1.0%) of the Company’s common units, which were received in connection with their service as members of the Company’s board of managers. Mr. Guerra individually owns 6,750 (or less than 1.0%) of the Company’s common units, which were acquired in the open market on November 7, 2014 (1,750 units for $2.36 per unit) and November 12, 2014 (5,000 units for $2.37 per unit).

Except for the foregoing or as described elsewhere in this proxy statement/prospectus, none of SOG, SP Holdings, Santig, Ltd., Sanchez Management Corporation, SP Capital Holdings, LLC, SEPI, SEP Management I, LLC, any subsidiary of the foregoing or any of the natural persons listed in this Annex F has, during the past two years, (i) acquired any common units of the Company or its affiliates, (ii) entered into any transaction with the Company or its affiliates, or (iii) engaged in any negotiations, transactions or material contacts with the Company or its affiliates. Except for such with the Company as described in this Annex F or elsewhere in this proxy statement/prospectus, none of SOG, SP Holdings, Santig, Ltd., SP Capital Holdings, LLC, SEPI, SEP Management I, LLC, any subsidiary of the foregoing or any of the natural persons listed in this Annex F has entered into any agreement, arrangement or understanding regarding the Company’s common units.